UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

R1 RCM Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION

433 W. Ascension Way, Suite 200

Murray, Utah 84123

Dear R1 RCM Inc. Stockholder,

On behalf of the Board of Directors (the “Board”) of R1 RCM Inc., a Delaware corporation (“R1,” the “Company,” “we,” “our” or “us”), we invite you to a special meeting (the “Special Meeting”) of the Company’s stockholders. The meeting will be held virtually via live webcast at:    on    , 2024 at    , Eastern Time.

At the Special Meeting, holders of shares of our common stock, par value $0.01 per share (the “Common Stock”), will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”) entered into on July 31, 2024, by and among the Company, Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Buyers”), relating to the proposed acquisition of the Company by Parent and the transactions contemplated by the Merger Agreement, including the Merger (as defined below) of the Company and Merger Sub (collectively, the “Transactions”). The Buyers are (or prior to the closing of the Merger (as defined below) will be) affiliates of investment funds affiliated with TowerBrook Capital Partners L.P. and Clayton, Dubilier & Rice, LLC. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”).

Pursuant to the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Common Stock held by (i) the Company, Parent, Merger Sub, Raven TopCo, L.P., a Delaware limited partnership and an indirect parent entity of Parent (“Holdings”), any subsidiary of Holdings that is wholly owned prior to the closing of the Merger (each, a “Holdings Subsidiary”) (including any Rollover Shares (as defined below)) or TCP-ASC ACHI Series LLLP, a Delaware series limited liability limited partnership (“TA”), (ii) any direct or indirect wholly owned subsidiary of the Company or of Parent and (iii) stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $14.30, without interest thereon (the “Merger Consideration”). The Merger Consideration represents a premium of approximately 29% to the Company’s unaffected closing price on February 23, 2024, the last full trading day before New Mountain Capital, L.L.C. publicly disclosed its initial non-binding acquisition proposal on an amendment to its Schedule 13D.

As of    , 2024, the record date for the Special Meeting (the “Record Date”), TA beneficially owned approximately % of the outstanding shares of Common Stock (excluding the warrant to purchase shares of Common Stock held by TA).

Equity awards with respect to the Company’s Common Stock will be converted at the Effective Time in exchange for (i) in the case of the Company’s outstanding stock options, the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such stock option multiplied by (B) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such stock option, provided that if the applicable per share exercise price is equal to or exceeds the Merger Consideration, such stock option will be cancelled for no consideration; (ii) in the case of restricted stock units subject to service-based vesting criteria granted prior to July 31, 2024, the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such award immediately prior to the Effective Time multiplied by (B) the Merger Consideration; (iii) in the case of restricted stock units subject to service-based vesting criteria granted on or after July 31, 2024, the right to receive an amount in cash equal to (A) the number of shares of Common Stock subject to such award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, and such award will otherwise be subject to the same terms and conditions following the Effective Time (including the applicable vesting schedule) as were applicable to such award as of immediately prior to the Effective Time; and (iv) in the case of restricted stock units subject to performance-based vesting criteria, the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such performance-based restricted stock unit immediately prior to the Effective Time (determined in accordance with the terms of the respective award) multiplied by (B) the Merger Consideration.

The Merger Agreement also provides that, at the Effective Time: (i) each unexercised warrant to purchase shares of Common Stock (other than any such warrant held as of the Effective Time by the Buyers, Holdings, any Holdings Subsidiary or TA (collectively, the “Buyer Company Warrants”)) that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive, promptly following the surrender of such warrant to the Company in accordance with its terms, a cash payment, without interest, equal in value to (A) the number of shares of Common Stock the holder of such warrant would have received had such warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (B) the amount, if any, by which the Merger Consideration exceeds the applicable per share exercise price of such warrant; and (ii) each outstanding Buyer Company Warrant will be cancelled and extinguished without any conversion thereof or consideration paid therefor, unless exercised in accordance with its terms prior to the Effective Time.

Pursuant to the Merger Agreement, following the date of the Merger Agreement and prior to the closing of the Merger (the “Closing”), one or more of the Company’s stockholders (including employees of the Company and its Subsidiaries) (each, a “Rollover Stockholder”) may each enter into a rollover agreement with Holdings or a Holdings Subsidiary (each, a “Rollover Agreement”) on terms mutually agreeable among Parent and the parties to such agreement. Pursuant to the terms of such Rollover Agreement, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute a number of shares of Common Stock (the “Rollover Shares”) to Holdings or such Holdings Subsidiary in exchange for equity interests of Holdings or such Holdings Subsidiary having an equivalent value, on the terms and subject to the conditions set forth in the applicable Rollover Agreement. The holders of the Rollover Shares will not be entitled to receive the Merger Consideration in respect of the Rollover Shares.

If the Merger is completed, R1 will become a privately held company, wholly owned by Parent, and its Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as practicable following the Effective Time.

The Board formed a special committee (the “Special Committee”) of independent and disinterested members of the Board to, among other things, review, evaluate and negotiate the Merger Agreement and the Transactions. The Special Committee evaluated the Merger Agreement and the Transactions, in consultation with its own independent legal and financial advisors and considered various factors. After careful consideration, the Special Committee unanimously (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders (as defined below), (ii) recommended to the Board that it approve the Merger Agreement and the Transactions, (iii) recommended that the Unaffiliated Stockholders adopt the Merger Agreement at a meeting of the Company’s stockholders and (iv) recommended to the Board that it approve the treatment of each company equity award in the manner described in the Merger Agreement. “Unaffiliated Stockholders” means holders of Common Stock, excluding those shares of Common Stock held, directly or indirectly, by or on behalf of (i) Parent and the Rollover Stockholders, their respective affiliates and associates (within the meaning of Rule 12b-2 of the Exchange Act) and portfolio companies majority owned by such investment fund affiliates and (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

At a meeting with all members of the Board present, the Board, in accordance with the recommendation of the Special Committee as described above (with all directors voting in favor and no director abstaining from the vote, although it was noted that, for purposes of the approval of the transaction in accordance with the contractual provisions of the TA Investor Rights Agreement, dated as of June 21, 2022, between the Company, TA and the other parties thereto, as amended by Amendment No. 1 to the Amended and Restated Investor Rights Agreement, dated as of February 5, 2024, directors designated by TA were not deemed to vote), (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and other obligations under the Merger Agreement and the consummation of the Transactions and (iii) recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL at a meeting of the Company’s stockholders.

The Board recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement.

At the Special Meeting, stockholders will also be asked to consider and vote on an advisory and non-binding proposal to approve certain compensation arrangements for the Company’s named executive officers in connection with the Merger.

The Board recommends that you vote “FOR” the advisory and non-binding proposal regarding certain Merger-related executive compensation arrangements.

The enclosed proxy statement describes the Merger Agreement and the Transactions and provides specific information concerning the Special Meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement, and its appendices, as well as the related Schedule 13E-3 and the Merger Agreement, carefully, as these documents set forth the details of the Merger Agreement, and other important information related to the Transactions.

Your vote is very important regardless of the number of shares of Common Stock you own. Whether or not you plan to attend the Special Meeting, please mark, validly sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid envelope, or submit your proxy electronically by telephone or over the Internet (please follow the instructions for voting by telephone or Internet on your proxy card). The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL. Each record holder of Common Stock is entitled one vote for each share of Common Stock owned of record on the Record Date. If you attend the Special Meeting virtually or by proxy and abstain from voting, the effect will be that your shares will count towards the quorum at the Special Meeting and will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and will have no effect on the outcome of the proposal regarding certain Merger-related executive compensation arrangements. If you (a) fail to submit a proxy over the Internet, by telephone, by mail or otherwise fail to attend the Special Meeting and cast your vote or (b) fail to give voting instructions to your brokerage firm, bank or other nominee, your shares will not count towards the quorum at the Special Meeting, and if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement and will have no effect on the outcome of the proposal regarding certain Merger-related executive compensation arrangements.

While stockholders may exercise their right to vote their shares of Common Stock at the Special Meeting, we recognize that many stockholders may not be able to attend the Special Meeting or may wish to have their shares of Common Stock voted by proxy even if they are able to attend. Accordingly, we have enclosed a proxy card that will enable your shares of Common Stock to be voted on the matters to be considered at the Special Meeting regardless of whether you are able to attend. Submitting a proxy will ensure that your shares of Common Stock are represented at the Special Meeting, but will not prevent you from submitting a subsequent proxy to change your voting instructions or from voting your shares of Common Stock if you subsequently choose to attend the Special Meeting.

If your shares of Common Stock are held through a brokerage firm, bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares as a “beneficial owner,” you should follow the directions provided by your brokerage firm, bank or other nominee regarding how to instruct your brokerage firm, bank or other nominee to vote your shares of Common Stock at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, without you providing those instructions, your shares of Common Stock will not be counted for purposes of a quorum and will not be voted at the Special Meeting.

For additional information about the Transactions, assistance in submitting proxies or voting shares of Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-0637

Banks and brokerage firms, please call: (212) 750-5833

On behalf of the Board, we would like to express our appreciation for your continued interest in R1.

On behalf of the Board,

M. Sean Radcliffe

Corporate Secretary

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated    , 2024 and is first being mailed to the Company’s stockholders on or about    , 2024.

R1 RCM Inc.

A Delaware Corporation

433 W. Ascension Way

Suite 200

Murray, UT 84123

Dear R1 RCM Inc. Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of R1 RCM Inc., a Delaware corporation (“R1” or the “Company,” “we,” “our” or “us”), at    a.m. Eastern Time on    , 2024. The Special Meeting will be held virtually via live webcast at:    or at such other time, on such other date and at such other place to which the meeting may be adjourned. The Special Meeting will be held for the following purposes:

Proposal No. 1—The Merger Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 31, 2024 (the “Merger Agreement”) by and among the Company, Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Buyers”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”) and approve the transactions contemplated thereby (the “Merger Proposal”) (a copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement); and

Proposal No. 2—The Merger-Related Compensation Proposal—to consider and vote upon an advisory and non-binding proposal to approve certain compensation arrangements for the Company’s named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”).

Approval of the Merger Proposal is required for completion of the Merger and the transactions contemplated by the Merger Agreement (the Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”). None of the other proposals to be considered at the Special Meeting is a condition to the obligation of the parties to complete the Transactions and no proposal is cross-conditioned on the approval of any other. The Merger Agreement is subject to the satisfaction or waiver of certain closing conditions as described in the accompanying proxy statement. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. The Transactions constitute a “going-private transaction” under the rules of the Securities and Exchange Commission (the “SEC”). TCP-ASC ACHI Series LLLP, a Delaware series limited liability limited partnership (“TA”), beneficially owned approximately  % of the Company’s outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) as of    , 2024 (the “Record Date”) (excluding the warrant to purchase shares of Common Stock held by TA).

These items of business are described in the accompanying proxy statement, which you are encouraged to read carefully and in its entirety before voting.

Only holders of record of Common Stock at the close of business on the Record Date are entitled to receive this notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

The accompanying proxy statement and proxy card are being provided to the Company’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, all of the Company’s stockholders are urged to read the accompanying proxy statement, including the Annexes and the documents referred to herein, carefully and in their entirety.

The Board formed a special committee (the “Special Committee”) of independent and disinterested members of the Board to, among other things, review, evaluate and negotiate the Merger Agreement and the Transactions. The Special Committee evaluated the Merger Agreement and the Transactions, in consultation with its own independent legal and financial advisors and considered various material factors. After careful consideration, the Special Committee unanimously (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders (as defined below), (ii) recommended to the Board that it approve the Merger Agreement and the Transactions, (iii) recommended that the Unaffiliated Stockholders adopt the Merger Agreement at a meeting of the Company’s stockholders and (iv) recommended to the Board that it approve the treatment of each company equity award in the manner described in the Merger Agreement. “Unaffiliated Stockholders” means holders of Common Stock, excluding those shares of Common Stock held, directly or indirectly, by or on behalf of (i) Parent and any of the Company’s stockholders (including employees of the Company and its Subsidiaries) that enter into a rollover agreement with Raven TopCo, L.P. (“Holdings”) or any subsidiary of Holdings that is wholly owned prior to the closing of the Merger, their respective affiliates and associates (within the meaning of Rule 12b-2 of the Exchange Act) and portfolio companies majority owned by such investment fund affiliates and (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

At a meeting with all members of the Board present, the Board, in accordance with the recommendation of the Special Committee as described above (with all directors voting in favor and no director abstaining from the vote, although it was noted that, for purposes of the approval of the transaction in accordance with the contractual provisions of the TA Investor Rights Agreement, dated as of June 21, 2022, between the Company, TA and the other parties thereto, as amended by Amendment No. 1 to the Amended and Restated Investor Rights Agreement, dated as of February 5, 2024, directors designated by TA were not deemed to vote), (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and other obligations under the Merger Agreement and the consummation of the Transactions and (iii) recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL at a meeting of the Company’s stockholders.

The Board recommends that the Company’s stockholders vote “FOR” the Merger Proposal. The Board also recommends that the Company’s stockholders vote “FOR” the Merger-Related Compensation Proposal.

If a quorum is present, the vote required to approve each of the proposals is as follows:

•

With respect to the Merger Proposal, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote for the Merger Proposal. An abstention will have the same effect as a vote “AGAINST” the Merger Proposal.

•

With respect to the Merger-Related Compensation Proposal, the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter. With respect to this proposal, abstentions are not counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have no effect on the outcome of voting on this proposal.

Banks, brokers and other nominees that hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees that hold shares in “street name” for a beneficial owner of those shares are not allowed to exercise voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. “Broker non-votes” occur when shares held in “street name” are present at a stockholder meeting at which at least one item of business is a routine proposal, but the bank, broker or other nominee is not instructed by the beneficial owner of those shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power. Under applicable rules, each of the proposals to be voted on at the Special Meeting will be “non-routine,” and therefore, it is expected that there will be no broker non-votes at the Special Meeting. Accordingly, if you beneficially own shares of Common Stock held in “street name,” and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the Merger Proposal or the Merger-Related Compensation Proposal, and your shares will not be considered present and entitled to vote at the Special Meeting for the purpose of determining whether a quorum is present at the Special Meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Merger-Related Compensation Proposal.

Your vote is very important. Whether or not you plan to virtually attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The Transactions will be consummated only if the Merger Proposal is approved at the Special Meeting. None of the proposals are cross-conditioned on the approval of any other.

The Special Meeting will be held virtually via live webcast at the following website:    . You will be able to vote your shares electronically during the Special Meeting by logging in using the 16-digit control number printed on your proxy card or voting instruction form accompanying these proxy materials. We recommend that you log in at least fifteen minutes in advance of the Special Meeting to ensure that you are logged in when the Special Meeting starts.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in accordance with the recommendations of the Board. If you fail to return your proxy card, and do not attend the Special Meeting and vote electronically, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal. If you are a stockholder of record and you attend the Special Meeting and wish to vote electronically, you may withdraw your proxy, if one was previously provided, and vote electronically.

Your attention is directed to the remainder of the accompanying proxy statement following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Transactions and each of the proposals. You are encouraged to read the proxy statement carefully and in its entirety, including the Annexes and other documents referred to herein. The accompanying proxy statement, as well as the Merger Agreement attached thereto, are hereby incorporated by reference in this notice.

Thank you for your participation. We look forward to your support.

By Order of the Board,

M. Sean Radcliffe

Corporate Secretary

Murray, Utah

     , 2024

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. THEREFORE, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING BEGINNING ON PAGE 12 OF THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE SPECIAL MEETING.

ADDITIONAL INFORMATION

For additional information about the Merger, assistance in submitting proxies or voting your shares of Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-0637

Banks and brokerage firms, please call: (212) 750-5833

If your shares of Common Stock are held through a brokerage firm, bank or other nominee, you may also contact your brokerage firm, bank or other nominee for additional information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON      , 2024.

The proxy statement is available in the “Investor Relations” section of the Company’s website at https://ir.r1rcm.com and at    . The information contained on, or accessible through, the Company’s website is not incorporated in, and does not form a part of, the proxy statement or any other report or document filed by or furnished to the SEC by the Company.

The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent or Merger Sub.

NEITHER THE COMPANY NOR PARENT HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED    , 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

i

DEFINED TERMS

Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:

•

Acceptable Confidentiality Agreement means an agreement with the Company containing provisions that require each counterparty thereto (and each of its affiliates and representatives) that receives non-public information of or with respect to the Company and its Subsidiaries to keep such information confidential; provided that the provisions contained therein (x) are no less restrictive in any material respect to such counterparty (and its affiliates and representatives) than the terms of the confidentiality agreements entered into between the Company and each of TA and CD&R, (y) do not prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to the terms of the “no-solicitation” provision of the Merger Agreement, and (z) do not contain any provision requiring the Company Group to make any expense reimbursement to the counterparty thereto or its affiliates or representatives (except that such agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal).

•

Acquisition Proposal means any proposal, inquiry, indication of interest or offer from any Person, Persons or group (other than the Buyers) to engage in (a) any direct or indirect acquisition, purchase or license from the Company or its Subsidiaries, in a single transaction or a series of related transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Company Board (or the Special Committee) in good faith) of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Common Stock, (b) any direct or indirect acquisition or purchase, whether by tender offer or exchange offer or otherwise, in a single transaction or a series of related transactions, that, if consummated, would result in any Person, Persons or group owning, directly or indirectly, 20% or more of the outstanding shares of Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange, license or similar transaction to which the Company or its Subsidiaries is a party pursuant to which (i) any Person, Persons or group (or the stockholders of any such person(s)) (other than the Buyers) would own, directly or indirectly, 20% or more of the outstanding shares of Common Stock or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger or (ii) the owners of outstanding shares of Common Stock immediately prior to such transaction would own less than 50% of the outstanding shares of Common Stock or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger.

•

Alternative Acquisition Agreement means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in compliance with the terms of the “no-solicitation” provision of the Merger Agreement.

•	Alternative Financing means alternative debt financing in amounts (after taking into consideration the amount of the Financing that is available) equal to or greater than the Required Amount.

•	Ascension means Ascension Health Alliance.

•	Barclays means Barclays Capital Inc.

•	Board means the board of directors of the Company.

•

Buyer Company Warrants means each unexercised warrant to purchase shares of Common Stock held as of the Effective Time by the Buyers, Holdings, any Holdings Subsidiary or TA, including, for the avoidance of doubt, the TA Warrant.

•	Buyer Filing Parties means each of the Buyers, the TCP-ASC Filing Parties and Joseph Flanagan.

•	Buyers means Parent and Merger Sub.

•	CD&R means Clayton, Dubilier & Rice, LLC, a Delaware limited liability company.

•	CD&R Guarantor means Clayton, Dubilier & Rice Fund XII, L.P., a limited partnership organized under the laws of the Cayman Islands.

•

CD&R Person means (for the avoidance of doubt, in each case, other than Parent or Merger Sub) (a) CD&R, (b) any affiliate of CD&R, or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by CD&R, and any direct or indirect equity holder, partner, member or manager of any of the foregoing.

•	Closing means the closing of the Merger, subject to and in accordance with the terms and conditions of the Merger Agreement.

•	Closing Date means the date on which the Closing actually occurs.

•	Cloudmed means Revint Holdings, LLC, a Delaware limited liability company.

•	Code means the U.S. Internal Revenue Code of 1986, as amended.

•	Commitment Letters means, collectively, the Equity Commitment Letter and the Debt Commitment Letters.

•	Common Stock means the common stock of the Company, par value $0.01 per share.

•	Company means R1 RCM Inc., a Delaware corporation.

•

Company Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of June 21, 2022 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, the lenders and issuing banks named therein, and the other Persons named therein.

•	Company Equity Awards means the Company Options, Company RSUs and Company PBRSUs.

•	Company Equity Plans means the R1 RCM Inc. Fifth Amended and Restated 2010 Stock Incentive Plan and the R1 RCM Inc. 2022 Inducement Plan.

•	Company Group means the Company and its Subsidiaries.

•	Company Option means each outstanding option to purchase shares of Common Stock granted under any Company Equity Plan.

•	Company PBRSU means a restricted stock unit award granted under any Company Equity Plan subject to performance-based vesting criteria.

•	Company RSU means a restricted stock unit award granted under any Company Equity Plan subject solely to service-based vesting criteria.

•

Company Termination Fee means a fee equal to $250,000,000 payable by the Company in accordance with the terms and conditions as set forth in the Merger Agreement; provided that, in the event the Company Termination Fee becomes payable as a result of the termination of the Merger Agreement prior to the Window Period End Time (i) with respect to a Superior Proposal by a Qualified Bidder or (ii) in response to a Recommendation Change by the Board or the Special Committee with respect to a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (i) or (ii), the Company will be required to pay Parent a termination fee of $71,143,709.

•	Company Warrant means each outstanding unexercised warrant to purchase shares of Common Stock.

•

Compliant means, with respect to information delivered as Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made, (ii) the Company’s independent auditors have not withdrawn or qualified their audit opinion with respect to any financial statements contained in the Required Information, (iii) the Company shall not have been informed by its independent auditors that it is required to restate, and the Company shall not have determined that it is required to restate any audited or unaudited financial statements included in the Required Information (unless such restatement has been completed and the relevant Required Information has been amended or the Company has reasonably determined that no restatement shall be required in accordance with GAAP), (iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period (as defined in the section entitled “The Merger Agreement—Other Covenants—Financing Arrangements—Marketing Period” beginning on page 137 of this proxy statement), sufficient to permit the Company’s independent auditors to issue comfort letters, including customary negative assurances and change period comfort, in order to consummate any offering of debt securities on any day of the Marketing Period, and (v) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities (other than information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by an accelerated filer), and the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable (and shall remain so throughout the Marketing Period) under customary practices for offerings and private placements of high yield debt securities under Rule 144A.

•	CoyCo Entities means CoyCo 1, L.P., a Delaware limited partnership, and CoyCo 2, L.P., a Delaware limited partnership.

•

CoyCo Investor Rights Agreement means the Investor Rights Agreement, dated as of June 21, 2022, by and among the Company, the CoyCo Entities and, solely for the purposes set forth therein, its Investor Affiliate party thereto, as amended by Amendment No. 1, dated as of February 5, 2024.

•	Debt Commitment Letters means the Project Raven Commitment Letter and the Fee Letter (as defined in the Merger Agreement).

•	Debt Financing means the debt financing contemplated by the Project Raven Commitment Letter.

•

Debt Financing Sources means the Persons that have committed to provide or arrange or otherwise entered or will enter into agreements in connection with all or any part of the Debt Financing or any Alternative Financing (including the parties to the Debt Commitment Letters and any agreements, any joinder agreements, engagement letters, or credit agreements entered into in connection therewith), including the agents, arrangers, lenders and other entities that have committed to, or will commit to, provide or arrange all or part of the Debt Financing, together with their respective affiliates and their respective successors and assigns; provided that none of Parent, Merger Sub or any of their affiliates shall be a Debt Financing Source.

•	Definitive Financing Agreements means the definitive agreements with respect to the Debt Financing.

•	DGCL means the General Corporation Law of the State of Delaware.

•

Dissenting Company Shares means each share of Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held at the Effective Time by the Company’s stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL.

•	Effective Time means the effective time of the Merger.

•

Employee Plan means, collectively, (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) each other employment, individual independent contractor or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance,

v

vacation, deferred compensation, severance, termination, retention, change in control compensation, fringe, welfare or other benefit or compensation plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) (x) in each case that are sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise, under or with respect to which the Company Group has any obligation or liability, contingent or otherwise.

•

Equity Commitment Letter means the Equity Commitment Letter, dated as of July 31, 2024, (as amended modified or supplemented (including by waiver or consent) from time to time), by and among Parent and the Investors.

•

Equity Financing means the Maximum Equity Commitment Amount or such lesser amount, together with the Debt Financing and Cash on Hand (as defined in the Merger Agreement), as may be required to fund the payments by Parent due with respect to the Common Stock, Company Warrants and Company Equity Awards pursuant to the Merger Agreement, solely for the purpose of allowing Parent to fund, or cause to be funded, the payments by Parent due with respect to the Common Stock, Company Warrants and Company Equity Awards and fees and expenses required to be paid by Parent in connection with the Closing, in each case, if and only to the extent required to be funded by Parent on or prior to the Closing pursuant to the Merger Agreement, and not for any other purpose.

•	ERISA means the Employee Retirement Income Security Act of 1974.

•	Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

•	Excluded Shares means (i) the Owned Company Shares (including the Rollover Shares), (ii) the Subsidiary Owned Shares and (iii) the Dissenting Company Shares.

•	Financing means, collectively, the Debt Financing and the Equity Financing.

•	FTC means the United States Federal Trade Commission.

•	Guarantors means, collectively, the TowerBrook Guarantors and the CD&R Guarantor.

•	Holdings means Raven TopCo, L.P., a Delaware limited partnership and an indirect parent entity of Parent.

•	Holdings Subsidiary means any subsidiary of Holdings that is wholly owned prior to the Closing.

•	HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

•	Initial Period means the period commencing on July 31, 2024, and ending at 11:59 p.m., Eastern Time, on August 30, 2024.

•	Innisfree means Innisfree M&A Incorporated.

•

Intervening Event means any material change, effect, event, occurrence or development arising after July 31, 2024, that was not known or reasonably foreseeable by the Board or Special Committee as of July 31, 2024 (or, if known or reasonably foreseeable, the material consequences of such change, effect, event, occurrence or development were not known or reasonably foreseeable by the Board or the Special Committee as of July 31, 2024, and, in such case, only to the extent such material consequences were not known or reasonably foreseeable by the Board or the Special Committee as of July 31, 2024), which change, effect, event, occurrence or development, or any material consequence thereof, becomes known to the Board or Special Committee prior to the date the Requisite Stockholder Approval is obtained and is not the result of a breach by the Company or its Subsidiaries of the Merger Agreement; provided that “Intervening Event” shall exclude any change, effect, event, occurrence or development (A) related to an Acquisition Proposal (or the terms thereof) or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) related to changes in the price or trading volume of the Common Stock, in and of itself (it being understood that any cause of such change (unless otherwise expressly excluded pursuant to this definition) may be deemed to constitute, in and of itself, an Intervening Event and may be taken into consideration when determining whether an Intervening Event has occurred), (C) related to the fact that, in and of itself, the Company exceeds (or fails to meet) any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that any cause (unless otherwise expressly excluded pursuant to this definition) of such exceeding or failure may be deemed to constitute, in and of itself, an Intervening Event and may be taken into consideration when determining whether an Intervening Event has occurred) or (D) related to Parent, Merger Sub, the Guarantors or any of their respective affiliates.

•	Investor Affiliate means New Mountain Partners V (AIV-D), LP.

•	Investor Maximum Equity Commitment Amount means the amount set forth opposite such Investor’s name in Section 8 of the Equity Commitment Letter.

•

Investor Rights Agreements means (i) the Securities Purchase Agreement, dated as of January 23, 2018, between R1 RCM Inc. and IHC Health Services, Inc., (ii) the TA Investor Rights Agreement, (iii) the CoyCo Investor Rights Agreement, (iv) Director Nomination Agreement, dated as of January 17, 2024, between R1 RCM Inc. and Providence Health & Services—Washington and (v) Director Nomination Agreement, dated as of August 2, 2022, between R1 RCM Inc. and Sutter Health.

•

Investors means TowerBrook Investors VI Executive Fund, L.P., TowerBrook Investors VI (Onshore), L.P., TowerBrook Investors VI (892), L.P., TowerBrook Investors VI (OS), L.P., TCC Opportunities, L.P., TB Empire Opportunities, L.P. and Clayton, Dubilier & Rice Fund XII, L.P.

•	IRS means the United States Internal Revenue Service or any successor thereto.

•	Lenders means Deutsche Bank AG New York Branch and Royal Bank of Canada and the other lenders that become party to the Project Raven Commitment Letter.

•	Limited Guarantee means the Limited Guarantee, dated as of July 31, 2024, by and between the Guarantors and the Company.

•	Majority Lead Arrangers means the “Majority Lead Arrangers” as defined in the Project Raven Commitment Letter.

•	Maximum Equity Commitment Amount means $3,606,938,921.30.

•

Merger means the merger of Merger Sub with and into the Company pursuant to the Merger Agreement in accordance with the applicable provisions of the DGCL, with the Company surviving the Merger as the Surviving Corporation and a direct, wholly owned subsidiary of Parent.

•	Merger Agreement means the Agreement and Plan of Merger, dated as of July 31, 2024, by and among Parent, Merger Sub and the Company.

•	Merger Consideration means cash in an amount equal to $14.30 per share of Common Stock.

•	Merger Proposal means the proposal to approve and adopt the Merger Agreement.

•	Merger-Related Compensation Proposal means the advisory and non-binding proposal to approve certain compensation arrangements for the Company’s named executive officers in connection with the Merger.

•	Merger Sub means Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

•	Nasdaq means The Nasdaq Global Select Market.

•	New Mountain means New Mountain Capital, L.L.C.

•

New Plan means all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans replaces coverage previously provided under a comparable group welfare Employee Plan in which such continuing employee participated immediately before the Effective Time.

•	Old R1 RCM means R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.), a Delaware corporation and wholly owned subsidiary of the Company.

•	Old R1 RCM Common Stock means common stock, $0.01 par value per share, of Old R1 RCM.

•	Other Alternatives means any strategic alternatives to a Potential Transaction.

•	Owned Company Share means each share of Common Stock held by the Company, Buyers, Holdings, any Holdings Subsidiary (including the Rollover Shares) or TA at the Effective Time.

•	Parent means Raven Acquisition Holdings, LLC, a Delaware limited liability company.

•

Person means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, governmental authority or other enterprise, association, organization or entity.

•

Potential Transaction means a possible strategic transaction involving the Company or its securities or businesses that may be proposed by one or more of New Mountain, TowerBrook, Ascension and their respective related investment vehicles.

•

Pre-Closing Period means the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of (i) the termination of the Merger Agreement pursuant to Article VIII thereof and (ii) the Effective Time.

•

Project Raven Commitment Letter means the Project Raven Commitment Letter, dated as of July 31, 2024 (as amended, modified or supplemented (including by waiver or consent) from time to time), by and among Parent, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch and Royal Bank of Canada.

•	Qatalyst Partners means Qatalyst Partners LP.

•

Qualified Bidder means a Person that has made during the Initial Period an unsolicited bona fide written Acquisition Proposal that the Special Committee during the Initial Period has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

•	Record Date means , 2024.

•

Reimbursement Obligations means (a) the entitlement of a party to the Merger Agreement pursuant to and in accordance with the terms and conditions of the Merger Agreement to reimbursement for enforcement expenses in connection with the payment of the relevant termination fee, in an amount up to $10,000,000, and (b) the entitlement of the Company pursuant to and in accordance with the terms and conditions of the Merger Agreement to reimbursement for reasonable and documented out-of-pocket financing cooperation expenses and indemnity for losses suffered or incurred in connection with the arrangement of the Debt Financing, in an amount up to $5,000,000.

•	Repaid Indebtedness means certain indebtedness outstanding pursuant to the Company Credit Agreement.

•

Required Amount means cash proceeds sufficient for Parent or the Surviving Corporation and its Subsidiaries, as applicable, to pay all amounts owed by Parent at the Closing with respect to the Common Stock, the Company Warrants and the Repaid Indebtedness, any fees and expenses of or payable by the Buyers in connection with the Transactions and all amounts owed by the Surviving Corporation and its Subsidiaries with respect to the Company Equity Awards, in each case, pursuant to the Merger Agreement.

•

Required Information means, subject to certain exclusions, (i) the financial statements necessary to satisfy certain conditions set forth in the Project Raven Commitment Letter, which financial statements shall include such financial statements of the Company and its Subsidiaries for each of the fiscal years ended December 31, 2021, December 31, 2022, and December 31, 2023, each subsequent fiscal year ended at least 90 days prior to the Closing Date, March 31, 2024, and each of the fiscal quarters that is not a fiscal year-end after March 31, 2024, and ended at least 45 days prior to the Closing Date, (ii) the financial statements and other financial and other data and other information necessary for Parent to prepare the pro forma financial statements, (iii) the financial statements and other financial and other data and other information that is of the type and form that is customarily included in offering memoranda for private placements of non-convertible debt securities issued pursuant to Rule 144A and (iv) all information otherwise reasonably necessary in order to assist in receiving customary “comfort” (including customary “negative assurance” comfort and change period comfort) from the Company’s independent accountants.

•	Requisite Stockholder Approval means the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote to adopt the Merger Agreement.

•	Reverse Termination Fee means a fee equal to $550,000,000 payable by Parent in accordance with the terms and conditions as set forth in the Merger Agreement.

•

Rollover Agreement means a rollover agreement that may be entered into by and between Holdings or a Holdings Subsidiary and a Rollover Stockholder, pursuant to which, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute a number of shares of Common Stock to Holdings or such Holdings Subsidiary in exchange for shares of limited partnership interests of Holdings (or common equity interests of such Holdings Subsidiary) having an equivalent value, on the terms and subject to the conditions set forth in the applicable Rollover Agreement.

•	Rollover Shares means the Common Stock contributed to Holdings or a Holdings Subsidiary by the Rollover Stockholders in accordance with the Rollover Agreements.

•	Rollover Stockholder means a Company stockholder who enters into a Rollover Agreement.

•	SEC means the United States Securities and Exchange Commission.

•	Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

•	SOFR means the Secured Overnight Financing Rate.

•

Special Committee means the special committee of independent and disinterested members of the Board established by the Board, to, among other things, review, evaluate and negotiate the Merger Agreement and the Transactions.

•	Special Meeting means the special meeting of the Company’s stockholders to be held virtually via live webcast at: on , 2024 at , Eastern Time.

•

Subsidiary of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other

Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

•	Subsidiary Owned Share means each share of Common Stock held at the Effective Time by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub).

•

Superior Proposal means a bona fide written Acquisition Proposal (with references to 20% being deemed to be replaced with references to 50%) by a Person that either the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account the certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the Person making such proposal and such other legal, financial, regulatory and all other relevant aspects of such proposal, as the Company Board or Special Committee deems in good faith relevant, contemplates a transaction that is reasonably capable of being consummated in accordance with its terms and is more favorable from a financial point of view to the Unaffiliated Stockholders than the Merger (taking into account any revisions (or proposed revisions) to the terms of the Merger Agreement and the Financing in writing in response to such Acquisition Proposal pursuant to Section 5.3(d) of the Merger Agreement).

•

Support Period means the period of time between July 31, 2024, and the first to occur of (1) the Effective Time, (2) receipt of the Requisite Stockholder Approval at the Special Meeting, (3) the valid termination of the Merger Agreement in accordance with its terms and (4) the time (if any) at which the Special Committee or the Board changes its recommendation to vote in favor of adopting the Merger Agreement or consummating the Merger (whether or not in compliance with the Merger Agreement).

•	Surviving Corporation means the surviving corporation of the Merger in accordance with the terms of the Merger Agreement.

•	TA means TCP-ASC ACHI Series LLLP, a Delaware series limited liability limited partnership.

•

TA Investor Rights Agreement means the Amended and Restated Investor Rights Agreement, dated as of June 21, 2022, between the Company, TA and the other parties thereto, as amended by Amendment No. 1, dated as of February 5, 2024.

•

TA Persons means (for the avoidance of doubt, in each case, other than Parent, Merger Sub, the Company or its Subsidiaries) (a) TowerBrook, (b) Ascension, (c) any affiliate of TowerBrook or Ascension (including, for the avoidance of doubt, TA), or (d) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by TowerBrook, and any direct or indirect equity holder, partner, member or manager of any of the foregoing.

•	TA Warrant means the Company Warrant to purchase 40,464,855 shares of Common Stock held by TA.

•

TCP-ASC Filing Parties means TA, TCP-ASC GP, TI IV ACHI Holdings, LP, TI IV ACHI Holdings GP, LLC, TowerBrook Investors Ltd., Intermediate Holdings, Parent Holdings, Holdings GP, Holdings, Ascension and Neal Moszkowski.

•	TCP-ASC GP means TCP-ASC GP, LLC, a Delaware limited liability company.

•	Termination Date means 11:59 p.m., Eastern Time, on April 30, 2025.

•	TowerBrook means TowerBrook Capital Partners L.P., a Delaware limited partnership.

•

TowerBrook Guarantor means, collectively, TowerBrook Investors VI Executive Fund, L.P., TowerBrook Investors VI (Onshore), L.P., TowerBrook Investors VI (892), L.P., TowerBrook Investors VI (OS), L.P., TCC Opportunities, L.P., and TB Empire Opportunities, L.P.

•	Transactions means the proposed acquisition of the Company by Parent and the transactions contemplated by the Merger Agreement, including the Merger.

x

•

Unaffiliated Stockholders means the holders of Common Stock, excluding those shares of Common Stock held, directly or indirectly, by or on behalf of (i) Parent and the Rollover Stockholders, their respective affiliates and associates (within the meaning of Rule 12b-2 of the Exchange Act) and portfolio companies majority owned by such investment fund affiliates and (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

•	Voting Agreement means the Voting Agreement, dated as of July 31, 2024, by and among the Company and TA.

•

Window Period End Time means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m., Eastern Time, on September 14, 2024, and (b) 11:59 p.m., Eastern Time, on the first business day after the end of any notice period (or any extensions thereof) pursuant to the Merger Agreement with respect to a Superior Proposal by such Qualified Bidder for which such notice period commenced on or prior to September 14, 2024.

SUMMARY TERM SHEET

The following summary highlights information in this proxy statement related to the Merger and may not contain all the information that is important to you. Accordingly, the Company encourages you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement, as well as the related Schedule 13E-3. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

Since the Transactions, including the Merger, constitute a “going-private” transaction under SEC rules, the Company and the Buyer Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Transactions, including the Merger. You may obtain any additional information about the Schedule 13E-3 under the caption “Where You Can Find More Information.”

The Parties to the Merger (Page 117)

R1 RCM Inc. is a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers.

The Company’s Common Stock is listed on The Nasdaq Global Select Market under the symbol “RCM.” The principal executive offices of the Company are located at 433 W. Ascension Way, Suite 200, Murray, UT 84123.

For more information about the Company, please visit the Company’s website at www.r1rcm.com. The Company’s website address is provided as an inactive textual reference only. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Raven Acquisition Holdings, LLC was formed in Delaware on July 22, 2024, solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Parent has not conducted any business other than in connection with its formation and the Transactions. Parent is controlled by Raven Intermediate Holdings, LLC, its sole member. The principal executive offices of Parent are located at c/o TowerBrook Capital Partners L.P., Park Avenue Tower, 65 East 55th Street, 19th Floor, New York, NY 10022.

Project Raven Merger Sub, Inc. was formed on July 22, 2024 as a Delaware corporation, solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Merger Sub has not conducted any business other than in connection with its formation and the Transactions. Merger Sub is a direct, wholly owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist. The principal executive offices of Merger Sub are located at c/o TowerBrook Capital Partners L.P., Park Avenue Tower, 65 East 55th Street, 19th Floor, New York, NY 10022.

The Special Meeting (Page 111)

Date, Time and Place. The Special Meeting will be held on    , 2024, at    a.m. Eastern Time, via live webcast at    .

Purpose. At the Special Meeting, holders of Common Stock will be asked to vote to approve (1) the Merger Proposal and (2) the advisory and non-binding Merger-Related Compensation Proposal. The Company is not currently aware of any other business to come before the Special Meeting.

Record Date and Quorum. You are entitled to vote at the Special Meeting if you owned Common Stock at the close of business on the Record Date. Each Company stockholder is entitled to one vote on each matter properly brought before the Special Meeting for each share of Common Stock held of record as of the Record

Date. As of the close of business on the Record Date, there were    outstanding shares of Common Stock. A majority in voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting, present virtually or represented by proxy, will constitute a quorum for purposes of the Special Meeting. Broker non-votes, if any, will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum.

Vote Required. The Merger Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock entitled to vote for approval.

The advisory and non-binding Merger-Related Compensation Proposal requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter for approval.

For more information, see the section entitled “The Special Meeting” beginning on page 111 of this proxy statement.

Background of the Merger (Page 19)

For a description of the background of the Merger, including the Company’s discussions with the Buyer Filing Parties, see the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement.

Reasons for the Merger; Recommendation of the Special Committee and the Board (Page 49)

The Board formed the Special Committee to, among other things, consider, review and evaluate a possible strategic transaction involving the Company. In evaluating the Merger Agreement and the Transactions, the Special Committee consulted with its own independent legal and financial advisors, and, where appropriate, with members of Company management. At the conclusion of its review, the Special Committee (among other things) unanimously (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (ii) recommended to the Board that it approve the Merger Agreement and the Transactions, (iii) recommended that the Unaffiliated Stockholders adopt the Merger Agreement at a meeting of the Company’s stockholders and (iv) recommended to the Board that it approve the treatment of each Company Equity Award in the manner described in the Merger Agreement. In addition, the Special Committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act (hereinafter referred to as the “unaffiliated security holders”).

At a meeting with all members of the Board present, the Board, in accordance with the recommendation of the Special Committee as described above (with all directors voting in favor and no director abstaining from the vote, although it was noted that, for purposes of the approval of the transaction in accordance with the contractual provisions of the TA Investor Rights Agreement, directors nominated to the Board by TA (the “TA Board Designees”) were not deemed to vote), (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and other obligations under the Merger Agreement and the consummation of the Transactions and (iii) recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL at a meeting of the Company’s stockholders.

For a description of the Board and Special Committee’s reasons for the Merger, see the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement.

The Board also recommends that holders of Common Stock vote “FOR” the Merger-Related Compensation Proposal.

Reasons of the Buyers for the Merger; Position of the Buyers as to the Fairness of the Merger (Page 80)

Under the SEC rules governing “going-private” transactions, each of the Buyer Filing Parties is an affiliate of the Company and is engaging in a “going-private” transaction for purposes of the Merger, and, therefore, is required to express their respective reasons for the Merger and their respective beliefs as to the fairness of the going-private transaction and the Merger to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

Based on the knowledge of and the analysis by the Buyer Filing Parties of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board, the Buyer Filing Parties believe that the Merger is fair to the Company’s unaffiliated security holders. For a description of the Buyer Filing Parties’ reasons for the Merger and their beliefs as to the fairness of the going private transaction and the Merger to the Company’s unaffiliated security holders, see the sections entitled “Special Factors—Reasons of the Buyers for the Merger” and “Special Factors—Position of the Buyers as to the Fairness of the Merger” each beginning on page 80 of this proxy statement.

Opinion of Qatalyst Partners LP (Page 59, Annex C)

The Special Committee retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Merger consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. The Special Committee selected Qatalyst Partners to act as financial advisor to the Special Committee based on Qatalyst Partners’ qualifications, reputation, independence, extensive expertise, including with respect to serving as a financial advisor to technology companies, advising companies on M&A transactions and serving as an independent financial advisor to special committees of boards of directors, and experience advising technology companies in connection with potential strategic transactions. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Special Committee on July 31, 2024, Qatalyst Partners rendered to the Special Committee its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated July 31, 2024, to the Special Committee following this meeting of the Special Committee.

The full text of Qatalyst Partners’s written opinion, dated July 31, 2024, is attached to this proxy statement as Annex C and is incorporated herein by reference in this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of the Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’s opinion was delivered to, and provided for the information of, the Special Committee (in its capacity as such) and addresses only, as of the date of the opinion, based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein, the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders, and it does not address any other aspect of the Merger. Qatalyst Partners’s opinion does not constitute a recommendation as to how any holder of the Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which the Common Stock will trade or otherwise be transferable at any time. Qatalyst Partners’s opinion does not address the underlying business decision of the Company to engage in the Merger, nor does it address the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company or in which the Company might engage. The summary of Qatalyst Partners’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C and is incorporated herein by reference in this proxy statement in its entirety.

For more information see “Special Factors—Opinion of Qatalyst Partners LP” beginning on page 59 of this proxy statement.

Opinion of Barclays Capital Inc. (Page 68, Annex D)

The Special Committee engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for the Company, including a possible sale of the Company, pursuant to an engagement letter dated March 28, 2024. On July 31, 2024, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Special Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the holders of the Common Stock (other than the holders of Owned Company Shares and Dissenting Company Shares) is fair, from a financial point of view, to such stockholders.

The full text of Barclays’s written opinion, dated July 31, 2024, is attached to this proxy statement as Annex D and is incorporated herein by reference in this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Holders of the Common Stock are encouraged to read the opinion carefully in its entirety. Barclays’s opinion, the issuance of which was approved by Barclays’s Valuation and Fairness Opinion Committee, is addressed to the Special Committee, addresses only the fairness, from a financial point of view, of the consideration to be offered to the holders of the Common Stock (other than the holders of Owned Company Shares and Dissenting Company Shares) and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed transaction or as to any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between the Special Committee and Parent and were unanimously approved by the Special Committee and the Board. Barclays did not recommend any specific form of consideration to the Special Committee or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which the Company may engage. The summary of Barclays’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex D and is incorporated herein by reference in this proxy statement in its entirety.

For more information see “Special Factors—Opinion of Barclays Capital Inc.” beginning on page 68 of this proxy statement.

Certain Effects of the Merger (Page 82)

If the Requisite Stockholder Approval is obtained, and all conditions to the Merger are satisfied or waived, the Merger Agreement provides that at the Effective Time, Merger Sub will merge with and into the Company in accordance with the Merger Agreement, and the separate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation as a wholly owned subsidiary of Parent. For more information, please see the sections entitled “Special Factors—Certain Effects of the Merger” and “The Merger Agreement—Effect of the Merger” beginning on pages 82 and 118 of this proxy statement, respectively.

If the Merger is completed, each share of Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration.

The Merger Consideration of $14.30 per share of Common Stock to be received by stockholders represents a premium of approximately 29% to the Company’s unaffected closing price on February 23, 2024, the last full trading day before New Mountain publicly disclosed its initial non-binding acquisition proposal on its amendment to Schedule 13D. The closing sale price of a share of Common Stock on Nasdaq on       , 2024 was $    . You are encouraged to obtain current market quotations for a share of Common Stock in connection with voting your shares of Common Stock.

Upon the Closing, the Common Stock will no longer be listed on any stock exchange or quotation system and will only represent the right to receive the Merger Consideration (other than the Excluded Shares). You will not own any shares of the Surviving Corporation. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference in this proxy statement in its entirety. Please read it carefully and in its entirety.

For more information, see the section entitled “Special Factors—Certain Effect of the Merger” beginning on page 82 of this proxy statement.

Treatment of Equity Compensation Awards (Page 83)

The Company’s equity awards outstanding immediately prior to the Effective Time will automatically, and without any required action on the part of the holder thereof, be subject to the following treatment:

•

At the Effective Time, each outstanding Company Option will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company Option, multiplied by (B) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such Company Option, provided that if the applicable per share exercise price is equal to or exceeds the Merger Consideration, such Company Option will be cancelled for no consideration.

•

At the Effective Time, each outstanding Company RSU that was granted prior to July 31, 2024 will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Merger Consideration. Each outstanding Company RSU granted on or after July 31, 2024 will be converted into the right to receive an amount in cash equal to (A) the number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration, and will otherwise be subject to the same terms and conditions following the Effective Time (including the applicable vesting schedule) as were applicable to such Company RSU as of immediately prior to the Effective Time.

•

At the Effective Time, each outstanding Company PBRSU will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company PBRSU immediately prior to the Effective Time, as determined in accordance with the terms of the respective Company PBRSU award, multiplied by (B) the Merger Consideration.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 92)

In considering the recommendations of the Special Committee and the Board with respect to the Merger Agreement and the Transactions, you should be aware that the Company’s executive officers and directors have economic interests in the Merger that are different from, or in addition to, those of the Company’s stockholders generally. These interests may create potential conflicts of interest. The Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger and in reaching its decision to determine that the Transactions are in the best interests of the Company and the Company’s stockholders, and its decision to recommend that stockholders adopt the Merger Agreement and approve the Transactions. These material interests are summarized below:

•

the executive officers and directors of the Company hold equity-based awards and/or may be granted equity-based awards that will be afforded the treatment described in the section entitled “Special Factors —Certain Effects of the Merger—Treatment of Equity Compensation Awards” beginning on page 83 of this proxy statement;

•

the members of the Special Committee received additional cash fees in connection with their services to the Company with respect to the Merger described in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Special Committee Fees” beginning on page 93 of this proxy statement;

•

the executive officers of the Company are entitled to severance benefits pursuant to existing arrangements upon a qualifying termination described in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements” beginning on page 96 of this proxy statement;

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Mr. Flanagan has entered into agreements with (i) Merger Sub regarding the terms of his employment as Chief Executive Officer of the Surviving Corporation following the Closing and (ii) TowerBrook and CD&R regarding his provision of consulting and advisory services in anticipation of the Closing, as described in the sections entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Offer Letter with Joseph Flanagan” and “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Consulting Agreement by and among Joseph Flanagan, TowerBrook and CD&R” beginning on pages 97 and 98 of this proxy statement, respectively; and

•

the executive officers and directors of the Company are entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 133 of this proxy statement.

U.S. Federal Income Tax Considerations of the Merger (Page 101)

If you are a U.S. Holder (as defined under the caption “Special Factors—U.S. Federal Income Tax Considerations of the Merger”), the exchange of Common Stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined under the caption “Special Factors—U.S. Federal Income Tax Considerations of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section entitled “Special Factors—U.S. Federal Income Tax Considerations of the Merger,” beginning on page 101 of this proxy statement. Stockholders should consult their tax advisors concerning the U.S. federal income tax considerations relating to the Merger in light of their particular circumstances and any considerations arising under the laws of any state, local or foreign taxing jurisdiction.

Financing of the Merger (Page 104)

On July 31, 2024, Parent entered into the Equity Commitment Letter with each of the Investors, pursuant to which each Investor agreed, severally and not jointly, to purchase (or cause one or more of its affiliates to purchase), directly or indirectly, equity securities of Parent at or immediately prior to the Closing with such Investor’s pro rata portion of the Equity Financing. The Equity Financing is solely for the purpose of allowing Parent to fund, or cause to be funded, the payments required to be made by Parent at the Closing pursuant to Sections 2.7, 2.8 and 2.9 of the Merger Agreement and fees and expenses required to be paid by Parent in connection with the Closing, in each case, if and only to the extent required to be funded by Parent on or prior to the Closing pursuant to the Merger Agreement, and not for any other purpose. The Investors’ obligations to provide equity funding to Parent in connection with the consummation of the Transactions shall in no event exceed in the aggregate the Maximum Equity Commitment Amount, and each Investor’s obligations to provide equity funding to Parent in connection with the consummation of the Transactions shall in no event exceed in the aggregate such Investor’s Investor Maximum Equity Commitment Amount.

The obligation of the Investors to fund the Equity Financing is subject to the following conditions:

•	the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company,

•

the conditions set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132 of this proxy statement related to Parent’s and Merger Sub’s obligations to consummate the Closing shall have been satisfied in full (and remain satisfied in full as of immediately prior to the Closing, in each case other than those conditions that by their nature can only be satisfied at the Closing, which conditions are capable of being satisfied if the Closing were to occur at such time) or validly waived in accordance with the terms thereof,

•

the full proceeds of the Debt Financing shall have been received by Parent (or an affiliate thereof, as applicable) or will be received by Parent (or such affiliate) substantially contemporaneously with the Investors’ funding of the Equity Financing, on the terms and subject to the conditions contemplated by the Debt Commitment Letters,

•	the concurrent funding of each other Investor’s commitment pursuant to the Equity Commitment Letter and

•

the Merger will be consummated in accordance with the terms of the Merger Agreement substantially contemporaneously with the Investors’ funding of their respective commitments pursuant to the Equity Commitment Letter.

The Equity Commitment Letter provides that it may be amended in writing if signed by all parties to the Equity Commitment Letter and the Company (which shall not be unreasonably conditioned, withheld or delayed in certain circumstances).

In addition, on July 31, 2024, Parent received the Project Raven Commitment Letter, pursuant to which the Lenders committed to provide Parent with: (a) a senior secured first-lien term loan facility in an aggregate principal amount of $4,100,000,000 (plus any Flexed First Lien Term Loan Increase (as defined in the Project Raven Commitment Letter)) (the “Term Loan Facility”), (b) a senior secured first-lien delayed draw term loan facility in an aggregate principal amount of $200,000,000 (which is not expected to be drawn at the Closing) and (c) a senior secured first-lien revolving credit facility in the aggregate principal amount of $687,500,000 (the “Revolving Facility”) (a portion of which may be drawn at the Closing), for the purpose of financing the consideration for the Transactions, for working capital and general corporate purposes and other purposes. In lieu of a portion of the Term Loan Facility, the Majority Lead Arrangers may require Parent to issue senior secured debt securities in accordance with the relevant provisions of the Debt Commitment Letters. The Lenders have agreed to provide Parent with the Debt Financing on the terms and subject to the conditions set forth in the Debt

Commitment Letters. The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letters are subject to a number of customary conditions.

For more information, see the section entitled “Special Factors—Financing of the Merger,” beginning on page 104 of this proxy statement.

Limited Guarantee (Page 106)

Concurrently with the entry into the Merger Agreement, on July 31, 2024, Parent delivered the Limited Guarantee from the Guarantors in favor of the Company pursuant to which, on the terms and subject to the conditions contained therein, the Guarantors are guaranteeing (severally and not jointly) the payment of the Reverse Termination Fee and the Reimbursement Obligations if, when and in circumstances in which such fee or obligations are due pursuant to the Merger Agreement.

Voting Agreement (Page 106)

Concurrently with the entry into the Merger Agreement, on July 31, 2024, TA executed the Voting Agreement in favor of the Company, pursuant to which TA agreed to, among other things, (i) vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger, and (ii) vote all of its shares of Common Stock against any proposal made in opposition to the Merger Agreement or the Merger. As of the Record Date, TA beneficially owned approximately  % of the outstanding shares of Common Stock (excluding shares underlying the TA Warrant). A copy of the Voting Agreement is attached as Annex B to this proxy statement and is incorporated herein by reference in this proxy statement in its entirety.

Rollover Agreement (Page 120)

Pursuant to the Merger Agreement, following the date of the Merger Agreement and prior to the Closing, one or more of the Company’s stockholders (including employees of the Company and its Subsidiaries) may each enter into a Rollover Agreement with Holdings or a Holdings Subsidiary, on terms mutually agreeable among Parent and the parties to such agreement. Pursuant to the terms of such Rollover Agreement, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute the Rollover Shares to Holdings or such Holdings Subsidiary in exchange for equity interests of Holdings or such Holdings Subsidiary having an equivalent value, on the terms set forth in such Rollover Agreement. The Rollover Stockholders will not be entitled to receive the Merger Consideration in respect of the Rollover Shares. For more information, see the sections entitled “The Merger Agreement—The Merger Consideration and the Conversion of Common Stock—Rollover Agreements” and “The Merger Agreement—Other Covenants—Rollover Agreements” beginning on pages 120 and 138 of this proxy statement, respectively.

Regulatory Approvals (Page 108)

Under the Merger Agreement, the Merger cannot be completed until, among other things, the applicable waiting period under the HSR Act has expired or been terminated and any clearance or affirmative approval applicable to the Merger under the antitrust laws of each of the European Union and India has been obtained, and any mandatory waiting period related thereto has expired or been terminated.

Conditions to the Closing of the Merger (Page 132)

Obligations of Parent, Merger Sub and the Company. The respective obligations of the Buyers and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Stockholder Approval, which is not waivable) of each of the following conditions:

•	the receipt of the Requisite Stockholder Approval;

•

the expiration or termination of the applicable waiting period under the HSR Act, and obtaining any clearance or affirmative approval applicable to the Merger under the antitrust laws of each of the European Union and India, and the expiration or termination of any mandatory waiting period related thereto; and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction.

Obligations of Buyers. The obligations of the Buyers to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement being true and correct, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

•

the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the Closing;

•	the receipt by the Buyers of a customary closing certificate of the Company; and

•	the absence of any Company Material Adverse Effect after July 31, 2024.

Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

•

the representations and warranties of the Buyers in the Merger Agreement being true and correct, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

•

the Buyers having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement under the Merger Agreement required to be performed and complied with by the Buyers at or prior to the Closing; and

•	the receipt by the Company of a customary closing certificate of the Buyers.

For more information, see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132 of this proxy statement.

Solicitation of Other Offers; Recommendation Changes (Page 128)

During the Pre-Closing Period the Company is subject to customary “no-solicitation” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows the Company (acting on the recommendation of the Special Committee), under certain specified circumstances and after entry into an Acceptable Confidentiality Agreement, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal if the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and that the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law. For more information, see the section entitled “The Merger Agreement—Solicitation of Other Offers” beginning on page 128 of this proxy statement.

The Company is not entitled to terminate the Merger Agreement to enter into an agreement for a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If the Company terminates the Merger Agreement in order to accept a Superior Proposal from a third party, it must pay the Company Termination Fee to Parent. For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement—Company Termination Fee” beginning on page 141 of this proxy statement.

The Board and the Special Committee may not amend, modify or withdraw its recommendation that the Company’s stockholders adopt the Merger Agreement or take certain similar actions other than, under certain circumstances, if the Company complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period, and the Board (acting on the recommendation of the Special Committee) with respect to the Board’s recommendation or the Special Committee with respect to the Special Committee’s recommendation determining in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law.

If the Company or Parent terminates the Merger Agreement under certain circumstances, including because the Board (acting upon the recommendation of the Special Committee) with respect to the Board’s recommendation or the Special Committee with respect to the Special Committee’s recommendation, amends, modifies or withdraws its recommendation that the Company’s stockholders adopt the Merger Agreement, then the Company must pay to Parent the Company Termination Fee.

For more information, see the section entitled “The Merger Agreement—Recommendation Changes” beginning on page 128 of this proxy statement.

Termination of the Merger Agreement (Page 138)

The Merger Agreement contains certain termination rights for the Company, on the one hand, and Parent, on the other hand, including, but not limited to, Parent and the Company each having the right to terminate the Merger Agreement at any time prior to the Effective Time by (1) mutual written agreement, (2) if the Merger is not consummated by 11:59 p.m., Eastern Time, on April 30, 2025, or (3) if the Special Meeting shall have concluded and the Company failed to obtain the Requisite Stockholder Approval. Additional termination rights are further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138 of this proxy statement.

Payment of the Reverse Termination Fee. Upon termination of the Merger Agreement, and as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Reverse Termination Fee” beginning on page 140 of this proxy statement, under specified circumstances, including the Company terminating due to an uncured breach of certain of the Buyers’ representations, warranties or covenants relating to the Limited Guarantee, Parent’s solvency, the financing of the transactions and sufficiency of funds or required consents and regulatory filings in connection with the Merger Agreement that would result in the failure of any conditions to the obligations of the Company to effect the Merger, or failure of the Buyers to consummate the Closing within a specified time after the Company is ready, willing and able to consummate the Closing, Parent will be required to pay, or cause to be paid, to the Company the Reverse Termination Fee. In no event will Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.

Payment of the Company Termination Fee. Upon termination of the Merger Agreement, and as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Company Termination Fee” beginning on page 141 of this proxy statement, under specified circumstances, including, among others, the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or Parent terminating the Merger Agreement due to a

Recommendation Change or certain material breaches by the Company of the obligations relating to the “no-solicitation” provisions or other obligations relating to Acquisition Proposals, the proxy statement or the Special Meeting by the Company, the Company will be required to pay, or cause to be paid, to Parent the Company Termination Fee. The Company Termination Fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination a bona fide Acquisition Proposal has been made or publicly disclosed to the Company or made known to the Company or the Board (or the Special Committee) and not withdrawn prior to a specified date and within twelve months following the termination of the Merger Agreement the Company or any of its Subsidiaries consummates a transaction the proposal of which would have constituted an Acquisition Proposal if made prior to such termination or enters into a definitive agreement for any transaction the proposal of which would have constituted an Acquisition Proposal if made prior to such termination. In no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.

Specific Performance. The Buyers and the Company are entitled to specific performance, injunctive and/or other equitable relief (without proving actual harm or damages or posting of bond or other security) to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other rights and remedies existing in their favor at law or in equity.

For more information, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement—Reverse Termination Fee,” “The Merger Agreement—Termination of the Merger Agreement—Company Termination Fee” and “The Merger Agreement—Specific Performance” beginning on pages 138, 140 and 142 of this proxy statement, respectively.

Appraisal Rights (Page 164)

Holders of Common Stock are entitled to appraisal rights under Section 262 of the DGCL with respect to the Merger Proposal, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. A copy of the text of the relevant provisions of Section 262 of the DGCL can be found at https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Holders of Common Stock are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, holders of Common Stock who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in the loss of the right of appraisal.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the Merger Agreement, the Merger and the Special Meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of Common Stock. For important additional information, please refer to the more detailed discussion contained elsewhere or incorporated herein by reference into this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving these proxy materials?

A:

You are receiving this proxy statement and proxy card in connection with the solicitation of proxies by the Board because you were a holder of Common Stock as of    , 2024, the record date for the Special Meeting which is being held in connection with the proposed Merger. To complete the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference in this proxy statement in its entirety. The Merger Agreement calls for a certificate of merger in customary form and substance to effect the Merger to be filed with the Secretary of State of the State of Delaware as provided by the DGCL. The Company will submit the Merger Proposal to its stockholders for approval at the Special Meeting described in this proxy statement. For more information, please read the section entitled “The Special Meeting” beginning on page 111 of this proxy statement. You are also being asked to vote to approve the advisory and non-binding Merger-Related Compensation Proposal.

This proxy statement and the related Schedule 13E-3, each of which you should read carefully, contain important information about the Merger, the Merger Agreement and the Special Meeting and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your shares of Common Stock without attending the Special Meeting and to ensure that your shares of Common Stock are represented and voted at the Special Meeting.

Your vote is very important. Even if you plan to attend the Special Meeting, you are encouraged to submit a proxy as soon as possible.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by the Company’s stockholders entitled to vote at the Special Meeting and the other conditions to Closing under the Merger Agreement have been satisfied or waived, subject to the terms and conditions of the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Company. The Company will be the Surviving Corporation and will continue as a wholly owned subsidiary of Parent.

Q:	What will happen to the Company generally as a result of the Merger?

A:

If the Merger is completed, the Company will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any ownership interest in the Company. Upon the Closing, shares of Common Stock will no longer be listed on any stock exchange or quotation system, including Nasdaq. In addition, following the Closing, the registration of shares of Common Stock and the Company’s reporting obligations under the Exchange Act will be terminated.

Q:	What will happen to the Common Stock as a result of the Merger?

A:

If the Merger is completed, each share of Common Stock (other than the Excluded Shares) that you hold immediately prior to the Effective Time will be cancelled and exchanged into the right to receive $14.30 in cash, without interest and subject to any applicable withholding taxes. The Owned Company Shares (including the Rollover Shares, if any) will be cancelled and extinguished without any conversion thereof or consideration paid therefor. This does not apply to the Dissenting Company Shares, as more fully described in the section entitled “Appraisal Rights” beginning on page 164 of this proxy statement. The treatment of the Common Stock is more fully described in the section entitled “Special Factors—Certain Effects of the Merger—Treatment of the Common Stock” beginning on page 83 of this proxy statement.

Q:	What will happen to the Company Equity Awards as a result of the Merger?

A:

Company Equity Awards will be converted at the Effective Time into, (i) in the case of Company Options, the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company Option multiplied by (B) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such Company Option, provided that if the applicable per share exercise price is equal to or exceeds the Merger Consideration, such Company Options will be cancelled at the Effective Time for no consideration, (ii) in the case of Company RSUs that were granted prior to July 31, 2024, the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration, (iii) in the case of Company RSUs that were granted on or after July 31, 2024, the right to receive an amount in cash equal to (A) the number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration, which will otherwise be subject to the same terms and conditions following the Effective Time (including the applicable vesting schedule) as were applicable to such Company RSU as of immediately prior to the Effective Time and (iv) in the case of Company PBRSUs, the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company PBRSU immediately prior to the Effective Time (determined in accordance with the terms of the respective Company PBRSU award) multiplied by (B) the Merger Consideration. The treatment of Company Equity Awards is more fully described in the section entitled “Special Factors—Certain Effects of the Merger—Treatment of Equity Compensation Awards” beginning on page 83 of this proxy statement.

Q:	What will happen to the Company Warrants as a result of the Merger?

A:

Company Warrants (other than any Buyer Company Warrant) will be entitled to receive a cash payment, without interest, equal in value to (A) the number of shares of Common Stock the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (B) the amount, if any, by which the Merger Consideration exceeds the applicable per share exercise price of such Company Warrant. Buyer Company Warrants will not be entitled to receive any consideration, unless exercised in accordance with such Buyer Company Warrant’s terms prior to the Effective Time. The treatment of Company Warrants is more fully described in the section entitled “Special Factors—Certain Effects of the Merger—Treatment of Company Warrants” beginning on page 83 of this proxy statement.

Q:	When is the Merger expected to be completed?

A:

The Company currently expects the Merger to be completed by the end of 2024. However, the Merger is subject to various closing conditions, including Company stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of the Company’s control could delay the Closing. The Company cannot assure you that it will complete the Merger on this schedule or at all.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting will be held on , 2024 at a.m. Eastern Time, via live webcast at . If you plan to attend the Special Meeting, you must log in using a 16-digit control number. For additional information about the Special Meeting, see the section entitled “The Special Meeting” beginning on page 111 of this proxy statement.

Q:	What are the proposals that will be voted on at the Special Meeting?

A:	You will be asked to consider and vote upon (1) the Merger Proposal and (2) the advisory and non-binding Merger-Related Compensation Proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

The Board, based in part on the unanimous recommendation of the Special Committee, determined that the Transactions are in the best interests of the Company and the Company’s stockholders. Thus, the Board, based in part on the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the Merger Proposal. For more information, read the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement. The Board also recommends that you vote “FOR” the advisory and non-binding Merger-Related Compensation Proposal.

Q:	What happens if the Merger is not completed for any reason?

A:

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Common Stock in connection with the Transactions. Instead, the Company will remain a publicly traded company, and the Common Stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay Parent the Company Termination Fee or Parent may be required to pay the Company the Reverse Termination Fee, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138 of this proxy statement.

Q:	What will happen if stockholders do not approve the Merger-Related Compensation Proposal?

A:

The approval of the advisory and non-binding Merger-Related Compensation Proposal is not a condition to the Closing. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Proposal is approved by the stockholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers in accordance with the terms and conditions of the applicable arrangements even if stockholders do not approve the advisory and non-binding Merger-Related Compensation Proposal.

Q:	Who is entitled to attend and vote at the Special Meeting?

A:

The Record Date for the Special Meeting is    , 2024. If you are the record owner of Common Stock as of the close of business on the Record Date, you are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were    shares of Common Stock outstanding held collectively by approximately    stockholders of record. If your shares of Common Stock are held through a brokerage firm, bank or other nominee, you must obtain and present a proxy from your brokerage firm, bank or other nominee in order to attend and vote your shares of Common Stock at the Special Meeting.

Q:	What is the vote required to approve each proposal at the Special Meeting?

A:	The vote required to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the Special Meeting.

•	The Merger Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock entitled to vote for approval.

•

The approval of the advisory and non-binding Merger-Related Compensation Proposal requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on the matter.

For more information, see the section entitled “The Special Meeting—Vote Required for Approval” beginning on page 112 of this proxy statement.

Q:	Are there any stockholders who have already committed to vote in favor of the Merger?

A:

Yes, TA, which beneficially owned approximately % of the outstanding shares of Common Stock as of the Record Date (excluding the TA Warrant), executed the Voting Agreement in favor of the Company, pursuant to which TA agreed, among other things, to (i) vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger, and (ii) vote all of its shares of Common Stock against any proposal made in opposition to the Merger Agreement or the Merger. See the section entitled “Special Factors—Voting Agreement,” beginning on page 106 of this proxy statement, for additional information.

Q:	How are votes counted?

A:

Each share of Common Stock is entitled to one vote. Shares will not be voted in favor of a matter, if either (i) the holder of the shares marks “AGAINST,” “ABSTAIN,” or does not submit a validly executed proxy or (ii) the shares are broker non-votes. For more information, see the section entitled “The Special Meeting—Voting and Proxies” beginning on page 112 of this proxy statement.

Broadridge Financial Solutions will count, tabulate and certify the votes. A representative of Broadridge Financial Solutions will serve as the inspector of elections at the Special Meeting.

Q:	What is a quorum?

A:

For business to be conducted at the Special Meeting, a quorum must be present. For all the matters that are voted upon at the Special Meeting, a quorum consists of the holders of a majority in voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting, present or represented by proxy. A quorum, once established at the Special Meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Shares of Common Stock present or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

The chairperson of the Special Meeting is permitted by the Company’s bylaws to adjourn the Special Meeting. If a quorum is not present, the Company expects that the Special Meeting will be adjourned until a quorum is obtained.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of the Company of record, you may vote your shares of Common Stock on the matters to be presented at the Special Meeting in any of the following ways:

•

by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The 16-digit control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. Eastern Time on    , 2024. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	virtually—you may attend the Special Meeting by logging in at using the 16-digit control number printed on your proxy card accompanying this proxy statement and cast your vote there.

Q:	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

No. If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee together with its voting instruction form. Your bank, brokerage firm or other nominee has discretionary authority to vote on “routine” proposals if you have not provided voting instructions. However, your bank, brokerage firm or other nominee is precluded from exercising voting discretion with respect to “non-routine” matters. This is often called a “broker non-vote.” All of the proposals to be voted on by stockholders are “non-routine” matters. As a result, if you do not provide voting instructions with respect to these proposals, your shares will not be voted.

You should therefore follow the directions on the enclosed voting instruction form to promptly provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of Common Stock on your behalf.

Please note that you may not vote shares held in “street name” by returning a proxy card or voting instruction form directly to the Company.

Q:	What does it mean if I receive more than one proxy?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	May I change my vote or revoke my proxy after I have delivered my proxy?

A:

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the Special Meeting and voting electronically or by giving written notice of revocation to the Company prior to the time the Special Meeting begins. Written notice of revocation should be mailed to the Company’s Corporate Secretary at 434 W. Ascension Way, 6th Floor, Murray, Utah, 84123. If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, broker or other nominee to change those instructions.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company has retained Innisfree, a professional proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support during the solicitation process, for a fee of up to $50,000, plus reasonable out-of-pocket expenses. The Company’s directors, officers and employees may also, without additional pay, solicit proxies by telephone, facsimile, email and in person. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Common Stock for cash pursuant to the Merger?

A:

If you are a U.S. Holder, the exchange of Common Stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section entitled “Special Factors—U.S. Federal Income Tax Considerations of the Merger,” beginning on page 101 of this proxy statement. Stockholders should consult their tax advisors concerning the U.S. federal income tax considerations relating to the Merger in light of their particular circumstances and any considerations arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly and validly demand appraisal of their shares of Common Stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders are entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery, so long as they fully comply with the procedures established by Section 262 of the DGCL. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 164 of this proxy statement, and Section 262 of the DGCL regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	What happens if I sell my Common Stock before the Special Meeting?

A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date but before the Special Meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Special Meeting.

In addition, if you sell your shares of Common Stock prior to the Special Meeting or prior to the Effective Time, you will not be eligible to exercise your appraisal rights with respect to those shares of Common Stock in respect of the Merger. For a more detailed discussion of appraisal rights and the requirements for perfecting your appraisal rights, see the section entitled “Appraisal Rights” beginning on page 164 of this proxy statement.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results will be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, the Company intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	What do I need to do now?

A:

Even if you plan to attend the Special Meeting virtually, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Special Meeting.

Q:	Who can answer further questions?

A:

For additional information about the Merger, assistance in submitting proxies or voting shares of Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-0637

Banks and brokerage firms, please call: (212) 750-5833

If your shares of Common Stock are held through a brokerage firm, bank or other nominee, you may also call your brokerage firm, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes the key meetings and events that led to and followed the signing of the Merger Agreement. This chronology does not purport to catalog every conversation of or among the members of the Board, the members of the Special Committee, the representatives of the Company or the Special Committee, or other parties, including New Mountain, TA, CD&R and their respective affiliates.

The Board regularly evaluates the Company’s strategic direction and ongoing business plans with a view toward strengthening the Company’s businesses and enhancing stockholder value. As part of this evaluation, a variety of strategic alternatives have been considered or discussed from time to time by the Board or by members of the Board. These have included, among others, (i) the continuation of, and potential improvements to, current business plans, (ii) the investment in, and development of, new products and services, and expansion into new markets, (iii) capital raising activities, (iv) potential expansion opportunities through acquisitions or other commercial relationships and (v) business combinations and other financial and strategic alternatives, including the sale of the Company.

From time to time, including following the Cloudmed Transaction discussed below, various financial sponsors have expressed interest in a potential acquisition of the Company. However, except as described in this section, none have proposed economic terms to the Company, and the Company has not provided or been asked to provide any confidential due diligence information to such persons. In addition, following the Cloudmed Transaction, which significantly altered the business and size of the Company, no strategic counterparty has expressed interest in a potential acquisition of the Company or business combination with the Company.

On January 9, 2022, Old R1 RCM entered into an agreement with the CoyCo Entities (both affiliates of New Mountain), pursuant to which New Mountain’s Cloudmed business would combine with Old R1 RCM under a newly formed holding company (i.e., the Company), with the CoyCo Entities receiving shares of Common Stock equal to approximately 30% of the fully diluted shares of Common Stock on a pro forma basis after giving effect to the transaction (the “Cloudmed Transaction”).

On June 21, 2022, the Cloudmed Transaction closed and, concurrently, the Company and the CoyCo Entities entered into the CoyCo Investor Rights Agreement. The CoyCo Investor Rights Agreement contains a standstill provision that, among other things, does not permit the CoyCo Entities or any of their affiliates to form or join any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock or make acquisition proposals to the Company unless previously requested by the Board.

Concurrently with the closing of the Cloudmed Transaction, the Company and TA, an investment vehicle jointly owned by affiliates of Ascension (the Company’s largest customer) and TowerBrook, entered into the TA Investor Rights Agreement. The TA Investor Rights Agreement contains a standstill provision with respect to TA and its affiliates that is the same as the standstill provision in the CoyCo Investor Rights Agreement. For a summary of the TA Investor Rights Agreement, see the section entitled “Important Information Regarding the Company—Past Contacts, Transactions, Negotiations and Agreements” beginning on page 152 of this proxy statement.

On January 26, 2024, New Mountain, which at the time held approximately 32% of the outstanding shares of Common Stock according to its then most recently filed Schedule 13D/A, submitted a request to the Company for a waiver of the standstill restrictions contained in the CoyCo Investor Rights Agreement, in order to permit New Mountain to make a proposal to acquire all of the outstanding shares of Common Stock not owned by New Mountain (the “New Mountain January 26 Waiver Request”). Attached to the New Mountain January 26 Waiver Request was a draft non-binding proposal with a proposed purchase price of $13.75 per share in cash (the “New Mountain January 26 Draft Proposal”).

On January 31, 2024, the Board held a meeting, also attended by Company management and representatives of Kirkland & Ellis LLP, legal advisor to the Company (“Kirkland”). The members of the Board, Company management and representatives of Kirkland discussed the New Mountain January 26 Draft Proposal and the New Mountain January 26 Waiver Request. Matthew Holt, a director of the Company and Managing Director and President, Private Equity, of New Mountain, addressed the Board. After Company management and New Mountain’s designees on the Board (Bradford Kyle Armbrester, Jeremy Delinsky and Mr. Holt (together, the “New Mountain Board Designees”)) were excused from the meeting, the Board discussed potential responses to the New Mountain January 26 Waiver Request, and discussed that TA had expressed an interest in discussing a potential transaction involving the Company, that the execution risk of a transaction with New Mountain was great and that a joint proposal with TA would be more actionable. After further discussion of a range of options with respect to the New Mountain January 26 Draft Proposal, the Board determined that the Company should take no action at the time on the New Mountain January 26 Waiver Request, but should request that New Mountain discuss a potential transaction involving the Company with TA. TA at the time held approximately 36% of the outstanding shares of Common Stock (including securities convertible into Common Stock) according to its then most recently filed Schedule 13D/A.

Following the Board’s determination at the January 31, 2024 meeting, the Company requested that New Mountain discuss a potential transaction involving the Company with TA. Mr. Delinsky, among others, participated in such discussions as a representative of New Mountain.

On February 5, 2024, the Company entered into an amendment to each of the TA Investor Rights Agreement and the CoyCo Investor Rights Agreement, which eliminated TA’s and New Mountain’s respective rights to approve increases to the size of the Board, as a result of the settlement in an unrelated stockholder lawsuit, as disclosed in the Current Report on Form 8-K that the Company filed on February 6, 2024.

Between January 26 and February 26, 2024, Jill Smith and Agnes Bundy Scanlan, directors of the Company, had several conversations separately with Lee Rivas, a director and Chief Executive Officer of the Company, Joseph Flanagan, a director and the former Chief Executive Officer of the Company, John B. Henneman, the lead independent director of the Board, and Sean Radcliffe, General Counsel of the Company, regarding considerations around process in connection with a potential transaction.

On February 26, 2024, New Mountain submitted a request to the Company for a waiver of the standstill restrictions contained in the CoyCo Investor Rights Agreement, in order to permit New Mountain to make a proposal to acquire all of the outstanding shares of Common Stock not owned by New Mountain (the “New Mountain February 26 Waiver Request”), which also stated that, at the request of the Board, New Mountain and TA were having ongoing discussions regarding a potential transaction. Attached to the New Mountain February 26 Waiver Request was a revised draft non-binding proposal with a proposed purchase price of $13.75 per share in cash and which did not require the participation of any other existing stockholders (the “New Mountain February 26 Draft Proposal”).

Later that day, New Mountain filed an amendment to its Schedule 13D, which described the New Mountain January 26 Draft Proposal, the New Mountain February 26 Draft Proposal, the New Mountain January 26 Waiver Request, the New Mountain February 26 Waiver Request and the status of New Mountain’s ongoing discussions with TA.

After New Mountain filed its Schedule 13D amendment, various financial sponsors contacted Mr. Rivas expressing potential interest in a transaction with respect to the Company and one financial sponsor contacted Mr. Flanagan. However, none of these financial sponsors expressed an interest in pursuing a transaction other than as a co-investor with New Mountain or TA.

On February 28, 2024, the Board held a regularly scheduled meeting, also attended by Company management, representatives of Kirkland and non-director representatives of each of TA and New Mountain.

Among other matters discussed over the course of this meeting, the Board was provided with an update regarding the Company’s operational performance during 2023, anticipated priorities and challenges for the business, including the anticipated impact of the Change Healthcare cyberattack and other headwinds and developments affecting certain end-to-end and physician customers. In addition, the Board was provided with a summary of, and discussed, the New Mountain February 26 Waiver Request and the New Mountain February 26 Draft Proposal, including the status of New Mountain’s ongoing discussions with TA regarding a potential transaction. Mr. Holt provided New Mountain’s perspective on its waiver request and related draft non-binding proposal. The New Mountain Board Designees and representatives of each of TA (other than TA’s designees on the Board, each of whom remained in attendance) and New Mountain then left the meeting. Representatives of Kirkland reviewed with the remaining Board members the Board’s fiduciary duties and led the Board through a review and discussion of a range of options with respect to the New Mountain February 26 Waiver Request and the New Mountain February 26 Draft Proposal. The remaining directors and Company management discussed the potential engagement of financial advisors, including Barclays, which had acted as Cloudmed’s financial advisor during its acquisition by the Company and for the Company in other previous unrelated transactions. After discussion, the Board indicated it was supportive of management engaging a financial advisor on behalf of the Company, after which Company management (including Mr. Rivas) left the meeting. Representatives of Kirkland then discussed with the Board potential next steps and options for the Board to review a potential transaction with New Mountain, including the potential formation of an independent special committee of the Board comprised of directors who were independent of New Mountain, TowerBrook, Ascension and their respective affiliates (collectively, the “Investor Parties”), given the possibility that TA might be interested in making a joint bid with New Mountain for such a transaction.

Also at the Board’s February 28, 2024 regularly scheduled meeting, the Board reconstituted its Executive Committee, appointing Mr. Flanagan, Mr. Henneman, Mr. Holt, Mr. Rivas, Ian Sacks, a director of the Company designated by TA and Managing Director of TowerBrook, and Anthony J. Speranzo, a director of the Company designated by TA and Chief Executive Officer and President of Ascension Capital, LLC (“Ascension Capital”), as the members of the Executive Committee. However, there have been no meetings of the reconstituted Executive Committee and such committee has taken no action related to the Special Committee’s review of strategic alternatives.

During early 2024, Mr. Delinsky engaged in high-level discussions with representatives of each of New Mountain and TA regarding Mr. Delinsky’s potential service in a management role with the Company following a possible joint transaction. Certain of these discussions involved Mr. Flanagan, who also was approached by representatives of each of New Mountain and TA about potential leadership roles with the Company following a possible joint transaction, including possible service on a leadership team that included Mr. Delinsky. Throughout February 2024 and early March 2024, Mr. Delinsky was shown preliminary term sheets regarding the terms of his potential employment, including compensation, which were intended to be discussed between New Mountain and TA. In early March 2024, representatives of each of New Mountain and TA discussed with Mr. Flanagan possible compensation frameworks for different leadership roles with the Company that Mr. Flanagan might take following a joint transaction.

On February 29, 2024, Ms. Smith contacted a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) based on Ms. Smith’s experience working with Skadden on public company mergers and acquisitions unrelated to the Company, given the fact that the Board was considering potential courses of action in responding to the New Mountain February 26 Waiver Request and the New Mountain February 26 Draft Proposal, and the possibility that TA might be interested in making a joint bid with New Mountain regarding a potential transaction with respect to the Company.

On March 3, 2024, the Board held an informational session, also attended by representatives of Barclays and Kirkland, without the New Mountain Board Designees present. Representatives of Barclays provided a situational summary of the New Mountain February 26 Waiver Request and the New Mountain February 26 Draft Proposal and reviewed potential strategic alternatives with the Board. Representatives of Kirkland discussed with the Board its fiduciary duties, the Company’s rights and obligations under the investor rights agreements with each of TA and New Mountain, and the potential implications of a change of control transaction of the Company under the Company’s key customer agreements. Representatives of Kirkland also discussed with the Board potential next steps and options for the Board to review a potential transaction with New Mountain, including the formation of an independent special committee of the Board comprised of directors who were independent of the Investor Parties, given the possibility that TA might be interested in making a joint bid with New Mountain for such a transaction.

Between March 3 and March 7, 2024, in anticipation of the Board reviewing and acting on the formation of an independent special committee and at the request of Mr. Radcliffe, representatives of Skadden conducted interviews of directors who expressed an interest in serving on an independent special committee in order to assess whether each such director was independent of the Investor Parties and disinterested with respect to a potential transaction between the Company and the Investor Parties.

On March 5, 2024, Ms. Bundy Scanlan, Mr. Flanagan and Ms. Smith called a Board meeting for March 7, 2024, to review and act upon a motion for the formation of an independent special committee. These directors discussed this step with each other prior to and following the Board’s March 3 informational session, including in certain discussions that included Mr. Radcliffe and/or representatives of Skadden.

On March 7, 2024, the Board held a meeting, also attended by Company management and representatives of Skadden. It was noted that representatives of Skadden were present at the invitation of Mr. Radcliffe, although Skadden had not been engaged by the Company and, in the event that an independent special committee were formed, the independent special committee would make its own determination as to engaging an independent legal advisor (whether Skadden or another firm selected by the independent special committee). Representatives of Skadden discussed with the Board the fiduciary duty considerations for directors under Delaware law in responding to the New Mountain February 26 Waiver Request and the New Mountain February 26 Draft Proposal and the possibility that the Investor Parties might pursue a joint transaction in the future. Representatives of Skadden then discussed with the Board Skadden’s process of interviewing directors who had expressed willingness to serve on an independent special committee and determining whether such individuals were independent and disinterested with respect to the Investor Parties and a potential transaction. Representatives of Skadden noted that there were no known facts relevant to Mmes. Bundy Scanlan and Smith that constituted actual or potential conflicts of interest relative to either the Investor Parties or a potential transaction.

After discussion, the Board voted (except for (x) Mr. Speranzo, Clay Ashdown, a director of the Company affiliated with IHC Health Services, Inc. (“Intermountain Health”), and Mr. Sacks, all of whom left the meeting prior to the vote, and (y) Anthony Tersigni, a director of the Company designated by TA and Chair of Ascension Capital’s board of directors, and Neal Moszkowski, a director of the Company designated by TA and Chair of TowerBrook, both of whom abstained from voting) to form an independent special committee of the Board, comprised of Mmes. Bundy Scanlan and Smith, with the power and authority to, among other things, (i) consider, review and evaluate a Potential Transaction and any Other Alternative, (ii) explore a Potential Transaction or any Other Alternative to ultimately determine whether such Potential Transaction or any Other Alternative is advisable, fair to, and in the best interests of, the Company’s stockholders (excluding any stockholder who is not disinterested), and to recommend to the Board (in its sole discretion) the advisability of any Potential Transaction or any Other Alternative, (iii) participate in and direct the negotiation of the terms and conditions of any Potential Transaction or any Other Alternative, and authorize, monitor and exercise general oversight on behalf of the Company of all agreements, proceedings and activities of the Company involving, responding to or relating to any Potential Transaction or any Other Alternative, (iv) terminate any negotiations, discussions or consideration of, or reject, on behalf of the Company, any Potential Transaction or any Other Alternative, (v) in the event that definitive documents and agreements with respect to any Potential Transaction or any Other Alternative are entered into, authorize, monitor and exercise general oversight on behalf of the Company of all further agreements, proceedings and activities of the Company involving or relating to such

Potential Transaction or any Other Alternative or the consummation or termination thereof and (vi) retain its own independent financial and legal advisors and incur such reasonable expenses in connection with the discharge of its duties. The Board also resolved that the Special Committee, if applicable, would determine whether a Potential Transaction or any Other Alternative is advisable, fair to, and in the best interests of the unaffiliated security holders of the Company and that, for so long as the Special Committee was existing, the Board would not approve, recommend for approval or implement any Potential Transaction or any Other Alternative (or any modification, variation, supplement or waiver of a Potential Transaction or any Other Alternative) or submit any such Potential Transaction or any Other Alternative for the approval of stockholders of the Company, unless the Special Committee had, in its sole discretion, recommended such Potential Transaction or any Other Alternative and such recommendation had not been revoked or withdrawn.

On March 11, 2024, the Company issued a press release announcing the formation of the Special Committee (the “March 11 Press Release”).

Following the publication of the March 11 Press Release, Barclays received inbound inquiries from financial sponsors expressing potential interest in the Company. Specifically, in March 2024, representatives of nine financial sponsor counterparties, including CD&R, contacted representatives of Barclays to express potential interest in being a co-investor with New Mountain and TA in a transaction involving the Company. None of the financial sponsors expressed any interest in submitting an acquisition proposal for the Company separate from New Mountain and TA.

Also on March 11, 2024, TA submitted to the Company a request for waivers and approvals under anti-takeover statutes, including Section 203 of the DGCL, in order to facilitate further discussions between TA and New Mountain to determine whether there was a basis to pursue a joint transaction with respect to the Company (the “TA March 11 Waiver Request”). The TA March 11 Waiver Request also noted that (i) at the request and urging of the Board, representatives of TA had engaged in preliminary discussions with representatives of New Mountain to determine whether there was a basis to pursue a joint transaction with respect to the Company, (ii) while such discussions had been productive to date and continued, they had not resulted in any agreement, arrangement or understanding between TA and New Mountain to date, (iii) neither TA nor New Mountain (according to the amendment to the Schedule 13D filed by New Mountain on February 26, 2024) was interested in selling to another party any shares of Common Stock that it held at this time, (iv) TA believed that a transaction with respect to the Company other than a joint transaction with both TA and New Mountain would be difficult, if not impossible, to execute and (v) TA’s preference was to seek to find common ground with New Mountain with respect to pursuing a proposal for a joint transaction with respect to the Company. Later that day, TA filed an amendment to its Schedule 13D, which described the TA March 11 Waiver Request and attached the TA March 11 Waiver Request as an exhibit.

Later on March 11, 2024, representatives of Ropes & Gray LLP (“Ropes”), legal advisor to New Mountain, orally communicated to representatives of Skadden a request for waivers and approvals under anti-takeover statutes, including Section 203 of the DGCL, in order to facilitate further discussions between TA and New Mountain (the “New Mountain March 11 Waiver Request”).

On March 12, 2024, the Special Committee held a meeting, also attended by a representative of Skadden. The Special Committee discussed the potential engagement of Barclays and Qatalyst Partners as the Special Committee’s financial advisors and the information provided by each to date concerning relationships between each such financial advisor, on the one hand, and each of the Investor Parties, on the other hand, and discussed whether there was risk that such relationships could present a conflict of interest on the part of each financial advisor and the benefit of working with each financial advisor given its particular expertise and experience. The representative of Skadden noted that several confirmatory questions required to complete the evaluation of relationships were pending. It was the consensus of the Special Committee that, subject to the review of any additional information concerning relationships that could present a conflict of interest, the Special Committee expected to view each of Barclays and Qatalyst Partners as independent for purposes of the proposed engagement. The Special Committee considered that having two financial advisors could be beneficial to its review of strategic alternatives in connection with the recent communications from New Mountain and TA. The Special Committee also considered the expertise of Qatalyst Partners within the technology sector and with regard to public company transactions and special committee engagements, and the expertise of Barclays within the healthcare and healthcare-related information technology and services sector and its knowledge of the Company’s specific business and stakeholders. In the process of selecting its financial advisors, the Special Committee also considered and interviewed a third investment bank, but determined not to proceed with such investment bank.

The Special Committee discussed the New Mountain February 26 Waiver Request, the New Mountain March 11 Waiver Request and the TA March 11 Waiver Request. The Special Committee noted that there had been other communications by representatives of New Mountain to the effect that it could be willing to sell its stake in the Company at certain prices and was supportive of the Company forming the Special Committee and exploring third-party interest. It was the consensus of the Special Committee that a response to the recent communications from TA and New Mountain, including the New Mountain February 26 Waiver Request, the New Mountain March 11 Waiver Request and the TA March 11 Waiver Request, should occur following further discussion between the Special Committee and its advisors.

The Special Committee then discussed the reasons why seeking input from time to time from Mr. Flanagan and directors of the Company affiliated with major customers could be beneficial to the Special Committee in its review of strategic alternatives, even though such individuals could have interests that differed from those of unaffiliated stockholders. The Special Committee noted that it was aware that Mr. Flanagan had discussions from time to time with representatives of each of New Mountain and TA as to their interest in the Company, and that both investors had expressed interest in Mr. Flanagan having a management or other role at the Company following a transaction. The Special Committee was aware of Mr. Flanagan’s potential conflicts, but valued his perspectives on the Company given his industry expertise and experience with the Company, and determined that the Special Committee would benefit from hearing Mr. Flanagan’s perspectives in addition to other sources of information and could form its own judgment as to the Company’s position and prospects.

On March 14, 2024, representatives of Skadden confirmed to the members of the Special Committee that Skadden had not performed work for any of New Mountain, TowerBrook or Ascension in the past four years (and, based on information known to such representatives of Skadden, this confirmation also extended to portfolio companies of New Mountain, TowerBrook or Ascension during such period), and subsequently the Special Committee determined that Skadden was independent from New Mountain, TowerBrook and Ascension. Members of the Special Committee had previously discussed with another law firm potentially serving as the Special Committee’s legal advisor, but determined not to proceed with such law firm.

On March 15, 2024, the Special Committee held a meeting, also attended by a representative of Skadden. The representative of Skadden discussed with the Special Committee Qatalyst Partners’ and Barclays’s respective relationship disclosures, including additional information received in response to confirmatory questions. The Special Committee noted that Qatalyst Partners had not received in the past any fees from the Company, New Mountain, TowerBrook or Ascension and their respective portfolio companies of which Qatalyst Partners was aware. It was the consensus of the Special Committee that it viewed the historical fees received by Barclays from the relevant parties as immaterial to Barclays or the proposed Barclays deal team, and determined that each of Barclays and Qatalyst Partners was independent for purposes of the proposed engagement.

On March 18, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays discussed with the Special Committee their initial perspectives on the level of potential interest in the Company from financial sponsor and strategic counterparties and other potential strategic alternatives for the Company’s business. The Special Committee requested that Qatalyst Partners and Barclays engage with management to request that management develop a long-range forecast for review by the Special Committee. The Special

Committee also discussed the trends, risks and opportunities affecting the Company’s business and its industry with representatives of each of Qatalyst Partners and Barclays.

The Special Committee then discussed the New Mountain February 26 Waiver Request, the New Mountain March 11 Waiver Request and the TA March 11 Waiver Request, including whether discussions between TA and New Mountain should be allowed to continue at such time (given the pendency of the Special Committee’s review of strategic alternatives) and potential responses to each of the waiver requests. After discussion, the Special Committee directed Skadden to communicate to TA and New Mountain that (i) any further discussions between them concerning a potential transaction with respect to the Company (whether or not structured as a joint transaction) beyond what had been previously disclosed by TA and New Mountain should cease and (ii) the Special Committee had not agreed to the New Mountain February 26 Waiver Request, the New Mountain March 11 Waiver Request or the TA March 11 Waiver Request.

The Special Committee then discussed with its advisors the reasons why, taking into consideration potential conflicts of interest, seeking input from time to time from Mr. Flanagan and directors of the Company affiliated with major customers could be beneficial to the Special Committee in its review of strategic alternatives. It was noted that Mr. Flanagan had been contacted by a financial sponsor. It was also noted that TA and New Mountain had conveyed to Mr. Flanagan that they viewed him as potentially having a role in the leadership of the Company in the future. Additionally, it was noted that New Mountain had also expressed interest in Mr. Delinsky serving in a leadership role.

Later on March 18, 2024, at the direction of the Special Committee, Skadden sent a letter (the “March 18 Letter”) to TA and New Mountain communicating the Special Committee’s directions as discussed at the meeting earlier that day. The following day, on March 19, 2024, the Company filed a Current Report on Form 8-K disclosing the Special Committee’s determination that discussions between TA and New Mountain should cease concerning a potential transaction with respect to the Company (whether or not structured as a joint transaction) (the “March 19 Company Announcement”).

Between March 18, 2024 and May 6, 2024, Mr. Delinsky participated in conversations with New Mountain regarding a potential transaction, but did not have any such discussions with TA.

Also on March 18, 2024, the Special Committee entered into an engagement letter with Skadden.

On March 19, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. It was reported that Company management had been asked to present an update on business operations to members of the Board, including directors designated by TA and New Mountain, and the Special Committee determined that one or both members of the Special Committee would continue to participate in any update sessions offered to a subset of directors. The Special Committee discussed the media response to the March 19 Company Announcement, the anticipated timing and workplan for management to develop a long-range forecast for review by the Special Committee, and the potential involvement of Mr. Flanagan in the review of this long-range forecast at an appropriate time. The Special Committee instructed representatives of each of Qatalyst Partners and Barclays to meet with (i) each of TA, New Mountain and the four customers of the Company with representatives on the Board other than Ascension (those customers being Intermountain Health, LifePoint Health, Inc. (“LifePoint”), Providence Health & Services – Washington (“Providence”) and Sutter Health), for the purpose of determining the positions and objectives of such parties, and (ii) Mr. Flanagan, for the purpose of understanding any inbound interest directed to Mr. Flanagan and obtaining his perspective on the Company’s position and prospects.

On March 21, 2024, representatives of each of Qatalyst Partners, Barclays and Skadden held an information session with Ms. Smith to provide a process update (Ms. Bundy Scanlan was unable to attend the session but was separately updated on the developments by Ms. Smith). Ms. Smith reported that she had conversations with Erik

Wexler, a director of the Company affiliated with Providence, and David Dill, a director of the Company affiliated with LifePoint, and each of them expressed support for the role of the Special Committee and for it to undertake evaluations of strategic alternatives.

On March 25, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had a phone conversation with Mr. Holt and another representative of New Mountain to discuss New Mountain’s perspective on the Company’s position and prospects, including the opportunities and headwinds facing the Company’s business. Mr. Holt also confirmed that New Mountain had not communicated with TA regarding a joint transaction with respect to the Company following receipt of the March 18 Letter. Mr. Holt and the other representative of New Mountain expressed that New Mountain’s preferred transaction structure included continued involvement by Ascension, that it was potentially willing to explore selling its stake in the Company to a third-party buyer and was presently inclined to support a process by the Special Committee to solicit interest from third parties in an acquisition of the Company, but that New Mountain was skeptical that any third-party buyer would be willing to offer a sufficiently high price to entice New Mountain to sell its stake in the Company.

On March 26, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had a conversation with Mr. Flanagan for the purpose of understanding any inbound interest directed to Mr. Flanagan and to discuss Mr. Flanagan’s perspective on the Company’s position and prospects.

On March 28, 2024, the Company and the Special Committee entered into separate engagement letters with each of Qatalyst Partners and Barclays.

Also on March 28, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had a conversation with Mr. Speranzo and Mr. Sacks to discuss TA’s perspective on the Company’s position and prospects, including the opportunities and headwinds facing the Company’s business. Mr. Speranzo and Mr. Sacks confirmed that TA had not communicated with New Mountain regarding a joint transaction with respect to the Company following receipt of the March 18 Letter. Mr. Speranzo and Mr. Sacks indicated that TA would not be willing to sell its stake in the Company at any price, communicated that TA believed that a transaction with respect to the Company other than a joint transaction with both TA and New Mountain would be difficult, if not impossible, to execute, and noted the importance of the Ascension customer relationship to the Company. Mr. Speranzo and Mr. Sacks also expressed TA’s belief that a process to solicit third-party interest in a transaction involving the Company would be futile given the public expression of potential interest by New Mountain and TA, that neither New Mountain nor TA was interested in selling its stake in the Company and the distraction to management of the Company of such a process during a time of operational challenges for the Company.

On March 29, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays updated the Special Committee on their recent conversations with Mr. Flanagan, representatives of New Mountain and representatives of TA, respectively, as described above. The Special Committee instructed Qatalyst Partners and Barclays to conduct additional conversations with representatives of each of New Mountain and TA in order to clarify their respective positions and to permit the Special Committee to determine whether the Special Committee should pursue a process to solicit interest from third parties. The Special Committee also requested that each of Qatalyst Partners and Barclays conduct outreach to understand the perspectives of the four customers of the Company with representatives on the Board (other than Ascension) through conversation with their respective representatives on the Board. In addition, the Special Committee discussed the status of preparation of the long-range forecast by management and instructed Qatalyst Partners and Barclays to coordinate review by Mr. Flanagan of management’s long-range forecast in advance of management’s presentation to the Special Committee.

Also on March 29, 2024, the Special Committee met with Company management and representatives of each of Qatalyst Partners and Barclays to discuss management’s perspective on the state of the Company’s financial performance and business outlook, including the opportunities and headwinds facing the business.

Between April 2 and April 9, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had a conversation with each of Mr. Dill, Dominic Nakis, Mr. Wexler and Mr. Ashdown, directors of the Company affiliated with LifePoint, Sutter Health, Providence and Intermountain Health, respectively, to discuss their respective perspectives on the Company’s position and prospects. Each customer representative confirmed during such conversations that they understood that such customer had the right, under its applicable agreement with the Company, to be invited to participate in a process conducted by the Special Committee that could result in a change of control and that, if so invited, the standstill restrictions in its applicable agreement with the Company would allow such customer to submit private proposals to the Special Committee, although it was later determined that such standstill restrictions and the right to be invited to participate in such a sale process with respect to Intermountain Health had previously terminated pursuant to their terms. All of the customer representatives expressed support for the Company and the Special Committee’s role and none of them expressed strong preferences (as representatives of the Company’s customers) as to whether the Company remained a public company or became privately held or, if the Company were to be sold, whether it would be sold to a strategic or private equity buyer. Representatives of each of Qatalyst Partners and Barclays provided updates to the Special Committee of these conversations at the Special Committee meetings following each such conversation.

On April 3, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden and discussed the status of preparation of the long-range forecast by management for review by the Special Committee. It was noted that Mr. Flanagan had confirmed his willingness to review the long-range forecast and participated with representatives of each of Qatalyst Partners and Barclays in reviewing management’s long-range forecast.

The Special Committee then discussed potential next steps in light of the recent conversations with representatives of each of New Mountain and TA, as described above. It was proposed that representatives of each of Qatalyst Partners and Barclays communicate to New Mountain and TA that, in addition to the Special Committee engaging with either of them, the Special Committee would expect to reach out to a targeted number of third parties to determine their interest in a transaction involving the Company. It was also discussed that representatives of each of Qatalyst Partners and Barclays should confirm with New Mountain whether they could communicate to TA that New Mountain was willing to explore selling its stake in the Company to a third-party buyer and would support a process by the Special Committee to solicit interest in the Company from third parties. After discussion, the Special Committee instructed representatives of each of Qatalyst Partners and Barclays to progress communications with New Mountain and TA in the manner discussed during the meeting. Representatives of Skadden then discussed with the Special Committee potential considerations for structuring and completing a transaction involving one or both of New Mountain and TA under the legal framework established by Delaware law (including the Delaware law framework established by the “MFW” case and its progeny with respect to transactions involving a controlling stockholder or a control group, including the potential legal implications of conditioning such a transaction on a non-waivable majority vote of the unaffiliated stockholders of the Company (the “MFW Framework”)), the Company’s organizational documents and the Investor Rights Agreements.

The Special Committee also discussed anticipated meetings between members of the Board (including representatives of New Mountain and TA) and members of management to discuss operational matters unrelated to a potential transaction. It was the consensus of the Special Committee that such meetings with management could occur so long as the content concerned operational matters unrelated to a potential transaction and provided that the Special Committee or its representative had an opportunity to attend.

On April 5, 2024, the Special Committee held a meeting, also attended by Mr. Flanagan, Company management, including Mr. Rivas, Jennifer Williams, Chief Financial Officer of the Company, Mr. Radcliffe and representatives of each of Qatalyst Partners, Barclays and Skadden. Mr. Rivas and Ms. Williams discussed with the Special Committee the draft long-range forecast developed by Company management (as further described in the section entitled “Special Factors—Unaudited Prospective Financial Information” beginning on page 85 of this proxy statement), including aspects of the draft long-range forecast that could vary as a result of, among other things, the Change Healthcare cyberattack that occurred in February 2024. Following discussion, the Special Committee instructed Company management to continue to progress the draft long-range forecast and requested additional information to assist their evaluation.

On April 6, 2024, the Special Committee held a meeting, also attended by Mr. Flanagan and representatives of Skadden. The Special Committee discussed with Mr. Flanagan various aspects of the draft long-range forecast prepared by Company management and the additional information requested by the Special Committee from management. Mr. Flanagan discussed with the Special Committee his perspectives on these topics and the opportunities and headwinds facing the Company’s business, based on his experience with the Company and in the industry.

On April 9, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays spoke with representatives of New Mountain. Representatives of New Mountain confirmed that each of Qatalyst Partners and Barclays could communicate to TA that New Mountain was willing to explore selling its stake in the Company to a third-party buyer and supported a process by the Special Committee to solicit interest in the Company from third parties. Representatives of New Mountain again communicated that New Mountain did not expect that a third-party buyer would be willing to offer a price that was sufficiently high to entice New Mountain to sell its stake instead of pursuing its own transaction with respect to the Company.

Later on April 9, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays communicated to representatives of TA that (i) New Mountain was willing to explore selling its stake in the Company to a third-party buyer and supported a process by the Special Committee to solicit interest in the Company from third parties and (ii) the Special Committee was likely to determine its next steps with regard to exploring third-party interest in the next week or so. Representatives of TA responded that TA would evaluate its alternatives if the Special Committee determined to initiate a sales process.

Also on April 9, 2024, the Special Committee held a meeting, also attended by Company management, including Mr. Rivas and Ms. Williams, and representatives of each of Qatalyst Partners, Barclays and Skadden. Ms. Williams and Mr. Rivas discussed the Company’s responses to the questions raised by the Special Committee with respect to management’s long-range forecast. The Special Committee discussed with management the key assumptions underlying the long-range forecast and trends, risks and opportunities that could cause actual results to vary from the long-range forecast. After the members of Company management departed the meeting, the Special Committee further discussed with the representatives of each of Qatalyst Partners and Barclays the draft long-range forecast. Following this discussion, the Special Committee requested that each of Qatalyst Partners and Barclays use the draft long-range forecast discussed at the meeting (which was the same as the draft long-range forecast discussed at the Special Committee’s meeting on April 5, 2024) for purposes of preparing preliminary financial analyses with respect to the Company for review at an upcoming meeting.

Representatives of each of Qatalyst Partners and Barclays then discussed with the Special Committee their recent conversations with representatives of each of New Mountain and TA, as described above. The Special Committee discussed next steps in interacting with both parties in order to maximize the potential of the Special Committee’s process to review strategic alternatives. Representatives of each of Qatalyst Partners and Barclays then updated the Special Committee on their outreach to directors of the Company affiliated with the Company’s customers (other than Ascension) to understand the perspectives of customers.

Between April 4 and April 17, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had conversations with representatives of each of TA and New Mountain separately. In these conversations, representatives of each of New Mountain and TA generally reiterated their positions previously conveyed to representatives of each of Qatalyst Partners and Barclays that: (i) New Mountain supported the Special Committee soliciting third-party interest and was willing to explore selling its stake in the Company to a third-party buyer, but did not expect that a third-party buyer would be willing to offer a price that was sufficiently high to entice New Mountain to sell its stake instead of pursuing its own transaction with respect to the Company; (ii) New Mountain preferred to partner with TA with respect to a transaction (and that the Company’s customer relationship with Ascension was a critical diligence priority for New Mountain), but was open to other partners in addition to TA; and (iii) TA was not interested in selling its stake in the Company, was unlikely to be supportive of a process by the Special Committee to solicit third-party interest and had not yet confirmed whether it would participate in such a sale process should the Special Committee determine to pursue one.

On April 17, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays discussed with the Special Committee their respective preliminary financial analyses of the Company based on the draft long-range forecast developed by Company management discussed during the Special Committee meeting on April 5, 2024. The Special Committee discussed the New Mountain February 26 Draft Proposal and changes to the Company’s prospects since then. It was the consensus of the Special Committee that it would be in the best interest of the Company and its unaffiliated stockholders to engage with New Mountain and potentially other interested parties with respect to a potential transaction involving the Company.

Representatives of each of Qatalyst Partners and Barclays then discussed with the Special Committee the current respective positions communicated by each of New Mountain and TA, as summarized above. The Special Committee also discussed with representatives of each of Qatalyst Partners and Barclays potential outreach to financial sponsor and strategic counterparties and potential strategies for engaging with each of New Mountain and TA in order to maximize the effectiveness of the Special Committee’s outreach to third parties. It was the consensus of the Special Committee to offer New Mountain and TA the opportunity to separately participate in a due diligence process under non-disclosure agreements and inform New Mountain and TA that the Special Committee planned to solicit interest from financial sponsor and strategic counterparties. The Special Committee also requested representatives of each of Qatalyst Partners and Barclays to confirm whether New Mountain would be willing to publicly express its support for the Special Committee’s outreach to potentially interested third parties and inform TA that the outreach would proceed. The Special Committee considered the importance of continuing to prevent New Mountain and TA from partnering with respect to a transaction and being able to communicate New Mountain’s current positions, so that third parties would see an actionable path to a transaction. The Special Committee also considered the possible risk that TA’s position that it was not interested in selling its stake would have the effect of discouraging third-party interest. The Special Committee instructed representatives of each of Qatalyst Partners and Barclays to consider possible new public disclosure concerning the Special Committee’s process and to make a recommendation as to potential third-party outreach targets at an upcoming meeting.

Following the April 17 Special Committee meeting, representatives of each of Qatalyst Partners and Barclays conveyed the Special Committee’s messages as directed by the Special Committee. In the conversation with representatives of New Mountain, representatives of New Mountain expressed openness to the issuance of a press release stating its willingness to support the Special Committee’s outreach to potentially interested third parties.

On April 20, 2024, representatives of Barclays provided to the Special Committee an updated memo concerning its relationships with each of the Company, the Investor Parties and their respective affiliates (the “April 20 Barclays Relationships Disclosure”). Concurrently, Barclays also notified the Special Committee of its desire to pursue engagements with two portfolio companies of TowerBrook outside of the United States involving debt financing transactions that were unrelated to any potential transaction involving the Company (the

“TowerBrook Portfolio Company Matters”). Barclays expected to receive up to $1 million in total fees for these proposed engagements. None of the Barclays deal team members involved on behalf of the Special Committee would be involved in these proposed engagements.

On April 22, 2024, the Special Committee held a meeting, also attended by representatives of Skadden. The Special Committee discussed with representatives of Skadden the April 20 Barclays Relationships Disclosure and the TowerBrook Portfolio Company Matters. Following review, it was the consensus of the Special Committee that Barclays should be permitted to move forward with the TowerBrook Portfolio Company Matters and that the April 20 Barclays Relationships Disclosure did not alter the Special Committee’s determination that the historical fees received by Barclays from the Company, the Investor Parties and their respective affiliates were not material to Barclays or the deal team, and therefore the Special Committee’s determination that Barclays was independent for purposes of its engagement had not changed.

Also on April 22, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays discussed with representatives of New Mountain a press release anticipated to be issued by the Company providing an update on the Special Committee’s review of strategic alternatives, which was proposed to include a statement to the effect that New Mountain supported the Special Committee’s outreach to potentially interested third parties and would potentially be willing to sell its stake in the Company in a third-party transaction.

On April 23, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had a conversation with representatives of TA and communicated that the Special Committee believed it would be beneficial for the Company to issue a public statement related to the Special Committee’s review of strategic alternatives that included the statement relating to New Mountain as described in the preceding paragraph. Representatives of TA indicated that TA continued to view outreach to third parties as unnecessary given that TA believed that the only transaction that was actionable, in light of their substantial shareholdings and the sensitivity of the Company’s operations to disruption, would be a joint transaction involving both TA and New Mountain, and that TA wanted to engage now with New Mountain to pursue a potential proposal.

Between April 23 and April 25, 2024, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell”), legal advisor to TA, and representatives of Centerview Partners LLC (“Centerview”), financial advisor to TA, separately reached out to representatives of Skadden and representatives of each of Qatalyst Partners and Barclays, respectively, expressing TA’s objections to issuing such a press release as described above, as well as TA’s view that such a press release could be disruptive to the Company and its business.

On April 24, 2024, Mr. Holt and a representative of New Mountain called a representative of Barclays and indicated that New Mountain was not willing to publicly state its support for the Special Committee’s outreach to potentially interested third parties and that New Mountain strongly preferred to (and potentially would only be willing to) pursue a joint transaction with TA, in particular given the importance of the Company’s customer relationship with Ascension.

Also on April 25, 2024, at the request of Mr. Holt, Mr. Flanagan called Ms. Smith and, among other things, conveyed that he believed that New Mountain viewed working jointly with TA as its preferred path.

On April 26, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners, Barclays and Skadden each described their interactions with representatives of each of New Mountain and TA that took place between April 17 and April 26, 2024. Ms. Smith then described her conversation with Mr. Flanagan on April 25, 2025. Representatives of Skadden also explained that it understood from representatives of Ropes that New Mountain was planning to update its Schedule 13D, but that the draft disclosure had not yet been shared.

The Special Committee discussed that a press release no longer appeared useful, noting the existing prior public statements concerning its review of strategic alternatives. It was also discussed that the anticipated Schedule 13D amendment by New Mountain reflecting its current position could eliminate the benefit of outreach to solicit interest from financial sponsor counterparties, as (i) none would likely engage if they viewed New Mountain as only interested in pursuing a transaction jointly with TA and (ii) financial sponsors would not realistically be able to offer a sufficiently high price for New Mountain to be willing to sell its stake. The Special Committee discussed how there might still be a possible benefit to outreach to solicit interest from strategic counterparties in the event that one of these parties was willing to offer a sufficiently high price for New Mountain to be willing to sell its stake. The Special Committee further discussed with representatives of each of Qatalyst Partners and Barclays the likelihood of strategic counterparties engaging, and that the Company had not received inbound interest from strategic counterparties since the publication of the March 11 Press Release. The Special Committee discussed the possibility of permitting New Mountain and TA to engage in discussions to pursue a joint transaction involving the Company after seeing the specific position of New Mountain in its anticipated amendment to its Schedule 13D, and potential strategies to maximize the terms and conditions of a proposal for such a transaction, including the implications of requesting a proposal be made under the MFW Framework. The Special Committee requested a follow-up meeting after reviewing the Schedule 13D disclosure by New Mountain to finalize its view of next steps.

Later on April 26, 2024, representatives of New Mountain contacted representatives of each of Qatalyst Partners and Barclays to explain that New Mountain was now only interested in pursuing a transaction involving the Company jointly with TA, and to seek permission to engage in discussions with respect to a joint transaction with TA, reiterating the previously requested waivers under the TA Investor Rights Agreement and CoyCo Investor Rights Agreement and anti-takeover statutes in order to be able to move forward with further discussions with TA regarding such a transaction.

On April 27, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays updated the Special Committee on their conversation with representatives of New Mountain on April 26, 2024. The Special Committee discussed whether it would be beneficial to solicit interest from financial sponsor counterparties in light of this change in position by New Mountain. It was the consensus of the Special Committee that such outreach would not be beneficial, as financial sponsors would likely not (i) engage if New Mountain was only interested in pursuing a transaction jointly with TA and (ii) realistically be able to offer a sufficiently high price for New Mountain to be willing to sell its stake. In addition, it was noted that the interest expressed by financial sponsors during preliminary conversations had been exclusively focused on partnering with New Mountain and TA. It was discussed that there might still be a possible benefit to outreach to solicit interest from strategic counterparties in the event that one of these parties was willing to offer a sufficiently high price for New Mountain to be willing to sell its stake. The Special Committee discussed with representatives of each of Qatalyst Partners and Barclays the likelihood of strategic parties engaging, and representatives of each of Qatalyst Partners and Barclays noted that New Mountain believed that no third party would be willing to offer a sufficiently high price at which New Mountain would be willing to sell its stake, and that, as previously discussed with the Special Committee, TA had specifically communicated that it was not interested in selling its stake in the Company.

Representatives of Skadden then summarized the waivers that had been requested by New Mountain and TA. The Special Committee discussed the possibility of permitting New Mountain and TA to engage in discussions to pursue a joint transaction involving the Company, and strategies to maximize the terms of a proposal for such a transaction, including the potential implications for such a proposal to be made under the MFW Framework. The Special Committee also discussed with its advisors that it could be beneficial to have certain of the waivers be limited to an agreed time period, so that extensions (if requested) would involve an update to the Special Committee on the parties’ progress. The Special Committee instructed representatives of each of Qatalyst Partners and Barclays to (i) contact the five strategic counterparties discussed at the meeting (which were chosen by the Special Committee, following discussion with representatives of each of Qatalyst

Partners and Barclays, because the Special Committee viewed such parties as the most likely to be interested in a potential acquisition of the Company given their respective businesses and potential synergies from such a transaction) in order to determine their interest in exploring a transaction involving the Company and (ii) inform New Mountain and TA separately that the Special Committee was prepared to permit them to engage in further discussions with respect to a joint transaction and provide the relevant waivers each had requested (subject to an agreed time period), in order to be able to move forward with such a transaction and provided that New Mountain and TA agreed that any proposal would be made under the MFW Framework.

Following the April 27, 2024 Special Committee meeting, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had several discussions with representatives of New Mountain and representatives of Centerview about the Special Committee’s expectations for granting the standstill and anti-takeover statute waivers related to a joint transaction proposal. Representatives of each of Qatalyst Partners and Barclays communicated that the Special Committee was prepared to agree to permit further discussions and provide relevant waivers (subject to an agreed time period), but only if New Mountain and TA agreed that any proposal would be made under the MFW Framework. Representatives of New Mountain communicated that New Mountain was willing to proceed in the manner proposed by the Special Committee so long as TA agreed, and that New Mountain intended to file an amendment to Schedule 13D on the morning of April 29, 2024. Representatives of Centerview communicated that TA would need more time to consider the position of the Special Committee.

On April 29, 2024, New Mountain filed an amendment to its Schedule 13D disclosing that following further consideration, and in light of the respective ownership positions of TA and New Mountain and their familiarity with the Company’s operations and customers, New Mountain was now only interested in pursuing a transaction with respect to the Company jointly with TA and that a representative of New Mountain had advised representatives of the Special Committee of such interest.

On April 30, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays contacted representatives of the five potential strategic counterparties chosen by the Special Committee to gauge their interest in a potential acquisition of the Company. By May 29, 2024, all of the strategic counterparties contacted responded that they were not interested in participating in a process for exploring a potential acquisition of the Company. None of these strategic counterparties requested or received confidential due diligence materials.

Also on April 30, 2024, representatives of Centerview communicated to representatives of each of Qatalyst Partners and Barclays that TA was not yet in a position to agree to the Special Committee’s request that a joint transaction proposal would be made under an MFW Framework, and that TA was requesting permission to discuss with New Mountain in order to determine whether such request should be agreed to.

Later on April 30, 2024, representatives of Skadden had a discussion with representatives of Wachtell. Representatives of Wachtell communicated that, while TA might eventually be willing to commit to using an MFW framework, TA was not willing to commit to using an MFW Framework at that point for a joint transaction proposal with New Mountain without first being able to have a more complete discussion of deal terms with New Mountain and reiterated the request for standstill and anti-takeover statute waivers to progress these discussions.

On May 1, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners, Barclays and Skadden updated the Special Committee on their respective interactions with representatives of each of New Mountain and TA over the past few days as described above. The Special Committee considered TA’s request for an opportunity to engage in discussions with New Mountain to determine whether the parties would be able to agree to terms for a proposal prior to determining whether TA would be willing to commit to the MFW Framework. The Special Committee determined that it would (i) defer providing a waiver of the standstill restrictions under the parties’

respective investor rights agreements to permit them to make an actual proposal, preserving the Special Committee’s flexibility to request the MFW Framework at a later time as a condition to submitting the proposal, (ii) for the time being, only waive restrictions on forming a group under the parties’ respective investor rights agreements to allow New Mountain and TA to engage in joint discussions and (iii) approve a full waiver of anti-takeover statutes with respect to a joint transaction by New Mountain and TA involving the Company. It was noted that the final form of the waivers would be submitted for approval by the Board, including the members of the Special Committee, and the members of the Special Committee affirmed that they would be willing to grant the waivers with or without an expiration date. Following such determination, the Special Committee approved the waivers.

On May 6, 2024, the Board, including the members of the Special Committee, approved the waivers (the “May 6 Waiver”) (i) of the standstill restrictions under the CoyCo Investor Rights Agreement and the TA Investor Rights Agreement in order for New Mountain and TA to engage in discussions with respect to a joint transaction involving the Company (provided that such discussions must cease on June 13, 2024, unless a further waiver was provided) and (ii) for a potential joint transaction involving the Company between New Mountain and TA and their respective associates or affiliates under anti-takeover statutes.

Between May 6 and June 30, 2024, Mr. Delinsky participated in various discussions between New Mountain and TA regarding a potential transaction. During such conversations, the possibility of a management role for Mr. Delinsky in a post-transaction company occasionally arose, but such discussions did not address potential compensation arrangements.

On May 7, 2024, New Mountain and TA each filed an amendment to their respective Schedule 13D announcing that the Company granted the May 6 Waiver and that they intended to commence joint discussions with respect to a potential transaction.

On May 8, 2024, the Company released earnings for the first quarter of 2024 and updated the guidance for 2024, which reflected the impact of the Change Healthcare cyberattack and expected full year 2024 revenue related to collections timing, claims inflows, and the ability to meet key performance metrics, as well as increased expenses to support the Company’s customers.

On May 13, 2024, each of New Mountain and TA entered into confidentiality agreements with the Company for purposes of exploring a potential transaction (the “New Mountain Confidentiality Agreement” and the “TA Confidentiality Agreement,” respectively, and collectively, the “May 13 Confidentiality Agreements”). The May 13 Confidentiality Agreements did not contain standstill provisions, as both the CoyCo Investor Rights Agreement and TA Investor Rights Agreement already contained the standstill provisions. The May 13 Confidentiality Agreements prevented each of New Mountain and TA from discussing rollover arrangements with equity holders of the Company.

On May 16, 2024, the Company granted representatives of each of New Mountain and TA access to a virtual data room hosted by the Company containing confidential due diligence materials, including the draft long-range forecast developed by Company management discussed during the Special Committee meeting on April 5, 2024 (as further described in the section entitled “Special Factors—Unaudited Prospective Financial Information” beginning on page 85 of this proxy statement). Throughout the rest of May and until July 30, 2024, representatives of Company management responded to diligence questions and requests for information from New Mountain and TA, participated in diligence calls and meetings and gave presentations regarding the Company to representatives of each of New Mountain and TA. Representatives of each of Qatalyst Partners and Barclays also attended these meetings and presentations.

Soon after New Mountain and TA commenced discussions relating to a possible joint transaction, New Mountain and TA each asked Mr. Flanagan to participate in their diligence review, and between that time and June 10, 2024, Mr. Flanagan attended three diligence calls, also attended by Company management, representatives of each of New Mountain and TA and representatives of each of Qatalyst Partners and Barclays. On June 10, 2024, Mr. Flanagan informed New Mountain and TA that he would no longer participate in diligence relating to a potential joint transaction involving New Mountain and TA until New Mountain and TA provided him with clarity regarding their intentions regarding post-transaction leadership structure.

On May 30, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays discussed with the Special Committee the status of due diligence by New Mountain and TA and provided their viewpoint on anticipated next steps and due diligence timing. It was noted that the waiver under the parties’ respective investor rights agreements would expire on June 13, 2024, and that there was significant work remaining to be done in order for New Mountain and TA to complete due diligence and be in a position to request to submit a joint proposal.

On June 10, 2024, Mr. Flanagan had a conversation with Ms. Smith and shared his view of the ability of New Mountain and TA to align on post-closing governance based on his recent interactions with each of them and in the past, noting that it could be challenging for them to reach consensus.

On June 11, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays met with representatives of each of New Mountain and TA to discuss diligence and financing arrangements. During this meeting, representatives of each of New Mountain and TA confirmed that their due diligence was in advanced stages, but identified several remaining key areas that would require additional time beyond the June 13 expiration date of the May 6 Waiver in order to continue discussions and be in a position to submit a joint proposal. Upon request by representatives of each of Qatalyst Partners and Barclays, representatives of each of New Mountain and TA agreed to provide a more precise timing update and workplan in order for the Special Committee to consider an extension request. Representatives of each of New Mountain and TA also stated that they believed that they were close to finalizing their post-closing governance arrangements for the Company. In subsequent discussions between representatives of each of Qatalyst Partners and Barclays and representatives of each of New Mountain and TA, representatives of each of New Mountain and TA communicated that they expected to submit a joint proposal by July 1, 2024.

Also on June 11, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays updated the Special Committee on their call with representatives of each of New Mountain and TA, as described above. Ms. Smith also provided an update on her discussion with Mr. Flanagan, as described above.

On June 12, 2024, New Mountain and TA submitted a request to extend the expiration date of the standstill waiver granted under their respective investor rights agreements from June 13, 2024, to July 12, 2024 (the “June 12 Waiver Extension Request”) and requested a response from the Special Committee by June 13, 2024. In subsequent discussions between representatives of each of Qatalyst Partners and Barclays and representatives of each of New Mountain and TA, representatives of each of New Mountain and TA communicated that, although they expected to submit a joint proposal by July 1, 2024, they requested an extension of the deadline to July 12, 2024, in case they required additional time to submit a proposal.

Later on June 12, 2024, the Special Committee and representatives of each of Qatalyst Partners, Barclays and Skadden discussed and corresponded regarding the June 12 Waiver Extension Request and the Special Committee’s potential responses to such request, and, on June 13, 2024, the Special Committee approved the June 12 Waiver Extension Request and recommended it to the Board for approval. Later that day, the Board also approved the June 12 Waiver Extension Request. TA subsequently filed an amendment to its Schedule 13D, announcing that the June 12 Waiver Extension Request had been granted.

On June 14, 2024, New Mountain filed an amendment to its Schedule 13D, announcing that (i) the June 12 Waiver Extension Request had been granted, (ii) Mr. Delinsky was assisting, and intended to continue to assist,

New Mountain in conducting due diligence on the Company and (iii) New Mountain and Mr. Delinsky had preliminary discussions and intended to continue to have discussions regarding the possibility of Mr. Delinsky serving in an executive capacity or advisory role with the Company following a potential transaction.

Also on June 14, 2024, Mr. Delinsky filed a Schedule 13D with similar disclosure to that of New Mountain’s June 14, 2024 Schedule 13D described above.

On June 28, 2024, representatives of each of Qatalyst Partners and Barclays met with representatives of each of New Mountain and TA together to seek an update on their timing for a joint transaction proposal. Representatives of each of Qatalyst Partners and Barclays discussed with representatives of each of New Mountain and TA the significant volume of due diligence conducted in the past few weeks. Representatives of each of New Mountain and TA confirmed that due diligence was largely finished, other than questions that TA had raised concerning the estimated financial impact of (i) the Ascension data breach first publicly announced on May 8, 2024, and (ii) the divestitures of various hospital networks by Ascension.

On June 30, 2024, Mr. Holt called a representative of Barclays to indicate that New Mountain planned to request a standstill waiver from the Special Committee the following day in order to make a proposal that would not be a joint proposal with TA, and expressed concerns as to post-closing governance in a joint transaction. Mr. Holt did not disclose the offer price in this conversation but indicated that the offer would have fully committed equity and debt financing. Mr. Holt also indicated that New Mountain planned to file an amendment to its Schedule 13D after making such a waiver request, reflecting such a waiver request. Mr. Holt further indicated that the value New Mountain would be willing to pay would decrease with the passage of time and that he believed that moving quickly would be in the interests of the Company and its stockholders.

Later that day, representatives of Ropes spoke with representatives of Skadden and conveyed a similar message as Mr. Holt had communicated to the representative of Barclays, including the anticipated filing of the amendment to New Mountain’s Schedule 13D. Representatives of Ropes also indicated that Ropes planned to send a draft merger agreement to Skadden the following day, with debt and equity commitment papers to follow.

Also later that day, representatives of Skadden updated the Special Committee concerning the communications from New Mountain to Skadden and Barclays.

On July 1, 2024, Mr. Holt contacted a representative of Barclays to provide a further update with respect to New Mountain’s change of perspective on pursuing a joint transaction with TA. Mr. Holt reiterated New Mountain’s concerns as to post-closing governance in a joint transaction and that, although New Mountain was open to having TowerBrook and Ascension participate as equity co-investors, New Mountain expected to have majority economic and governance rights.

Also on July 1, 2024, Mr. Holt informed representatives of TA that New Mountain was no longer interested in a joint transaction with TA, and that, although New Mountain was open to having TowerBrook and Ascension participate as equity co-investors, New Mountain expected to have majority economic and governance rights.

Later that day, New Mountain submitted to the Company a request to waive the standstill restrictions set forth in the CoyCo Investor Rights Agreement to the extent they would prohibit New Mountain from making a proposal for or pursuing a potential transaction with the Company (the “New Mountain July 1 Waiver Request”), which request attached a draft non-binding proposal with a proposed purchase price of $13.25 per share in cash (the “New Mountain July 1 Draft Proposal”) and proposed the announcement of a transaction by July 12, 2024. The New Mountain July 1 Waiver Request indicated that (i) New Mountain’s discussions with TA had not resulted in any agreement to date, (ii) New Mountain was no longer interested in pursuing a joint proposal with TA and (iii) New Mountain continued to believe that it was in the best interest of the Company, its customers and employees and the unaffiliated stockholders to accelerate a process whereby the Board could pursue a potential transaction with New Mountain. The New Mountain July 1 Waiver Request further indicated that New Mountain remained open to having TowerBrook and Ascension participate in a potential transaction as equity co-investors. New Mountain requested that the Company respond in writing with its decision regarding the New Mountain July 1 Waiver Request by no later than 5:00 p.m. Eastern Time on July 3, 2024.

The New Mountain July 1 Draft Proposal attached to the New Mountain July 1 Waiver Request indicated that New Mountain would expect to meet with the Company’s current customers having representatives on the Board (Ascension, Intermountain Health, LifePoint, Providence and Sutter Health) before announcement of a transaction to complete due diligence on the customer relationships and discuss their interest in maintaining or increasing their equity investment in the Company through new investment or a rollover of all or a portion of their current positions. However, the New Mountain July 1 Draft Proposal stated it was not contingent on any participation or rollover from existing stockholders.

Thereafter, Ropes provided to Skadden initial drafts of the merger agreement, debt commitment letters from two financial institutions, an equity commitment letter and a limited guarantee.

Between July 1, 2024, and the July 24 Transaction Documents Deadline (as further described below), representatives of each of Skadden and Ropes held multiple discussions and exchanged revised drafts of the merger agreement and the various ancillary agreements, including negotiation of, among other provisions, the treatment of the Company’s equity awards, the scope of the closing conditions, restrictions on the conduct of the Company’s business between signing and closing, the circumstances under which the Company or New Mountain could terminate the merger agreement, the Special Committee’s ability to terminate the merger agreement to accept a superior proposal, the termination fee payable by the Company and the reverse termination fee payable by New Mountain.

Later on July 1, 2024, after the receipt of the New Mountain July 1 Waiver Request, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays summarized their discussion with representatives of New Mountain and TA as a group on June 28, 2024. Representatives of each of Qatalyst Partners, Barclays and Skadden then summarized and discussed the draft non-binding proposal attached to the New Mountain July 1 Waiver Request and related communications from New Mountain as described above. The Special Committee discussed the New Mountain July 1 Waiver Request, strategies to seek to improve any proposals that might be made by New Mountain if the Special Committee were to grant a waiver and engage in discussions, and the potential considerations for unaffiliated stockholders around a transaction that did not involve TA. As to the timing proposed by New Mountain, the Special Committee discussed with its advisors that being prepared to move quickly could afford flexibility to the Special Committee in future negotiations with New Mountain and other potential bidders. The Special Committee discussed with its advisors the request by New Mountain to engage in discussions with each customer with representatives on the Board, prior to announcing a transaction, either for purposes of due diligence on the customer relationship or for purposes of potential equity co-investment. It was noted that the New Mountain Confidentiality Agreement prevented such discussions, absent the Company’s consent, although New Mountain was permitted to conduct discussions with directors in their capacity as directors of the Company. The Special Committee discussed changes to the Company’s business that could potentially affect management’s draft long-range forecast previously reviewed with the Special Committee, including, among other matters, the impact of the Ascension data breach and divestitures by Ascension. The Special Committee determined that Company management should, if appropriate, update the draft long-range forecast.

The Special Committee determined that it would be beneficial to the Company’s unaffiliated stockholders to engage with New Mountain and to enable New Mountain to submit a proposal. After discussion, the Special Committee granted the New Mountain July 1 Waiver Request.

The Special Committee also discussed potential future next steps for the Company to contact the three customers having a contractual right to be invited to participate in a process that could result in a change of control of the Company (such customers being Providence, Sutter Health and LifePoint). All of these customers had been previously reminded orally of their respective contractual rights in earlier discussions with representatives of each of Qatalyst Partners and Barclays in March and April 2024 and no customer had indicated, then or thereafter, an intent or desire to participate in such process.

Following the Special Committee meeting, at the direction of the Special Committee, representatives of Skadden communicated to representatives of Ropes that the Special Committee had granted the New Mountain July 1 Waiver Request.

Later in the evening on July 1, 2024, New Mountain filed an amendment to its Schedule 13D, publicly disclosing the New Mountain July 1 Waiver Request and attaching the New Mountain July 1 Draft Proposal.

Also on July 1, 2024, representatives of TA contacted representatives of CD&R regarding CD&R’s interest in a potential joint transaction with TA involving the Company.

Following public disclosure of the New Mountain July 1 Draft Proposal, representatives of TA contacted Mr. Flanagan to inform him that TA was working on its own independent proposal to acquire the Company and to assess Mr. Flanagan’s interest in potentially serving as Chief Executive Officer of the Company in the event TA was successful in completing such a transaction. Representatives of TA also inquired whether Mr. Flanagan would be willing to assist TA in connection with its due diligence relating to a potential transaction. Mr. Flanagan advised the representatives of TA that he would be open to serving in such a role under the appropriate terms. Following such contact, Mr. Flanagan and his legal counsel engaged in further discussions with representatives of TA relating to the potential terms of his service as Chief Executive Officer of the Company, including the potential terms of his compensation.

On July 2, 2024, New Mountain submitted the executed version of the New Mountain July 1 Draft Proposal to the Special Committee for the acquisition of the outstanding shares of Common Stock not owned by affiliates of New Mountain for $13.25 per share in cash (the “New Mountain July 2 Proposal”), including a request to sign a transaction by July 12, 2024, and indicating that New Mountain had completed its business due diligence of the Company.

On July 4, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays summarized the activities of the prior several days related to the New Mountain July 1 Waiver Request and the New Mountain July 2 Proposal, also noting New Mountain’s request to engage in pre-signing discussions with the Company’s customers with representatives on the Board. Representatives of each of Qatalyst Partners and Barclays then discussed with the Special Committee their respective preliminary financial analyses of the Company. Representatives of each of Qatalyst Partners and Barclays noted that their preliminary financial analyses of the Company were based on the same draft long-range forecast prepared by management and used as the basis for the preliminary financial analyses presented to the Special Committee on April 17, 2024, except for changes by management to account for the updated capitalization of the Company and the cash and debt amounts reflecting the actual financial results of the first quarter of 2024. It was noted that Company management was in the process of further updating the draft long-range forecast to reflect the estimated impact of the Ascension data breach. The Special Committee discussed with its advisors potential responses and strategies to seek to improve the New Mountain July 2 Proposal, taking into consideration the timeline requested by New Mountain. After discussion, the Special Committee determined that representatives of each of Qatalyst Partners and Barclays should respond to the New Mountain July 2 Proposal with a counterproposal of $15.00 per share in cash and agree to work towards the signing of a potential transaction by July 12, 2024 (the “July 4 Counterproposal”). The Special Committee also determined to permit New Mountain to engage in discussions with customers with representatives on the Board, prior to announcing a transaction.

Following the Special Committee meeting, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays informed representatives of New Mountain of the July 4 Counterproposal and that the Special Committee agreed to permit New Mountain to engage in discussions with the Company’s customers as requested.

Also on July 4, 2024, representatives of Centerview informed representatives of Barclays that TA was determining whether to pursue a transaction involving the Company without New Mountain.

On July 5, 2024, New Mountain responded to the July 4 Counterproposal by submitting a written non-binding proposal to acquire all outstanding shares of Common Stock not owned by affiliates of New Mountain for $13.80 per share in cash (the “New Mountain July 5 Proposal”), which also noted that New Mountain had completed its business due diligence of the Company and was requesting to move forward with negotiating and executing definitive transaction agreements and signing a transaction by July 10, 2024, two days earlier than previously requested in the New Mountain July 2 Proposal.

Also on July 5, 2024, representatives of New Mountain spoke with representatives of each of Qatalyst Partners and Barclays to explain New Mountain’s desire to move quickly and to request that the Company work towards signing definitive agreements with respect to a transaction by July 10, 2024. Representatives of New Mountain expressed New Mountain’s view that, as time passed, the value that it was willing to pay for the Company would decrease and that time was of the essence given the large financing package needed for the transaction against the backdrop of the current geopolitical uncertainties.

Also on July 5, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners and Barclays discussed with the Special Committee the New Mountain July 5 Proposal and summarized their conversation with representatives of New Mountain earlier that day. The Special Committee discussed with its advisors whether the Company should agree to the signing date proposed by New Mountain. After discussion, it was the consensus of the Special Committee that the Company should agree to the signing date proposed by New Mountain because of the Special Committee’s view that, as time progressed, the price that New Mountain would be willing to pay to acquire the Company would likely decrease or that New Mountain might withdraw its proposal completely. The Special Committee discussed with its advisors potential responses and strategies to seek to improve the New Mountain July 5 Proposal, including leveraging New Mountain’s request for a fast timeline to signing a transaction. After discussion, the Special Committee determined that representatives of each of Qatalyst Partners and Barclays should respond to the New Mountain July 5 Proposal with a counterproposal of $14.40 per share in cash and agree to work towards the signing of a potential transaction by July 10, 2024 (the “July 5 Counterproposal”). Later on July 5, 2024, representatives of each of Qatalyst Partners and Barclays informed representatives of New Mountain of the July 5 Counterproposal.

During the course of the meeting of the Special Committee on July 5, 2024, TA filed an amendment to its Schedule 13D, attaching as an exhibit a request for waiver of standstill restrictions in the TA Investor Rights Agreement, in order to permit it to make a proposal to acquire all outstanding shares of Common Stock not owned by TA (the “TA July 5 Waiver Request”). The Schedule 13D amendment also disclosed that (i) TA was in the process of finalizing a proposal to acquire all outstanding shares of Common Stock not owned by TA at a price per share higher than the proposal publicly disclosed in the New Mountain July 1 Waiver Request, (ii) TA was not interested in selling its shares in the Company and Ascension and TowerBrook did not intend to participate in New Mountain’s proposal, (iii) Mr. Flanagan and TA were in discussions regarding the possibility of Mr. Flanagan serving in a senior executive capacity after a potential transaction between TA and the Company but no agreement, arrangement or understanding had been reached between TA and Mr. Flanagan and (iv) Mr. Flanagan expected to assist TA in conducting due diligence on the Company.

The Special Committee discussed the TA July 5 Waiver Request during the meeting. It was the consensus of the Special Committee that it would be beneficial to engage with TA and to enable TA to submit a proposal, and the Special Committee approved the TA July 5 Waiver Request, which approval was communicated to representatives of TA later that day. The Special Committee determined to approve the New Mountain July 1 Waiver Request and the TA July 5 Waiver Request without requesting a proposal be made under the MFW Framework. Following the communication from New Mountain on June 30, 2024 that it was no longer interested in a joint transaction with TA, the Special Committee did not propose to either New Mountain or TA that a transaction be structured so that approval of at least a majority of unaffiliated security holders would be required. If a transaction were subject to a condition requiring approval of at least a majority of unaffiliated security holders, then, given their respective ownership positions, either New Mountain or TA would functionally be able to prevent consummation of a transaction with the other party. The view of the Special Committee following this communication from New Mountain, was that it was in the best interests of the unaffiliated security holders for either New Mountain or TA to be able to pursue, enter into and consummate a transaction without the risk that the non-prevailing bidder would prevent the consummation of such a transaction.

Later that day, at the direction of the Special Committee, representatives of Skadden provided an initial draft of the merger agreement to representatives of Wachtell, which was the same form of draft merger agreement under negotiation with New Mountain after removing all financial terms in such draft merger agreement.

Between July 4, 2024 and the July 24 Transaction Documents Deadline (as further described below), representatives of each of Skadden and Wachtell held multiple discussions and exchanged revised drafts of the merger agreement and the various ancillary agreements, including negotiating, among other provisions, the scope of the closing conditions, restrictions on the conduct of the Company’s business between signing and closing, the marketing period in connection with Parent’s financing of the transaction, the circumstances under which the Company or Parent could terminate the merger agreement, the Special Committee’s ability to terminate the merger agreement to accept a superior proposal, the termination fee payable by the Company and the reverse termination fee payable by Parent.

Also on July 5, 2024, representatives of Skadden sent a letter to each of Providence, Sutter Health and LifePoint notifying them that (i) New Mountain submitted a non-binding proposal to acquire all outstanding shares of Common Stock that New Mountain did not already own and (ii) the Special Committee was evaluating such proposal which, if acted upon, could give rise to a change in control of the Company. The letter invited each recipient to participate in such a process as required under their respective applicable agreements with the Company. No customer indicated an intent or desire to participate in the process currently being conducted by the Special Committee. Representatives of Providence reached out to the Company in response to the letter. After follow-up conversations with representatives of each of Qatalyst Partners and Barclays, representatives of Providence clarified that Providence was inquiring with respect to the possibility of rolling over its equity in the Company should the Company enter into a transaction with either New Mountain or TA, rather than submitting any proposal to acquire the Company or increase its equity ownership. There were no further communications from Providence with respect to the participation in the process undertaken by the Special Committee. The Company did not send such a letter to Intermountain Health because its right to be invited to participate in a process had previously terminated under the terms of its applicable agreement with the Company.

Later on July 5, 2024, TA sent a letter to the Board alleging that the Special Committee’s grant of the New Mountain July 1 Waiver Request was ineffective without the Board also approving such waiver under the CoyCo Investor Rights Agreement, that the standstill restrictions set forth in the CoyCo Investor Rights Agreement remained in effect and any actions the Special Committee or the Company has taken on the basis of the purported grant of waiver were unauthorized and ineffective to bind the Special Committee, the Board or the Company. Such letter also requested that the Board ratify the Special Committee’s grant of the New Mountain July 1 Waiver Request. Following a discussion, it was determined that the Board would consider ratifying the grant of the New Mountain July 1 Waiver Request at an upcoming Board meeting on July 8, 2024 in accordance with the Board’s prior approvals of waivers under the investor rights agreements.

Between July 6 and July 8, 2024, the members of the Special Committee had conversations with each of the four directors of the Company affiliated with the Company’s customers (other than Ascension). These directors generally expressed that they welcomed the participation by TA in the potential sale process of the Company as a competing bidder to New Mountain, as the competition would help the Company obtain the best value for its stockholders should the Special Committee decide to enter into a sale transaction. These directors also shared their respective positive perspectives on the process conducted by the Special Committee and their respective perspectives of the opportunities and headwinds facing the Company’s business and management. Each customer expressed the view that the Company and its stockholders would benefit from a take private transaction. During this period, at the direction of the Special Committee, representatives of Barclays also engaged in similar conversations with these directors and received similar messages.

On July 6, 2024, representatives of each of Qatalyst Partners and Barclays had a conversation with representatives of TA, including Mr. Sacks and Mr. Speranzo. During this conversation, representatives of TA indicated that they were surprised by New Mountain’s decision to abandon a joint proposal with TA and submit a proposal on its own, and that TA was in the process of formulating a proposal to acquire the Company, but that such a proposal would require more time. Representatives of TA did not specify how much time they would need to be able to obtain financing and submit a proposal. A representative of TA also reiterated that TA continued to believe that a transaction with respect to the Company that was not supported by both TA and New Mountain would be difficult to execute and noted the importance of the Ascension customer relationship to the Company.

Also on July 6, 2024, the Special Committee had a conversation with Mr. Flanagan, in which Mr. Flanagan communicated that Mr. Sacks had told Mr. Flanagan that TA was preparing to put forward a proposal to acquire the Company and asked if Mr. Flanagan would like to join TA’s bid. In response, Mr. Flanagan declined to align himself with TA as a joint bidder but confirmed that Mr. Flanagan was willing to consider and discuss a potential leadership role in the Company in the event TA’s bid was successful and to assist TA in conducting its diligence, as disclosed in TA’s July 5 Schedule 13D amendment described above. Mr. Flanagan indicated to the Special Committee that he would support a transaction with either TA or New Mountain and would be open to considering taking on a senior management role with the Company in either case, but that no agreement had been reached with either TA or New Mountain.

Later on July 6, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. The Special Committee discussed with its advisors the conversations with Mr. Flanagan, representatives of TA and the directors of the Company affiliated with the Company’s customers, as described above. The Special Committee considered next steps and determined that the Special Committee should complete the conversations with the remaining directors of the Company affiliated with the Company’s customers (other than Ascension) in the next two days before deciding on a course of action.

Also on July 6, 2024, New Mountain responded to the July 5 Counterproposal by submitting a written non-binding proposal to acquire all outstanding shares of Common Stock for $14.05 per share in cash. This proposal also noted that New Mountain had completed its business due diligence of the Company and it desired to move forward with negotiating and executing definitive transaction agreements and signing a transaction by July 10, 2024.

On July 7 and 8, 2024, representatives of New Mountain held conversations with representatives of Ascension and the directors of the Company who were affiliated with the Company’s customers (as requested by New Mountain in connection with their due diligence and which the Special Committee had permitted previously).

On July 8, 2024, Mr. Flanagan met with representatives of TA regarding their diligence of the Company.

Also on July 8, 2024, the Board (including the members of the Special Committee and directors affiliated with New Mountain and TA) held a meeting, portions of which were also attended by Company management and representatives of each of Kirkland, Qatalyst Partners, Barclays and Skadden. The members of the Special Committee provided the Board (without disclosing information that could be competitively sensitive to the Special Committee’s ongoing process) with an update on the Special Committee’s process, a timeline of significant events, relevant considerations the Special Committee intended to weigh as part of its process and its communications with TA since July 5, 2024. During the executive session of the meeting (during which representatives of each of Qatalyst Partners, Barclays and Skadden were not present), representatives of Kirkland reviewed with the remaining Board members their fiduciary duties, and discussed process matters with respect to the Board’s review of the Special Committee’s recommendation, if any, at the appropriate time. Mr. Holt then communicated to the Board that New Mountain was open to giving more time for TA to formulate and submit a proposal, despite the fact that New Mountain had previously indicated that it wished to sign a definitive agreement on July 10, 2024, and that New Mountain would be willing to support a transaction with TA in the event that TA offered a higher price per share than New Mountain.

Also at the July 8, 2024 Board meeting, the Board ratified the waivers that the Special Committee provided to each of New Mountain and TA on July 1 and July 5, 2024, respectively.

After the conclusion of the Board meeting on July 8, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. The Special Committee discussed with its advisors Mr. Holt’s communication to the Board during the executive session at the Board meeting held earlier that day and potential strategies and considerations to obtain a competing proposal from TA and improvements to New Mountain’s proposal. It was the consensus of the Special Committee that it would be in the best interest of the Company and its unaffiliated stockholders to allow sufficient time for TA to formulate and submit a competing proposal. The Special Committee instructed the representatives of each of Qatalyst Partners and Barclays to prepare a bid process letter that requested each of New Mountain and TA to submit a fully financed proposal with the highest and best price that each party was ready to offer to acquire the Company by 5:00 p.m. Eastern Time on July 18, 2024. The Special Committee also discussed with its advisors whether to conduct additional outreach to other potential buyers that could be interested in submitting a proposal to acquire the Company. The Special Committee considered the likelihood that any other buyer would be interested in participating in the process given that the two largest stockholders of the Company, together holding over 60% of the outstanding shares of Common Stock, had publicly disclosed that they were participating in the process, the potential delay and disruption of the process should the Special Committee decide to reach out to additional parties given the current status of the bidding process and the fact that the Special Committee’s financial advisors had previously solicited interest for the Company that did not result in any meaningful engagement. It was the consensus of the Special Committee that additional outreach was unlikely to be beneficial. The Special Committee then discussed the logistics and timing of sharing management’s long-range forecasts and the bids received from the bidders, taking into consideration that each of TA and New Mountain had representatives on the Board. It was the consensus of the Special Committee that, in advance of any meeting to consider the Special Committee’s recommendation with respect to a transaction, should the Special Committee determine to make such a recommendation, the Board should be provided with an opportunity to review the long-range forecasts developed by management and ask questions of the Special Committee’s advisors, and that no bid information should be disclosed to the Board prior to when the Special Committee was ready to make a recommendation in order to preserve the competitive dynamics and integrity of the process. The Special Committee instructed its advisors to work with management to arrange informational sessions for the Board (excluding the New Mountain Board Designees and directors affiliated with TowerBrook or Ascension) to receive briefings on management’s long-range forecasts and on industry and market perspectives regarding the Company from representatives of each of Qatalyst Partners and Barclays.

Between July 8 and July 11, 2024, representatives of each of Qatalyst Partners and Barclays and representatives of TA discussed the proposed bidding deadline and representatives of TA indicated that TA did not expect to be ready to submit a proposal until July 25, 2024. Representatives of each of Qatalyst Partners and Barclays also held conversations with representatives of New Mountain, who agreed to a bidding deadline of July 25, 2024. After discussions between the Special Committee and its advisors, the Special Committee agreed on a bidding deadline of 2:00 p.m. Eastern Time on July 25, 2024, and instructed representatives of each of Qatalyst Partners and Barclays to distribute a bid process letter.

On July 9, 2024, Mr. Flanagan met with representatives of CD&R and TA regarding CD&R’s high-level initial diligence.

On July 11, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays sent a bid process letter to each of New Mountain and TA (the “July 11 Bid Process Letter”). The July 11 Bid Process Letter requested that each of New Mountain and TA submit a fully financed proposal with the highest and best price that each party was ready to offer to acquire the Company by 2:00 p.m. Eastern Time on July 25, 2024. The July 11 Bid Process Letter also requested that each of New Mountain and TA reach agreement with the Special Committee on the final terms of the merger agreement and disclosure schedules, commitment letters and other transactional documents to be entered into between the parties or their financing sources in respect of the transaction by 5:00 p.m. Eastern Time on July 24, 2024.

On July 14, 2024, representatives of Centerview conveyed to representatives of each of Qatalyst Partners and Barclays TA’s request that it wished to partner with CD&R (together, “TA-CD&R”) in connection with TA’s proposal to acquire the Company. Representatives of Centerview also indicated that TA expected to request to engage in discussions with customers having representatives on the Board prior to announcing a transaction.

Thereafter, representatives of each of Qatalyst Partners and Barclays provided email updates to the Special Committee regarding TA’s request to partner with CD&R, which the Special Committee agreed to allow.

On July 15, 2024, CD&R entered into a confidentiality agreement with the Company (the “CD&R Confidentiality Agreement”). The CD&R Confidentiality Agreement had substantially the same terms as those in the TA Confidentiality Agreement and did not contain any standstill provision. Concurrently, the Company also provided consent under the TA Confidentiality Agreement to enable the sharing of confidential information between TA and CD&R. Thereafter, the Company granted representatives of CD&R access to a virtual data room hosted by the Company containing confidential due diligence materials. Throughout the rest of July until July 30, 2024, representatives of Company management responded to diligence questions and requests for information from CD&R, participated in diligence calls and meetings and gave presentations about the Company to representatives of CD&R. Representatives of each of Qatalyst Partners and Barclays also attended these meetings and presentations.

During the week beginning on July 15, 2024, Mr. Flanagan met with representatives of each of CD&R and TA to participate in their diligence of the Company.

On July 16, 2024, at the request of representatives of TA, the Special Committee granted, and recommended that the Board grant, waivers under anti-takeover statutes, including Section 203 of the DGCL, to TA and CD&R in connection with a transaction with respect to the Company (the “July 16 Waiver”). On July 17, 2024, upon the recommendation of the Special Committee, the Board approved the July 16 Waiver.

Also on July 16, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays had a conversation with representatives of each of CD&R and TA, who communicated that TA-CD&R did not expect to be able to submit a proposal by the July 25 deadline under the July 11 Bid Process Letter, given their internal processes for reviewing similar transactions and the status of their due diligence, noting that CD&R had submitted their high priority due diligence requests related to the Company on July 15, 2024, and that a number of requests were pending. Representatives of each of Qatalyst Partners and Barclays conveyed that New Mountain was prepared to submit a proposal by the July 25 deadline and that the Special Committee was concerned that New Mountain would not be willing to continue to participate in the process if the bid deadline were extended. Representatives of each of CD&R and TA indicated their goal of working toward announcing a transaction before the Company’s second quarter earnings announcement. During a later conversation that TA requested with the Special Committee to discuss its interest in the Company, which representatives of CD&R also attended, representatives of CD&R conveyed similar messaging with respect to their anticipated timing of submitting a proposal.

Also on July 16, 2024, representatives of Skadden had separate conversations with representatives of each of Ropes and Wachtell, in which representatives of Skadden confirmed the timeline under the July 11 Bid Process Letter. Representatives of Skadden further explained that the Special Committee designed the process and timing in order to receive best and final proposals and that the Special Committee did not intend to consider additional information received after 2:00 p.m. Eastern Time on July 25, 2024, for purposes of making a recommendation, if any, that day. During the conversation with representatives of Wachtell, representatives of Wachtell expressed that TA-CD&R expected to need additional time beyond the July 25 bid submission deadline to submit a proposal.

On July 16 and July 18, 2024, respectively, the Special Committee held two informational sessions for a subset of the Board (excluding the New Mountain Board Designees and directors affiliated with TowerBrook or Ascension) to provide briefings on management’s long-range forecast and industry and market perspectives for the Company. During these information sessions, Company management discussed with the directors present an update to the long-range forecast (as summarized in the section entitled “Special Factors—Unaudited Prospective Financial Information” beginning on page 85 of this proxy statement), noting that this forecast was in the process of being further updated to reflect the estimated financial impact of the Ascension data breach. Representatives of each of Qatalyst Partners and Barclays also discussed with the directors present industry and market perspectives for the Company.

Between July 16 and July 19, 2024, representatives of TA-CD&R continued to communicate to representatives of the Special Committee that TA-CD&R did not expect to be able to submit a proposal by the July 25 deadline under the July 11 Bid Process Letter. Representatives of the Special Committee continued to indicate that the Special Committee did not expect to alter the deadline under the July 11 Bid Process Letter.

On July 19, 2024, representatives of Skadden had a conversation with Mr. Flanagan, who confirmed that he was assisting TA-CD&R in its diligence of the Company and that TA-CD&R had expressed that it would be interested in having Mr. Flanagan serve as part of the senior management of the Company post-transaction. Mr. Flanagan also expressed that, as a director, he would be open to supporting a recommendation by the Special Committee as to a transaction with either New Mountain or TA-CD&R, as long as he was comfortable with the underlying bid process.

Also on July 19, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. The Special Committee discussed with its advisors the informational sessions that had been conducted for a subset of the Board members on July 16 and July 18, and the recent conversations with representatives of each of TA, CD&R, New Mountain and Mr. Flanagan since July 11, in each case as described above. The Special Committee considered the importance of understanding the potential views of other directors (excluding the New Mountain Board Designees and directors with roles within TowerBrook or Ascension), given that if TA-CD&R were not in a position to submit a proposal by the July 25 bid submission deadline set by the July 11 Bid Process Letter, other directors might not be willing to approve a transaction with New Mountain even if the Special Committee recommended such a transaction. The Special Committee discussed considerations and strategies for responding to TA-CD&R should TA-CD&R make a formal request for the Special Committee to extend the bid submission deadline, given the benefit of having competing bidders in the process and the potential of New Mountain to disengage or offer a lower price if the bidding deadline were extended. The Special Committee determined that it should offer to speak with individual directors who are affiliated with the Company’s customers (excluding Ascension) and representatives of Skadden should offer to speak with all the directors (excluding the New Mountain Board Designees and directors with roles within TowerBrook or Ascension) in order to determine their views of the July 25 bid submission deadline. No determination was made by the Special Committee with regard to whether to extend the July 25 bid submission deadline at this time. The Special Committee also discussed that, if the Special Committee were to extend the July 25 bid submission deadline under the July 11 Bid Process Letter, the Special Committee should continue to require the bidders to finalize their respective transaction documents by 5:00 p.m. Eastern Time on July 24, 2024.

Also on July 19, 2024, representatives of Wachtell provided initial drafts of the equity commitment letter and limited guarantee to representatives of Skadden.

Also on July 19, 2024, TA filed an amendment to its Schedule 13D, announcing that TA had aligned with CD&R to make a joint proposal and it was in advanced discussions to finalize and submit a proposal at a price above the New Mountain July 1 Draft Proposal (the last publicly disclosed proposal from New Mountain) and that, on July 8, 2024, TA was advised that the Company had approved the standstill waiver request previously submitted to the Company by TA to permit TA to make acquisition proposals to the Company.

Between July 20 and July 22, 2024, members of the Special Committee and representatives of Skadden separately held conversations with certain directors (excluding the New Mountain Board Designees and directors with roles within TowerBrook or Ascension) in order to determine their views of the July 25 bid submission deadline under the July 11 Bid Process Letter, in light of the communication from representatives of TA-CD&R that it did not expect to be able to submit its proposal by such deadline. Following such conversations and after discussions and correspondence among the Special Committee and representatives of each of Skadden, Qatalyst Partners and Barclays, it was the consensus of the Special Committee that, in light of the fact that TA-CD&R required additional time to submit a proposal because of their internal processes for reviewing similar transactions and the status of their due diligence, if TA-CD&R made a formal request for an extension of the deadline, the Special Committee should allow additional time for both New Mountain and TA-CD&R to submit their final proposals, but that they would still be required to finalize transaction documents (without the financial terms) by the original documentation submission deadline of 5:00 p.m. Eastern Time on July 24, 2024, under the July 11 Bid Process Letter. The Special Committee’s willingness to grant such an extension was based on, among other considerations, the feedback the Special Committee and its financial advisors received through their conversations with certain other directors on the Board, which led to the Special Committee being concerned that such directors would not support any transaction if they believed the bid process did not provide sufficient time for TA-CD&R to formulate and submit a proposal.

On July 22, 2024, representatives of TA-CD&R communicated to representatives of each of Qatalyst Partners and Barclays its request for the Special Committee to extend the bid submission deadline. Although TA-CD&R initially had proposed an extension to August 2, 2024, representatives of TA-CD&R subsequently confirmed to representatives of each of Qatalyst Partners and Barclays that an extension to July 31, 2024 would enable it to submit a final proposal. The Special Committee, after discussions with representatives of each of Qatalyst Partners and Barclays, determined to extend the bid submission deadline to July 31, 2024 (with the final documentation submission deadline remaining July 24, 2024) and directed representatives of each of Qatalyst Partners and Barclays to send an updated bid process letter to each of New Mountain and TA-CD&R.

Later on July 22, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays sent an updated bid process letter to New Mountain and TA-CD&R (the “July 22 Bid Process Letter”). The July 22 Bid Process Letter requested that each of New Mountain and TA-CD&R finalize transaction documents without the financial terms in respect of the transaction by 5:00 p.m. Eastern Time on July 24, 2024 (the “July 24 Transaction Documents Deadline”), and submit their fully financed proposal with the highest and best price that each party was ready to offer by 2:00 p.m. Eastern Time on July 31, 2024 (the “July 31 Bidding Deadline”). It was also communicated to New Mountain and TA-CD&R that the Special Committee did not intend to consider additional information received after the July 31 Bidding Deadline for purposes of making a recommendation, if any, that day.

After the July 22 Bid Process Letter was sent to New Mountain and TA-CD&R, the Special Committee provided an update to the Board regarding the July 22 Bid Process Letter and the updated bid submission deadline.

Between July 22 and July 23, 2024, representatives of each of Qatalyst Partners and Barclays had conversations with representatives of New Mountain, in which New Mountain expressed frustration with the extension of the bidding deadline and requested assurances by the Special Committee that no further extensions would be granted, in order for New Mountain to agree to continue to participate in the bidding process.

On July 23, 2024, members of the Special Committee had a conversation with Mr. Holt, in which Mr. Holt expressed frustration with an extension of the bid deadline by the Special Committee since New Mountain was prepared to bid, and raised questions with respect to the role of Mr. Flanagan in assisting the bidders in their respective due diligence and his potential senior management role in the Company post-transaction with either bidder.

On July 24, 2024, the Company issued a press release announcing that the Special Committee had set a final deadline of July 31, 2024, for interested parties to submit fully-financed bids.

On July 24, 2024, and by the July 24 Transaction Documents Deadline, New Mountain and TA-CD&R each submitted finalized transaction documents, including the final merger agreement and disclosure schedules, commitment letters and other transactional documents to be entered into between the parties or their financing sources in respect of the transaction, except for the lack of financial terms.

On July 25, 2024, Mr. Holt contacted Mr. Flanagan to discuss two topics. First, Mr. Holt asked whether Mr. Flanagan would be interested in serving in a senior leadership position with the Company, including as the potential Chief Executive Officer, following a potential transaction between New Mountain and the Company and suggested engaging in further discussions on the terms of Mr. Flanagan’s potential service. In response, Mr. Flanagan expressed his wish to defer any such discussion until the process undertaken by the Special Committee had concluded. Second, Mr. Holt asked whether Mr. Flanagan would be willing to participate in a phone call concerning New Mountain’s diligence relating to the Company’s sales pipeline. Mr. Flanagan responded that he would be willing to join such a call and assist, provided that the Special Committee’s financial advisors also participated in the call.

On July 28, 2024, the Special Committee held a meeting, also attended by Mr. Rivas, Ms. Williams, Mr. Radcliffe and representatives of each of Qatalyst Partners, Barclays and Skadden. Ms. Williams discussed with the Special Committee the updated long-range forecast, noting changes to reflect the estimated impact of the Ascension data breach (as further described in the section entitled “Special Factors—Unaudited Prospective Financial Information” beginning on page 85 of this proxy statement). The Special Committee discussed with Ms. Williams and Mr. Rivas factors that could cause the estimated impact of the Ascension data breach on the long-range forecast to vary. It was noted that the updated long-range forecast would be shared with the Board and each of TA-CD&R and New Mountain. After discussion, the Special Committee directed each of Qatalyst Partners and Barclays to use the updated management long-range forecast for purposes of their financial analyses of the Company.

After Mr. Rivas, Ms. Williams and Mr. Radcliffe left the meeting, the Special Committee considered various potential scenarios at the July 31 Bidding Deadline, and the Special Committee’s potential responses to these scenarios, including if one of the bidders did not submit a proposal or requested an extension of the deadline (taking into consideration the status of due diligence by the two parties). Representatives of Skadden then discussed with the Special Committee the anticipated process for the Special Committee and the Board to review information concerning director relationships with each of the bidders or interests in a transaction that differed from other stockholders, noting that Mr. Flanagan would submit a disclosure letter to the Special Committee to describe his involvement with each of the bidders over the past months leading up to a potential transaction. The Special Committee discussed with its advisors the conversation the Special Committee had with Mr. Holt on July 23, 2024. Representatives of Skadden noted that the disclosure letter from Mr. Flanagan would set out his interactions with both bidders.

After the conclusion of the July 28, 2024 Special Committee meeting and as discussed in such meeting, the updated management long-range forecast was provided to the Board and each of New Mountain and TA-CD&R.

Also on July 28, 2024, Mr. Flanagan delivered a letter to the Special Committee summarizing his interactions with each of New Mountain, TA and CD&R since January 2024 (the “Flanagan Disclosure Letter”) as described throughout this section of this proxy statement entitled “Special Factors—Background of the Merger.” The Flanagan Disclosure Letter was provided to the Board on July 30, 2024.

On July 29, 2024, Mr. Delinsky delivered a letter to the Special Committee summarizing his interactions with each of New Mountain, TA and CD&R (the “Delinsky Disclosure Letter”) as described throughout this section of this proxy statement entitled “Special Factors—Background of the Merger.” In this letter, Mr. Delinsky also disclosed that he had continued to assist New Mountain with respect to its consideration of a potential transaction since July 1, 2024. Mr. Delinsky also disclosed that he anticipated being offered a management role in the Company following a potential transaction between New Mountain and the Company, and that he had not had any discussions with TA regarding a potential transaction or any management role on or after July 1, 2024. The Delinsky Disclosure Letter was provided to the Board on July 30, 2024.

Also on July 29, 2024, at the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays joined a discussion between representatives of New Mountain and Mr. Flanagan in which Mr. Flanagan shared his perspectives on opportunities and headwinds facing the Company and its industry. Representatives of New Mountain asked Mr. Flanagan about his willingness to have a leadership role at the Company after the closing of a transaction if New Mountain were the prevailing bidder, and Mr. Flanagan expressed openness to discussing such a role in the future if the Company entered into a transaction with New Mountain.

Also on July 29, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of Skadden discussed with the Special Committee the anticipated summary of director relationships and interests in a potential transaction to be provided to all members of the Board in advance of its meeting on July 31, 2024, to consider the Special Committee’s recommendation, if any, with respect to a potential transaction. Representatives of Skadden confirmed that the Flanagan Disclosure Letter and the Delinsky Disclosure Letter would also be provided to the Board of Directors in advance of such meeting. Representatives of each of Qatalyst Partners and Barclays provided an update on the status of diligence by each of New Mountain, CD&R and TA. Representatives of each of Qatalyst Partners and Barclays also summarized their discussion with representatives of New Mountain and Mr. Flanagan that morning. Representatives of Skadden then discussed with the Special Committee the material terms of the transaction documents submitted by each of New Mountain and TA-CD&R by the July 24 Transaction Documents Deadline. Representatives of Skadden noted that, as required under the bidding process established by the Special Committee, these transaction documents were considered by the Special Committee and both New Mountain and TA-CD&R to be final except for the lack of financial terms, which both bidding parties would provide by the July 31 Bidding Deadline. It was discussed that the differences between the terms of the parties’ transaction documents did not affect economic terms, meaningfully impact deal certainty or involve other material terms. It was also discussed that both TA-CD&R and New Mountain had agreed that no discussion of rollover arrangements with other stockholders of the Company would occur before announcement of a transaction.

After representatives of each of Qatalyst Partners and Barclays left the meeting, the Special Committee reviewed relevant updates to relationships disclosures involving the bidders, including in light of CD&R’s involvement as a co-bidder with TA. Each member of the Special Committee confirmed that she had no relationships with CD&R. Representatives of Skadden confirmed to the members of the Special Committee that Skadden had not performed work for CD&R in the past four years (and based on information known to such representatives of Skadden, this confirmation also extended to portfolio companies of CD&R). The Special Committee confirmed that it had determined that Skadden was independent from CD&R. The Special Committee then reviewed the updated relationship disclosures provided by each of Barclays and Qatalyst Partners with respect to TowerBrook, Ascension, CD&R, New Mountain and TA, which were provided to the Special Committee in advance of the meeting. It was noted that Barclays had requested the Special Committee’s review of a change to one of the two TowerBrook Portfolio Company Matters the Special Committee had reviewed and agreed to on April 22, 2024, that would result in an increase of the fees to Barclays (although aggregate fees for both matters were still expected to be under $1.4 million). The Special Committee confirmed that Barclays should be permitted to continue its work with respect to the TowerBrook Portfolio Company Matters. It was noted that there were no meaningful changes with respect to the relationship disclosures concerning TowerBrook, Ascension and New Mountain, and that the financial advisors had provided information related to CD&R. The Special Committee noted that Qatalyst Partners had not in the past received any fees from the Company, New Mountain, TowerBrook, Ascension or CD&R and their respective portfolio companies of which Qatalyst

Partners was aware. The historical fees received by Barclays with respect to the Company, New Mountain, TowerBrook, Ascension and CD&R are summarized in the section entitled “Special Factors—Opinion of Barclays Capital Inc.” beginning on page 68 of this proxy statement. The Special Committee determined that the historical fees received by Barclays from CD&R were immaterial to Barclays and the proposed Barclays deal team, and therefore there was no change to the Special Committee’s determination that each of Qatalyst Partners and Barclays was independent for purposes of their engagement.

On July 30, 2024, the Special Committee held an informational session for the Board, also attended by Company management, including Mr. Rivas, Ms. Williams and Mr. Radcliffe, and representatives of each of Qatalyst Partners, Barclays, Kirkland and Skadden. Ms. Williams discussed with the Board the updated management long-range forecast, which was the same as the long-range forecast presented to the Special Committee on July 28, 2024. The Board discussed with Ms. Williams and Mr. Rivas factors that could cause the estimated impact of the Ascension data breach on the long-range forecast to vary. Following this update, Company management and directors affiliated with each of New Mountain and TA left the meeting. Representatives of each of Qatalyst Partners and Barclays outlined for the directors still in attendance the planned timeline of events following the July 31 Bidding Deadline, including the Special Committee’s review of the final proposals and the Board’s review of the Special Committee’s recommendation, should the Special Committee make one, after its review of the final proposals.

On July 31, 2024, each of New Mountain and TA-CD&R submitted their final proposal prior to the July 31 Bidding Deadline. New Mountain submitted a non-binding proposal to acquire all outstanding shares of Common Stock not already held by affiliates of New Mountain for $14.05 per share in cash (the “New Mountain Final Proposal”). TA-CD&R submitted a non-binding proposal to acquire all outstanding shares of Common Stock not already held by TA for $14.30 per share in cash (the “TA-CD&R Final Proposal”). Each of the New Mountain Final Proposal and the TA-CD&R Final Proposal indicated that all necessary due diligence was completed, and included executed financing commitment letters and final markups of the transaction documents, which each of New Mountain and TA-CD&R, respectively, would be prepared to promptly execute.

Following the submission of the proposals on July 31, 2024, the Special Committee held a meeting, also attended by representatives of each of Qatalyst Partners, Barclays and Skadden. Representatives of each of Qatalyst Partners, Barclays and Skadden discussed with the Special Committee the New Mountain Final Proposal and the TA-CD&R Final Proposal. Representatives of each of Qatalyst Partners and Barclays then reviewed their respective financial analyses of the Company with the Special Committee, including the various assumptions, qualifications, limitations and other matters in connection with these analyses. The Special Committee discussed with representatives of each of Qatalyst Partners and Barclays their respective financial analyses. The Special Committee also discussed the Company’s alternative of remaining a standalone company. Representatives of Skadden confirmed that the final transaction documents submitted by each of New Mountain and TA-CD&R with their respective final proposals did not vary from the prior versions reviewed with the Special Committee, except for the insertion of relevant financial terms.

Following further discussion, including a discussion regarding the various factors described in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement, the Special Committee determined to recommend the proposal submitted by TA-CD&R to the Board. Representatives of Qatalyst Partners, after reviewing with the Special Committee the financial analyses discussed with the Special Committee, rendered Qatalyst Partners’ oral opinion, subsequently confirmed in writing, that, as of July 31, 2024, and based upon and subject to the various other assumptions, qualifications, limitations and other matters specified by Qatalyst Partners as set forth in the written opinion, the Merger Consideration to be received by the holders of Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “Special Factors—Opinion of Qatalyst Partners LP” beginning on page 59 of this proxy statement. Representatives of Barclays, after reviewing with the Special Committee the financial analyses discussed with the Special

Committee, then rendered Barclays’s oral opinion, subsequently confirmed in writing, that, as of July 31, 2024, and based upon and subject to the various other qualifications, limitations, assumptions and other matters specified by Barclays as set forth in the written opinion, the Merger Consideration to be received by the holders of Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “Special Factors—Opinion of Barclays Capital Inc.” beginning on page 68 of this proxy statement. After further discussion, the Special Committee unanimously (i) determined that the Merger Agreement and the Transactions are advisable, fair to, and in the best interest of the Company and the Unaffiliated Stockholders; (ii) recommended that the Board approve and adopt the Merger Agreement and the Transactions; and (iii) resolved to recommend that the Unaffiliated Stockholders adopt the Merger Agreement. The Special Committee also instructed representatives of each of Qatalyst Partners and Barclays to contact representatives of each of New Mountain and TA-CD&R immediately prior to the Board meeting for the Board to consider the Special Committee’s recommendation to inform them of the Special Committee’s recommendation.

The Special Committee also approved waivers of the standstill provisions contained in applicable agreements with each of the Company’s customers having representatives on the Board to permit them to submit private acquisition proposals to the Company or form or join any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock. The Special Committee did not revoke any standstill or anti-takeover statute waiver previously granted to New Mountain.

Following the Special Committee meeting on July 31, 2024, the Board held a meeting, also attended by Company management and representatives of each of Kirkland, Skadden, and for a portion of the meeting and at the request of the Special Committee, representatives of each of Qatalyst Partners and Barclays. Immediately prior to this Board meeting, representatives of each of Qatalyst Partners and Barclays contacted representatives of each of New Mountain and TA-CD&R, at the direction of the Special Committee, and informed them that the Special Committee was recommending the TA-CD&R Final Proposal to the Board. At the start of the meeting, the Special Committee updated the Board on the financial terms of the TA-CD&R Final Proposal and the New Mountain Final Proposal and indicated that the Special Committee was recommending the TA-CD&R Final Proposal to the Board. Representatives of Kirkland then reviewed with the Board their fiduciary duties and noted the Flanagan Disclosure Letter, the Delinsky Disclosure Letter and a summary of director relationships and interests for all directors on the Board had been provided to the Board prior to the meeting.

At the direction of the Special Committee, representatives of each of Qatalyst Partners and Barclays then reviewed with the members of the Board (i) the process conducted to solicit interest in a transaction, the feedback from various parties who had participated or declined to participate in the process and the inbound contacts from various parties received, (ii) the New Mountain Final Proposal and the TA-CD&R Final Proposal and the interactions with each of New Mountain, TA and CD&R throughout the process conducted by the Special Committee and (iii) their respective financial analyses of the Company, including the various assumptions, qualifications, limitations and other matters in connection with these analyses. Representatives of each of Qatalyst Partners and Barclays confirmed that Qatalyst Partners and Barclays had each earlier delivered to the Special Committee their oral opinions, which had been subsequently confirmed by delivery of written opinions, as described above. Representatives of Skadden then summarized the material terms of the transaction documents included in the TA-CD&R Final Proposal.

The Special Committee recommended to the Board that the Board approve the TA-CD&R Final Proposal. Following discussion, including a discussion regarding the various factors described in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement, the Board, acting on the recommendation of the Special Committee, (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interest of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and obligations under the Merger Agreement and the consummation of the Transactions upon the terms and conditions set forth in the Merger Agreement and (iii) recommended that the Company stockholders adopt the Merger Agreement at the Special Meeting. All members of the Board were present at this meeting and voted in accordance with the recommendation of the Special Committee as described above (with no director abstaining from the vote), although it was noted that, for purposes of the approval of the transaction required by contractual provisions of the TA Investor Rights Agreement, directors designated by TA were not deemed to vote.

The Board also approved waivers of the standstill provisions contained in applicable agreements with each of the Company’s customers having representatives on the Board to permit them to submit private acquisition proposals to the Company or form or join any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock. The Board did not revoke any standstill or anti-takeover statute waiver previously granted to New Mountain.

Following these meetings on July 31, 2024, the parties executed the Merger Agreement and related transaction documents.

On the next day, August 1, 2024, before the opening of trading on Nasdaq, the Company issued a press release announcing the execution of the Merger Agreement. The Company also filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and related transaction documents.

On August 2, 2024, TA filed an amendment to its Schedule 13D, announcing the execution of the Merger Agreement and related documentation.

On August 5, 2024, New Mountain filed an amendment to its Schedule 13D, stating that New Mountain was no longer actively pursuing an acquisition of the Company.

On August 8, 2024, the Company announced TA-CD&R’s decision to reappoint Mr. Flanagan as Chief Executive Officer of the Company at the Closing.

As of the date of the filing of this proxy statement, TA-CD&R does not have any agreement, arrangement or understanding with any of the Company’s stockholders with respect to any Rollover Agreement.

Reasons for the Merger; Recommendation of the Special Committee and the Board

Recommendation of the Special Committee

On March 7, 2024, the Board voted to form the Special Committee with the power and authority to, among other things, (i) consider, review and evaluate a Potential Transaction and any Other Alternative, (ii) explore a Potential Transaction or any Other Alternative to ultimately determine whether such Potential Transaction or any Other Alternative is advisable, fair to and in the best interests of, the Company’s stockholders (excluding any stockholder who is not disinterested), and to recommend to the Board (in its sole discretion) the advisability of any Potential Transaction or any Other Alternative, (iii) participate in and direct the negotiation of the terms and conditions of any Potential Transaction or any Other Alternative, and authorize, monitor and exercise general oversight on behalf of the Company of all agreements, proceedings and activities of the Company involving, responding to or relating to any Potential Transaction or any Other Alternative, (iv) terminate any negotiations, discussions or consideration of, or reject, on behalf of the Company, any Potential Transaction or any Other Alternative, (v) in the event that definitive documents and agreements with respect to any Potential Transaction or any Other Alternative are entered into, authorize, monitor and exercise general oversight on behalf of the Company of all further agreements, proceedings and activities of the Company involving or relating to such Potential Transaction or any Other Alternative or the consummation or termination thereof and (vi) retain its own independent financial and legal advisors and incur such reasonable expenses in connection with the discharge of its duties.

In evaluating the Merger Agreement and the Transactions, the Special Committee consulted with its own independent legal and financial advisors, and, where appropriate, with members of Company management. At the conclusion of its review, the Special Committee (among other things) unanimously (i) determined that the Merger Agreement and the Transactions, are advisable, fair to, and in the best interest of the Company and the Unaffiliated Stockholders; (ii) recommended that the Board approve and adopt the Merger Agreement and the Transactions; and (iii) resolved to recommend that the Unaffiliated Stockholders adopt the Merger Agreement. In addition, the Special Committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act (the “unaffiliated security holders”). The Special Committee did not believe approval of the Merger by a majority of the Company’s unaffiliated security holders was necessary (as such approval is not required under Delaware law) or determinative of the fairness of the Merger to the unaffiliated security holders. It was the view of the Special Committee that it was in the best interests of the unaffiliated security holders for TA to be able to consummate the Merger without the risk that New Mountain, the non-prevailing bidder, would be able to control the outcome of a closing condition tied to approval of at least a majority of unaffiliated security holders given the ownership position of New Mountain. In addition, the Special Committee believed that sufficient procedural safeguards to ensure fairness of the Merger, as described below, were already in place.

In the course of reaching its determination and making its recommendations, the Special Committee considered the following non-exhaustive list of material factors, which are not presented in any relative order of importance and each of which the Special Committee viewed as being generally supportive of its determination and recommendations to the Board:

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Potential Strategic Alternatives. The assessment of the Special Committee that none of the potential alternatives to the Merger (including continuing to operate the Company independently or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the Unaffiliated Stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for the Company to create greater value for the Unaffiliated Stockholders, after taking into account execution risks as well as business, financial, industry, competitive and regulatory risks.

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Solicitation Process Prior to Merger Agreement. The Special Committee’s process for soliciting and responding to offers from potential counterparties in an effort to obtain the best value reasonably available to the Unaffiliated Stockholders. The Special Committee considered the facts that (i) after New Mountain publicly disclosed its intention to pursue a potential acquisition of the Company through its February 26, 2024 amendment to its Schedule 13D, any prospective investor that was interested in exploring a transaction with the Company, including a take private transaction to acquire control of the Company, had the opportunity to submit a proposal for such a transaction and no proposals were in fact submitted (and while nine financial sponsor counterparties, including CD&R, contacted representatives of Barclays in March of 2024 to express potential interest in being a co-investor in a transaction with New Mountain and TA involving the Company, none of them expressed any interest in submitting an acquisition proposal for the Company on its own), (ii) on March 11, 2024, the Company publicly announced the formation of the Special Committee, which was tasked (in consultation with its independent advisors) with reviewing communications from New Mountain, evaluating strategic alternatives and determining a course of action in the best interests of the Company and its stockholders, and, on March 18, 2024, the Company publicly disclosed that the Special Committee had not at that time approved any of the standstill waivers requested by New Mountain or the waivers requested by New Mountain or TA under antitakeover statutes, and any prospective investor that was interested in exploring a transaction with the Company, including a take private transaction to acquire control of the Company, had the opportunity to submit a proposal for such a transaction (and no proposals were in fact submitted), (iii) TA consistently stated to the Special Committee, as well as made public statements, that it was not willing to consider selling its stake in the Company, (iv) during the period between April 29, 2024 (when New Mountain publicly disclosed that it was only interested in pursuing a transaction jointly with TA), and before June 30, 2024, New Mountain stated to the Special Committee, as well as in public statements, that it would only be interested in a joint acquisition of the Company with TA and that it was skeptical that any third-party buyer would be willing to offer a sufficiently high price at which New Mountain would be willing to sell and, therefore (including considering TA’s position described in clause (iii)), outreach to potentially interested financial sponsor counterparties was unlikely to generate meaningful engagement with respect to a transaction involving the Company, (v) five potential strategic counterparties were contacted to gauge their interest in a potential acquisition of the Company and none of them expressed any interest and (vi) after New Mountain’s statement on June 30, 2024, that it would only submit a standalone proposal to acquire the Company, additional outreach to potentially interested counterparties remained unlikely to generate meaningful engagement given the fact that the Company’s two largest stockholders both publicly disclosed that they were participating in the process for a potential acquisition of the Company (including considering TA’s position described in (iii)). For more information regarding the Special Committee’s efforts and considerations in reaching out to potentially interested third parties, please see the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement.

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Competition. The competitive considerations contemplated by the Special Committee, including that the Company faces competition from various sources including other revenue cycle management (“RCM”) providers, modular solution companies, internal RCM departments at healthcare organizations, and several categories of external market participants that focus on specific components of the healthcare revenue cycle (including software vendors, staffing or technology operations companies, consulting organizations and information technology outsourcers). The Special Committee also considered the changing competitive landscape associated with artificial intelligence (“AI”) and its use by both new and existing competitors, and the risks associated with such changing competitive landscape.

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Cash Consideration and Certainty of Value. The consideration to be received by the Unaffiliated Stockholders in the Merger consists entirely of cash, which provides the Unaffiliated Stockholders certainty of value and immediate liquidity at an attractive price measured against the ongoing business and financial execution risks of the Company’s business plan and its continued operations as an independent company, and allows the Unaffiliated Stockholders to realize that value immediately upon the consummation of the Merger. In that regard, the Special Committee noted that the amount of cash to be received for each outstanding share of Common Stock is fixed and will not be reduced if the share price of Common Stock declines prior to the effective time of the Merger.

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Best Value Reasonably Obtainable. The belief of the Special Committee that the Merger Consideration represented TA-CD&R’s best and final offer and the best value that the Company could reasonably obtain from Parent for the shares of Common Stock, taking into account (1) the bidding process implemented by the Special Committee, including timeline extensions and requesting best and final bids from Parent and from New Mountain; (2) TA’s statements and the positive reputation of each of TowerBrook and CD&R as bidders; (3) the Special Committee’s assessment, which included advice from its financial advisors, that other parties did not have the interest in, or capability to, acquire the Company at a higher price, including based on the regulatory, financing and other execution risks applicable to each party; and (4) the Special Committee’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of the Company on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to the Company’s business plan. The Special Committee believed that, after negotiations at the direction of the Special Committee and with the assistance of experienced independent legal and financial advisors, the Special Committee obtained the best terms and highest price that Parent or New Mountain was willing to pay for the Company, pursuant to a thorough process, and that further negotiations following the receipt of Parent’s bid would have created a risk of causing Parent to abandon the Merger altogether or materially delay the entry into definitive transaction agreements with respect to the Merger. In addition, the Special Committee believed that, measured against the longer-term execution risks described below, the Merger Consideration reflects a fair and favorable price for the shares of Common Stock. The Special Committee also considered that the Merger Consideration constitutes (1) a premium of approximately 29% to the unaffected closing price of Common Stock on February 23, 2024, of $11.10 per share, the last full trading day before New Mountain publicly disclosed its initial non-binding acquisition proposal on its Schedule 13D; and (2) a premium of approximately 39% to the volume-weighted average price of Common Stock for the 30 days ending February 23, 2024.

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Loss of Opportunity. The possibility that, if the Special Committee declined to recommend that the Board approve the Merger Agreement, there may not be another opportunity for the Company’s stockholders (including the Unaffiliated Stockholders) to receive a comparably priced offer with a comparable level of closing certainty.

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Financial Condition, Results of Operations and Prospects of the Company; Risks of Execution. The current, historical and projected financial condition, results of operations and business of the Company, as well as the Company’s prospects and risks if it were to remain an independent company. In particular, the Special Committee considered the Company’s then-current business plan, including management’s then-current estimated projections of the Company’s financial prospects, as reflected in the Unaudited Prospective Financial Information (as further described in the section entitled “Special Factors—Unaudited Prospective Financial Information” beginning on page 85 of this proxy statement). As part of this, the Special Committee considered the Company’s current business plan and the potential opportunities and risks that it presented against, among other things, various execution, operational and other risks to achieving the business plan and related uncertainties, including: (1) the impact of market, customer and competitive trends on the Company; (2) the likelihood that the business plan could be achieved in the face of operational and execution risks, including loss of market share, customer dissatisfaction or employee attrition; and (3) general risks related to market conditions that could negatively impact the Company’s valuation or reduce the price of Common Stock. In particular, the Special Committee considered the likelihood and timing of, and risks to, achieving the operational improvements, objectives and share improvement assumptions underlying the business plan, as well as the estimated projections of the Company’s financial prospects, all as reflected in the Unaudited Prospective Financial Information.

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Among the potential risks identified by the Special Committee were (1) the Company’s ability to sustain its continued growth and to manage infrastructure to support such growth; (2) the Company’s ability to attract new customers and the fact that the length of each sales cycle varies; (3) the Company’s ability to leverage emerging technologies like AI and the uncertainty with respect to future investment allocations to AI; (4) the Company’s ability to mitigate against increasingly prevalent cybersecurity threats (particularly in healthcare environments), including the impact to the Company of known data breaches affecting Change Healthcare and Ascension and the possibility of future data breaches affecting the Company, its customers or vendors; (5) risks related to the uncertain financial prospects of healthcare systems and any decline in customer renewals (which in some cases are needed to offset implementation costs); (6) risks related to divestitures by the Company’s customers; and (7) the Company’s ability to navigate within a highly competitive industry landscape that is facing not only commercial, but also regulatory and legislative pressure on multiple fronts.

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The Special Committee was also aware that the price of Common Stock could be negatively impacted if the Company failed to meet investor expectations, including if the Company failed to meet its growth and profitability objectives.

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Fairness Opinion of Qatalyst Partners. The oral opinion of Qatalyst Partners, subsequently confirmed in writing, delivered to the Special Committee (which opinion, together with Qatalyst Partners’ analysis and discussion, including the factors listed in the section entitled “Special Factors—Opinion of Qatalyst Partners LP” beginning on page 59 of this proxy statement, the Special Committee adopted) to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. The Special Committee considered the holders of Common Stock (other than the holders of the Excluded Shares) to be situated substantially similarly to the Company’s “unaffiliated security holders,” as such term is defined under Rule 13e-3 under the Exchange Act, due to the fact that such holders of Common Stock who may be considered affiliates of the Company because they are either (i) directors or officers of the Company or (ii) certain entities affiliated with New Mountain, will receive the same per share Merger Consideration in exchange for their shares of Common Stock as the unaffiliated security holders would receive in exchange for their shares of Common Stock. The opinion is more fully described in the section of this proxy statement entitled “Special Factors—Opinion of Qatalyst Partners LP,” beginning on page 59 and the full text of the opinion is attached as Annex C to this proxy statement and is incorporated herein by reference.

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Fairness Opinion of Barclays. The oral opinion of Barclays, subsequently confirmed in writing, delivered to the Special Committee (which opinion, together with Barclays’ analysis and discussion, including the factors listed in the section entitled “Special Factors—Opinion of Barclays Capital Inc.” beginning on page 68 of this proxy statement, the Special Committee adopted) to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. The Special Committee considered the holders of Common Stock (other than the holders of the Excluded Shares) to be situated substantially similarly to the Company’s “unaffiliated security holders,” as such term is defined under Rule 13e-3 under the Exchange Act, due to the fact that such holders of Common Stock who may be considered affiliates of the Company because they are either (i) directors or officers of the Company or (ii) certain entities affiliated with New Mountain, will receive the same per share Merger Consideration in exchange for their shares of Common Stock as the unaffiliated security holders would receive in exchange for their shares of Common Stock. The opinion is more fully described in the section of this proxy statement entitled “Special Factors—Opinion of Barclays Capital Inc.” beginning on page 68 and the full text of the opinion is attached as Annex D to this proxy statement and is incorporated herein by reference.

•	Negotiations with Parent and Terms of the Merger Agreement. The terms and conditions of the Merger Agreement, which was the product of arm’s-length negotiations, including:

•	The Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties submitting unsolicited alternative Acquisition Proposals.

•	The Special Committee’s belief that the terms of the Merger Agreement would be unlikely to deter third parties from making a Superior Proposal.

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The ability of the Board, acting upon the recommendation of the Special Committee, and the Special Committee’s ability, in each case, under certain circumstances, to change, withdraw or modify the recommendation that stockholders (including the Unaffiliated Stockholders) vote in favor of the adoption of the Merger Agreement.

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The Board’s ability, acting upon the recommendation of the Special Committee, under certain circumstances, to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal. In that regard, the Special Committee believed that the Company Termination Fee (including the lower Company Termination Fee prior to the Window Period End Time) payable by the Company in such instance in accordance with the terms of the Merger Agreement was reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers.

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The fact that, if the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances, including if Parent breaches certain financing or regulatory approval related covenants in the Merger Agreement in certain circumstances or if, in certain circumstances, Parent refuses to consummate the Merger within three business days after all of the required conditions have been satisfied, Parent will be required to pay to the Company the Reverse Termination Fee of $550,000,000.

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The terms of the Merger Agreement provide the Company with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

•	Reasonable Likelihood of Consummation. The belief of the Special Committee that an acquisition by Parent has a reasonable likelihood of closing, based on, among other matters:

•	the limited conditions to Parent’s obligation to consummate the Merger as provided by the Merger Agreement, including the absence of a financing condition;

•	the fact that Parent would be obligated to pay the Reverse Termination Fee if the agreement is terminated under certain conditions;

•	the fact that no anticipated substantive issues are expected in connection with the required regulatory approvals and the meaningful obligations of Parent to obtain such regulatory approvals;

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the fact that TA, which holds approximately % of the voting power of the Company’s outstanding share capital, has entered into the Voting Agreement and has agreed to vote its shares in favor of the Merger Agreement, subject to, and in accordance with, the terms and conditions of the Voting Agreement;

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the Company’s ability to specifically enforce Parent’s obligations under the Merger Agreement in accordance with its terms and the terms of the Equity Commitment Letter (including the Company’s having certain third-party beneficiary rights in certain circumstances with respect to the enforcement of the Investors’ equity commitment under the Equity Commitment Letter in accordance with its terms and the terms of the Merger Agreement) which commits the Investors to cause the equity financing to be funded if the conditions to closing in the Merger Agreement are satisfied; and

•	TA’s and CD&R’s business reputations and financial resources, which provided the Special Committee comfort that the equity financing would be available.

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Appraisal Rights. The Company’s stockholders have the right to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of their shares of Common Stock in lieu of the Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such stockholder fails to perfect or effectively withdraws or loses such holder’s rights to appraisal and payment under the DGCL. More information about the appraisal rights of the Company’s stockholders can be found in the section entitled “Appraisal Rights” beginning on page 164 of this proxy statement.

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Current and Historical Market Prices. The current and historical market prices of Common Stock, including as set forth in the table under “Current Market Price of Common Stock” beginning on page 171 of this proxy statement and also discussed in each of the sections entitled “Special Factors—Opinion of Qatalyst Partners LP” and “Special Factors—Opinion of Barclays Capital Inc.,” beginning on pages 59 and 68 of this proxy statement, respectively, taking into account the market performance of Common Stock relative to the capital stock of other participants in the industries in which the Company operates and general market indices.

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Opportunity of Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Proxies. The fact that the Merger would be subject to the approval of the Company’s stockholders, and that the Company’s stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Proposal at the Special Meeting. In addition, the Special Committee considered the fact that the Company could adjourn or postpone the Special Meeting, upon the terms and subject to the conditions specified in the Merger Agreement, for the absence of a quorum at the Company Special Meeting or to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by holders representing at least a majority of all outstanding shares of Common Stock entitled to vote thereon.

The Special Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the Unaffiliated Stockholders. In light of such procedural safeguards, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders and the Company’s unaffiliated security holders for purposes of negotiating the terms of the Merger Agreement. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Unaffiliated Stockholders:

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Independence. The Special Committee, since its formation on March 7, 2024, has consisted solely of independent and disinterested directors that are not affiliated with, and are independent of, any of the potential counterparties to a potential acquisition of the Company and were otherwise disinterested and independent with respect to a potential acquisition of the Company (including a potential acquisition of the Company that has a transaction or series of transactions in which one or more significant stockholders of the Company have an interest that is in addition to, and/or different from, the interests of the Company’s stockholders as a whole), other than as discussed in the section of this proxy statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 92 of this proxy statement;

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Negotiating Authority. The Special Committee had the authority to negotiate the Merger Agreement, determine the advisability of the Transactions, to recommend to the Board what action should be taken with respect to the Transactions and to select and engage its own independent legal and financial advisors for such purposes.

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Prior Special Committee Action Required. The Board was not permitted to approve any potential acquisition of the Company (including a potential acquisition of the Company that also included a transaction or series of transactions in which one or more significant stockholders of the Company had an interest that was in addition to, and/or different from, the interests of the Company’s stockholders as a whole) or recommend for approval any such transactions by the Company’s stockholders without a prior favorable recommendation of the transaction by the Special Committee.

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Active Involvement and Oversight. The numerous meetings held by the Special Committee over a four-month period (with its legal and financial advisors present) to discuss and evaluate, among other things, the process for exploring a potential strategic transaction and the proposals from Parent and New Mountain, and the Special Committee’s active oversight of the negotiation process. The Special Committee was actively engaged in this process on a regular basis and was provided with full access to the Company’s management team and its advisors in connection with the evaluation process.

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Independent Advice. The Special Committee selected and engaged its own independent legal and financial advisors and received the advice of such advisors throughout its review, evaluation and negotiation of a potential acquisition of the Company, which independent financial advisors each delivered separate fairness opinions to the Special Committee.

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Full Knowledge. The Special Committee made its evaluation of a potential acquisition of the Company by Parent based upon the factors discussed in this proxy statement and with the full knowledge of the interests of TA.

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No Obligation to Recommend. The recognition by the Special Committee that it had no obligation to recommend to the Board the approval of the Merger or any other transaction and had the authority to reject any proposals made.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following non-exhaustive list of countervailing factors concerning the Merger Agreement and the Merger, which are not presented in any relative order of importance:

•	No Stockholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction means that stockholders (including the Unaffiliated Stockholders and other than the rollover stockholders, if any) will not participate in the Company’s future earnings or growth and will not benefit from any appreciation in value of the Surviving Corporation. The Special Committee considered the other potential alternative strategies available to the Company as an independent company, which, despite significant uncertainty, had the potential to result in a more successful and valuable company.

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No-Shop Restrictions. The restrictions in the Merger Agreement on the Company’s ability to solicit competing transactions (subject to certain exceptions to allow the Board, acting upon the recommendation of the Special Committee, or the Special Committee, to exercise their respective fiduciary duties and, in the case of the Board, acting upon the recommendation of the Special Committee, to accept a Superior Proposal, and then only upon the payment of a termination fee by the Company to Parent).

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Risk Associated with Failure to Consummate the Merger. The possibility that the Merger might not be consummated, and if it is not consummated, that: (1) the Company’s directors, management team and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of the Company during the pendency of the Merger, (2) the Company will have incurred significant transaction and other costs, (3) the Company’s continuing business relationships with customers, business partners and employees may be adversely affected, which could include the loss of key personnel, (4) the trading price of Common Stock could be adversely affected, (5) the contractual and legal remedies available to the Company in the event of the breach or termination of the Merger Agreement may be insufficient, costly to pursue, or both, and (6) the failure of the Merger to be consummated could result in an adverse perception among our customers, potential customers, employees and investors about the Company’s prospects.

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Regulatory Risks. The possibility that regulatory agencies may delay, object to, challenge or seek to enjoin the Merger, or may seek to impose terms and conditions on their approvals that are not acceptable to Parent, notwithstanding its obligations under the Merger Agreement.

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Impact of Interim Restrictions on the Company’s Business Pending the Completion of the Merger. The restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking strategic initiatives before the completion of the Merger that, absent the Merger Agreement, the Company might have pursued, or from taking certain actions aimed at incentivizing and retaining the Company’s employees.

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Effects of the Merger Announcement. The effects of the public announcement of the Merger, including the: (1) effects on the Company’s employees, customers, operating results and stock price; (2) impact on the Company’s ability to attract and retain key personnel; and (3) potential for litigation in connection with the Merger.

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Termination Fee Payable by the Company. The requirement that the Company pay Parent a termination fee of (i) $250,000,000 under certain circumstances following termination of the Merger Agreement, including if the Company terminates the Merger Agreement to accept a Superior Proposal (including a Superior Proposal following the Window Period End Time) or if Parent terminates the Merger Agreement because the Special Committee and/or the Board changes its respective recommendation (as further described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138 of this proxy statement) or (ii) $71,143,709 under certain circumstances following termination of the Merger Agreement prior to the Window Period End Time. The Special Committee considered the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire the Company; noting, however, that the Merger Agreement was negotiated to ameliorate any such potential deterrence by reducing the termination fee payable during the Window Period.

•	Parent Liability Limitation. The Merger Agreement provides that the maximum aggregate liability of Parent for breaches under the Merger Agreement, Limited Guarantee, Equity Commitment Letter or the

Debt Commitment Letters will not exceed, in the aggregate for all such breaches, the Reverse Termination Fee (plus certain enforcement expenses and reimbursement and indemnification obligations, as applicable, subject to certain caps).

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Taxable Consideration. The receipt of cash in exchange for shares of Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes for many of the Unaffiliated Stockholders.

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Interests of the Company’s Directors and Executive Officers. The interests that the Company’s directors and executive officers may have in the Merger, which may be different from, or in addition to, those of the other Unaffiliated Stockholders. See the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 92 of this proxy statement.

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Interests of Certain Significant Stockholders in the Merger. The Rollover Stockholders, if any, will participate in the transaction through an equity rollover of a portion of their Common Stock in Parent’s potential acquisition of the Company. As noted in this section, the Rollover Stockholders, if any, will be able to participate in the future growth or earnings of the Surviving Corporation with respect to that portion of their equity that they are rolling over in the Surviving Corporation.

•	Transaction Costs. The Company has incurred and will incur substantial costs in connection with the Transactions, even if the Transactions are not consummated.

The Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.

Recommendation of the Board

At a meeting with all members of the Board present, the Board, in accordance with the recommendation of the Special Committee as described above (with all directors voting in favor and no director abstaining from the vote, although it was noted that, for purposes of the approval of the transaction in accordance with the contractual provisions of the TA Investor Rights Agreement, TA Board Designees were not deemed to vote), (i) determined that the Merger Agreement and the Transactions, are advisable, fair to and in the best interest of the Company and its stockholders, (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and obligations under the Merger Agreement and the Transactions and (iii) recommended that the Company’s stockholders adopt the Merger Agreement at the Special Meeting. Such approval by the Board constituted approval by a majority of the directors of the Company who are not employees of the Company.

In addition, the Board, on behalf of the Company, believes, based on the factors described below and above, that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

In the course of reaching its determination and making its recommendations, the Board considered the following non-exhaustive list of material factors and countervailing factors, which are not presented in any relative order of importance:

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Determinations of the Special Committee. The Special Committee’s analysis (as to both substantive and procedural aspects of the Merger), conclusions and unanimous determination, which the Board adopted, that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s unaffiliated security holders. The Board also considered the Special Committee’s unanimous recommendation to the Board that it approve the Merger Agreement and the Transactions.

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Procedural Protections. The procedural fairness of the Merger, including that (1) it was negotiated by the Special Committee consisting solely of independent (for purposes of serving on the Special Committee) and disinterested directors that are not affiliated with, and are independent of, any of the potential counterparties to a potential acquisition of the Company and were otherwise disinterested and independent with respect to a potential acquisition of the Company (including a potential acquisition of the Company that has a transaction or series of transactions in which one or more significant stockholders of the Company have an interest that is in addition to, and/or different from, the interests of the Company’s stockholders as a whole), other than as discussed in the sections entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Background of the Merger” beginning on pages 92 and 19 of this proxy statement, respectively; and (2) the Special Committee had the authority to select and engage, and was advised by, its own independent legal and financial advisors.

•	Other Factors Considered by the Special Committee. The other material factors and countervailing factors considered by the Special Committee and listed above.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.

The foregoing discussion of the information and factors considered by the Special Committee and by the Board is not intended to be exhaustive and includes only the material factors considered. In light of the variety of factors considered by the Special Committee and by the Board and the complexity of these factors, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the foregoing factors in reaching their respective determinations and recommendations. Moreover, each member of the Special Committee and of the Board applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors, and the recommendations, determinations and approvals, where applicable, by the Special Committee and the Board were based upon the totality of the information presented to, and considered by, the Special Committee and the Board, respectively.

In the course of evaluating the Merger Agreement and the Transactions, and making the decisions, determinations and recommendations described above (as applicable), the Board and the Special Committee did not consider the liquidation value of the Company because (1) they considered the Company to be a viable, going concern; (2) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the Board and the Special Committee did not consider liquidation value to be a relevant factor. Further, the Board and the Special Committee did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed (1) that net book value is not a material indicator of the value of the Company as a going concern, but rather is indicative of historical costs and (2) net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. In addition, the Board and the Special Committee did not view the purchase prices paid in the transactions described in the section of this proxy statement entitled “Important Information Regarding the Company—Certain Transactions in the Shares of Stock” beginning on page 151 of this proxy statement (all of which were below the Merger Consideration) to be relevant except to the extent that those prices indicated the trading price of Common Stock during the applicable periods. The Board and the Special Committee believe that the trading price of the shares of the Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, the Board and the Special Committee implicitly considered the value of the Company as a going concern by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters.

Other than as described in this proxy statement, including with respect to the offer made by New Mountain, the Board is not aware of any firm offer by any other person during the prior two years for (1) a merger or consolidation of the Company with another company; (2) the sale or transfer of all or substantially all of the Company’s assets; or (3) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

It should be noted that certain aspects of this explanation of the reasoning of both the Special Committee and the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Factors Regarding Forward-Looking Statements” beginning on page 109 of this proxy statement.

Opinion of Qatalyst Partners LP

The Special Committee retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Merger consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. The Special Committee selected Qatalyst Partners to act as financial advisor to the Special Committee based on Qatalyst Partners’ qualifications, reputation, independence, extensive expertise, including with respect to serving as a financial advisor to technology companies, advising companies on M&A transactions and serving as an independent financial advisor to special committees of boards of directors, and experience advising technology companies in connection with potential strategic transactions. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Special Committee on July 31, 2024, Qatalyst Partners rendered to the Special Committee its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated July 31, 2024, to the Special Committee following this meeting of the Special Committee.

The full text of Qatalyst Partners’ written opinion, dated July 31, 2024, is attached to this proxy statement as Annex C and is incorporated herein by reference in this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of the Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was delivered to, and provided for the information of, the Special Committee (in its capacity as such) and addresses only, as of the date of the opinion, based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein, the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders, and it does not address any other aspect of the Merger. Qatalyst Partners’ opinion does not constitute a recommendation as to how any holder of the Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which the Common Stock will trade or otherwise be transferable at any time. Qatalyst Partners’ opinion does not address the underlying business decision of the Company to engage in the Merger, nor does it address the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company or in which the Company might engage. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C and is incorporated herein by reference in this proxy statement in its entirety.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. Qatalyst Partners also reviewed the Specified Unaudited Prospective Financial Information (as defined in the section entitled “Special Factors—Unaudited Prospective Financial Information” beginning on page 85 of this proxy statement). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. Qatalyst Partners also participated in, and advised the Special Committee on, certain of the negotiations relating to the Merger. Qatalyst Partners also reviewed the historical market prices and trading activity for the Common Stock and compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by the Company. With respect to the Specified Unaudited Prospective Financial Information, Qatalyst Partners was advised by the management of the Company, and Qatalyst Partners assumed based on discussions with the management of the Company and the Special Committee, that the Specified Unaudited Prospective Financial Information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. Qatalyst Partners expressed no view as to the Specified Unaudited Prospective Financial Information or the assumptions on which they were based. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the Merger. Qatalyst Partners relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company or in which the Company might engage. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated July 31, 2024. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the Specified Unaudited Prospective Financial Information, described in the section of the section entitled “Special Factors—Unaudited Prospective Financial Information” beginning on page 85 of this proxy statement and third-party research analyst consensus estimates as of July 30, 2024 (the “Street Estimates”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses. No limitations were imposed by the Special Committee upon Qatalyst Partners with respect to the analyses conducted or procedures followed by it in rendering its opinion.

Summary of Qatalyst Partners’ Financial Analyses

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for the Common Stock as of June 30, 2024 (which is the end of the Company’s most recently completed fiscal quarter and most recent balance sheet date), using mid-period convention, by:

1.	calculating the following:

(a)	adding:

(i) the implied net present value of the estimated future unlevered free cash flows (“UFCF”) of the Company, based on the Specified Unaudited Prospective Financial Information for the third quarter of calendar year 2024 through calendar year 2030 (which implied present value was calculated using a range of discount rates of 10.5% to 13.0%, based on an estimated weighted average cost of capital for the Company); and

(ii) the implied net present value of a corresponding terminal value of the Company, calculated by applying to the Company’s estimated UFCF in calendar year 2030, based on the Specified Unaudited Prospective Financial Information, a perpetuity growth rate range of 3.5% to 5.0% (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (i) above; and

(iii) the cash of the Company, approximately $163 million, as of June 30, 2024, as provided by the Company’s management; and

(iv) the implied net present value of estimated federal tax savings due to its net operating losses for the third quarter of calendar year 2024 and beyond, ranging from approximately $11 million to approximately $12 million, as provided by management of the Company, discounted to present value using the same range of discount rates used in item (1)(a) above; and

(b)	subtracting from the resulting amount:

(i) the principal amount of the Company’s outstanding debt, approximately $2,293 million, as of June 30, 2024, as provided by the Company’s management; and

2.	dividing the resulting amount by:

(a)

the number of fully diluted Common Stock outstanding (calculated using the treasury stock method), taking into account the restricted stock units, performance-based restricted stock units, in-the-money stock options, and in-the-money warrants, as of July 30, 2024, all as provided by management of the Company.

Each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to net operating losses for the third quarter of calendar year 2024 and beyond were adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (estimated between 1-2% annually and totaling approximately 8.4% cumulatively through calendar year 2030) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, in each case based on estimates of future dilution provided by management of the Company.

Based on the calculations set forth above, this analysis implied a range of values for the Common Stock of approximately $8.14 to $15.84 per share.

Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for the Company with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to the Company, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of July 30, 2024 (the “Analyst Projections”), and using the closing prices as of July 30, 2024 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully diluted enterprise value divided by the estimated consensus EBITDA (“Adjusted EBITDA”) for calendar year 2025 (the “CY2025E Adjusted EBITDA Multiples”), for each of the selected companies, as shown below:

Selected Healthcare Technology Companies	Enterprise Value (in millions)	CY2025E Adjusted EBITDA (in millions)	CY2025E Adjusted EBITDA Multiples
Phreesia, Inc.	$1,555	$50	31.0x
HealthEquity, Inc.	$7,986	$551	14.5x
Waystar Holding Corp.	$5,372	$379	14.2x
HealthStream, Inc.	$824	$70	11.7x
Evolent Health, Inc.	$3,675	$325	11.3x
Omnicell, Inc.	$1,445	$131	11.0x
Health Catalyst, Inc.	$391	$37	10.6x
Progyny, Inc.	$2,467	$258	9.6x
TruBridge, Inc.	$357	$52	6.9x
Premier, Inc.	$2,335	$382	6.1x

Selected Business Process Outsourcing Companies	Enterprise Value (in millions)	CY2025E Adjusted EBITDA (in millions)	CY2025E Adjusted EBITDA Multiples
ExlService Holdings, Inc.	$6,004	$410	14.6x
WNS (Holdings) Limited	$2,912	$349	8.4x
Genpact Limited	$7,337	$903	8.1x

Based on an analysis of the CY2025E Adjusted EBITDA Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 8.0x to 12.0x.

Qatalyst Partners then applied this range to the Company’s Normalized Adjusted EBITDA for calendar year 2025, based on the Specified Unaudited Prospective Financial Information (approximately $766 million) and the Street Estimates (approximately $761 million). Based on the fully diluted Common Stock outstanding as of July 30, 2024 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), this analysis implied (1) a range of values for the Common Stock of approximately $8.69 to $14.98 per share based on the Specified Unaudited Prospective Financial Information and (2) a range of values for the Common Stock of approximately $8.61 to $14.86 per share based on the Street Estimates.

No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the Company’s business or the industry in general, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analyses, such as determining the arithmetic mean, median, or the high or low, are not in themselves meaningful methods of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 17 selected public company transactions, including transactions involving companies participating in similar lines of business to the Company or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (1) the implied fully diluted enterprise value of the target company as a multiple of last-twelve-months’ Adjusted EBITDA of the target company (the “LTM Adjusted EBITDA multiples”) and (2) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ Adjusted EBITDA of the target company (the “NTM Adjusted EBITDA multiples”). The LTM Adjusted EBITDA multiples were also adjusted for the last-twelve-months’ Adjusted EBITDA of Acclara (the revenue cycle management business of Providence Health & Services–Washington acquired by the Company on January 17, 2024) of $25,000,000.

Announcement Date	Target	Acquiror	Enterprise Value (in millions)	LTM Adjusted EBITDA (in millions)	NTM Adjusted EBITDA (in millions)*	LTM Adjusted EBITDA Multiple	NTM Adjusted EBITDA Multiple**
08/19/21	Inovalon Holdings, Inc.	Nordic Capital Limited	$7,227	$249	$289	29.0x	25.0x

01/10/22	Cloudmed (Revint Holdings, LLC)	R1 RCM Inc.	$4,054	$133	$191	30.4x	21.2x

09/06/23	NextGen Healthcare, Inc.	Thoma Bravo, L.P.	$1,731	$119	$91	14.5x	18.9x

09/15/14	TriZetto Corporation	Cognizant Technology Solutions Corporation	$2,700	$142	$154	19.0x	17.6x

12/21/20	HMS Holdings Corp.	Gainwell Technologies LLC (Veritas Capital backed)	$3,399	$161	$205	21.1x	16.6x

06/19/18	Cotiviti Holdings, Inc.	Verscend Technologies, Inc. (Veritas Capital backed)	$4,909	$274	$308	17.9x	15.9x

08/09/16	Press Ganey Holdings, Inc.	EQT Partners Inc.	$2,384	$131	$150	18.2x	15.9x

12/20/21	Cerner Corporation	Oracle Corporation	$28,938	$1,875	$2,046	15.4x	14.1x

11/11/18	athenahealth, Inc.	Veritas Capital and Elliott Investment Management L.P.	$5,650	$378	$402	14.9x	14.0x

06/21/22	Convey Health Solutions Holdings, Inc.	TPG Inc.	$1,076	$69	$80	15.7x	13.4x

01/06/21	Change Healthcare Inc.	UnitedHealth Group Incorporated (Optum Inc.)	$13,051	$926	$1,003	14.1x	13.0x

11/02/15	MedAssets, Inc.	Pamplona Capital Management	$2,755	$239	$245	11.5x	11.3x

06/14/18	Intelenet Global Services Private Ltd.	Teleperformance SE	$1,000	$83	$91	12.0x	10.9x

06/18/21	Sykes Enterprises, Incorporated	Sitel Worldwide Corporation	$2,157	$215	$219	10.0x	9.8x

06/28/18	Convergys Corporation	SYNNEX Corporation	$2,767	$351	$322	7.9x	8.3x

03/28/22	Ensemble Health Partners, Inc.	Berkshire Partners LLC and Warburg Pincus LLC	$5,000	$267	—	18.7x	—

11/22/21	athenahealth, Inc.	Bain Capital, LP and Hellman & Friedman LLC	$17,000	$1,057	—	16.1x	—

*	NTM Adjusted EBITDA not publicly available marked as “—.”
**	Multiples greater than 50.0x, negative or not publicly available marked as “—.”

There were inherent differences in circumstances surrounding each of the selected transactions listed above, including the strategic rationale for the transaction and the business mix, growth profile and other characteristics of the companies involved in the applicable transaction, which would affect the acquisition values of the selected target companies. Accordingly, Qatalyst Partners believed that a purely quantitative selected precedent transaction analysis would not be complete in the context of considering the proposed transaction. Qatalyst Partners therefore applied qualitative judgments concerning the characteristics of the selected transactions listed above, including its perspectives of the most relevant transactions involving companies with a software and services business mix and growth profile more similar to the Company among the broader set of selected transactions involving companies participating in similar lines of business to the Company, to select representative multiple ranges in respect of the selected transactions analysis, as described below.

Based on the analysis of the LTM Adjusted EBITDA multiples for the selected transactions and its professional judgment (including its qualitative judgments and perspectives described above), Qatalyst Partners selected a representative multiple range of 12.0x to 16.0x then applied this range to the Company’s last-twelve months’ Adjusted EBITDA (calculated as the 12-month period ended March 31, 2024). Based on the fully diluted Common Stock outstanding as of July 30, 2024 (calculated utilizing the same methodology as used in the above discounted cash flow analysis) as provided by management of the Company, this analysis implied a range of values for the Common Stock of approximately $11.97 to $17.22 per share.

Based on the analysis of the NTM Adjusted EBITDA multiples for the selected transactions and its professional judgment (including its qualitative judgments and perspectives described above), Qatalyst Partners selected a representative multiple range of 11.0x to 15.0x, then applied this range to the Company’s estimated next-twelve months’ Adjusted EBITDA (calculated as the 12-month period ending March 31, 2025) based on the Street Estimates. Based on the fully diluted Common Stock outstanding as of July 30, 2024 (calculated utilizing the same methodology as used in the above discounted cash flow analysis) as provided by management of the Company, this analysis implied a range of values for the Common Stock of approximately $10.92 to $16.25 per share.

No company or transaction utilized in the selected transactions analysis is identical to the Company or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analyses, such as determining the arithmetic mean, median, or the high or low, are not in themselves meaningful methods of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Preliminary Presentations

In addition to the presentation made to the Special Committee on July 31, 2024, the date on which Qatalyst Partners delivered its opinion, as described above, Qatalyst Partners made other presentations to the Special Committee on April 17, July 1, July 4 and July 5, 2024, and to a subset of the Board (excluding the New Mountain Board Designees and directors affiliated with TowerBrook or Ascension) on July 18, 2024 (such presentations collectively referred to as, the “Preliminary Qatalyst Partners Presentations”). Copies of the Preliminary Qatalyst Partners Presentations have been attached as exhibits to the Transaction Statement on Schedule 13E-3 with respect to the Merger. The Preliminary Qatalyst Partners Presentations and Qatalyst Partners’ written opinion will be available for any interested holder of Common Stock to inspect and copy at the Company’s principal executive offices during regular business hours and may also be obtained by requesting them in writing at the address described in the section entitled “Where You Can Find More Information”

beginning on page 177 of this proxy statement. A summary of the Preliminary Qatalyst Partners Presentations is provided below.

The April 17, 2024 materials presented to the Special Committee and filed as exhibit (c)(iv) to the Transaction Statement on Schedule 13E-3 included (a) an overview of the recent background of the transaction and the Company’s current situation, (b) an overview of the Company’s share price over time and illustrative statistics at various share prices of the Common Stock; (c) an overview of the Company’s daily trading share prices from January 22, 2024 to April 16, 2024; (d) a summary of the Company’s then-current management plan and relevant comparisons of the Company’s management plan to Wall Street estimates; (e) an overview of various trading multiples, trading statistics and operating statistics for the Company and other selected companies in similar lines of business to the Company from January 1, 2017 to April 16, 2024; (f) a summary of Wall Street research price targets and recommendations for the Company; and (g) an overview of preliminary valuation analyses, which were substantially similar to valuation analyses described under the section entitled “Special Factors—Opinion of Qatalyst Partners

LP” other than:

(i)

with respect to the discounted cash flow analysis, Qatalyst Partners (1) conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management, (2) used a range of discount rates of 10.5% to 13.5%, based on a then-current calculation of the Company’s estimated weighted average cost of capital for the Company, and (3) did not separately add the implied net present value of estimated federal tax savings due to its net operating losses since the value of these net operating losses were included in the Company’s tax rate and free cash flow estimates provided by the Company’s management, which analysis, with the application of the foregoing modifications, implied a range of values for the Common Stock of approximately $7.63 to $16.01 per share, and included sensitivities based on illustrative ranges for the revenue growth and EBITDA margin assumptions for the Company’s then-current management plan, the discount rate and terminal perpetuity growth rates;

(ii)	the valuation analyses did not include a selected companies analysis;

(iii)

with respect to the selected transactions analysis, Qatalyst Partners conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management and then-current Wall Street estimates for the Company, which analysis, with the application of the foregoing modifications, implied (1) a range of values for the Common Stock of approximately $11.89 to $17.15 per share based on the Company’s Adjusted EBITDA over the Company’s then-current last four quarters and (2) a range of values for the Common Stock of approximately $11.02 to $16.44 per share based on then-current Wall Street estimates for the Company; and

(iv)

Qatalyst Partners conducted an analysis of the present value of the illustrative two-year forward future trading price of the Common Stock based on various illustrative EBITDA multiples for the Company based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management, and then-current Wall Street estimates, which analysis implied (1) a range of values for the Common Stock of approximately $9.97 to $16.10 per share based on the Company’s then-current management plan and (2) a range of values for the Common Stock of approximately $10.81 to $17.29 per share based on then-current Wall Street estimates for the Company.

The July 1, 2024 materials presented to the Special Committee and filed as exhibit (c)(v) to the Transaction Statement on Schedule 13E-3 included (a) an overview of New Mountain’s waiver request and form of proposal; (b) an overview of illustrative statistics at various share prices of the Common Stock; and (c) an overview of the Company’s short-term trading statistics.

The July 4, 2024 materials presented to the Special Committee and filed as exhibit (c)(vii) to the Transaction Statement on Schedule 13E-3 included (a) a summary of the Company’s then-current management plan and relevant comparisons of the Company’s management plan to Wall Street estimates; (b) an overview of various trading multiples, trading statistics and operating statistics for the Company and other selected companies in similar lines of business to the Company from January 2, 2017 to July 3, 2024; (c) a summary of Wall Street research price targets and recommendations for the Company; (d) and illustrative statistics at various share prices of the Common Stock; and (e) an overview of preliminary valuation analyses, which were substantially similar to the valuation analyses described above under the section entitled “Special Factors—Opinion of Qatalyst Partners LP” other than:

(i)

with respect to the discounted cash flow analysis, Qatalyst Partners (1) conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management and (2) did not separately add the implied net present value of estimated federal tax savings due to its net operating losses since the value of these net operating losses were included in the Company’s tax rate and free cash flow estimates provided by the Company’s management, which analysis, with the application of the foregoing modifications, implied a range of values for the Common Stock of approximately $8.38 to $16.12 per share;

(ii)	the valuation analyses did not include a selected companies analysis;

(iii)

with respect to the selected transactions analysis, Qatalyst Partners conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management and then-current Wall Street estimates for the Company, which analysis, with the application of the foregoing modifications, implied (1) a range of values for the Common Stock of approximately $11.96 to $17.20 per share per share based on the Company’s Adjusted EBITDA over the Company’s then-current last four quarters and (2) a range of values for the Common Stock of approximately $11.17 to $16.59 per share based on then-current Wall Street estimates for the Company; and

(iv)

Qatalyst Partners conducted an analysis of the present value of the illustrative two-year forward future trading price of the Common Stock based on various illustrative EBITDA multiples for the Company based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management, and then-current Wall Street estimates, which analysis implied (1) a range of values for the Common Stock of approximately $10.12 to $16.20 per share based on the Company’s then-current management plan and (2) a range of values for the Common Stock of approximately $10.32 to $16.48 per share based on then-current Wall Street estimates for the Company.

The July 4, 2024 materials presented to the Special Committee and filed as exhibit (c)(viii) to the Transaction Statement on Schedule 13E-3 included, among other things, (a) an overview of the recent background of the transaction; (b) a discussion of considerations with respect to the New Mountain July 1 Draft Proposal and the process to consider strategic alternatives; (c) an overview of the New Mountain July 1 Draft Proposal; (d) an overview of the trading price for the Common Stock over time and illustrative statistics at various share prices of the Common Stock; and (e) a discussion of next steps with respect to the negotiation of the transaction.

The July 5, 2024 materials presented to the Special Committee and filed as exhibit (c)(ix) to the Transaction Statement on Schedule 13E-3 included an overview of illustrative potential sensitivities to the Company’s management plan.

The July 18, 2024 materials presented to a subset of the Board (excluding the New Mountain Board Designees and directors affiliated with TowerBrook or Ascension) and filed as exhibit (c)(x) to the Transaction Statement on Schedule 13E-3 included (a) an overview of the Company’s then-current market considerations;

(b) an overview of healthcare sector, revenue cycle sector and Company-specific considerations; (c) observations about the Company’s then-current situation; (d) an overview of illustrative statistics at various share prices of the Common Stock; (e) an overview of changes in Wall Street estimates for the Company; (f) a summary of the Company’s actual quarterly performance relative to Wall Street’s quarterly consensus estimates from the fourth quarter of fiscal year 2021 to the second quarter of fiscal year 2024; (g) a summary of Wall Street research perspectives with respect to financial performance of the Company in the first quarter of fiscal year 2024, recent headwinds, fiscal year 2024 guidance, potential takeout price and process with respect to the New Mountain July 1 Draft Proposal; and (h) an overview of the background of the transaction to date.

Miscellaneous

In connection with the review of the Merger by the Special Committee, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of the Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders. These analyses do not purport to be appraisals or to reflect the price at which Common Stock might actually trade or may otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Special Committee was one of many factors considered by the Special Committee in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee with respect to the Merger Consideration to be received by the holders of the Common Stock (other than the holders of the Excluded Shares) pursuant to, and in accordance with, the terms of the Merger Agreement or of whether the Special Committee would have been willing to agree to different consideration. The Merger Consideration payable in the Merger was determined through arm’s-length negotiations between the Company and Parent and was approved by the Special Committee and, ultimately the Board. Qatalyst Partners provided advice to the Special Committee during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to the Special Committee or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates on the one hand, and the Company, Parent, TowerBrook, Ascension, TCP-ASC or CD&R, on the other hand, pursuant to which compensation was received by Qatalyst

Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent or their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided the Company with financial advisory services in connection with the Merger for which it will be paid an aggregate amount currently estimated at approximately $77 million, $7.5 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), $250,000 of which was payable upon signing the engagement letter with Qatalyst Partners, and the remaining portion of which will be paid upon, and subject to, the closing of the Merger. The Company has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

None of the Preliminary Qatalyst Partners Presentations, alone or together, constitutes an opinion of Qatalyst Partners with respect to the Merger Consideration. Each of the analyses performed in the Preliminary Qatalyst Partners Presentations was subject to further updating and subject to the final financial analysis presented to the Special Committee on July 31, 2024 by Qatalyst Partners, which is summarized above and which superseded all analyses performed in the Preliminary Qatalyst Partners Presentations. Each of these analyses was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Qatalyst Partners as of, the date on which Qatalyst Partners performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information. Not all of the written and oral presentations by Qatalyst Partners contained all of the financial analyses included in the July 31, 2024 presentation.

Opinion of Barclays Capital Inc.

The Special Committee engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for the Company, including a possible sale of the Company, pursuant to an engagement letter dated March 28, 2024. On July 31, 2024, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Special Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the holders of the Common Stock (other than the holders of Owned Company Shares and Dissenting Company Shares) is fair, from a financial point of view, to such stockholders.

The full text of Barclays’s written opinion, dated as of July 31, 2024, is attached to this proxy statement as Annex D and is incorporated herein by reference in this proxy statement in its entirety. Barclays’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’s opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’s opinion, the issuance of which was approved by Barclays’s Valuation and Fairness Opinion Committee, is addressed to the Special Committee, addresses only the fairness, from a financial point of view, of the consideration to be offered to the holders of the Common Stock (other than the holders of Owned Company Shares and Dissenting Company Shares) and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed transaction or as to any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between the Special Committee and Parent and were unanimously approved by the Special Committee and the Board. Barclays did not recommend any specific form of consideration to the Special Committee or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which the Company may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration offered to the holders of the Common Stock (other than the holders of Owned Company Shares and Dissenting Company Shares) in the proposed transaction. No limitations were imposed by the Special Committee upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the Merger Agreement, dated as of July 31, 2024, and the specific terms of the proposed transaction;

•

reviewed and analyzed publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including the July 28 Projections;

•	reviewed and analyzed a trading history of the Common Stock from January 1, 2018, to July 30, 2024 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of the Company;

•	had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the July 28 Projections, upon the advice of the Company, Barclays assumed that the July 28 Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with the July 28 Projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 31, 2024. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after July 31, 2024.

Barclays assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the Merger Agreement and that the proposed transaction would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’s opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood the Company had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of the Common Stock (other than the holders of Owned Company Shares and Dissenting Company Shares), of the consideration to be offered to such stockholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Special Committee. The summary of Barclays’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, Barclays or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’s analyses and reviews is identical to the Company or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’s analyses and reviews. None of the Company, Parent, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’s analyses and reviews.

Discounted Cash Flow Analysis

In order to estimate the present value of the Common Stock, Barclays performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays added (i) the Company’s projected after-tax unlevered free cash flows for the six month period ending December 31, 2024 and for the fiscal years 2025 through 2030 based on the July 28 Projections and (ii) the Company’s projected tax savings from net operating losses for the fiscal years 2025 through 2039 per the Company’s management to (iii) the “terminal value” of the Company as of December 31, 2030, and discounted such amount to its present value using a range of selected discount rates. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting an estimated range of perpetuity growth rate of 3.50% to 4.50%, which was estimated by Barclays utilizing its professional judgment and experience. The range of after-tax discount rates of 9.50% to 11.00% was selected based on an analysis of the weighted average cost of capital of the Company and comparable companies. Barclays then calculated a range of implied prices per share of the Common Stock by subtracting estimated net debt of approximately $2,130 million as of June 30, 2024, per the Company’s management from the estimated enterprise value using the discounted cash flow method and dividing such amount by 462.4 million to 472.9 million fully diluted number of shares of the Common Stock as of July 30, 2024, where the fully diluted number of shares is dependent on the share price. The foregoing analysis yielded a range of implied present values per share of Common Stock of $9.93 to $16.24 per share.

Barclays noted that on the basis of the discounted cash flow analysis, the Merger Consideration of $14.30 per share was within the range of implied values per share calculated using the July 28 Projections.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of the Company by reference to those companies, which could then be used to calculate implied ranges, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays, based on its experience in the healthcare services industry, deemed comparable to the Company.

Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of (i) its enterprise value (“EV”) to (ii) its estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2024 (the “2024 EV/EBITDA Analysis”) and 2025 (the “2025 EV/EBITDA Analysis”), respectively. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the book value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed based on publicly available financial data (including Wall Street research,

FactSet data and SEC filings) and closing prices as of July 30, 2024, the last trading date prior to the delivery of Barclays’s opinion. Where applicable, the ratios were adjusted to account for certain events such as acquisitions and divestitures. The results of this selected comparable company analysis are summarized below:

Selected Comparable Companies	EV ($ in millions)	EV/2024 Estimated EBITDA	EV/2025 Estimated EBITDA
HealthEquity, Inc.	7,986	17.4x	14.7x
Genpact Limited	7,337	8.8x	8.1x
ExlService Holdings, Inc.	6,004	15.7x	14.0x
Waystar Holding Corp.	5,372	15.2x	14.0x
Evolent Health, Inc.	3,675	14.8x	11.4x
WNS (Holdings) Limited	2,912	9.2x	8.8x
Progyny, Inc.	2,467	11.3x	9.5x
Premier, Inc.	2,335	5.9x	6.1x
Omnicell, Inc.	1,445	14.5x	11.1x
HealthStream, Inc.	824	12.5x	11.7x
Health Catalyst, Inc.	391	15.8x	10.5x
TruBridge, Inc.	357	7.9x	6.8x
25th Percentile		9.1x	8.6x
Mean		12.4x	10.6x
Median		13.5x	10.8x
75th Percentile		15.4x	12.3x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with the Company. However, because no selected comparable company is exactly the same as the Company, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of 12.0x to 14.0x adjusted EBITDA for calendar year 2024 and a range of 11.0x to 13.0x adjusted EBITDA for calendar year 2025, respectively, for the Company, and applied such ranges to the 2024 and 2025 Normalized Adjusted EBITDA (as reflected in the July 28 Projections) of the Company, per the Company management. Barclays then calculated a range of implied prices per share of the Common Stock by subtracting estimated net debt of approximately $2,130 million as of June 30, 2024, per the Company’s management from the estimated enterprise value and dividing such amount by 467.2 million to 471.4 million fully diluted number of shares of the Common Stock as of July 30, 2024 for the 2024 EV/EBITDA Analysis, and 469.2 million to 473.2 million fully diluted number of shares of the Common Stock for the 2025 EV/EBITDA Analysis, where the fully diluted number of shares in both the 2024 and 2025 EV/EBITDA Analysis is dependent on the share price. Barclays’s selected comparable company analysis yielded a reference equity value range for the Common Stock of $12.27 to $14.95 per share based on the 2024 EV/EBITDA Analysis and $13.42 to $16.54 per share based on the 2025 EV/EBITDA Analysis.

Barclays noted that on the basis of the selected comparable company analysis, the transaction consideration of $14.30 per share was within the range of implied values per share calculated in the analysis above.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses.

Based on the historical financial information and the July 28 Projections for the Company and publicly announced historical financial information for the target company in each selected transaction, Barclays calculated, among other things, the EV of the Company and each target company, as applicable, to such company’s EBITDA for the twelve-month period prior to the date on which the relevant transaction was announced (“LTM EBITDA”). The following table sets forth the results of such analysis:

Date Announced	Acquirer	Target	EV/LTM EBITDA
September 2023	Thoma Bravo, L.P.	NextGen Healthcare, Inc.	14.5x
June 2022	TPG Inc.	Convey Health Solutions Holdings, Inc.	15.7x
March 2022	Berkshire Partners LLC / Warburg Pincus LLC / Bon Secours Mercy Health	Ensemble Health Partners	18.7x
December 2021	Oracle Corporation	Cerner Corporation	15.4x
October 2021	nThrive, Inc.	TransUnion Healthcare, Inc.	20.3x
August 2021	Nordic Capital Epsilon SCA, SICAV-RAIF	Inovalon Holdings, Inc.	29.0x
January 2021	UnitedHealth Group Incorporated	Change Healthcare Inc.	14.1x
December 2020	Gainwell Technologies LLC	HMS Holdings Corp.	21.1x
November 2018	Elliott Management Corporation / Veritas Capital Fund Management, L.L.C.	athenahealth, Inc.	14.9x
June 2018	Verscend Technologies, Inc.	Cotiviti Holdings, Inc.	17.9x
March 2018	Inovalon Holdings, Inc.	ABILITY Network Inc.	16.6x
February 2018	R1 RCM Inc.	Intermedix Corporation	9.6x
August 2016	EQT Holdings AB	Press Ganey Holdings, Inc.	18.2x
November 2015	Pamplona Capital Management LLC	MedAssets, Inc.	11.5x
25th Percentile			14.6x
Mean			17.0x
Median			16.2x
75th Percentile			18.6x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, Barclays selected a range of 11.5x to 15.5x adjusted LTM EBITDA and applied such range to the Company’s Normalized Adjusted EBITDA (as reflected in the July 28 Projections) of approximately $658 million for the twelve-month period ending on June 30, 2024, per the Company’s management. Barclays then calculated a range of implied prices per share of the Common Stock by subtracting estimated net debt of approximately $2,130 million as of June 30, 2024, per the Company’s management from the estimated enterprise value and dividing such amount by 466.0 to 473.7 million fully diluted number of shares of the Common Stock as of July 30, 2024, where the fully diluted number of shares is dependent on the share price. Barclays’s selected precedent transactions analysis yielded a reference equity value range for the Common Stock of $11.66 to $17.02 per share.

Barclays noted that on the basis of the selected precedent transaction analysis, the Merger Consideration of $14.30 per share was within the range of implied values per share calculated in the analysis above.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Historical Share Price Analysis, Equity Research Price Targets Analysis, and Transaction Premium Analysis described below.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of the Common Stock, Barclays considered historical data with regard to the trading prices of the Common Stock for the period from February 24, 2023, to February 23, 2024, the last trading day prior to the filing of Amendment No. 3 to Schedule 13D by New Mountain on February 26, 2024. Barclays noted that during the period from February 24, 2023, to February 23, 2024, the closing price of the Common Stock ranged from $9.11 to $18.49 per share.

Equity Research Price Targets Analysis

Barclays reviewed publicly available price targets for the Common Stock prepared and published by sixteen equity research firms. Barclays noted that, for equity research published prior to the filing of Amendment No. 3 to Schedule 13D by New Mountain on February 26, 2024, the range of low-to-high share price targets as of February 26, 2024, was $12.00 to $20.00 per share. Barclays also noted that as of July 30, 2024, the range of low-to-high share price targets was $14.00 to $20.00 per share. The price targets published by the equity research firms did not necessarily reflect current market trading prices for shares of Common Stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future market conditions.

Transaction Premium Analysis

In order to assess the premium offered to the holders of the Common Stock (other than the holders of Owned Company Shares and Dissenting Company Shares) in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in (i) cash-only deals (excluding minority investment transactions) from the last 10 years as of July 30, 2024, the last trading date prior to the delivery of Barclays’s opinion, involving target companies in the United States, traded on a United States stock exchange, with total EV of the target company ranging from $5 billion to $15 billion (the “Cash-only Deals”), and (ii) Cash-only Deals with acquirers being financial sponsors (the “Sponsor LBO Deals”). For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s undisturbed closing share price.

The results of the transaction premium analysis for the Cash-only Deals and Sponsor LBO Deals are summarized below:

	Premium to Undisturbed Closing Price
	Cash-only Deals (n=144)	Sponsor LBO Deals (n=57)
25th Percentile	23.6%	19.9%
Mean	40.1%	34.3%
Median	32.1%	27.1%
75th Percentile	53.4%	47.9%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and the Company. Based upon these judgments, Barclays selected a range of 23.6% to 53.4% based on the analysis of the Cash-only Deals and a range of 19.9% to 47.9% based on the analysis of the Sponsor LBO Deals, and applied those ranges to the undisturbed closing price of the Common Stock on February 23, 2024, to calculate a range of implied prices per share of the Company. The foregoing analysis yielded a range of implied values per share of Common Stock of $13.72 to $17.03 per share based on the analysis of all Cash-only Deals and $13.31 to $16.41 per share based on the analysis of the Sponsor LBO Deals.

Barclays noted that on the basis of the transaction premium analysis, the Merger Consideration of $14.30 per share was within each range of implied values per share based on the analysis of all Cash-only Deals and the analysis of the Sponsor LBO Deals, respectively, calculated using the undisturbed closing price of the Common Stock on February 23, 2024.

Preliminary Presentations

In addition to the presentation made to the Special Committee on July 31, 2024, the date on which Barclays delivered its opinion, as described above, Barclays made other presentations to the Board on March 3, 2024, the Special Committee on April 17, July 1, July 4 and July 5, 2024, and a subset of the Board (excluding the New Mountain Board Designees and directors affiliated with TowerBrook or Ascension) on July 18, 2024 (such presentations collectively referred to as the “Preliminary Barclays Presentations”). Copies of the Preliminary Barclays Presentations have been attached as exhibits to the Transaction Statement on Schedule 13E-3 with respect to the Merger. As described in the section entitled “Where You Can Find More Information” beginning on page 177 of this proxy statement, the Preliminary Barclays Presentations and Barclays’s written opinion will be available for any interested holder of Common Stock to inspect and copy at the Company’s principal executive offices during regular business hours and may also be obtained by requesting them in writing at the address described therein.

The March 3, 2024 materials presented to the Board included, among other things, (a) an overview of the Company’s then-current situation; (b) an overview of the New Mountain February 26 Draft Proposal; (c) an overview of the Company’s historical stock price performance and valuation; (d) a summary of Wall Street research reactions with respect to the Company’s fourth quarter of fiscal year 2023 earnings, fiscal year 2024 guidance, potential takeout price and process related to the New Mountain February 26 Draft Proposal; (e) a summary of Wall Street research price targets; (f) a summary of potential alternatives and (g) a discussion of potential next steps.

The April 17, 2024 materials presented to the Special Committee included, among other things, (a) an overview of the recent background of the transaction; (b) an overview of the Company’s share price over time and illustrative statistics at various share prices of the Common Stock; (c) an overview of the Company’s daily trading share prices from January 22, 2024 to April 16, 2024; (d) an overview of the New Mountain February 26 Draft Proposal; (e) an overview of the Company’s historical stock price performance and valuation; (f) a summary of Wall Street research perspectives with respect to the Company’s fourth quarter of fiscal year 2023 earnings, fiscal year 2024 guidance, potential takeout price and process related to the New Mountain February 26 Draft Proposal; (g) a summary of Wall Street research price targets; (h) an illustrative analysis of the Company’s future share price based on Wall Street perspectives; (i) an overview of a leveraged buyout analysis from the perspective of New Mountain as a buyer; (j) a summary of the basis for the Company’s then-current management plan, the Company’s then-current management plan and relevant comparisons of the Company’s then-current management plan to Wall Street estimates; (k) an overview of certain market data based reference analysis; and

(l) an overview of preliminary valuation analyses, which were substantially similar to the valuation analyses described under “Opinion of Barclays Capital Inc.—Summary of Material Financial Analyses”, other than:

•

With respect to the discounted cash flow analysis, Barclays conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management, which resulted in a reference equity value range for the Common Stock of $9.89 to $16.28 per share;

•

With respect to selected comparable company analysis, Barclays conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management, then-current Wall Street estimates and then-current trading prices for the selected companies, including a multiple range of 11.0x to 14.0x adjusted EBITDA for calendar year 2024 and 9.0x to 12.0x adjusted EBITDA for calendar year 2025, respectively, for the Company, which resulted in a reference equity value range for the Common Stock of $10.94 to $14.98 per share based on the 2024 EV/EBITDA analysis and $10.29 to $15.02 per share based on the 2025 EV/EBITDA analysis; and

•

With respect to selected transactions analysis, Barclays conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management and then-current Wall Street estimates for the Company, including the Company’s normalized adjusted EBITDA as reflected in the Company’s then-current management plan of approximately $639 million for the twelve-month period ending on December 31, 2023, per the Company’s management, which resulted in a reference equity value range for the Common Stock of $11.24 to $16.49 per share.

The July 1, 2024 materials presented to the Special Committee included, among other things, (a) an overview of New Mountain’s waiver request and form of proposal; (b) an overview of illustrative statistics at various share prices of the Common Stock; and (c) an overview of the Company’s short-term trading statistics.

The July 4, 2024 materials presented to the Special Committee included, among other things, (a) an overview of the recent background of the transaction; (b) an overview of the Company’s then-current situation; (c) an overview of the New Mountain July 1 Draft Proposal; (d) an overview of certain market data based reference analysis; and (e) an overview of preliminary valuation analyses, which were substantially similar to the valuation analyses described under “Opinion of Barclays Capital Inc.—Summary of Material Financial Analyses”, other than:

•

With respect to the discounted cash flow analysis, Barclays conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management, which resulted in a reference equity value range for the Common Stock of $9.94 to $16.28 per share;

•

With respect to selected comparable company analysis, Barclays conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management, then-current Wall Street estimates and then-current trading prices for the selected companies, including the Company’s then-current management plan and a multiple range of 11.0x to 13.0x adjusted EBITDA for calendar year 2024 and 10.0x to 12.0x adjusted EBITDA for calendar year 2025, respectively, for the Company, which resulted in a reference equity value range for the Common Stock of $10.92 to $13.59 per share based on the 2024 EV/EBITDA analysis and $11.84 to $14.96 per share based on the 2025 EV/EBITDA analysis; and

•

With respect to selected transactions analysis, Barclays conducted the analysis based on the Company’s then-current management plan and other then-current relevant metrics for the Company provided by the Company’s management and then-current Wall Street estimates for the Company, including the Company’s normalized adjusted EBITDA as reflected in the Company’s then-current management plan for the twelve-month period ending on March 31, 2024, per the Company’s management, which resulted in a reference equity value range for the Common Stock of $11.22 to $16.43 per share.

The July 5, 2024 materials presented to the Special Committee included, among other things, an overview of illustrative potential sensitivities to the Company’s then-current management plan.

The July 18, 2024 materials presented to a subset of the Board (excluding the New Mountain Board Designees and directors affiliated with TowerBrook or Ascension) included, among other things, (a) an overview of the Company’s then-current market considerations; (b) an overview of healthcare sector, revenue cycle sector and Company-specific considerations; (c) observations about the Company’s then-current situation; (d) an overview of illustrative statistics at various share prices of the Common Stock; (e) an overview of changes in Wall Street estimates for the Company; (f) a summary of the Company’s actual quarterly performance relative to Wall Street’s quarterly consensus estimates from the fourth quarter of fiscal year 2021 to the second quarter of fiscal year 2024; (g) a summary of Wall Street research perspectives with respect to financial performance of the Company in the first quarter of fiscal year 2024, recent headwinds, fiscal year 2024 guidance, potential takeout price and process with respect to the New Mountain July 1 Draft Proposal; and (h) an overview of the background of the transaction to date.

None of the Preliminary Barclays Presentations, alone or together, constitutes an opinion of Barclays with respect to the Merger Consideration. Each of the analyses performed in the Preliminary Barclays Presentations was subject to further updating and subject to the final financial analysis presented to the Special Committee on July 31, 2024, by Barclays. Each of these analyses was necessarily based on financial, economic, market and other conditions as in effect on, and the information (including the Unaudited Prospective Financial Information) made available to Barclays as of, the date on which Barclays performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information. Not all of the written and oral presentations by Barclays contained all of the financial analyses included in the July 31, 2024 presentation.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Barclays because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the Special Committee in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, the Company paid Barclays a fee of $250,000 upon execution of Barclays’s engagement letter (the “Retainer Fee”) with the Company and $7.5 million upon the delivery of Barclays’s opinion (the “Opinion Fee”). The Opinion Fee was not contingent upon the conclusion of Barclays’s opinion or the consummation of the proposed transaction. Compensation will be payable on completion of the proposed transaction, against which the Retainer Fee and the Opinion Fee will be credited. As of the date of the Opinion, the amount of such compensation was approximately $38 million. In addition, the Company has agreed to reimburse Barclays for its reasonable and documented out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of Barclays’s opinion. Barclays has performed various investment banking and financial services for the Company, TowerBrook, Ascension and CD&R in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years as of the date of its opinion, Barclays has performed the following investment banking and financial services: (a) for the Company (excluding services in connection with the proposed transaction): in December 2023, acted as joint lead arranger on the Company’s term loan B in connection with the Company’s acquisition of Acclara and (b) for CD&R (i) in March 2024, acted as joint lead arranger and bookrunner on a term loan B and senior notes in connection with CD&R’s acquisition of Truist Insurance, (ii) in March 2024, acted as financial advisor to CD&R in connection with CD&R’s acquisition of Truist Insurance, and (iii) in addition, Barclays has been a counterparty to CD&R in various risk management transactions. From January 1, 2021, to the date of its opinion, Barclays has received approximately $17.0 million in investment banking fees from the Company and approximately $55.7 million in investment banking fees from CD&R and/or certain of its portfolio companies and affiliates (in each case, including the Retainer Fee but excluding the Opinion Fee as applicable). In the past two years as of the date of its opinion, Barclays has not performed any investment banking services for TowerBrook and Ascension for which it has received any investment banking fees; however, as discussed below, Barclays has received investment banking fees in connection with services provided to their respective portfolio companies and/or affiliates.

In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TowerBrook, Ascension and CD&R and certain of their respective affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to TowerBrook and/or CD&R and/or certain of their respective portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for TowerBrook, Ascension and/or CD&R and/or certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by TowerBrook, Ascension and/or CD&R and/or certain of their respective portfolio companies and affiliates. As of the date of Barclays’ opinion, Barclays and its affiliates had provided, or were providing, investment banking services relating to the TowerBrook Portfolio Company Matters described under the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement. From January 1, 2021, to the date of its opinion, Barclays has received approximately $22.1 million in investment banking fees from TowerBrook and/or certain of its portfolio companies and affiliates and $11.7 million in investment banking fees from Ascension and/or certain of its portfolio companies (in each case, including the Retainer Fee but excluding the Opinion Fee as applicable).

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Parent, TowerBrook, Ascension and CD&R for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments. As of market close on July 19, 2024, Barclays held a net long position of less than one percent of the Company’s outstanding stock.

Certain Presentations Provided by Centerview to TA

TowerBrook and Ascension (Ascension together with TowerBrook, the “TowerBrook Investor Group”) retained Centerview as their financial advisor in connection with the Transactions, by letter agreement dated July 31, 2024. In this capacity, representatives of Centerview provided the TowerBrook Investor Group with certain financial advisory services. Although Centerview generally acted as financial advisor to the TowerBrook Investor Group in connection with the Transactions, Centerview was not requested to provide, and did not provide, to the TowerBrook Investor Group (or any member of the TowerBrook Investor Group), any other Buyer Filing Party, the Company, the holders of any class of securities, creditors or other constituencies of any of the foregoing or any other person (i) any report, opinion or appraisal as to the fairness, from a financial point of view or otherwise, of the Transactions, the Merger Consideration or any other term or aspect of any of the foregoing, (ii) any other valuation of any of the Buyer Filing Parties or the Company for the purpose of assessing the fairness of the Merger Consideration to any such person or (iii) any advice as to the underlying decision by any of the Buyer Filing Parties or the Company to engage in the Transactions. Because Centerview was not requested to, and did not, deliver a fairness opinion in connection with the Transactions, Centerview did not perform financial analyses with a view towards those analyses supporting a fairness opinion.

Certain preliminary discussion materials prepared by representatives of Centerview and shared with the TowerBrook Investor Group on July 3, 2024 and July 20, 2024 (the “Centerview Discussion Materials”) have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Transactions. The Schedule 13E-3, including the Centerview Discussion Materials, may be examined at, and copies may be obtained from, the SEC in the manner described under the section entitled “Where You Can Find More Information” beginning on page 177 of this proxy statement. The information in the Centerview Discussion Materials is subject to, among other things, the assumptions made, procedures followed, matters considered and limitations, qualifications and other conditions contained therein and is necessarily based on facts as in effect on, and the information made available to Centerview as of, the date of such materials. The Centerview Discussion Materials are not intended to be and do not constitute a recommendation to any of the Buyer Filing Parties, the Company, any securityholder of any of the foregoing or any other person with respect to the Transactions or any other matter. The Centerview Discussion Materials do not constitute, and are not intended to represent, any view, opinion, report or appraisal as to the fairness, from a financial point of view or otherwise, of the Transactions or the Merger Consideration to any of the Buyer Filing Parties, the stockholders of the Company or any other person.

In addition, the analyses and observations reflected in the Centerview Discussion Materials should not be viewed as a factor considered by the TowerBrook Investor Group, the Buyer Filing Parties, CD&R, the Board, the Special Committee, the Company’s management or otherwise with respect to the fairness of any consideration (including, without limitation, the Merger Consideration), the Transactions or otherwise. The Centerview Discussion Materials were provided solely for the benefit of the TowerBrook Investor Group for its information and assistance in connection with its consideration of the Transactions, and may not be relied upon by any other person.

Below is a summary of the Centerview Discussion Materials. The following summary, however, does not purport to be a complete description of the Centerview Discussion Materials, and is qualified in its entirety by the full contents of the Centerview Discussion Materials.

1.

The preliminary discussion materials presented or delivered by Centerview to the TowerBrook Investor Group on July 3, 2024 contained a preliminary analysis of illustrative strategic options for an exit of TCP-ASC’s stake in the Company should the Transactions be consummated, including benefits and considerations of each of the options, but did not contain any financial analyses with respect to each such strategic option.

2.

The preliminary discussion materials presented or delivered by Centerview to the TowerBrook Investor Group on July 20, 2024 contained an analysis of the impact of the partial or full exercise of the TA Warrant on the votes that would be required to approve an acquisition of the Company.

The Centerview Discussion Materials will be available to any interested stockholder of the Company (or any representative of a stockholder who has been so designated in writing) to inspect and copy at the Company’s principal executive offices during regular business hours.

Miscellaneous

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the execution of the Merger Agreement, Centerview was engaged to provide financial advisory services to the Company, including in connection with its acquisition of Acclara as well as for general advisory services, and Centerview has received compensation of approximately $8 million for such services. In the two years prior to the execution of the Merger Agreement, except for its current engagement, Centerview has not been engaged to provide financial advisory services to TowerBrook or Ascension, and Centerview did not receive any compensation from TowerBrook or Ascension during such period. Certain (i) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Ascension, TowerBrook, or any of their respective affiliates, including portfolio companies of TowerBrook, or any other party that may be involved in the Transactions.

The TowerBrook Investor Group selected Centerview as its financial advisor in connection with the Transactions based on, among other things, Centerview’s reputation and experience, and its familiarity with the Company and its business. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions.

In connection with Centerview’s services as the financial advisor to the TowerBrook Investor Group, the TowerBrook Investor Group has agreed to pay Centerview an aggregate fee of approximately $30 million, all of which is payable contingent upon consummation of the Transactions. In addition, the TowerBrook Investor Group has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement by the TowerBrook Investor Group.

Reasons of the Buyers for the Merger

Under the SEC rules governing “going-private” transactions, each of the Buyer Filing Parties is an affiliate of the Company for purposes of the Merger, and, therefore, the Buyer Filing Parties are required to express their reasons for the Merger to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act. The Buyer Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The views of the Buyer Filing Parties expressed in this section are not intended as, and do not constitute, a recommendation as to how the Company’s stockholders should vote their Common Stock relating to the Merger.

The Buyer Filing Parties’ primary reason for the Merger is to allow Parent to own all of the equity interests in the Company and to bear the rewards and risks of such ownership after the Merger is completed without the Common Stock being publicly traded or the Company being subject to public company reporting requirements. The Buyer Filing Parties believe that structuring the Transactions in such manner is preferable to other transaction structures because it (i) will enable Parent to acquire all of the Common Stock at the same time, (ii) will allow the Company to cease to be a publicly traded and registered reporting company, and (iii) represents an opportunity for the Company’s unaffiliated security holders (other than the holders of Dissenting Company Shares) to receive the Merger Consideration of $14.30 per share of Common Stock in cash, without interest, subject to and in accordance with the terms and conditions of the Merger Agreement. In the course of considering the going-private transaction, the Buyer Filing Parties did not give significant consideration to any alternative transaction structures or other alternative means to accomplish the foregoing objectives because the Buyer Filing Parties believe the Merger to be the most direct and effective way to accomplish these objectives.

Position of the Buyers as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Buyer Filing Parties is an affiliate of the Company for purposes of the Merger, and, therefore, the Buyer Filing Parties are required to express their beliefs as to the fairness of the Merger to the Company’s unaffiliated security holders. The Buyer Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The view of the Buyer Filing Parties as to the fairness of the Merger should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger Proposal. The Buyer Filing Parties have interests in the Merger that are different from, and in addition to, those of the Company’s unaffiliated security holders, including as disclosed in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 92 of this proxy statement.

Based on the knowledge of and the analysis by the Buyer Filing Parties of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board, the Buyer Filing Parties believe that the Merger is fair to the Company’s unaffiliated security holders based upon the factors described below and substantially the same factors described under the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement. The Buyer Filing Parties agree with the analyses, determinations and conclusions described under the sections entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” and “Special Factors—Reasons of the Buyers for the Merger” beginning on pages 49 and 80 of this proxy statement, respectively, and the Buyer Filing Parties expressly adopt the analyses and opinions of the Special Committee and the Board in reaching their respective determinations as to the fairness of the Transactions.

The Company’s unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Special Committee’s independent legal and financial advisors. The Merger Agreement is recommended by the Special Committee and has been approved by the Board. Neither Joseph Flanagan nor any of the Company’s other directors who are affiliates or designees of the Buyer Filing Parties served on the Special Committee, nor did they participate in the Special Committee’s evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger. Further, the Special Committee’s evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger, were conducted as part of a competitive bidding process, as further described under the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement. The Merger Agreement and the transactions contemplated thereby were, at a meeting with all members of the Board present, in accordance with the recommendation of the Special Committee as described above (with all directors voting in favor and no director abstaining from the vote, although it was noted that, for purposes of the approval of the transaction in accordance with the contractual provisions of the TA Investor Rights Agreement, TA Board Designees were not deemed to vote), approved by the Board. For these reasons, the Buyer Filing Parties do not believe that their interests in the Merger influenced the decisions or recommendations of the Special Committee or the Board with respect to the Merger Agreement or the Merger.

In their consideration of the fairness of the Merger, the Buyer Filing Parties did not find it practicable to, and did not: (i) appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated security holders, (ii) consider the net book value as a basis to evaluate per share consideration, (iii) consider that liquidation sales generally result in proceeds substantially less than sales of a going concern, (iv) consider the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, or (v) consider the Company’s viability as a going concern. The Buyer Filing Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to the Company’s unaffiliated security holders because, in their view, (1) it does not reflect, or have any meaningful impact on, either the market trading prices of the Common Stock or the Company’s value as a going concern; (2) net book value is not a material indicator of the value of the Company as a going concern, but rather is indicative of historical costs; and (3) net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. The Buyer Filing Parties did not establish a going concern value for the Company as a public company to determine the fairness of the Merger Consideration to the Company’s unaffiliated security holders because, following the Merger, the Company will have a significantly different capital structure. The Buyer Filing Parties are aware of the proposals described in the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement, including the proposals made by New Mountain described therein, and the Buyer Filing Parties are not aware of any further firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than the Buyer Filing Parties in the two years preceding the signing of the Merger Agreement. The Buyer Filing Parties did not receive any reports, opinions, or appraisals from any outside party materially related to the fairness of the Merger or the Merger Consideration, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Company’s unaffiliated security holders.

The foregoing discussion of the information and factors considered and given weight by the Buyer Filing Parties in connection with the fairness of the Merger Agreement and transactions contemplated thereby, including the Merger, is not intended to be exhaustive but is believed to include all material factors considered by the Buyer Filing Parties. The Buyer Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective positions as to the fairness of the Merger Agreement and transactions contemplated thereby, including the Merger. Rather, the Buyer Filing Parties made the fairness determinations after considering all of the foregoing as a whole. The Buyer Filing Parties believe these factors provide a reasonable basis upon which to form the belief that the Merger is fair to the Company’s unaffiliated security holders. This belief should not, however, be construed as a recommendation to any stockholder to approve the Merger Agreement. The Buyer Filing Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the other stockholders of the Company, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders. The Buyer Filing Parties do not make any recommendation as to how the Company’s unaffiliated security holders should vote their shares of Common Stock relating to the Merger.

Plans for the Company After the Merger

Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company having survived the Merger as a wholly owned subsidiary of Parent. The Common Stock is currently listed on Nasdaq and registered under the Exchange Act. Following completion of the Merger, there will be no further public market for the Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Common Stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

The Buyers currently anticipate that following completion of the Merger, the Company’s operations will initially be conducted substantially as they are currently being conducted (except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent). The Buyers are currently conducting a review of the Company and its business and operations with a view towards determining how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company and expect to complete such review following completion of the Merger. Following completion of the Merger, Parent will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the Company’s business and operations.

From and after the Effective Time, the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, except that the Buyers expect that Joseph Flanagan will become the Chief Executive Officer of the Surviving Corporation, as described in the section entitled “The Merger Agreement—Directors and Officers; Certificate of Incorporation; Bylaws” beginning on page 119 of this proxy statement, and, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the DGCL or the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be. At the Effective Time, in accordance with the applicable provisions of the DGCL, the Company’s certificate of incorporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and the form of bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the form of bylaws of the Surviving Corporation.

Certain Effects of the Merger

If the Requisite Stockholder Approval is obtained, and all other conditions to the Merger are satisfied or waived, the Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the Merger Agreement, the separate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation as a wholly owned subsidiary of Parent.

Treatment of the Common Stock

If the Merger is completed, each share of Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration. At the Effective Time, each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor, and each Subsidiary Owned Share will be converted into such number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

Treatment of Company Warrants

If the Merger is completed, each Company Warrant that is outstanding immediately prior to the Effective Time will be cancelled at the Effective Time in exchange for the right to receive, promptly following the surrender of such Company Warrant to the Company or the Surviving Corporation in accordance with its terms (or, if later, the Effective Time), cash, without interest, in an amount equal to the product of (a) the number of shares of Common Stock the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock underlying such Company Warrant; provided that if the exercise price per share of Common Stock underlying such Company Warrant is greater than the Merger Consideration, no payment shall be due to the holder of such Company Warrant upon the surrender thereof to the Company or the Surviving Corporation; provided, further, that each Buyer Company Warrant will be cancelled and extinguished without any conversion thereof or consideration paid therefor unless exercised in accordance with its terms prior to the Effective Time. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable amounts payable as described above, if any.

Treatment of Equity Compensation Awards

The Merger Agreement provides that, at the Effective Time, automatically and without any required action on the part of the holder thereof:

•

each outstanding Company Option will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company Option multiplied by (B) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such Company Option, provided that if the applicable per share exercise price is equal to or exceeds the Merger Consideration, such Company Option will be cancelled for no consideration;

•

(i) each outstanding Company RSU granted prior to July 31, 2024, will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration and (ii) each outstanding Company RSU granted on or after July 31, 2024, will be converted into the right to receive an amount in cash equal to (A) the number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration, and will otherwise be subject to the same terms and conditions following the Effective Time (including the applicable vesting schedule) as were applicable to such Company RSU as of immediately prior to the Effective Time; and

•

each outstanding Company PBRSU will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company PBRSU immediately prior to the Effective Time (determined in accordance with the terms of the respective Company PBRSU award) multiplied by (B) the Merger Consideration.

The equity awards held by the Company’s directors and executive officers at the Effective Time will be subject to the same treatment, set forth above, as the equity awards held by other holders.

Benefits of the Merger for the Unaffiliated Security Holders

The primary benefit of the Merger to the unaffiliated security holders will be their right to receive the Merger Consideration for each share of Common Stock held by such stockholder as described above. This amount constitutes a premium of approximately 29% to the Company’s unaffected closing price on February 23, 2024, the last full trading day before New Mountain publicly disclosed its initial non-binding acquisition proposal on its amendment to Schedule 13D. Additionally, such stockholders will avoid the risk after the Merger of any possible decrease in the Company’s future earnings, growth or value.

Detriments of the Merger to the Unaffiliated Security Holders

The primary detriment of the Merger to the unaffiliated security holders is the lack of an interest of such stockholders in the potential future earnings, growth, or value realized by the Company after the Merger. In addition, the unaffiliated security holders will not benefit from any sale of the Company or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to stockholders to the extent that such stockholders have any gain on the sale of the Common Stock.

Certain Effects of the Merger for the Buyer Filing Parties

If the Merger is completed, all of the equity interests in the Company will be beneficially owned, indirectly through Parent, by the Buyer Filing Parties and their affiliates. The benefits of the Merger to the Buyer Filing Parties include the fact that, following the completion of the Merger, Parent will directly own 100% of the outstanding equity interests of the Surviving Corporation and will therefore have a corresponding 100% interest in the Surviving Corporation’s net book value and net earnings. The table below sets forth the anticipated beneficial ownership of Common Stock and resulting interests in the Company’s net book value and net earnings of the Buyer Filing Parties prior to and immediately after the Merger, based on the Company’s net book value of $2,820,247,269.01 at June 30, 2024 and net loss of $42,673,660.80 for the six months ended June 30, 2024, as if the Merger were completed on such date.

	Beneficial Ownership of R1 Prior to the Merger(1)			Beneficial Ownership of R1 After the Merger(2)
($ in thousands)	% Ownership(3)	Net Book Value at June 30, 2024	Net Income (Loss) for the Three Months Ended June 30, 2024	% Ownership(2)	Net Book Value at June 30, 2024	Net Income (Loss) for the Three Months June 30, 2024
Buyers	0.0%	$0.00	$0.00	100.0%	$2,820,247,269.01	$(42,673,660.80)
Intermediate Holdings	0.0%	$0.00	$0.00	100.0%	$2,820,247,269.01	$(42,673,660.80)
Parent Holdings	0.0%	$0.00	$0.00	100.0%	$2,820,247,269.01	$(42,673,660.80)
Holdings GP	0.0%	$0.00	$0.00	100.0%	$2,820,247,269.01	$(42,673,660.80)
Holdings	0.0%	$0.00	$0.00	100.0%	$2,820,247,269.01	$(42,673,660.80)
TA	29.4%	$830,416,569.16	$(12,565,180.15)	49.5%	$1,396,022,398.16	$(21,123,462.10)
TCP-ASC GP	29.4%	$830,416,569.16	$(12,565,180.15)	49.5%	$1,396,022,398.16	$(21,123,462.10)
TowerBrook Aggregator	15.8%	$445,036,793.87	$(6,733,930.53)	15.6%	$440,630,488.60	$(6,667,257.94)
TI IV ACHI Holdings GP, LLC	15.8%	$445,036,793.87	$(6,733,930.53)	15.6%	$440,630,488.60	$(6,667,257.94)
TowerBrook Investors Ltd(4).	15.8%	$445,036,793.87	$(6,733,930.53)	36.0%	$1,014,458,264.54	$(15,349,947.63)
Neal Moszkowski(4)	15.8%	$445,036,793.87	$(6,733,930.53)	36.0%	$1,014,458,264.54	$(15,349,947.63)
Ascension(5)	13.7%	$385,379,775.30	$(5,831,249.62)	13.5%	$381,564,133.62	$(5,773,514.47)
Joseph Flanagan(6)	1.0%	$28,834,769.06	$(436,304.00)	1.0%	$28,202,472.69	$(426,736.61)

(1)

For purposes of calculating beneficial ownership, the total number of shares of Common Stock outstanding is based on (i) 422,108,963 shares of Common Stock outstanding as of August 5, 2024 as reported by the Company in its Quarterly Report on Form 10-Q filed with the SEC on August 7, 2024 and (ii) excludes 40,464,855 shares of Common Stock issuable upon exercise of the TA Warrant.

(2)

For purposes of calculating the beneficial ownership percentages and applicable allocation of net book value and net income, such calculations do not take into account (i) any potential rollover pursuant to any Rollover Agreements that may be entered into, (ii) any potential rollover pursuant to the Offer Letter by Mr. Flanagan or (iii) any grants of incentive units pursuant to any management incentive plan that may be established after the Closing, other than the fully vested Incentive Units representing 1% of the fully diluted equity of Holdings expected to be granted to Mr. Flanagan, as described in the section entitled “Offer Letter with Joseph Flanagan.”

(3)

For purposes of calculating the beneficial ownership percentages and applicable allocation of net book value and net income, such calculations excludes 40,464,855 shares of Common Stock issuable upon exercise of the TA Warrant.

(4)	TowerBrook disclaims beneficial ownership of Common Stock which is beneficially owned by Ascension.
(5)	Ascension disclaims beneficial ownership of Common Stock which is beneficially owned by funds affiliated with TowerBrook.
(6)

Mr. Flanagan’s percentage of ownership prior to the Merger includes 3,371,490 shares of Common Stock and 944,236 shares of Common Stock underlying vested options that he beneficially owns, but does not include 15,651 shares of Common Stock underlying Company RSUs that vest subsequent to October 14, 2024 and 102,332 shares of Common Stock underlying PBSRUs (at target) that are subject to performance-based vesting conditions. Mr. Flanagan’s percentage of ownership after the Merger represents 1% of the fully diluted equity of Holdings expected to be granted to him, as described in the section entitled “Offer Letter with Joseph Flanagan.”

In addition, the Buyer Filing Parties will benefit from the savings associated with the Company no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Merger to the Buyer Filing Parties include the lack of liquidity for Common Stock following the Merger and the risk that the Company will decrease in value following the Merger.

Certain Effects on the Company if the Merger Is Not Completed

If the Merger Proposal is not approved by the Company’s stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, unless the Company is sold to a third party, the Company will remain a publicly traded company, and the shares of Common Stock will continue to be listed and traded on Nasdaq, so long as the Company continues to meet the applicable listing requirements. In addition, if the Merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s stockholders will generally continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of the shares of Common Stock may decline to the extent that the current market price of the shares of Common Stock reflects a market assumption that the Merger will be completed.

Under certain circumstances, if the Merger is not completed, the Company would be required to pay the Company Termination Fee, or Parent would be required to pay the Reverse Termination Fee. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138 of this proxy statement.

Unaudited Prospective Financial Information

Other than in connection with our regular earnings press releases and related investor materials, we do not generally, as a matter of course, make public projections as to our long-term future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates.

Projections

In March 2024, in connection with the Special Committee’s review of strategic alternatives as described in the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement, management prepared unaudited non-public prospective financial information of R1, on a standalone basis without giving effect to the Merger, for fiscal year 2024 through fiscal year 2030. Between April and July 2024, management continued to revisit such unaudited non-public prospective financial information to reflect management’s updated assumptions and outlook based on then-available information.

Although the information in the Unaudited Prospective Financial Information (as defined below) is presented with numerical specificity, it reflects numerous estimates and assumptions made by management with respect to industry performance, general business, economic, regulatory, market and financial conditions, and other potential future events, as well as matters specific to R1’s business and its customers, in each case, as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond R1’s control.

On April 5, 2024, in connection with the Special Committee’s review of strategic alternatives, management presented to the Special Committee unaudited non-public prospective financial information of R1, on a standalone basis without giving effect to the Merger, for fiscal year 2024 through fiscal year 2030 (the “April 5 Projections,” which include the May 16 Unlevered Free Cash Flows described below). On May 16, 2024, the April 5 Projections were made available to TA and New Mountain in connection with their due diligence review of a potential transaction involving the Company. The April 5 Projections were provided to Qatalyst Partners and Barclays, and both Qatalyst Partners and Barclays (each with the consent of the Special Committee) relied on the April 5 Projections for their respective preliminary financial analyses presented to the Special Committee at its meetings on April 17, 2024, and July 4, 2024, as described in the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement.

The April 5 Projections reflect management’s assumptions at the time concerning R1’s revenues, margins, expense growth and risks, including customers’ divestitures, operational issues, implementation delays, cybersecurity incidents (including the Change Healthcare cyber attack in February 2024 but excluding the Ascension Health data breach that took place in May 2024) and other relevant factors related to R1’s long-term operating plan, including:

•	Continued growth in cross-selling modular solutions and new end-to-end customers, offset by headwinds for certain end-to-end and physician customers;

•	Maturation of certain customer contracts and the impact of technology investments and initiatives;

•	$58 million of cost synergies realized from the Cloudmed transaction projected through 2024;

•	Negative $21 million and negative $18 million Adjusted EBITDA impact from the Change Healthcare cyber attack in 2024 and 2025, respectively;

•	3% expense inflation in the U.S., 10% in India and 6% in the Philippines, and 4% productivity target annually across operations; and

•	Contingency reduction of $20 million to adjusted EBITDA in 2024 with 10% growth thereafter.

The foregoing is a summary of the key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the April 5 Projections.

The following table presents the April 5 Projections:

April 5 Projections

(Amounts in millions)

	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$2,666	$2,913	$3,123	$3,392	$3,677	$3,962	$4,261
Gross Profit	$1,202	$1,326	$1,457	$1,612	$1,750	$1,874	$2,007
Support Costs	$(547)	$(560)	$(583)	$(611)	$(641)	$(673)	$(706)
Adjusted EBITDA(1)	$655	$766	$874	$1,001	$1,109	$1,202	$1,301
Depreciation & Amortization	$(341)	$(346)	$(363)	$(375)	$(388)	$(402)	$(416)
Stock-Based Compensation	$(84)	$(92)	$(95)	$(100)	$(108)	$(117)	$(125)
Non-Recurring Costs	$(114)	$(60)	$(35)	$(30)	$(30)	$(30)	$(30)
Income from Operations(2)	$117	$268	$381	$496	$582	$653	$729

(1)

Adjusted EBITDA represents net income (loss) before net interest income/expense, income tax provision/benefit, depreciation and amortization expense, including the amortization of cloud computing arrangement implementation fees, share-based compensation expense, strategic initiatives costs and certain other items as described in R1’s Quarterly Report on Form 10-Q for the quarter ending on March 31, 2024. Share-based compensation expense includes share-based compensation expense relating to the units of CoyCo 2, L.P. as described in the section of this proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger—Management Units.”

(2)	Income from Operations represents Adjusted EBITDA minus depreciation and amortization, stock-based compensation and non-recurring costs.

The April 5 Projections, when provided to TA and New Mountain on May 16, 2024, were accompanied by the following unlevered free cash flows prepared by management:

May 16 Unlevered Free Cash Flows

(Amounts in millions)

	2024E	2025E	2026E	2027E	2028E	2029E	2030E
May 16 Unlevered Free Cash Flows(1)	$225	$386	$479	$560	$628	$686	$744

(1)

Unlevered Free Cash Flows represent Adjusted EBITDA minus cash taxes, taxes related to vesting of equity awards, capital expenditures, change in net working capital and non-recurring costs. Excludes tax benefits from usage of net operating losses.

On July 16, 2024, the Special Committee held an informational session for members of the Board (including members of the Special Committee, but excluding the New Mountain Board Designees and directors affiliated with TowerBrook or Ascension) during which management presented updated unaudited non-public prospective financial information of R1 prepared by management (the “July 16 Projections”). For more information about the informational session, please see the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement.

The July 16 Projections reflected R1’s actual financial results for its first quarter of 2024 and the impact of the Change Healthcare cyber attack but did not include the impact of the Ascension Health data breach. Otherwise, all other key assumptions of the July 16 Projections remained the same as the April 5 Projections.

The July 16 Projections were not made available to any bidder. The July 16 Projections were provided to Qatalyst Partners and Barclays, but neither Qatalyst Partners nor Barclays relied on the July 16 Projections for any of their respective preliminary financial analyses.

The following table presents the July 16 Projections:

July 16 Projections

(Amounts in millions)

	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$2,639	$2,913	$3,123	$3,392	$3,677	$3,962	$4,261
Gross Profit	$1,169	$1,326	$1,457	$1,612	$1,750	$1,874	$2,007
Support Costs	$(494)	$(560)	$(583)	$(611)	$(641)	$(673)	$(706)
Adjusted EBITDA(1)	$655	$766	$874	$1,001	$1,109	$1,202	$1,301
Depreciation & Amortization	$(340)	$(346)	$(363)	$(375)	$(388)	$(402)	$(416)
Stock-Based Compensation	$(95)	$(92)	$(95)	$(100)	$(108)	$(117)	$(125)
Non-Recurring Costs	$(104)	$(60)	$(35)	$(30)	$(30)	$(30)	$(30)
Income from Operations(2)	$116	$269	$382	$496	$582	$653	$729

(1)

Adjusted EBITDA represents net income (loss) before net interest income/expense, income tax provision/benefit, depreciation and amortization expense, including the amortization of cloud computing arrangement implementation fees, share-based compensation expense, strategic initiatives costs and certain other items as described in R1’s Quarterly Report on Form 10-Q for the quarter ending on June 30, 2024. Share-based compensation expense includes share-based compensation expense relating to the units of CoyCo 2, L.P. as described in the section of this proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger—Management Units.”

(2)	Income from Operations represents Adjusted EBITDA minus depreciation and amortization, stock-based compensation and non-recurring costs.

On July 28, 2024, management prepared and presented to the Special Committee unaudited non-public prospective financial information of R1, on a standalone basis without giving effect to the Merger (the “July 28 Projections,” which include the July 28 Unlevered Free Cash Flows and the Normalized Adjusted EBITDA described below), updated to reflect the impact of the Ascension Health data breach (which impact is quantified in the tables below). Otherwise, all other key assumptions of the July 28 Projections remained the same as the July 16 Projections.

The following tables present the July 28 Projections:

July 28 Projections

(Amounts in millions)

	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$2,564	$2,964	$3,123	$3,392	$3,677	$3,962	$4,261
Adjusted EBITDA(1)	$570	$815	$874	$1,001	$1,109	$1,202	$1,301
Depreciation & Amortization	$(340)	$(345)	$(362)	$(376)	$(388)	$(402)	$(416)
Stock-Based Compensation	$(95)	$(93)	$(95)	$(100)	$(108)	$(117)	$(125)
Non-Recurring Costs	$(104)	$(60)	$(35)	$(30)	$(30)	$(30)	$(30)
Income from Operations(2)	$31	$316	$382	$495	$582	$653	$729

(1)

Adjusted EBITDA represents net income (loss) before net interest income/expense, income tax provision/benefit, depreciation and amortization expense, including the amortization of cloud computing arrangement implementation fees, share-based compensation expense, strategic initiatives costs and certain other items as described in R1’s Quarterly Report on Form 10-Q for the quarter ending on June 30, 2024. Share-based compensation expense includes share-based compensation expense relating to the units of CoyCo 2, L.P. as described in the section of this proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger—Management Units.”

(2)	Income from Operations represents Adjusted EBITDA minus depreciation and amortization, stock-based compensation and non-recurring costs.

The July 28 Projections prepared by management also included unlevered free cash flows using two methodologies depending on the treatment of stock-based compensation as presented in the table below:

July 28 Projections (July 28 Unlevered Free Cash Flows)

(Amounts in millions

	Q3-Q4 2024E	2025E	2026E	2027E	2028E	2029E	2030E
Adjusted EBITDA	$265	$815	$874	$1,001	$1,109	$1,202	$1,301
Cash Taxes	$(26)	$(127)	$(145)	$(174)	$(197)	$(217)	$(249)
Capital Expenditures	$(64)	$(148)	$(156)	$(170)	$(184)	$(198)	$(213)
Change in Net Working Capital	$13	$(37)	$1	$(13)	$(28)	$(27)	$(28)
Non-Recurring Costs	$(36)	$(60)	$(35)	$(30)	$(30)	$(30)	$(30)
Tax Related to Vesting of Equity Awards	$(13)	$(30)	$(30)	$(32)	$(35)	$(37)	$(40)
Lease Payments	$(4)	$(8)	$(4)	$(3)	$(4)	$(4)	$(3)
July 28 Unlevered Free Cash Flows (SBC Unburdened)(1)	$135	$405	$504	$580	$631	$688	$737

	Q3-Q4 2024E	2025E	2026E	2027E	2028E	2029E	2030E
Adjusted EBITDA	$265	$815	$874	$1,001	$1,109	$1,202	$1,301
Cash Taxes	$(26)	$(127)	$(145)	$(174)	$(197)	$(217)	$(249)
SBC	$(41)	$(93)	$(95)	$(100)	$(108)	$(117)	$(125)
Capital Expenditures	$(64)	$(148)	$(156)	$(170)	$(184)	$(198)	$(213)
Change in Net Working Capital	$13	$(37)	$1	$(13)	$(28)	$(27)	$(28)
Non-Recurring Costs	$(36)	$(60)	$(35)	$(30)	$(30)	$(30)	$(30)
Tax Related to Vesting of Equity Awards	$(13)	$(30)	$(30)	$(32)	$(35)	$(37)	$(40)
Lease Payments	$(4)	$(8)	$(4)	$(3)	$(4)	$(4)	$(3)
July 28 Unlevered Free Cash Flows (SBC as Cash Expense)(2)	$94	$311	$409	$480	$523	$572	$611

(1)

Excludes burden of stock-based compensation expense. Unlevered Free Cash Flows represent Adjusted EBITDA minus cash taxes, taxes related to vesting of equity awards, capital expenditures, change in net working capital and non-recurring costs. Excludes tax benefits from usage of net operating losses.

(2)	Stock-based compensation treated as a cash expense.

The Special Committee directed Qatalyst Partners and Barclays to use the July 28 Projections, including the July 28 Unlevered Free Cash Flows (SBC Unburdened) or the July 28 Unlevered Free Cash Flows (SBC as Cash Expense), depending on the preferred methodology of each of Qatalyst Partners and Barclays, for purposes of their respective financial analyses of a potential transaction involving the Company and rendering the opinions as described in the sections entitled “Special Factors—Opinion of Qatalyst Partners LP” and “Special Factors—Opinion of Barclays Capital Inc.” beginning on pages 59 and 68 of this proxy statement, respectively. Qatalyst Partners’ financial analyses utilized the July 28 Unlevered Free Cash Flows (SBC Unburdened) and Barclays’s financial analyses utilized the July 28 Unlevered Free Cash Flows (SBC as Cash Expense). On July 28, 2024, the July 28 Projections (with only the July 28 Unlevered Free Cash Flows (SBC Unburdened)) were made available to TA, CD&R and New Mountain.

Certain analyses performed by Qatalyst Partners and Barclays, as further described in the sections entitled “Special Factors—Opinion of Qatalyst Partners LP” and “Special Factors—Opinion of Barclays Capital Inc.”

beginning on pages 59 and 68 of this proxy statement, respectively, utilized “Normalized Adjusted EBITDA” included in the July 28 Projections prepared by management, which is the Adjusted EBITDA excluding the impact of the Ascension data breach. The following table presents the Normalized Adjusted EBITDA:

July 28 Projections (Normalized Adjusted EBITDA)

(Amounts in millions)

	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Normalized Adjusted EBITDA	$655	$766	$874	$1,001	$1,109	$1,202	$1,301

Additional Projected Financial Information

In December 2023, in connection with the Board’s evaluation of R1’s acquisition of Acclara from Providence and the anticipated entry by R1 into a long-term customer agreement with Providence, management prepared unaudited non-public prospective financial information of R1 and Acclara on a consolidated basis, including estimated synergies for fiscal year 2024 through fiscal year 2028 (the “December 2023 Projections”). The following table presents the December 2023 Projections.

December 2023 Projections

(Amounts in millions)

	2024E	2025E	2026E	2027E	2028E
Revenue	$2,772	$3,282	$3,661	$4,021	$4,392
Adjusted EBITDA	$686	$859	$1,025	$1,202	$1,325

The December 2023 Projections were not used by R1 or any advisor to R1 to prepare a valuation analysis of R1. Compared to the unaudited non-public prospective financial information prepared by management presented in the previous section entitled “—Projections,” the December 2023 Projections were prepared without taking into account developments subsequent to its preparation, including, among others, the budget approved by the Board for fiscal year 2024, the impact of the Change Healthcare cyber attack, the impact of the Ascension Health data breach and other changes and developments involving R1’s customers.

The December 2023 Projections were not used by the Special Committee, the Board, Qatalyst Partners or Barclays in connection with the discussions and negotiations leading to the Transactions.

General

The April 5 Projections, the July 16 Projections and the July 28 Projections are collectively referred to as the “Specified Unaudited Prospective Financial Information,” and the Specified Unaudited Prospective Financial Information and the December 2023 Projections are collectively referred to as the “Unaudited Prospective Financial Information.” The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Unaudited Prospective Financial Information included in this proxy statement has been prepared by management. Neither R1’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Unaudited Prospective Financial Information.

Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events, including those detailed above, made by management that is believed in good faith to be reasonable. R1’s ability to achieve the financial results contemplated by the Unaudited Prospective Financial Information will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Unaudited Prospective Financial Information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved include, among others, (1) general economic conditions; (2) R1’s ability to achieve operating objectives with respect to expenses and operating margins, as well the risks to its ability to grow revenues resulting from the execution of those objectives; (3) R1’s ability to achieve the various monetization, market share and other assumptions and estimates underlying the Unaudited Prospective Financial Information; (4) changes in laws, regulations and taxes relevant to R1’s business; (5) competitive pressures in the revenue cycle management service industry, including new products and market entrants and changes in the competitive environment; (6) customer demand for R1’s products and services; (7) R1’s ability to attract, integrate and retain qualified personnel; and (8) unforeseeable events that affect the businesses of R1’s customers, such as cybersecurity incidents and solvency incidents. Additional factors that may impact R1 or its business can be found in the various risk factors included in our periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of R1’s control and, upon consummation of the Merger, will be beyond the control of TA, Ascension, Parent, CD&R, the Buyer Filing Parties and the Surviving Corporation. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts. You should evaluate the Unaudited Prospective Financial Information in conjunction with R1’s historical financial statements and other information regarding R1 contained in its public filings with the SEC. The Unaudited Prospective Financial Information may not be consistent with R1 historical operating data as a result of the assumptions and estimates detailed above. Except to the extent required by applicable law, none of R1, TA, CD&R, Ascension, Parent, the Buyer Filing Parties or, after the consummation of the Merger, the Surviving Corporation intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.

Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. The Unaudited Prospective Financial Information should not be regarded as an indication that management, the Special Committee, TA, CD&R, Ascension, Parent, the Buyer Filing Parties or any of their respective advisors, or any other person, considered or now considers the Unaudited Prospective Financial Information to be necessarily predictive of actual future results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of our future results or for purposes of making any investment decision.

Certain of the financial measures included in the Unaudited Prospective Financial Information, such as adjusted EBITDA, are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors (or committee thereof) in connection with a business combination transaction, such as the Unaudited Prospective Financial Information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Special Committee, the Board, Qatalyst Partners, Barclays, TA, CD&R or Parent. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.

The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, none of R1, Qatalyst Partners, Barclays, TA, CD&R, Ascension, Parent, the Buyer Filing Parties or any of R1’s, Qatalyst Partners’, Barclays’s, TA’s, CD&R’s, Ascension’s, Parent’s or the Buyer Filing Parties’ respective representatives has made or makes any representation to any person regarding our ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Special Committee, the Board, R1, Qatalyst Partners, Barclays, TA, CD&R, Ascension, Parent, the Buyer Filing Parties or any other recipient of the Unaudited Prospective Financial Information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of R1’s performance or actual future results. For information on factors that may cause R1’s future results to materially vary, see the section entitled “Cautionary Factors Regarding Forward-Looking Statements” beginning on page 109 of this proxy statement. Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by R1, TA, CD&R, Ascension, Parent or the Buyer Filing Parties that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give our stockholders access to the information that was made available to the Special Committee, the Board, Qatalyst Partners, Barclays, Parent, TA, CD&R, Parent, the Buyer Filing Parties and New Mountain. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any R1 stockholder as to how to vote at the Special Meeting, or whether to seek appraisal rights with respect to their shares.

In light of the foregoing factors and the uncertainties inherent in the Unaudited Prospective Financial Information, R1 stockholders are cautioned not to place undue reliance on the Unaudited Prospective Financial Information.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and the Board with respect to the Merger Agreement and the Transactions, you should be aware that the Company’s executive officers and directors have economic interests in the Merger that are different from, or in addition to, those of the Company’s stockholders generally. These interests may create potential conflicts of interest. The Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger and in reaching its decision to determine that the Transactions are in the best interests of the Company and the Company’s stockholders, and its decision to recommend that stockholders adopt the Merger Agreement and approve the Transactions. These material interests are summarized below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the relevant price of a share of Common Stock is $14.30, which is equal to the Merger Consideration;

•	each executive officer and non-employee director holds the outstanding equity awards that were held by such executive officer or non-employee director as of August 15, 2024;

•	each executive officer’s employment is terminated by the Company without “Cause” or by the executive officer for “Good Reason” immediately following the Effective Time; and

•	the amounts set forth below regarding executive officer compensation are based on compensation levels as of August 15, 2024.

The Company’s current named executive officers are Lee Rivas, Jennifer Williams, John Sparby and Kyle Hicok; the Company does not have any executive officers that are not named executive officers. Rachel Wilson and Gary Long are also deemed to be named executive officers, but because they separated from employment with the Company on June 30, 2023 and January 27, 2023, respectively, they will not receive any benefit that is payable or that may become payable that is based on, or otherwise relates to, the Merger other than the Merger Consideration in respect of any shares of Common Stock that they own and, in the case of Ms. Wilson, the Company PBRSUs that she holds.

The Company’s current non-employee directors are Bradford Kyle Armbrester, Clay Ashdown, Agnes Bundy Scanlan, Jeremy Delinsky, David M. Dill, Michael C. Feiner, Joseph Flanagan, John B. Henneman, III, Matthew Holt, Neal Moszkowski, Dominic Nakis, Ian Sacks, Jill Smith, Anthony J. Speranzo, Dr. Anthony R. Tersigni and Erik Wexler.

Special Committee Fees

Each of Agnes Bundy Scanlan and Jill Smith, the sole members of the Special Committee of the Board, is entitled to receive a one-time cash payment of $100,000, 50% of which was paid on June 28, 2024 and the remaining 50% of which will be paid on September 26, 2024, the last Thursday of the calendar quarter in which the Special Committee delivered to the full Board the Special Committee’s recommendation as to what action, if any, should be taken by the Company with respect to a potential transaction or the Special Committee’s earlier determination that the responsibilities assumed by the members of the Special Committee have been fulfilled. This retainer is in addition to the ordinary compensation paid to members of the Special Committee for service as non-employee directors on the Board.

Treatment of Outstanding Company Equity Awards

The Merger Agreement provides that, at the Effective Time, automatically and without any required action on the part of the holder thereof:

•

Each outstanding Company Option will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company Option multiplied by (B) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such Company Option, provided that if the applicable per share exercise price is equal to or exceeds the Merger Consideration, such Company Option will be cancelled for no consideration.

•

Each outstanding Company RSU that was granted prior to July 31, 2024, will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Merger Consideration. Each outstanding Company RSU granted on or after July 31, 2024 will be converted into the right to receive an amount in cash equal to (A) the number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Merger Consideration, and will otherwise be subject to the same terms and conditions following the Effective Time (including the applicable vesting schedule) as were applicable to such Company RSU as of immediately prior to the Effective Time.

•

Each outstanding Company PBRSU will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company PBRSU immediately prior to the Effective Time (determined in accordance with the terms of the respective Company PBRSU award) multiplied by (B) the Merger Consideration.

All payments made in connection with the treatment of Company Equity Awards are subject to withholding taxes as required by law and will be made no later than the second regularly scheduled payroll date following the Closing by payroll or, if the payment cannot be made through payroll, a check by overnight courier.

The equity awards held by the Company’s directors and executive officers at the Effective Time will be subject to the same treatment, set forth above, as the equity awards held by other holders. For an estimate of the value of unvested equity awards held by the named executive officers that would vest assuming that the Merger occurs on August 15, 2024, see “—Golden Parachute Compensation” below. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of the Company that would vest assuming that the Merger occurs on August 15, 2024 is approximately $20,580,505.

Company Options

The following table sets forth, for each of the Company’s directors and executive officers and based on the assumptions as described above, (i) the number of Company Options with an exercise price that is less than the Merger Consideration, all of which are vested as of the date of this proxy statement, and (ii) the consideration payable for these Company Options.

Name	Company Options (#)	Consideration for Company Options ($)
Bradford Kyle Armbrester	—	—
Clay Ashdown	—	—
Agnes Bundy Scanlan	—	—
Jeremy Delinsky	—	—
David M. Dill	—	—
Michael C. Feiner	31,755	153,050
Joseph Flanagan	944,236	10,818,000
John B. Henneman, III	515,715	5,499,924
Matthew Holt	—	—
Neal Moszkowski	—	—
Dominic Nakis	—	—
Ian Sacks	—	—
Jill Smith	15,407	54,695
Anthony J. Speranzo	—	—
Dr. Anthony R. Tersigni	—	—
Erik Wexler	—	—
Lee Rivas	—	—
Jennifer Williams	—	—
John Sparby	22,965	258,524
Kyle Hicok	—	—
Rachel Wilson	—	—
Gary Long	—	—

Company RSUs

The following table sets forth, for each of the Company’s directors and executive officers and based on the assumptions as described above, (i) the number of shares of Common Stock underlying unvested Company RSUs (excluding Company PBRSUs); and (ii) the consideration payable for these Company RSUs.

Name	Company RSUs (#)(1)	Consideration for Company RSUs ($)
Bradford Kyle Armbrester	15,651	223,809
Clay Ashdown	—	—
Agnes Bundy Scanlan	15,651	223,809
Jeremy Delinsky	15,651	223,809

Name	Company RSUs (#)(1)	Consideration for Company RSUs ($)
David M. Dill	22,241	318,046
Michael C. Feiner	15,651	223,809
Joseph Flanagan	15,651	223,809
John B. Henneman, III	15,651	223,809
Matthew Holt	—	—
Neal Moszkowski	—	—
Dominic Nakis	—	—
Ian Sacks	—	—
Jill Smith	22,241	318,046
Anthony J. Speranzo	20,594	294,494
Dr. Anthony R. Tersigni	22,241	318,046
Erik Wexler	—	—
Lee Rivas	249,825	3,572,498
Jennifer Williams	62,370	891,891
John Sparby	45,196	646,303
Kyle Hicok	44,834	641,126
Rachel Wilson	—	—
Gary Long	—	—

(1)

In lieu of annual cash fees in respect of their service as a director, the Company’s non-employee directors may elect to receive Company RSUs. Messrs. Ashdown, Holt, Moszkowski, Nakis, and Sacks and, beginning in 2024, Mr. Wexler have declined their annual Company RSU awards.

Company PBRSUs

The following table sets forth, for each of the Company’s directors and executive officers and based on the assumptions as described above, (i) the number of shares of Common Stock underlying unvested Company PBRSUs with performance determined at target, which is in excess of the actual performance that is generally required by the terms of the respective Company PBRSU awards; and (ii) the consideration payable for these Company PBRSUs.

Name	Company PBRSUs (#)(1)	Consideration for Company PBRSUs ($)
Bradford Kyle Armbrester	—	—
Clay Ashdown	—	—
Agnes Bundy Scanlan	—	—
Jeremy Delinsky	—	—
David M. Dill	—	—
Michael C. Feiner	—	—
Joseph Flanagan	102,332	1,463,348
John B. Henneman, III	—	—
Matthew Holt	—	—
Neal Moszkowski	—	—
Dominic Nakis	—	—
Ian Sacks	—	—
Jill Smith	—	—
Anthony J. Speranzo	—	—
Dr. Anthony R. Tersigni	—	—
Erik Wexler	—	—
Lee Rivas	1,097,048	15,687,786
Jennifer Williams	321,166	4,592,674
John Sparby	310,929	4,446,285

Name	Company PBRSUs (#)(1)	Consideration for Company PBRSUs ($)
Kyle Hicok	284,438	4,067,463
Rachel Wilson	34,300	490,490
Gary Long	—	—

(1)

The number of Company PBRSUs that vest are based on actual performance generally through the Effective Time. The figures above assume target performance and the Effective Time occurred on August 15, 2024.

Management Units

Certain named executive officers hold units of CoyCo 2, L.P., an entity affiliated with New Mountain, which units were converted from units intended to constitute profits interests for purposes of U.S. federal tax law and granted in connection with and as a part of the Cloudmed compensation and incentive arrangements prior to the consummation of the Cloudmed Acquisition. A portion of the as-converted units remain subject to the achievement of certain performance-based vesting conditions, which are expected to be achieved in connection with the Merger.

The Company has been informed that, based on the Merger Consideration and assuming all current holders of the as-converted units remain employed or continue to provide services through Closing, that the aggregate amount payable in respect of these as-converted units to the named executive officers is approximately $52 million, with approximately $32 million payable to Mr. Rivas, approximately $6 million payable to Ms. Williams and approximately $14 million payable to Mr. Hicok.

Severance Entitlements

Each of Messrs. Rivas, Sparby, and Hicok and Ms. Williams is party to a letter agreement with the Company that provides certain severance entitlements. In the event of a termination of the relevant executive’s employment by the Company without “cause” or a resignation of employment by the relevant executive for “good reason” (each as defined in the applicable letter agreement), the relevant executive is entitled, in addition to accrued benefits and subject to the execution and non-revocation of a release of claims in favor of the Company and its affiliates and continued compliance with applicable restrictive covenants, to (i) for Mr. Sparby and Ms. Williams, 12 months of continued annual base salary, for Mr. Hicok, 24 months of continued annual base salary, and, for Mr. Rivas, an amount equal to the sum of two times his annual base salary and annual bonus plan target, payable bi-monthly in substantially equal installments for a period of 24 months following termination of employment or, if the termination of employment occurs within the 24-month period following a “change in control,” within 60 days following the termination of employment, (ii) up to 12 (or, for Messrs. Rivas and Hicok, 18) months of Company-subsidized COBRA coverage at the same rate as if such executive had remained actively employed by the Company (terminable earlier if the relevant executive officer obtains other employment that offers group health benefits), and (iii) for Mr. Rivas, an annual bonus for the year in which his employment terminates, based on the greater of actual and target performance under the annual bonus plan for that year, prorated by the number of calendar days during the year of termination that Mr. Rivas was employed by the Company out of 365 days and payable at the same time bonuses for the relevant year are paid to other senior executives of the Company or, for Mr. Sparby, a target annual bonus payable in a lump sum.

For an estimate of the value of the named executive officers’ severance entitlements, assuming that the Merger and a qualifying termination of employment occur on August 15, 2024, see “—Golden Parachute Compensation” below.

280G Mitigation Actions

The Company may implement strategies before the Effective Time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code), including the named executive officers. As of the date of this proxy statement, the Company has not yet approved any specific actions to mitigate any impact of Section 280G of the Code on the Company or any disqualified individuals. No executive officer is entitled to receive gross-ups or tax reimbursements from the Company with respect to any potential excise taxes.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. Please see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 133 of this proxy statement.

Future Arrangements

Some or all of the Company’s executive officers may discuss entering into agreements, arrangements or understandings with Parent or its affiliates regarding the executive officers’ continuing employment or compensation and benefits, including equity incentive arrangements, on a going-forward basis effective upon and contingent upon the Closing.

On or after the Closing Date, Holdings expects to establish a management incentive plan providing for grants of incentive units in Holdings to key members of management to incentivize such executives and to allow them to participate in the growth of Holdings and the Surviving Corporation after the Closing. While the terms and conditions of the management incentive plan have not yet been determined (except for certain terms applicable to Mr. Flanagan, as described below in “Offer Letter with Joseph Flanagan”), it is currently expected that up to 10% of the fully diluted equity of Holdings will be available for grants and allocated under the plan as of the Closing, which are expected to be in the form of partnership profits interests. Holdings expects to communicate the anticipated structure of the management incentive plan to certain members of management within approximately two weeks following the Closing. Holdings expects that employee participants in the Company’s current equity-based compensation plans will be eligible to participate in the management incentive plan or a deferred cash incentive program (the terms and conditions of which have not yet been determined). As of the date of this proxy statement, other than with respect to Mr. Flanagan as described below in “Offer Letter with Joseph Flanagan”, it has not been determined which of the Company’s executive officers or directors will participate in the management incentive plan, once established.

Offer Letter with Joseph Flanagan

On July 31, 2024, Mr. Flanagan entered into a letter agreement with Merger Sub (the “Offer Letter”), which provides that he will serve as Chief Executive Officer of the Surviving Corporation for an indefinite term, effective as of and conditioned upon the completion of the Transactions. Mr. Flanagan will report directly to the board of managers (the “GP Board”) of Raven Topco GP, LLC, the general partner of Holdings. For so long as Mr. Flanagan serves as Chief Executive Officer of the Surviving Corporation, he will also serve as a member of the GP Board and as a member of the board of directors of the Surviving Corporation.

While employed, Mr. Flanagan will receive an annualized base salary of $1,500,000, a target annual bonus opportunity of 100% of base salary (with a maximum opportunity of 200% of base salary) and eligibility to participate in the employee benefit programs generally available to similarly-situated senior executives. Mr. Flanagan will also receive six months of reasonable temporary housing expenses to assist in his relocation to Chicago, Illinois.

In addition, if Mr. Flanagan commences employment with the Surviving Corporation as of the Closing, he will receive a signing bonus of $5,000,000, with $2,000,000 to be granted in the form of fully vested incentive units in Holdings (“Incentive Units”) and the balance to be payable in a cash lump sum. The Offer Letter further provides that Mr. Flanagan will be granted additional Incentive Units representing the right to receive value appreciation on a number of Incentive Units equal to 3% of the fully diluted equity of the Surviving Corporation as of the Closing, comprising fully vested Incentive Units representing 1% of the fully diluted equity of Holdings as of the Closing and Incentive Units representing 2% of the fully diluted equity of Holdings as of the Closing, (i) 50% of which will vest ratably in 48 equal monthly installments following the date he commences employment (the “Time-Vested Units”) and (ii) 50% of which will vest subject to the achievement of certain performance conditions (the “Performance-Vested Units”). The Offer Letter also provides that Mr. Flanagan will have an opportunity to roll any shares of Common Stock he owns, including shares underlying his outstanding Company Equity Awards, into common units of Holdings.

In the event that Mr. Flanagan’s employment with the Surviving Corporation is terminated by the Surviving Corporation without cause or by Mr. Flanagan for good reason (each as defined in the Offer Letter), subject to Mr. Flanagan’s execution and non-revocation of a release of claims, Mr. Flanagan will also be entitled to the following: (i) one and one-half times (two times if such termination occurs in the six months following a change of control) the sum of Mr. Flanagan’s base salary and target annual bonus, payable in substantially equal monthly installments for a period of 18 months following Mr. Flanagan’s termination date (24 months if such termination occurs upon or within six months following a change of control), (ii) an annual bonus for the calendar year in which the termination occurs based on actual performance, prorated based on the number of days Mr. Flanagan was employed by the Surviving Corporation in the year of termination and payable at the same time bonuses are paid to other senior executives of the Surviving Corporation, (iii) subsidized continuation coverage under the Company’s group health plans for a period of up to 18 months following Mr. Flanagan’s termination date (24 months if such termination occurs in the six months following a change of control), and (iv) continued vesting of his unvested Time-Vested Units as though he had remained employed for an additional 18 months.

Upon the consummation of a change of control, all of Mr. Flanagan’s unvested Time-Vested Units will vest and his unvested Performance-Vested Units will vest subject to the achievement of applicable performance goals. If Mr. Flanagan resigns his employment (including for good reason) at a time when circumstances constituting cause do not exist or his employment is terminated by the Surviving Corporation other than for cause and other than due to his death or disability, the Surviving Corporation may elect within six months of his separation date to repurchase all of his vested Incentive Units (other than any received in respect of his signing bonus) for fair market value; provided that if the separation is due to Mr. Flanagan’s resignation of employment at any time after five consecutive years of employment and he is not asked to continue to serve on the GP Board or the board of directors of the Surviving Corporation, the repurchase right will not apply; and provided further that if the separation is due to Mr. Flanagan’s resignation of employment at any time after five consecutive years of employment and he satisfies the continued assistance requirement (as described in the Offer Letter), the repurchase right period will be tolled and either terminate upon his satisfaction of the continued assistance requirement or the Surviving Corporation earlier removing him from his directorship or otherwise terminating his transition arrangement without cause or apply for six months beginning on the day Mr. Flanagan fails to complete the continued assistance requirement.

Mr. Flanagan will be subject to non-competition and non-solicitation covenants that apply during his employment and for 18 months thereafter, as well as perpetual confidentiality covenants and inventions assignment obligations.

Consulting Agreement by and among Joseph Flanagan, TowerBrook and CD&R

On August 13, 2024, Mr. Flanagan entered into a consulting agreement (the “Consulting Agreement”) with TowerBrook and CD&R under which Mr. Flanagan agreed to provide advisory services to TowerBrook and CD&R in anticipation of the Closing and to assist TowerBrook and CD&R with various transaction financing and co-investor work streams. In consideration of his advisory services, Mr. Flanagan is entitled to receive $250,000 per month in consulting fees (prorated for any partial month) and a $20,000 per month stipend for his living and travel expenses. Mr. Flanagan is also entitled to reimbursement for out-of-pocket non-routine travel-related expenses incurred by him in connection with his provision of advisory services. The Consulting

Agreement will terminate on the earliest of (i) the Closing Date, (ii) the date the Merger Agreement is terminated in accordance with its terms and (iii) the date, if any, on which TowerBrook and CD&R or Mr. Flanagan terminate the Consulting Agreement pursuant to its terms.

Rollover Agreements

Pursuant to the Merger Agreement, following the date of the Merger Agreement and prior to the Closing, one or more of the Company’s stockholders (including employees of the Company and its Subsidiaries) may each enter into a Rollover Agreement with Holdings or a Holdings Subsidiary, on terms mutually agreeable among Parent and the parties to such agreement. Pursuant to the terms of such Rollover Agreement, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute a number of shares of Common Stock (the “Rollover Shares”) to Holdings or such Holdings Subsidiary in exchange for equity interests of Holdings or such Holdings Subsidiary having an equivalent value, on the terms set forth in such Rollover Agreement. The holders of the Rollover Shares will not be entitled to receive the Merger Consideration in respect of the Rollover Shares. The Buyers currently expect that any Rollover Stockholders would represent, in the aggregate, not more than 3% of the outstanding Common Stock. For more information, see the sections entitled “The Merger Agreement—The Merger Consideration and the Conversion of Common Stock—Rollover Agreements” and “The Merger Agreement—Other Covenants—Rollover Agreements” beginning on pages 120 and 138 of this proxy statement, respectively.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the Merger, which is referred to as “golden parachute” compensation by the applicable SEC disclosure rules and which is subject to an advisory and non-binding vote of our stockholders, as described in the section entitled “Proposal 2. The Merger-Related Compensation Proposal” beginning on page 115 of this proxy statement.

The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive may materially differ from the amounts set forth in the table. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of the date hereof or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company. In addition, any amounts shown in the tables below that are subject to the golden parachute excise tax under Section 4999 of the Code may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

The table below assumes that (1) the Effective Time occurred on August 15, 2024; (2) the employment of the named executive officer will be terminated immediately following the Effective Time in a manner entitling the named executive officer to receive severance payments and benefits under the terms of the named executive officer’s employment arrangement; (3) the named executive officer’s base salary rate and target annual incentive opportunity remain unchanged from the rates in place as of August 15, 2024; (4) no named executive officer receives any additional equity grants on or prior to the Effective Time; and (5) no named executive officer enters into new agreements or is otherwise legally entitled, prior to the Effective Time, to additional compensation or benefits. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “Special Factors—Certain Effects of the Merger—Treatment of Equity Compensation Awards” and “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements” beginning on pages 83 and 96 of this proxy statement, respectively.

For purposes of this golden parachute disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Lee Rivas	4,631,671	19,260,284	43,335	23,935,290
Jennifer Williams	575,000	5,484,565	—	6,059,565
John Sparby	1,500,000	5,351,112	18,011	6,869,123
Kyle Hicok	990,417	4,708,590	36,369	5,735,376
Rachel Wilson(4)	—	490,490	—	490,490
Gary Long(4)	—	—	—	—

(1)

Amounts in the “Cash” column, above, reflect the cash severance payments provided under the applicable named executive officer’s letter agreement, as described above in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements” beginning on page 96 of this proxy statement. Amounts in the “Annual Incentive” and “Earned but Unpaid Commission” columns, below, represent (i) for Mr. Rivas, an annual bonus for the year in which his employment terminates, based on the greater of actual and target performance under the annual bonus plan for that year, prorated by the number of calendar days during the year of termination that Mr. Rivas was employed by the Company out of 365 days, (ii) for Mr. Sparby, a target annual bonus payable in a lump sum, and (iii) for Mr. Hicok, his earned but unpaid commissions for the first half of 2024 based on actual performance and otherwise payable in the ordinary course on August 30, 2024. Mr. Rivas’s bonus is presented at target. All amounts are “double trigger” as they would only become payable in the event of a qualifying termination of employment at or following the Effective Time.

Named Executive Officer	Cash Severance ($)	Annual Incentive ($)	Earned but Unpaid Commission ($)
Lee Rivas	3,960,000	671,671	—
Jennifer Williams	575,000	—	—
John Sparby	750,000	750,000	—
Kyle Hicok	960,000	—	30,417

(2)

Amounts in this column reflect the aggregate potential value (with Company PBRSUs included at the target level of performance) that each named executive officer would receive in connection with accelerated vesting and settlement of his or her equity awards, as described above under the section entitled “Special Factors—Certain Effects of the Merger—Treatment of Equity Compensation Awards,” beginning on page 83 of this proxy statement. The amounts in the “Equity” column attributable to unvested Company Options, all Company RSUs, and all Company PBRSUs held by named executive officers are considered to be “single trigger,” because those Company Options, Company RSUs, and Company PBRSUs will vest and become payable automatically upon the consummation of the Merger. The estimated amount of each such payment is set forth in the table below.

Named Executive Officer	Company Options ($)	Company RSUs ($)	Company PBRSUs ($)	Total ($)
Lee Rivas	—	3,572,498	15,687,786	19,260,284
Jennifer Williams	—	891,891	4,592,674	5,484,565
John Sparby	258,524	646,303	4,446,285	5,351,112
Kyle Hicok	—	641,126	4,067,463	4,708,590
Rachel Wilson	—	—	490,490	490,490
Gary Long	—	—	—	—

(3)

Our named executive officers are entitled to receive a continuation of benefits upon termination. Mr. Rivas and Mr. Hicok are each entitled to 18 months of benefit continuation at the same rate as if they had remained actively employed by the Company, while Ms. Williams and Mr. Sparby are entitled to 12 months. The amounts are based on the current benefit amounts for each executive officer and are “double trigger.”
(4)

Ms. Wilson and Mr. Long’s employment terminated in 2023 and, as a result, they would not receive severance in connection with the Merger. Mr. Long does not hold Company Options, Company RSUs, or Company PBRSUs, and Ms. Wilson does not hold Company Options or Company RSUs.

Intent of the Company’s Directors and Executive Officers to Vote in Favor of the Merger

The Company’s directors and executive officers have informed the Company that, as of the date of this proxy statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Proposal and each of the other proposals listed in this proxy statement. As of the Record Date, the Company’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate,  % of the voting power of the shares of Common Stock outstanding as of such date.

In addition, each of the Company’s directors and executive officers has informed the Company that, as of the date of this proxy statement, except for (i) the recommendations made by the Special Committee and the Board as described under the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement and (ii) the reasons and beliefs as to the fairness of the Merger to the Company’s unaffiliated security holders expressed by Joseph Flanagan in his capacity as a Buyer Filing Party (which are not intended as, and do not constitute, a recommendation as to how the Company’s stockholders should vote their Common Stock relating to the Merger) as described under the sections entitled “Special Factors—Reasons of the Buyers for the Merger” and “Special Factors—Position of the Buyers as to the Fairness of the Merger” on page 80 of this proxy statement, he or she has not made any other recommendation either in support of or opposed to the Merger.

Obligation of TA to Vote in Favor of the Merger

As disclosed elsewhere in this proxy statement, in connection with entering to the Merger Agreement, on July 31, 2024, TA executed the Voting Agreement in favor of the Company, pursuant to which TA agreed, among other things, to (i) vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger, and (ii) vote all of its shares of Common Stock against any proposal made in opposition to the Merger Agreement or the Merger. For more information, see the section entitled “Special Factors—Voting Agreement” beginning on page 106 of this proxy statement, and the full text of the Voting Agreement, attached as Annex B and is incorporated herein by reference in this proxy statement in its entirety.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes. The accounting, however, is preliminary and subject to change.

U.S. Federal Income Tax Considerations of the Merger

The following discussion is a summary of U.S. federal income tax considerations of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury regulations promulgated under the Code, court decisions, published positions of the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe any of the tax considerations arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of the alternative minimum tax or the Medicare net investment income surtax, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.

This discussion is for general information only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions or banks;

•	tax-exempt organizations (including private foundations);

•	S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	mutual funds;

•	retirement plans;

•	dealers in stocks and securities;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities;

•	regulated investment companies;

•	real estate investment trusts;

•	entities subject to the U.S. anti-inversion rules;

•	certain former citizens or long-term residents of the United States;

•	holders that are controlled foreign corporations or passive foreign investment companies;

•	holders that are subject to any alternative minimum tax;

•	holders holding the shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders that received their shares of our common stock in connection with the performance of services;

•	holders who own an equity interest, directly, indirectly or constructively pursuant to attribution rules, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•

holders that hold or have held, directly, indirectly or constructively pursuant to attribution rules, more than five percent of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger; or

•	holders that do not vote in favor of the Merger and who properly and validly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the tax considerations relating to the Merger that may be applicable to them.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax considerations of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•	a corporation, or other entity classified as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A reduced tax rate generally will apply to long-term capital gains of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or at different prices, such U.S. Holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of our common stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder.

Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Financing of the Merger

It is presently anticipated that the total funds needed to complete the Merger and the related Transactions will be approximately $7.7 billion, which will be funded via the Financing contemplated by the Commitment Letters described below along with available Cash on Hand (as defined in the Merger Agreement).

Parent and Merger Sub have represented to the Company that the Financing, when funded in accordance with the Commitment Letters, together with available Cash on Hand, will provide Parent with cash proceeds on the Closing Date of the Merger (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Commitment Letters and any fee letters related thereto) sufficient to pay the Required Amount. The consummation of the Merger is not conditioned on Parent’s receipt of any financing.

Equity Financing

On July 31, 2024, Parent entered into the Equity Commitment Letter with each of the Investors, pursuant to which each Investor agreed, severally and not jointly, to purchase (or cause one or more of its affiliates to purchase), directly or indirectly, equity securities of Parent at or immediately prior to the Closing with such Investor’s pro rata portion of the Equity Financing. The Equity Financing is solely for the purpose of allowing Parent to fund, or cause to be funded, along with the Debt Financing and Company Group’s Cash on Hand, the payments required to be made by Parent at the Closing pursuant to Sections 2.7, 2.8 and 2.9 of the Merger Agreement and fees and expenses required to be paid by Parent in connection with the Closing, in each case, if and only to the extent required to be funded by Parent on or prior to the Closing pursuant to the Merger Agreement, and not for any other purpose. The Investors’ obligations to provide equity funding to Parent in connection with the consummation of the Transactions shall in no event exceed in the aggregate the Maximum Equity Commitment Amount, and each Investor’s obligations to provide equity funding to Parent in connection with the consummation of the Transactions shall in no event exceed in the aggregate such Investor’s Investor Maximum Equity Commitment Amount.

The obligation of the Investors to fund the Equity Financing is subject to the following conditions:

•	the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company;

•

the conditions set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132 of this proxy statement to Parent’s and Merger Sub’s obligations to consummate the Closing shall have been satisfied in full (and remain satisfied in full as of immediately prior to the Closing, in each case other than those conditions that by their nature can only be satisfied at the Closing, which conditions are capable of being satisfied if the Closing were to occur at such time) or validly waived in accordance with the terms thereof;

•

the full proceeds of the Debt Financing shall have been received by Parent (or an affiliate thereof, as applicable) or will be received by Parent (or such affiliate) substantially contemporaneously with the Investors’ funding of the Equity Financing, on the terms and subject to the conditions contemplated by the Debt Commitment Letters;

•	the concurrent funding of each other Investor’s commitment pursuant to the Equity Commitment Letter; and

•

the Merger will be consummated in accordance with the terms of the Merger Agreement substantially contemporaneously with the Investors’ funding of their respective commitments pursuant to the Equity Commitment Letter.

The Equity Commitment Letter provides, among other things, that the Company is an express third-party beneficiary thereof solely to the extent that the Company is entitled to (i) specific performance of the Investors’ obligations to fund, directly or indirectly, their respective commitments at the Closing in accordance with the terms and conditions of the Equity Commitment Letter and as and only to the extent permitted by the Merger Agreement and the Equity Commitment Letter or (ii) enjoin certain assignments, amendments or waivers of the Equity Commitment Letter without the consent of the Company.

The Equity Commitment Letter provides that it may be amended in writing if signed by all parties to the Equity Commitment Letter and the Company (which shall not be unreasonably conditioned, withheld or delayed in certain circumstances).

Debt Financing

On July 31, 2024, Parent received the Project Raven Commitment Letter pursuant to which the Lenders committed to provide Parent with (x) the Term Loan Facility, which has a maturity date that is seven years after the Closing Date and accrues interest at a rate per annum equal to, at the option of Parent, either base rate or term SOFR (including agreed to floors) plus an applicable margin agreed to by the lenders thereunder, (y) a senior secured first-lien delayed draw term loan facility in an aggregate principal amount of $200,000,000 (the “DDTL Facility” and, together with the Term Loan Facility and the Revolving Facility, the “Debt Facilities”), which has a maturity date that is seven years after the Closing Date and accrues interest at a rate per annum equal to, at the option of Parent, either base rate or term SOFR (including agreed to floors) plus an applicable margin agreed to by the lenders thereunder, and (z) the Revolving Facility, which has a maturity date that is five years after the Closing Date and accrues interest at a rate per annum equal to, at the option of Parent, either base rate or term SOFR (including agreed to floors) plus an applicable margin agreed to by the lenders thereunder, for the purpose of financing the consideration for the Transactions, for working capital and general corporate purposes. Subject to the terms of the Debt Commitment Letters, the applicable margin is initially expected to be (i) in the case of base rate loans, 2.50% and (ii) in the case of term SOFR loans, 3.50%, subject to leverage-based pricing step-downs or a “qualified IPO” as set forth in the Project Raven Commitment Letter. The obligations under the Debt Facilities are expected to be secured by a first priority security interest in substantially all of the tangible and intangible assets of Parent and each wholly owned direct or indirect U.S. Subsidiary of Parent and a pledge of the capital stock of Parent by Intermediate Holdings, subject to certain thresholds and exceptions. In lieu of a portion of the Term Loan Facility, the Majority Lead Arrangers may require Parent to issue senior secured debt securities in accordance with the relevant provisions of the Debt Commitment Letters.

The commitments under the Debt Commitment Letters shall terminate upon the earliest to occur of (w) the date that is five business days after the Termination Date, (x) the initial funding under the Debt Facilities, (y) the termination of the Merger Agreement in accordance with its terms without the funding of the Debt Facilities and (z) the consummation of the Merger with or without the use or funding of the Debt Facilities (but after giving effect to any funding of the Debt Facilities in connection with the consummation of the Merger).

The proceeds of the Debt Financing will be used to finance all or a portion of the transactions contemplated by the Project Raven Commitment Letter, including (v) to fund the Merger Consideration, (w) to repay in full the

Repaid Indebtedness and release all related guarantees and liens, (x) to pay fees, costs and expenses incurred in connection with the transactions contemplated by the Project Raven Commitment Letter, (y) to replace, backstop or cash collateralize letters of credit, bank guarantees, surety bonds or similar instruments outstanding on the Closing Date and (z) for working capital and general corporate purposes.

The obligation of the Lenders to provide the Debt Financing under the Project Raven Commitment Letter is subject to a number of customary conditions, including, but not limited to:

•	the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement;

•

the consummation of the Merger substantially concurrently with the initial funding of the Debt Financing in accordance in all material respects with the Merger Agreement (without any waiver or amendment thereof that is, in the aggregate when taken as a whole, material and adverse to the initial Lenders, unless consented to by the Majority Lead Arrangers);

•	the consummation of the Equity Financing substantially concurrently with (or promptly following) the initial funding of the Debt Financing;

•	the repayment in full of the Repaid Indebtedness concurrently or substantially concurrently with the initial funding of the Debt Financing; and

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the Closing of certain specified representations and warranties set forth in the Merger Agreement and certain specified representations and warranties set forth in the Definitive Financing Agreements.

The Project Raven Commitment Letter and the commitments thereunder will not be assignable by any party thereto without the prior written consent of each other party thereto (other than assignments in connection with the “Syndication” section of the Project Raven Commitment Letter or to certain affiliates of the parties thereto as permitted therein).

Limited Guarantee

Concurrently with the entry into the Merger Agreement, on July 31, 2024, Parent delivered the Limited Guarantee from the Guarantors in favor of the Company, pursuant to which, on the terms and subject to the conditions contained therein, the Guarantors are guaranteeing (severally and not jointly) the payment of the Reverse Termination Fee and the Reimbursement Obligations if, when and in circumstances in which such fee or obligations are due.

The Limited Guarantee terminates upon the earliest to occur of (i) the Closing, (ii) the valid termination of the Merger Agreement (other than where Parent would be required pursuant to the terms and conditions of the Merger Agreement to pay any Guaranteed Obligation (as defined in the Limited Guarantee)), (iii) 15 days after the valid termination of the Merger Agreement other than where Parent would be required pursuant to the terms and conditions of the Merger Agreement to pay any Guaranteed Obligation and (iv) the payment in full by the Guarantors or Parent of an amount sufficient to satisfy the Guaranteed Obligations. However, if the Merger Agreement is terminated in accordance with its terms and, prior to the 15th day following such termination, the Company has commenced a suit, action or other proceeding against Parent, Merger Sub or any of the Guarantors alleging payments owed under the Limited Guarantee, then the Limited Guarantee will remain in full force and effect solely with respect to the amounts claimed or alleged to be owed to the Company until the resolution of such claim.

Voting Agreement

Concurrently with the entry into the Merger Agreement, on July 31, 2024, TA executed the Voting Agreement in favor of the Company. TA beneficially owned approximately    shares of common stock as of the Record Date or  % of the outstanding Common Stock (excluding the TA Warrant).

Pursuant to the terms of the Voting Agreement, TA agreed, among other things and during the Support Period, to:

(i)  (A) appear at any meeting of the Company’s stockholders at which a vote with respect to the Merger Agreement or the Merger is sought or otherwise cause any shares of Common Stock held by TA to be counted as present for purposes of quorum of such meeting and (B) affirmatively vote any shares of Common Stock held by TA in favor of obtaining the Requisite Stockholder Approval, including the approval and adoption of the Merger Agreement, the Merger, and any proposal to adjourn the Special Meeting to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement or the Merger at the time of such meeting, and not to withdraw or modify any such vote;

(ii)  affirmatively vote against any Acquisition Proposal (other than the Merger Agreement or the Merger) or any proposal made in opposition to the Merger Agreement or the Merger, and not to withdraw or modify any such vote; and

(iii)  subject to exceptions pursuant to the Voting Agreement, not, directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of any shares of Common Stock (or any economic interest therein) that it holds.

The Voting Agreement terminates upon the earlier to occur of (i) the expiration of the Support Period and (ii) the mutual written consent of the Company and TA.

A copy of the Voting Agreement is attached as Annex B to this proxy statement and is incorporated herein by reference in this proxy statement in its entirety.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:

Description	Amount
Financial advisory fees and expenses	$
Legal fees and expenses	$
Accounting and tax advisory fees	$
SEC filing fees	$
Printing, proxy solicitation and mailing costs	$
Miscellaneous	$
Total	$

It is also expected that Parent and/or Merger Sub will incur approximately $     of financial, legal and other advisory fees in connection with the Transactions.

The estimate for legal fees set forth in this proxy statement does not include any amounts attributable to any existing or future litigation challenging the Transactions.

Except as expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be removed from listing on Nasdaq and deregistered under the Exchange Act and the Company will no longer file periodic reports with the SEC.

Regulatory Approvals

Under the HSR Act, the Transactions may not be completed until notifications have been given to the United States Department of Justice and the FTC and until the specified waiting period has been terminated or has expired. The initial waiting period is 30 days, but may be lengthened if the parties “pull and refile” the notifications and/or the reviewing agency determines that further investigation is required and issues a formal request, or “second request,” for additional information and documentary material pursuant to 15 U.S.C. § 18a(e). The Company and Parent each filed a Premerger Notification and Report Form with the U.S. antitrust authorities pursuant to the HSR Act on August 14, 2024. The required waiting period under the HSR Act with respect to the Merger expired at 11:59 p.m. Eastern Time on September 13, 2024.

The Merger is also conditioned on the receipt of required regulatory approvals under the applicable laws in each of the European Union and India, which regulatory approvals have been obtained.

There can be no assurances as to the absence of any litigation challenging such approvals.

Litigation Related to the Merger

As of the date of this proxy statement, there are no pending lawsuits challenging the Merger, but lawsuits arising out of the Merger may be filed in the future. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with indemnification of directors and officers.

As of the date of this proxy statement, the Company has received demand letters from seven purported stockholders relating to books and records requests pursuant to DGCL Section 220 and demand letters from three purported stockholders related to alleged disclosure deficiencies in this proxy statement. No assurances can be made as to the outcome of such demands or other actions.

CAUTIONARY FACTORS REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, includes certain “forward-looking statements” within the meaning of the federal securities laws, including statements related to the Transactions, including financial estimates and statements as to the expected timing, completion and effects of the Transactions. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transactions and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transactions and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to:

•

the completion of the Transactions on anticipated terms and timing or at all, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transactions;

•	the ability of affiliates of Holdings to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transactions;

•

potential litigation relating to the Transactions that could be instituted against Holdings, the Company or their respective affiliates, directors, managers or officers, including the effects of any outcomes related thereto;

•

the risk that disruptions from the Transactions, including the diversion of management’s attention from the Company’s ongoing business operations will harm the Company’s business, including current plans and operations;

•	the ability of the Company to retain and hire key personnel in light of the Transactions;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions;

•	continued availability of capital and financing and rating agency actions;

•	legislative, regulatory and economic developments affecting the Company’s business;

•	general economic and market developments and conditions;

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Transactions that could affect the Company’s financial performance;

•	certain restrictions during the pendency of the Transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;

•

unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors;

•

significant transaction costs associated with the Transactions, including the possibility that the Transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Transactions, including in circumstances requiring the Company to pay the Company Termination Fee or other expenses;

•	competitive responses to the Transactions, including the possibility that competing offers or acquisition proposals for the Company will be made;

•	the risk that the Company’s stock price may decline significantly if the Merger is not consummated; and

•

the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC.

While this list of factors is representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. In light of the significant uncertainties in these forward-looking statements, the Company cannot assure you that the forward-looking statements in this proxy statement will prove to be accurate, and you should not regard these statements as a representation or warranty by the Company, its directors, officers or employees or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by applicable law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to the Company’s stockholders as part of the solicitation of proxies by the Company’s officers, directors and employees for use at the Special Meeting to be held on    , 2024, at    a.m. Eastern Time, via live webcast at    . The purpose of the Special Meeting is for the Company’s stockholders to vote to approve:

•	the Merger Proposal; and

•	the Merger-Related Compensation Proposal.

The Company’s stockholders must approve the Merger Proposal for the Merger to occur. If the Company’s stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference in this proxy statement in its entirety. The Merger Agreement calls for a certificate of merger in customary form and substance to effect the Merger to be filed with the Secretary of State of the State of Delaware as provided by the DGCL. You are urged to read the Merger Agreement carefully and in its entirety.

Recommendation of the Board

Based in part on the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•	“FOR” the Merger Proposal; and

•	“FOR” the Merger-Related Compensation Proposal.

You should read the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement, for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend approval of the Merger Agreement. See also the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 92 of this proxy statement for a discussion of the Company’s executive officers’ and directors’ economic interests in the Merger that are different from, or in addition to, those of the Company’s stockholders generally.

Record Date and Quorum

The Special Committee has fixed the close of business on    , 2024, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Common Stock on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. As of the Record Date, there were    shares of Common Stock outstanding and entitled to vote and approximately    record holders of Common Stock. Each Company stockholder is entitled to one vote on each matter properly brought before the Special Meeting for each share of Common Stock held of record as of the Record Date.

A majority in voting power of the shares of Common Stock outstanding and entitled to vote at the Special Meeting, present virtually or represented by proxy, will constitute a quorum for purposes of the Special Meeting. Common Stock held by stockholders present virtually or represented by proxy at the Special Meeting but not voted, including Common Stock for which proxies have been duly executed, dated and received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum.

Vote Required for Approval

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, each proposal to be considered and voted on at the Special Meeting.

The Merger Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock entitled to vote for approval. The Merger Proposal does not require the approval of at least a majority of the unaffiliated security holders.

The approval of the advisory and non-binding Merger-Related Compensation Proposal requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on such matter.

If you attend the Special Meeting virtually or by proxy and abstain from voting, the effect will be that your shares will count towards the quorum at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Merger-Related Compensation Proposal. If you (a) fail to submit a proxy over the Internet, by telephone, by mail or otherwise fail to attend the Special Meeting and cast your vote or (b) fail to give voting instructions to your brokerage firm, bank or other nominee, your shares will not count towards the quorum at the Special Meeting, and if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Merger-Related Compensation Proposal.

TA’s Obligation to Vote in Favor of the Merger

Concurrently with the entry into the Merger Agreement, on July 31, 2024, TA executed the Voting Agreement in favor of the Company, pursuant to which TA agreed to, among other things, (i) vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger, and (ii) vote all of its shares of Common Stock against any proposal made in opposition to the Merger Agreement or the Merger. For more information, please see the section entitled “Special Factors—Voting Agreement” beginning on page 106 of this proxy statement. A copy of the Voting Agreement is attached as Annex B to this proxy statement and is incorporated herein by reference in this proxy statement in its entirety.

Voting and Proxies

Holders of record of Common Stock may vote their Common Stock by attending the Special Meeting virtually and voting their Common Stock. Alternatively, you may vote your shares of Common Stock in one of the following three ways, whether or not you plan to attend the Special Meeting:

•

by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The 16-digit control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 p.m. Eastern Time on    , 2024. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	virtually – you may attend the Special Meeting by logging in at using the 16-digit control number printed on your proxy card accompanying this proxy statement and cast your vote there.

Even if you plan to attend the Special Meeting, to ensure that your shares of Common Stock are voted, please submit a proxy to vote your shares of Common Stock by marking, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

Submitting a proxy by telephone, over the Internet or by mail will not prevent you from voting at the Special Meeting. You are encouraged to submit a proxy by telephone, over the Internet or by mail, even if you plan to attend the Special Meeting, to ensure that your shares of Common Stock are represented at the Special Meeting.

All Common Stock represented by properly signed and returned proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holder. If you return a properly signed and returned proxy card but do not mark the boxes showing how you wish to vote, your shares of Common Stock will be voted “FOR” the Merger Proposal and “FOR” the advisory and non-binding Merger-Related Compensation Proposal. With respect to any other matter that properly comes before the stockholders meeting, all Common Stock represented by proxies received by the Company will be voted with respect to such matter in accordance with the judgment of the persons named as in the proxies.

If your shares of Common Stock are held in “street name,” you will receive instructions from your brokerage firm, bank or other nominee that you must follow in order to have your shares of Common Stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank or other nominee, as the case may be. Brokers who hold Common Stock in “street name” for a beneficial owner of those Common Stock typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. Broker non-votes, with respect to any proposal, are shares of Common Stock held by a broker or other nominee present or represented at a meeting at which at least one “routine” proposal is presented, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares of Common Stock to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the Special Meeting are “non-routine” and non-discretionary, the Company anticipates that there will not be any broker non-votes in connection with any proposal. If you hold your shares of Common Stock in “street name,” your broker or other nominee will vote your shares of Common Stock only if you provide instructions on how to vote. Accordingly, if you do not provide your broker or other nominee instructions on how to vote your shares of Common Stock, your shares of Common Stock will not count towards the quorum at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Merger-Related Compensation Proposal. Please follow the directions on the voting instruction form sent to you by your brokerage firm, bank or other nominee with this proxy statement.

Revocation of Proxies

Proxies received by the Company before the vote being taken at the Special Meeting, which have not been revoked or superseded before being voted, will be voted at the Special Meeting. If you are a stockholder of record of Common Stock, you have the right to change or revoke your proxy before the vote is taken at the Special Meeting by taking any of the following actions:

•	delivering to the Company’s Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the Special Meeting and voting your shares of Common Stock (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must also vote at the Special Meeting);

•	signing and delivering a new proxy, relating to the same Common Stock and bearing a date later than the date of the earlier proxy; or
•	submitting a new proxy over the Internet or by telephone prior to 11:59 p.m. Eastern Time on , 2024.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, Utah 84123

Attention: Corporate Secretary

If your shares of Common Stock are held through a brokerage firm, bank or other nominee, you may change your voting instructions by submitting new voting instructions to your brokerage firm, bank or other nominee in accordance with the instructions provided by your brokerage firm, bank or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your prior voting instructions.

Solicitation of Proxies

The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. The Company’s directors, officers and employees may solicit proxies on its behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. The Company has also retained Innisfree to assist in the solicitation of proxies at a fee estimated not to exceed $50,000, plus reasonable expenses. The Company will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of Common Stock that the brokers and fiduciaries hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses. The Company has also agreed to indemnify Innisfree against liabilities arising out of or relating to the rendering of services by Innisfree in connection with its proxy solicitation services.

Stockholder List

A list of stockholders entitled to vote at the Special Meeting will be accessible on the virtual meeting website at    during the Special Meeting for those stockholders attending the Special Meeting who have logged in using their unique 16-digit control number, and at 433 W. Ascension Way, Suite 200, Murray, Utah 84123 during ordinary business hours for ten days prior to the Special Meeting.

Questions and Additional Information

For additional information about the Merger, assistance in submitting proxies or voting Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-0637

Banks and brokerage firms, please call: (212) 750-5833

PROPOSALS SUBMITTED TO THE COMPANY STOCKHOLDERS

Proposal 1. The Merger Proposal

(Item 1 on the Proxy Card)

The Company is asking its stockholders to approve the Merger Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference in this proxy statement in its entirety. You are urged to read the Merger Agreement carefully and in its entirety.

For a summary and detailed information regarding this proposal, see the information about the Merger Agreement and the Transactions throughout this proxy statement, including the information set forth in the sections entitled “Special Factors” and “The Merger Agreement” beginning on pages 19 and 118 of this proxy statement, respectively.

The approval of the Merger Proposal requires, assuming a quorum is present, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote. Each record holder of Common Stock is entitled one vote for each share of Common Stock owned of record on the Record Date for the Special Meeting. If you attend the Special Meeting virtually or by proxy and abstain from voting, the effect will be that your shares will count towards the quorum at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Merger-Related Compensation proposal. If you (a) fail to submit a proxy over the Internet, by telephone, by mail or otherwise fail to attend the Special Meeting and cast your vote or (b) fail to give voting instructions to your brokerage firm, bank or other nominee, your shares will not count towards the quorum at the Special Meeting, and if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.

At a meeting with all members of the Board present, the Board, in accordance with the recommendation of the Special Committee as described above (with all directors voting in favor and no director abstaining from the vote, although it was noted that, for purposes of the approval of the transaction in accordance with the contractual provisions of the TA Investor Rights Agreement, TA Board Designees were not deemed to vote), (i) determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and other obligations under the Merger Agreement and the consummation of the Transactions and (iii) recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL at a meeting of the Company’s stockholders. See the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and the Board” beginning on page 49 of this proxy statement.

The Board, based in part on the unanimous recommendation of the Special Committee, recommends that the Company’s stockholders vote “FOR” the Merger Proposal.

Proposal 2. The Merger-Related Compensation Proposal

(Item 2 on the Proxy Card)

As required by Item 402(t) of Regulation S-K under the Securities Act and Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a vote to approve, on an advisory and non-binding basis, the compensation that the Company’s named executive officers will or may be entitled to receive that is based on or otherwise relates to the Merger. This compensation is summarized in the table and the footnotes thereto under the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 99 of this proxy statement. The various plans and arrangements pursuant to which these compensation payments may be made generally have previously formed part of the Company’s overall compensation program for its named executive officers and previously have been disclosed to stockholders as part of its annual proxy statement. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.

The Board encourages you to review carefully the Merger-related compensation information disclosed in this proxy statement.

The Board recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of R1 RCM Inc. hereby approve, on an advisory and non-binding basis, the compensation to be paid or become payable to its named executive officers that is based on or otherwise relates to the Merger as disclosed in the Company’s proxy statement pursuant to Item 402(t) of Regulation S-K under the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the corresponding table and the footnotes thereto.”

The vote on the advisory and non-binding Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the advisory and non-binding Merger-Related Compensation Proposal and vice versa. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the Merger Agreement and the Transactions are approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory and non-binding vote of the Company’s stockholders.

The advisory and non-binding Merger-Related Compensation Proposal requires, assuming a quorum is present, the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of Common Stock present or represented at the Special Meeting and voting affirmatively or negatively on the matter. With respect to the advisory and non-binding Merger-Related Compensation Proposal, abstentions are not counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have no effect on the outcome of such proposal.

The Board recommends that the Company’s stockholders vote “FOR” the advisory and non-binding Merger-Related Compensation Proposal.

THE PARTIES TO THE MERGER

R1 RCM Inc. is a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers. The Company’s Common Stock is listed on The Nasdaq Global Select Market under the symbol “RCM.” For more information about the Company, please visit the Company’s website at www.r1rcm.com. The Company’s website address is provided as an inactive textual reference only. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, UT 84123

(312) 324-7820

Raven Acquisition Holdings, LLC was formed in Delaware on July 22, 2024, solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Parent has not conducted any business other than in connection with its formation and the Transactions. Parent is controlled by Raven Intermediate Holdings, LLC, its sole member.

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, NY 10022

Project Raven Merger Sub, Inc. was formed on July 22, 2024 as a Delaware corporation, solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Merger Sub has not conducted any business other than in connection with its formation and the Transactions. Merger Sub is a direct, wholly owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist.

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, NY 10022

THE MERGER AGREEMENT

The summary of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto and is incorporated herein by reference in this proxy statement in its entirety. The Merger Agreement has been included to provide the Company’s stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the Company’s stockholders. The Company’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective Subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 117 of this proxy statement.

Effect of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the Surviving Corporation of the Merger. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent, and the Common Stock will no longer be publicly traded. In addition, the Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and the Company will no longer file periodic reports with the SEC on account of the Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

At the Effective Time, the Company, as the Surviving Corporation in the Merger, will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Closing and Effective Time

The Closing will take place on the third business day following the satisfaction or waiver (to the extent permitted under the Merger Agreement) of all conditions to the Closing (described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132 of this proxy statement) (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted in the Merger Agreement) of such conditions) or such other time agreed to in writing by Parent and the

Company; provided that, unless otherwise agreed to in writing by Parent, the Closing will not take place prior to the earlier of (i) a date during the Marketing Period specified by Parent on no fewer than three business days’ notice to the Company and (ii) the third business day immediately following the final day of the Marketing Period. On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Effective Time will occur and the Merger will become effective upon the filing and acceptance for record of the certificate of merger by the Secretary of the State of Delaware (or such later time as may be agreed by the parties and specified in the certificate of merger).

Directors and Officers; Certificate of Incorporation; Bylaws

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified or until the earlier of their respective death, resignation or removal, and the officers of the Company as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed or until the earlier of their respective death, resignation or removal, except that the Buyers expect that Joseph Flanagan will become the Chief Executive Officer of the Surviving Corporation.

At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and the form of bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the form of bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation of the Surviving Corporation and such bylaws.

The Merger Consideration and the Conversion of Common Stock

Common Stock

At the Effective Time:

•

Each share of Common Stock outstanding as of immediately prior to the Effective Time (other than shares held by (1) the Company, Buyers, Holdings, any Holdings Subsidiary (including the Rollover Shares) or TA, (2) any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub) and (3) stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon.

•	Each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

•

Each Subsidiary Owned Share will be converted into a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, or fraction thereof, such that the ownership percentage of each Subsidiary in the Surviving Corporation immediately following the Effective Time will equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. For more information, please see the section entitled “Appraisal Rights” beginning on page 164 of this proxy statement.

Treatment of Company Equity Awards

The Merger Agreement provides that, at the Effective Time, automatically and without any required action on the part of the holder thereof:

•

Each outstanding Company Option will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company Option multiplied by (B) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such Company Option, provided that if the applicable per share exercise price is equal to or exceeds the Merger Consideration, such Company Option will be cancelled for no consideration.

•

Each outstanding Company RSU that was granted prior to July 31, 2024 will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such award immediately prior to the Effective Time, multiplied by (B) the Merger Consideration. Each outstanding Company RSU granted on or after July 31, 2024 will be converted into the right to receive an amount in cash equal to (A) the total number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Merger Consideration, and will otherwise be subject to the same terms and conditions following the Effective Time (including the applicable vesting schedule) as were applicable to such Company RSU as of immediately prior to the Effective Time.

•

Each outstanding Company PBRSU will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Common Stock subject to such Company PBRSU immediately prior to the Effective Time (determined in accordance with the terms of the respective Company PBRSU award) multiplied by (B) the Merger Consideration.

Treatment of Company Warrants

The Merger Agreement provides for the following treatment of Company Warrants at the Effective Time:

•

Each Company Warrant (other than the Buyer Company Warrants) that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive, promptly following the surrender of such Company Warrant to the Company (or Surviving Corporation) in accordance with its terms, a cash payment, without interest, equal in value to (A) the number of shares of Common Stock the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (B) the amount, if any, by which the Merger Consideration exceeds the applicable per share exercise price of such Company Warrant; provided that if the exercise price per share of Common Stock underlying such Company Warrant is greater than the Merger Consideration, no payment shall be due to the holder of such Company Warrant upon the surrender thereof to the Company or the Surviving Corporation. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable amounts payable as described above, if any.

•

Each outstanding Buyer Company Warrant will be cancelled and extinguished without any conversion thereof or consideration paid therefor, unless exercised in accordance with its terms prior to the Effective Time.

Rollover Agreements

Pursuant to the Merger Agreement, following the date of the Merger Agreement and prior to the Closing, one or more of the Company’s stockholders (including employees of the Company and its Subsidiaries) may enter into a rollover agreement with Holdings or a Holdings Subsidiary, on terms mutually agreeable among Parent and the parties to such agreement. Pursuant to the terms of such Rollover Agreement, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute a number of shares of Common Stock to Holdings or such Holdings Subsidiary in exchange for equity interests of Holdings or such Holdings Subsidiary having an equivalent value, on the terms set forth in such Rollover Agreement. At the Closing, each share of Common Stock that has been contributed to Holdings or a Holdings Subsidiary in accordance with the Rollover Agreements will constitute an Owned Company Share and will accordingly be cancelled and extinguished without any conversion thereof or consideration paid therefor.

Exchange and Payment Procedures

Prior to the Closing, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Payment Agent”). At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash sufficient to pay the aggregate consideration to which the holders of shares of Common Stock and Company Warrants are entitled pursuant to the Merger Agreement; provided that the Company will, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate Merger Consideration from the Company Group’s Cash on Hand (as defined in the Merger Agreement) as specified in such request.

Promptly following the Closing (and in any event within three business days), the Payment Agent will send to each holder of record of shares of Common Stock (other than Dissenting Company Shares, Owned Company Shares and Subsidiary Owned Shares, as applicable) as of immediately prior to the Effective Time (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing such shares (the “Certificates”) will pass, only upon delivery of the Certificates to the Payment Agent) and (B) instructions for use in effecting the surrender of the shares of Common Stock represented by the Certificates and book-entry shares, as applicable, in exchange for the Merger Consideration.

If any cash deposited with the Payment Agent is not claimed within one year following the Closing Date, such cash will be delivered to the Surviving Corporation, upon demand, and any holders of Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as general creditor for payment of the Merger Consideration (subject to applicable abandoned property, escheat or similar laws). Any cash deposited with the Payment Agent that remains unclaimed two years following the Closing Date will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub. Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, condition, event, fact, occurrence, development, effect or circumstance (each, an “Effect”) that (A) would or would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the Termination Date the consummation by the Company of the Merger or the Transactions; or (B) has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of the Company Group (taken as a whole); provided, however, that solely with respect to the foregoing clause (B), none of the following (by itself or when aggregated with any other Effect) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (subject to the limitations set forth below):

1)	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

2)

changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or credit ratings generally in the United States or any other country; (ii) changes in exchange rates generally for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

3)	changes in general conditions in the industries in which the Company Group generally conducts business;

4)

any general geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyber attack, terrorism or military actions (including any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

5)

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world (including any escalation or worsening of any of the foregoing);

6)	the authorized public announcement of the Merger Agreement or such announcement, pendency or consummation of the Transactions (subject to certain specified exceptions);

7)

(i) any action or omission expressly required by the Merger Agreement or expressly requested in writing by Parent after July 31, 2024, or (ii) the compliance by any Party with the terms of the Merger Agreement (in each case, subject to certain specified exceptions);

8)	changes after July 31, 2024, in (i) GAAP or other applicable accounting standards or (ii) any applicable laws or regulations or official interpretation thereof;

9)

changes after July 31, 2024, in the price or trading volume of the Common Stock, in and of itself (it being understood that any cause of such change (unless otherwise expressly excluded pursuant to this definition) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

10)

any failure, in and of itself, by the Company Group to meet (i) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause (unless otherwise expressly excluded pursuant to this definition) of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

except, with respect to clauses 1-5, and 8, to the extent that such Effect has had a disproportionate adverse effect on the Company Group, taken as a whole, relative to other companies operating in the industries in which the Company Group conducts business.

In the Merger Agreement, the Company made customary representations and warranties to the Buyers that are subject, in some cases, to specified exceptions and qualifications contained therein. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company;

•

the Company’s corporate power and authority to enter into and perform the Merger Agreement and the other Transactions and the enforceability of the Merger Agreement and any other associated transaction documents;

•	the necessary approval of the Board and the Special Committee;

•	the rendering of Qatalyst Partners’ and Barclays’s fairness opinions to the Special Committee;

•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Rollover Agreements (if any), the Voting Agreement, the Merger and the transactions contemplated thereby;

•	the necessary vote of the Company’s stockholders in connection with the Merger Agreement;

•

the absence of (a) any conflict or violation of any organizational documents of the Company; (b) (i) any required consent, approval or notice, (ii) breach or violation of or any loss of any benefit or right, (iii) breach, violation or default under, (iv) right of termination, vesting, amendment, acceleration or cancellation under, or (v) required payment of any additional fee, penalty, consent fee, or other amount under, certain existing contracts or permits of the Company and its Subsidiaries; and (c) any conflict or violation of any applicable laws to the Company or its Subsidiaries or the resulting creation of any lien upon the properties or assets of the Company or its Subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of the Company as well as the ownership and capital structure of its Subsidiaries;

•

the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•

the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in the Company or any of the Company’s Subsidiaries;

•	the absence of any declaration, authorization or payment of dividends or distributions other than to the Company or its Subsidiaries;

•	the accuracy and completeness of the Company’s SEC filings and financial statements;

•	the Company’s disclosure controls and procedures;

•	the Company’s internal accounting controls and procedures;

•	the Company’s and its Subsidiaries’ indebtedness;

•	the absence of certain specified undisclosed liabilities;

•

the conduct of the business of the Company and its Subsidiaries in the ordinary course consistent with past practices and the absence of any Company Material Adverse Effect, in each case, since March 31, 2024;

•

the existence and enforceability of specified categories of the Company’s and its Subsidiaries’ material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	real property leased or subleased by the Company and its Subsidiaries;

•	environmental matters;

•

trademarks, patents, copyrights and other intellectual property matters, including the sufficiency of the Company’s intellectual property necessary for the operation of the business of the Company, absence of liens on the intellectual property of the Company or infringement of any third party’s intellectual property;

•	data security and privacy matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	the Company’s and its Subsidiaries’ compliance with laws and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries and any affiliates or related Persons;

•	payment of fees to brokers in connection with the Merger Agreement;

•	compliance with export and trade controls;

•	compliance with healthcare regulatory matters;

•	government contracts;

•	customers and suppliers; and

•	the exclusivity and terms of the representations and warranties made.

In the Merger Agreement, the Buyers made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to the Buyers;

•	the Buyers’ authority to enter into and perform the Merger Agreement and any other transaction documents to which it is or will be a party;

•

the absence of any conflict or violation of the Buyers’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyers’ properties or assets due to the execution and delivery of the Merger Agreement, the transactions contemplated therein and performance thereof;

•	required consents and regulatory filings in connection with the Merger Agreement, the transactions contemplated there and performance thereof;

•	the absence of litigation and orders;

•	the Buyers’ ownership of capital stock of the Company;

•	payment of fees to brokers in connection with the Merger Agreement;

•	operations of the Buyers with respect to the Merger;

•	the absence of any required consent of holders of voting interests in the Buyers;

•	delivery and enforceability of the Limited Guarantee;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the solvency of the Surviving Corporation following the consummation of the Merger and the Transactions; and

•	the exclusivity and terms of the representations and warranties made.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except (1) as expressly required by the Merger Agreement or required by applicable law or order, (2) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to:

•	use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law;

•	conduct its business and operations in the ordinary course of business consistent with past practice in all material respects; and

•

use its respective reasonable best efforts to (A) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees, (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company and its Subsidiaries have material business relations, and (D) timely file all material tax returns (taking into account extensions) and pay all material amounts of taxes as such taxes become due and payable other than taxes that are being contested in good faith and for which adequate reserve has been established on the Company SEC reports in accordance with GAAP, in each case of this subclause (D), to the extent consistent with the past practices of the Company Group.

In addition, the Company has also agreed that, except as (1) expressly required by the Merger Agreement or required by applicable law or order, (2) approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), or (3) disclosed in the confidential disclosure letter to the Merger Agreement, during the Pre-Closing Period, the Company will not, and will cause each of its Subsidiaries not to, among other things:

•	amend the organizational documents or take any action in violation of the organizational documents or any Investor Rights Agreements;

•	liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize;

•	merge or consolidate the Company or any of its Subsidiaries with any Person;

•

issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of the Company or any of its Subsidiaries, except for the issuance or sale of shares of the Common Stock in connection with the exercise or settlement of the Company Equity Awards or Company Warrants outstanding as of July 31, 2024, in accordance with their terms as in effect on such date;

•

directly or indirectly acquire, repurchase or redeem any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any securities, except for (A) repurchases, withholdings or cancellations of securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of July 31, 2024, in accordance with their terms as in effect on such date, or (B) transactions between the Company and any of its wholly owned Subsidiaries;

•	adjust, split, combine, recapitalize, pledge, encumber or modify the terms of capital stock of the Company or any of its Subsidiaries;

•	make, declare, set aside or pay any dividend or other distribution;

•

incur or assume any indebtedness or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business, consistent with past practice, (2) indebtedness under the Company Credit Agreement (provided that (x) the aggregate amount outstanding under such revolving credit facility at any time will not exceed $110,000,000 without prior approval of the Board and (y) the aggregate amount outstanding under such revolving credit facility at any time shall not exceed $250,000,000), (3) the incurrence of (or establishment of commitments with respect to) indebtedness in an aggregate amount not to exceed $1,000,000, and (4) intercompany loans or advances between or among the Company Group;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person, except with respect to obligations of the Company Group;

•

amend, modify or supplement the Company Credit Agreement or any other indebtedness in a manner that either (1) is materially adverse to Buyers or (2) adds any prepayment or redemption penalty or premium or that materially increases the prepayment or redemption penalty or premium payable under such indebtedness;

•	mortgage, pledge or incur any lien upon any assets;

•

make any loans, advances or capital contributions to, or investments in, any other Person except for (1) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business consistent with past practice, and in compliance in all material respects with the Company and its Subsidiaries’ policies related thereto, and (2) loans, advances or other extensions of credit or capital contributions to, or investments in the Company or any of its wholly owned Subsidiaries;

•

(A) acquire, lease, license, sell, abandon, permit to lapse, transfer, assign, guarantee or exchange any products or services embodying the intellectual property of the Company Group other than (x) non-exclusive licenses of products or services of the Company Group granted in the ordinary course of business consistent with past practice, to customers or vendors or (y) non-exclusive licenses where the grant of rights to use any products or services of the Company Group are incidental, and not material to, any performance under the applicable agreement, or (B) disclose any trade secrets included in the products or services embodying the intellectual property of the Company Group to any third Person, other than pursuant to a commercially appropriate non-disclosure or confidentiality agreement or other contractual, fiduciary or legal obligations of confidentiality;

•	lease, license, sell, abandon, transfer, assign, guarantee or exchange any of the Company Group’s assets in excess of $500,000 (subject to certain specified exceptions);

•

(A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan or other plan, program, agreement or arrangement that would constitute an Employee Plan if in effect on July 31, 2024, (B) increase the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, pay or commit to pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, or pay or provide any compensation or benefit (including any pension, retirement allowance or forgiveness of indebtedness) not required by (or accelerate the time of payment or vesting of any payment or benefit becoming due under) any Employee Plan as in effect as of July 31, 2024, except in the case of each of clauses (A) and (B), (1) as may be required by applicable law or the terms of the applicable Employee Plan in effect as of July 31, 2024, or (2) annual merit increases in base salary or wages in the ordinary course of business consistent with past practice made to non-executive employees or service providers whose annual salary (or, in the case of non-employee service providers, equivalent compensation) is less than $250,000, (C) grant any new equity-based or other long-term incentive awards, amend or modify the terms of any outstanding Company Equity Awards or other long-term incentive awards, or pay any incentive or performance-based compensation or benefits at a level greater than the level earned based on actual performance through the end of the applicable performance period in accordance with the applicable plan, (D) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, or other individual service provider of the Company and its Subsidiaries, or (E) hire, promote, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, or other individual service provider of the Company Group with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of greater than $250,000;

•

settle, release, waive or compromise any litigation, except for the settlement of any legal proceedings or other claim (A) in which the Company is the plaintiff or complainant wherein it solely alleges that monetary consideration is owed to the Company and for which no member of the Company Group is subject to any counterclaims, (B) that is for solely monetary payments of, net of insurance recovery, no more than $250,000 individually and $1,000,000 in the aggregate, and that does not involve any admission of wrongdoing or liability, does not impose any restriction on the business of the Company or any of its Subsidiaries, does not relate to any litigation by the Company’s stockholders in connection with the Merger Agreement, the Merger or the transactions contemplated thereby or (C) settled in compliance with the terms of the Merger Agreement;

•	except as required by applicable law or GAAP, revalue in any material respect any assets or change accounting practices;

•

except as required by applicable law or GAAP, amend any material tax return, change or revoke (or make other than in the ordinary course of business) any material tax election, change any material method of tax accounting, settle or compromise any material tax liability, surrender any claim for a refund of material taxes, agree to any extension or waiver of a statute of limitations applicable to any material tax claim or assessment (other than pursuant to automatic extensions to file tax returns) or make any material change in accounting methods, principles or practices;

•

incur or commit to incur any capital expenditures other than to the extent that such capital expenditures are otherwise reflected in the Company’s capital expenditure budget, as previously disclosed to the Buyers in the confidential disclosure letter to the Merger Agreement;

•

enter into, modify or amend in a manner that is adverse in any respect to the Company Group or terminate (or accelerate, release, settle, compromise or waive any material right under) any Material Contracts (as defined in the Merger Agreement), subject to certain specified exceptions;

•	fail to maintain insurance at current levels;

•

engage in any transaction with, or enter into or renew any agreement, arrangement or understanding with, any affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	effect certain employee layoffs;

•

grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business and consistent with past practice;

•

make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements or make any investments other than in any wholly owned Subsidiary of the Company;

•	enter into, negotiate, modify or terminate any collective bargaining agreement or recognize any labor union, works council or other labor organization;

•

waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	take certain actions with respect to the Company’s permits;

•	enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;

•	enter into any new or wind down any existing line of business; or

•	enter into, authorize any of, adopt any resolutions in support of or agree or commit to enter into a contract to do any of the foregoing.

Solicitation of Other Offers

During the Pre-Closing Period, the Company agreed to, and to cause its Subsidiaries and its and their representatives to, (1) immediately cease and cause to be terminated any discussions and negotiations with any Person (other than the Buyers and their representatives) that would be prohibited by the “no-solicitation” restrictions listed below or would reasonably be expected to lead to an Acquisition Proposal and cease providing any information to any such Person or its representatives, (2) promptly (and in any event within two business days following July 31, 2024) request that such Person and its representatives return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company and take all necessary action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement, and (3) promptly (and in any event within two business days following July 31, 2024) terminate all access granted to any Person and its representatives to any physical or electronic data rooms (or other diligence access) relating to a possible Acquisition Proposal by such Person and its representatives.

During the Pre-Closing Period, the Company agreed not to, and to cause its Subsidiaries and its and their respective representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

participate in any discussions, communications or negotiations with any Person regarding, or relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal;

•	knowingly encourage, knowingly facilitate or knowingly assist, the provision of any non-public information concerning the Company or any of its Subsidiaries to any Person;

•

afford access to the business, assets, properties, books or records, other information or employees or other representatives of the Company or any of its Subsidiaries (A) in connection with, or with the intent to induce, or (B) that would reasonably be expected to lead to, the making, submission or announcement of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal (other than to any director on the Board in his or her capacity as such so long as such director has not indicated that he or she intends to use such information in connection with any such Acquisition Proposal, inquiry, proposal or offer), provided that this clause (B) shall not restrict or prohibit the Company from complying with (and solely to the extent required by) the terms of the CoyCo Investor Rights Agreement or the TA Investor Rights Agreement, so long as the Company (x) advises Parent promptly (and in any event within twenty-four hours) of the receipt of any request pursuant to the CoyCo Investor Rights Agreement, (y) concurrently provides Parent with any information, books or records provided by the Company in response to such request and (z) invites Parent to participate in any discussions in response to such request;

•	approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, prior to the time the Requisite Stockholder Approval is obtained, in response to an unsolicited bona fide written Acquisition Proposal received after July 31, 2024, the Company (acting on the recommendation of the Special Committee) may, or may authorize its representatives to, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person or its representatives that has made or delivered to the Company such an Acquisition Proposal after July 31, 2024, and otherwise facilitate such Acquisition Proposal or assist such Person (and its representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), provided that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by the above would be inconsistent with its fiduciary duties pursuant to applicable law. The Company must promptly (and in any event within twenty-four hours of provision of such information to such Person or its representatives) make available to Parent any non-public information concerning the Company or any of its Subsidiaries that it has provided to any such Person or its representatives that was not previously made available to Parent.

A breach of these “no-solicitation” provisions of the Merger Agreement by any director, officer or other representative of the Company Group (other than an employee of the Company Group who is not an officer of the Company or its Subsidiaries and who was not involved in the negotiation of the Merger Agreement and is not acting at the direction of the Company Group in connection with any action that constitutes a breach of the “no-solicitation” provisions) will be deemed to be a breach of such provisions by the Company.

The Company is not entitled to terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement, unless it complies with certain procedures in the Merger Agreement and pays a termination fee to Parent, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Company Termination Fee.”

Recommendation Changes

As described above, and subject to the provisions described below, the Board and Special Committee have made the recommendation that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement prohibits the Board (including the Special Committee) from effecting a Recommendation Change (as defined below) except as described below.

Prior to obtaining the Requisite Stockholder Approval, the Board (including the Special Committee) may not take any of the following actions (any such action, a “Recommendation Change”):

•

withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee’s recommendation or the Board’s recommendation in a manner adverse to the Buyers;

•

authorize, adopt, approve, endorse, recommend or otherwise publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable) any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•

fail to publicly reaffirm the Special Committee’s recommendation or the Board’s recommendation within five business days after Parent so requests in writing (and if the Special Meeting is scheduled to be held within five business days, then reasonably promptly after announcement or disclosure of any Acquisition Proposal (or material modification thereof) if announced or disclosed on or after the fifth business day prior to the date of the Special Meeting), except that the Company will have no obligation to make such reaffirmation on more than one occasion in respect of each Acquisition Proposal and each material modification thereof (which shall include any amendment to the financial terms thereof);

•

take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer prior to ten business days after commencement thereof (and if the Special Meeting is scheduled to be held within ten business days, then reasonably promptly after commencement of such tender or exchange offer (or material modification thereof)), other than a recommendation against such offer or a “stop, look and listen” communication by the Board (or a committee thereof, including the Special Committee) to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication);

•	fail to include the Special Committee’s recommendation or the Board’s recommendation in this proxy statement; or

•	publicly propose or agree to any of the foregoing.

Notwithstanding the restrictions described above, prior to obtaining the Requisite Stockholder Approval, the Board (acting on the recommendation of the Special Committee) with respect to the Board’s recommendation or the Special Committee with respect to the Special Committee’s recommendation may, upon the occurrence of an Intervening Event, make a Recommendation Change with respect to such Intervening Event only if:

•

the Company shall have (A) provided to Parent five business days’ prior written notice, which shall set forth in reasonable detail information describing the Intervening Event and the rationale for the Recommendation Change and expressly state that, subject to the below, the Board (acting on the recommendation of the Special Committee) or the Special Committee has determined to make a Recommendation Change, and (B) prior to making such a Recommendation Change, engaged in good faith with Parent (to the extent Parent wishes to engage) during such five-business-day notice period to consider any adjustments proposed in writing by Parent to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and/or the Limited Guarantee such that the failure of the Board or the Special Committee to make a Recommendation Change in response to the Intervening Event in accordance with the below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided that each time a material change in the Intervening Event occurs, the Company shall notify Parent of such modification and comply with these requirements; and

•

the Board (acting on the recommendation of the Special Committee), with respect to a Recommendation Change by the Board, or the Special Committee, with respect to a Recommendation Change by the Special Committee, shall have determined in good faith, after consultation with outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make such Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

In addition, prior to obtaining the Requisite Stockholder Approval, if the Company has received a bona fide Acquisition Proposal after July 31, 2024, that the Special Committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, (x) either or both of the Board (acting on the recommendation of the Special Committee) with respect to the Board’s recommendation and/or the Special Committee with respect to the Special Committee’s recommendation may, at any time prior to the time the Requisite Stockholder Approval is obtained, make a Recommendation Change with respect to such Superior Proposal or (y) the Board (acting on the recommendation of the Special Committee) and the Special Committee, if both take such action, may (if the receipt of such Superior Proposal did not result from a breach in any material respect of the “no-solicitation” provisions of the Merger Agreement) terminate the Merger Agreement in order to enter into the Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of the Merger Agreement, if all of the following conditions are met:

•

the Company shall have provided to Parent five business days’ prior written notice, expressly stating (1) that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal,

(2) the material terms and conditions of the Acquisition Proposal (including identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other term or condition of such Superior Proposal shall require a new notice and an additional three-business-day period) and (3) that, subject to the below, either the Board (acting on the recommendation of the Special Committee) or the Special Committee has determined to make a Recommendation Change or both the Board (acting on the recommendation of the Special Committee) and the Special Committee shall have determined to terminate the Merger Agreement in accordance with its terms in order to enter into the Alternative Acquisition Agreement, as applicable;

•

the Company shall have, prior to making such a Recommendation Change or terminating the Merger Agreement, as applicable, (x) engaged during the five business days following such written notice in good faith with Parent (to the extent Parent wishes to engage), to consider and take into account any adjustments proposed in writing by Parent to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and/or the Limited Guarantee such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter and/or the Limited Guarantee proposed by Parent and other information provided by Parent during such notice period; and

•

if (A) either or both of the Special Committee, with respect to a Recommendation Change by the Special Committee, and/or the Board (acting on the recommendation of the Special Committee), with respect to a Recommendation Change by the Board, or (B) in the case of a termination of the Merger Agreement in accordance with its terms, both the Special Committee and the Board (acting on the recommendation of the Special Committee) shall have determined, in good faith (after consultation with its financial advisors and outside legal counsel) that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Recommendation Change or to so terminate the Merger Agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Upon termination of the Merger Agreement in order for the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the “fiduciary out” provisions of the Merger Agreement, the Company will be required to pay Parent the Company Termination Fee.

Employee Compensation and Benefits

From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the employment termination date of an applicable continuing employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each continuing employee with (i) the base salary or hourly wages and annual bonus targets that are, in each case, no less than those provided to the continuing employee immediately prior to the Effective Time and (ii) group welfare benefit plans (which exclude defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each continuing employee that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the Effective Time. Notwithstanding the foregoing, the provisions of the Merger Agreement do not obligate the Surviving Corporation and its Subsidiaries to continue the employment of any continuing employee for any specific period.

To the extent that a benefit plan is made available to any continuing employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such continuing employee credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual, except that (i) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (ii) such service will only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service will be required to be credited under any plan that provides for post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation should use reasonable best efforts to ensure that: (a) each continuing employee will be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans replaces coverage previously provided under a comparable group welfare Employee Plan in which such continuing employee participated immediately before the Effective Time; and (b) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such continuing employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Conditions to the Closing of the Merger

The respective obligations of the Buyers and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Stockholder Approval, which is not waivable) of each of the following conditions:

•	the receipt of the Requisite Stockholder Approval;

•

the expiration or termination of the applicable waiting period under the HSR Act, and obtaining any clearance or affirmative approval applicable to the Merger under the antitrust laws of each of the European Union and India, and the expiration or termination of any mandatory waiting period related thereto; and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction.

In addition, the obligations of the Buyers to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

•

the representations and warranties of the Company (other than the representations and warranties in the next two bullets) set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of July 31, 2024, and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

the representations and warranties of the Company relating to certain aspects of the Company’s organization and good standing, corporate power, enforceability, anti-takeover laws, no additional required vote of stockholders, non-conflict with the Company’s charter or bylaws, certain aspects of the Company’s capitalization, and the absence of brokers other than as set forth in the confidential disclosure letter being true and correct in all material respects as of July 31, 2024, and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date);

•

the representations and warranties of the Company relating to certain other aspects of the Company’s capitalization being true and correct in all but de minimis respects as of July 31, 2024, and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all but de minimis respects as of such earlier date);

•	the representations and warranties of the Company relating to the absence of any Company Material Adverse Effect since March 31, 2024, being true and correct in all respects as of July 31, 2024;

•

the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed or complied with by the Company at or prior to the Closing;

•	the absence of any Company Material Adverse Effect after July 31, 2024; and

•

the receipt by the Buyers of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the foregoing conditions to the obligations of the Buyers to consummate the Merger have been satisfied.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by the Company:

•

the representations and warranties of the Buyers set forth in the Merger Agreement being true and correct as of July 31, 2024, and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty will be true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated thereby or the ability of the Buyers to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•

the Buyers having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by the Buyers at or prior to the Closing; and

•

the receipt by the Company of a certificate of the Buyers, validly executed for and on behalf of the Buyers and in their respective names by a duly authorized officer thereof, certifying that the foregoing conditions to the obligations of the Company to effect the Merger have been satisfied.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements in effect as of July 31, 2024, between a member of the Company Group or any of its Subsidiaries and current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), for any acts or omissions by such indemnified persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents and indemnification or other similar agreements of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and other similar organizational documents and indemnification or other similar agreements of the Company and its Subsidiaries, as applicable, in effect as of July 31, 2024, and Parent will cause the Surviving Corporation, and its Subsidiaries to perform its obligations thereunder. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner to such indemnified person except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each current or former director or officer of the Company and its Subsidiaries (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with the Company and its Subsidiaries in effect on the date of the Merger Agreement, from and against all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company Group to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time, and (2) the Merger, as well as any actions taken by the Company or its Subsidiaries or the Buyers with respect thereto. The Merger Agreement also provides that the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding; provided that any indemnified person to whom fees or expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such indemnified person is not entitled to indemnification.

Furthermore, the Merger Agreement requires the Surviving Corporation to, and Parent to cause the Surviving Corporation to, maintain, on terms that are equivalent to those of the Company’s directors’ and officers’ liability insurance in effect on July 31, 2024, for a period of at least six years commencing at the Effective Time. The Surviving Corporation will not be required to pay annual premiums for such policy in excess of 300% of the aggregate annual premiums currently paid by the Company for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount, the Surviving Corporation is obligated to obtain the greatest coverage available for a cost not exceeding such amount from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on July 31, 2024.

The Merger Agreement permits the Company to purchase a prepaid six-year “tail” policy from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on July 31, 2024, on terms that are no less favorable than those of the Company’s directors’ and officers’ liability insurance policies as in effect on July 31, 2024, so long as the aggregate cost for such “tail” policy does not exceed 300% of the amount paid by the Company for coverage for its last full fiscal year.

For more information, please refer to the section entitled “Special Factors—Interests of The Company’s Directors and Executive Officers in the Merger” beginning on page 49 of this proxy statement.

Other Covenants

Stockholders’ Meeting

The Company has agreed to, in coordination with Parent, as promptly as reasonably practicable in accordance with applicable law and the Company’s organizational documents, establish a record date for, duly call, give notice of, convene and hold the Special Meeting to consider and vote upon the adoption of the Merger Agreement. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of the Merger Agreement will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the Company’s stockholders in connection with the adoption of the Merger Agreement) that the Company proposes to be acted on by the Company’s stockholders at the Special Meeting.

Transaction Litigation

At all times during the Pre-Closing Period, the Company will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement or the Merger, (2) keep Parent reasonably informed with respect to status thereof, (3) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith, (4) give Parent a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such litigation, (5) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation, and (6) consult with Parent with respect to the defense, settlement or prosecution of such litigation. The Company may not settle any such litigation without Parent’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

Regulatory Efforts

The Company and the Buyers have agreed to use their respective reasonable best efforts to consummate and make effective the Transactions as promptly as reasonably practicable. If necessary to receive clearance of the Merger pursuant to the HSR Act or other applicable antitrust laws, each of the Buyers will offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets, rights, products or businesses of the Company and its Subsidiaries, and (2) any other restrictions on the activities of the Company and its Subsidiaries, except that (A) the Buyers will not have an obligation to offer, negotiate, commit to or effect any of the foregoing actions if such action, individually or in the aggregate, would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, and (B) none of any TA Persons, CD&R Person, Parent or Merger Sub shall have an obligation to take any action or agree to any restriction other than with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent, the Company and its Subsidiaries.

Financing Arrangements

Although the availability of the Financing is not a condition precedent to the obligations of Parent to consummate the Transactions (provided, that the funding of the Debt Financing is a condition precedent, among others described in the section entitled “The Merger Agreement—Specific Performance” beginning on page 142 of this proxy statement, to the Company’s right to obtain specific performance or other equitable remedy under the Merger Agreement to compel Parent and Merger Sub to fund the Equity Financing and consummate the transaction), each of Parent, Merger Sub and the Company have agreed to take certain actions in connection with the arrangement of the Equity Financing and Debt Financing for the Merger.

Obligations of Parent and Merger Sub. The Merger Agreement provides that Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing at or prior to the Closing, including to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate and enter into Definitive Financing Agreements with respect thereto on the terms and conditions contemplated by the Project Raven Commitment Letter (taking into account any “flex” provisions included in the related fee letter), (iii) satisfy at or prior to Closing (taking into account the anticipated timing of the Marketing Period) all conditions and covenants applicable to Parent and Merger Sub set forth in the Equity Commitment Letter and the Project Raven

Commitment Letter (including Definitive Financing Agreements related thereto and, to the extent required by the Project Raven Commitment Letter, any “flex” terms contained in the related fee letter) that are to be satisfied by it to consummate the Financing at or prior to the Closing, (iv) borrow an amount necessary to consummate the Financing at or prior to the Closing and (v) enforce all of its rights under the Commitment Letters and Definitive Financing Agreements including seeking specific performance of the parties. Notwithstanding the foregoing, if funds in the amounts and on the conditions set forth in the Project Raven Commitment Letter, in whole or in part, become unavailable to Parent regardless of the reason therefor, Parent and Merger Sub shall promptly notify the Company in writing of such unavailability, and use its reasonable best efforts to obtain, as promptly as practicable, Alternative Financing (as applicable, in an amount sufficient to consummate the Transactions) from the same or other sources on terms and conditions in an amount equal to the Required Amount or which are not materially less favorable to Parent or Merger Sub (as determined by Parent in its sole discretion) than such unavailable financing. Such Alternative Financing will be subject to the same obligations of the Debt Financing under the Merger Agreement.

The Merger Agreement prohibits Parent and Merger Sub from terminating or causing the termination of the Project Raven Commitment Letter or Definitive Financing Agreements, and replacing, amending, supplementing, modifying or waiving any provision of the Project Raven Commitment Letter or any Definitive Financing Agreement without the prior written consent of the Company if such replacement, supplement, modification, amendment or waiver (i) imposes new conditions, or otherwise expands, amends or modifies any of the conditions, to the receipt of the Financing, (ii) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing below the Required Amount, (iii) would otherwise reasonably be expected to prevent, impede, impair or delay the consummation of the Transactions or (iv) would adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters or the Definitive Financing Agreements. Notwithstanding the foregoing, Parent and Merger Sub may, without the written consent of the Company amend the Project Raven Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not previously executed the Project Raven Commitment Letter.

Financing Cooperation by the Company. Subject to certain exceptions, the Company has agreed to use its reasonable best efforts (or, with respect to the Required Information below, has agreed) and shall cause its Subsidiaries and their respective representatives to provide reasonable cooperation as is customary and reasonably requested by Parent, and subject to Parent’s applicable Reimbursement Obligations under the Merger Agreement, in connection with the arrangement of the Debt Financing for purposes of consummating the transaction, including to:

•	as promptly as practicable furnish Parent and the Debt Financing Sources with the Required Information that is Compliant (each as defined below);

•

participate in (through management with appropriate seniority and expertise) a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies and otherwise reasonably cooperate with the marketing and due diligence efforts in connection with the Debt Financing, at reasonable times and locations and with reasonable advance notice, and in each case which may be virtual at the Company’s option;

•

execute and deliver customary management representation letters to the independent auditors of the Company and cause the independent auditors and any other auditor, to the extent that financial statements audited or reviewed by such auditors are or would be included in offering memoranda, to provide drafts of customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company Group as reasonably requested by Parent or Merger Sub and attend a reasonable number of accounting due diligence sessions and drafting sessions in connection with the Debt Financing at reasonable times and places;

•	provide reasonable assistance to Parent and the Debt Financing Sources in Parent’s timely preparation of (A) any customary rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents and (B) pro forma financial statements and forecasts of financial statements to the extent required by the Project Raven Commitment Letter or SEC rules and regulations or necessary or reasonably requested by Parent to be included in any marketing materials or offering documents or of the type required by the Project Raven Commitment Letter;

•

cooperate with Parent and Merger Sub to obtain customary and reasonable corporate and facilities ratings, and, to the extent required by the Definitive Financing Agreements, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, surveys and title insurance as reasonably requested by the Debt Financing Sources;

•

provide customary authorization letters related to bank information memoranda (including language that exculpates the Company Group, its affiliates and its and their representatives from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such memoranda and other materials and documents set forth therein);

•

execute and deliver definitive documents and closing certificates, including customary officer’s certificates and a customary solvency certificate from the chief financial officer of the Company relating to the Debt Financing as may be reasonably requested by Parent and as are customarily required to be delivered under definitive financing documentation for financings of the type contemplated by the Project Raven Commitment Letter; and

•

take all reasonable and customary corporate, limited liability company or similar action, subject to the occurrence of the Closing, which are necessary to permit the consummation of the Debt Financing.

Repaid Indebtedness. At the Closing, Parent and Merger Sub shall pay, or cause to be paid, all amounts specified in the payoff letters to fully discharge the then-outstanding balance of all third-party Indebtedness specified in the previously disclosed confidential disclosure letter to the Merger Agreement, as set forth in payoff letters with respect to such Repaid Indebtedness, and the Company shall use reasonable best efforts to deliver, or cause to be delivered, such payoff letters to Parent and Merger Sub prior to the Closing (with available drafts being delivered in advance as reasonably available to the Company Group).

Additionally, from the date of the Merger Agreement until the earlier of the Closing Date and the valid termination of the Merger Agreement, the Company has agreed to use its reasonable best efforts to provide customary documents reasonably requested by Parent relating to the repayment of the Repaid Indebtedness, in each case, in customary form and substance from the agent and/or holders of each item as applicable of Repaid Indebtedness, including delivery of notices of prepayment within the time periods required by the relevant agreements governing such Repaid Indebtedness and any other necessary authorizations, releases or terminations reasonably required to evidence the satisfaction of such Repaid Indebtedness and the release or termination of any liens in connection therewith.

Marketing Period. The “Marketing Period,” a time allotted to Parent and Merger Sub for purposes of marketing the Debt Financing, means the first period of 15 consecutive business days after the date of the Merger Agreement and throughout and on the last day of which (1) the conditions to each party’s obligations to effect the Merger and the conditions to the obligations of the Buyers to effect the Merger, in each case pursuant to the Merger Agreement, are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), and nothing has occurred and no condition exists that would cause any of the conditions to each party’s obligations to effect the Merger and the conditions to the obligations of the Buyers to effect the Merger, in each case pursuant to the Merger Agreement, to fail to be satisfied, assuming that the Closing were to be scheduled at any time during such 15 consecutive business day period; and (2) Parent shall have the Required Information and such Required Information is and remains Compliant; provided that (x) the Marketing Period shall end on any earlier date on which Parent or Merger Sub shall have actually received the full amount of the proceeds of the Financing, (y) if the Required Information provided at the commencement of the Marketing Period is not or ceases to be Compliant at any time prior to the completion of the Marketing Period, then the Marketing Period shall be deemed not to commence or have commenced, and shall not commence until Parent and Merger Sub shall have received Required Information that is Compliant and the other requirements of this definition are satisfied and (z) notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen consecutive business day period, (A) the Company’s independent auditors shall have withdrawn or qualified its audit opinion with respect to any financial information or financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the Company’s independent auditors or another independent public accounting firm of recognized national standing reasonably acceptable to Parent or (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Information or any such restatement is under consideration or is a possibility, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP; provided, further, that (I) November 29, 2024 shall not constitute a business day for purposes of the Marketing Period (which date, in each case, shall be excluded for purposes of, but shall not reset, the fifteen consecutive business day period) and (II) if such fifteen consecutive business day period has not been completed on or prior to December 21, 2024, then such fifteen consecutive business day period shall not commence until January 5, 2025. If at any time the Company shall reasonably and in good faith believe that it has provided the Required Information and the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes the Marketing Period commenced), in which case the Marketing Period will be deemed to have commenced as of the date of such notice unless Parent in good faith reasonably believes that the Marketing Period has not commenced on such date and, within three business days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or why the Marketing Period has not otherwise commenced) and, following delivery of such Required Information specified in such notice or the satisfaction of the applicable condition, the Marketing Period will commence; provided that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Marketing Period was, in fact, commenced.

Rollover Agreements

During the Pre-Closing Period, Parent is permitted to discuss potential rollover or reinvestment arrangements with any direct or indirect holder of Common Stock and/or Company Warrants (including employees of the Company and its Subsidiaries). If Parent elects to pursue such discussions, it must keep the Company reasonably informed of the status and material terms thereof, as well as provide the Company with a chance to review and comment on the terms of a proposed Rollover Agreement. Parent is prohibited from entering into any Rollover Agreements that would reasonably be expected to prevent or materially delay the consummation of the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated:

•	by mutual written agreement of the Company and Parent;

•	by either the Company or Parent at any time prior to the Effective Time:

•

if (1) any judgment, order, award, ruling, injunction, writ or decree of a governmental authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a governmental authority of competent jurisdiction preventing the consummation of the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable, or (2) any law or judgment, order, award, ruling, injunction, writ or decree of a governmental authority of competent jurisdiction is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, and such law or judgment, order, award, ruling, injunction, writ or decree has become final and non-appealable (except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, the issuance of such law or judgment, order, award, ruling, injunction, writ or decree);

•

if the Merger has not been consummated by 11:59 p.m., Eastern Time, on April 30, 2025, except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of or primarily resulted in the failure of the Closing to have occurred prior to the Termination Date; or

•

if the Special Meeting (including any adjournment or postponement thereof), at which a vote is taken on the adoption of the Merger Agreement shall have concluded and the Company failed to obtain the Requisite Stockholder Approval, except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in the failure to obtain the Requisite Stockholder Approval;

•	by the Company:

•

if the Buyers have breached, violated or failed to perform or there is any inaccuracy or untruth in of any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach, violation or failure to perform or inaccuracy or untruth (1) would result in the failure of any conditions to the obligations of the Company to effect the Merger, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is twenty days following the Company’s delivery of written notice of such breach, violation or failure to perform, and the Company is not then in breach of any provision of the Merger Agreement which breach would give rise to the failure of any conditions relating thereto;

•

prior to receipt of the Requisite Stockholder Approval, in order to enter into an Alternative Acquisition Agreement in accordance with the terms of the Merger Agreement with respect to a Superior Proposal; provided that prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee due to Parent pursuant to the Merger Agreement, and the Company has not breached in any material respect any covenant or agreement set forth in the “no-solicitation” provisions; or

•

whether prior to or after the receipt of the Requisite Stockholder Approval, if (i) each of the conditions to each party’s obligations and the conditions to the obligations of the Buyers to consummate the Merger have been satisfied or waived (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing; provided that such conditions are capable of being satisfied if the Closing were to occur at such time), (ii) the Buyers have failed to consummate the Closing on the Closing Date pursuant to the terms of the Merger Agreement, (iii) the Company has delivered a written notice that certifies irrevocably to Parent after such date that (A) all of such conditions have been satisfied as of such Closing Date if the Closing would have occurred pursuant to the terms of the Merger Agreement or that the Company is willing to waive any such conditions that remain unsatisfied and (B) the Company is ready, willing and able to consummate the Transactions on such date of notice and at all times during the three business day period immediately thereafter, and (iv) the Buyers fail to consummate the Closing within three business days following receipt of such notice from the Company; and

•	by Parent:

•	if the Company has breached, violated or failed to perform or there is any inaccuracy or untruth in of any of its representations, warranties, covenants or other agreements set forth in the Merger

Agreement, which breach, violation or failure to perform or inaccuracy or untruth (1) would result in the failure of any conditions to the obligations of the Buyers to effect the Merger, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is twenty days following Parent’s delivery of written notice of such breach and Parent is not then in breach of any provision of the Merger Agreement that would give rise to the failure of any conditions relating thereto; or

•

if (i) the Board (or the Special Committee) has effected a Recommendation Change (whether or not in compliance with the Merger Agreement), (ii) there has been a material breach of the obligations relating to the “no-solicitation” provisions or certain other obligations relating to Acquisition Proposals, the proxy statement or the Special Meeting as a result of any conduct by the Board or the Special Committee (or by any representative of the Company or any of its Subsidiaries acting on behalf or at the direction of the Board or the Special Committee (or with the knowledge thereof, unless the Board or the Special Committee promptly (and in any event within 12 hours) directs such representative to immediately cease such conduct)), or (iii) there has been an intentional and material breach of any of the obligations relating to the “no-solicitation” provisions or other obligations relating to Acquisition Proposals, the proxy statement or the Special Meeting by the Company, any of its Subsidiaries or any of their respective representatives; provided, however, that in each case of clauses (ii) and (iii), Parent shall not be permitted to terminate the Merger Agreement solely as a result of any conduct by any Investor Designee (as defined in the TA Investor Rights Agreement) who is an employee or officer of any TA Persons or who is acting on behalf or at the direction of any Buyers or TA Persons.

Reverse Termination Fee

If the Merger Agreement is validly terminated under specified circumstances outlined below, Parent may be required to pay the Reverse Termination Fee.

Parent must pay, or cause to be paid, to the Company the Reverse Termination Fee, within five business days of such termination, if the Merger Agreement is validly terminated by:

•

the Company because the Buyers have breached certain representations, warranties or covenants relating to the Limited Guarantee, Parent’s solvency, the financing of the transactions and sufficiency of funds or required consents and regulatory filings in connection with the Merger Agreement (and any transactions contemplated therein), which breach, violation or failure to perform or inaccuracy or untruth (1) would result in the failure of any conditions to the obligations of the Company to effect the Merger, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is twenty days following the Company’s delivery of written notice of such breach, violation or failure to perform, and the Company is not then in breach of any provision of the Merger Agreement which breach would give rise to the failure of any conditions relating thereto;

•

the Company (whether prior to or after the receipt of the Requisite Stockholder Approval) because (i) each of the conditions to each party’s obligations and the conditions to the obligations of the Buyers to consummate the Merger have been satisfied or waived (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing; provided that such conditions are capable of being satisfied if the Closing were to occur at such time), (ii) the Buyers have failed to consummate the Closing on the Closing Date pursuant to the terms of the Merger Agreement, (iii) the Company has delivered a written notice that certifies irrevocably to Parent after such date that (x) all of such conditions have been satisfied as of such Closing Date if the Closing would have occurred pursuant to the terms of the Merger Agreement or that the Company is willing to waive any such conditions that remain unsatisfied and (y) the Company is ready, willing and able to consummate the Transactions on such date of notice and at all times during the three business day period immediately thereafter, and (iv) the Buyers fail to consummate the Closing within three business days following receipt of such notice from the Company; or

•	the Company or Parent because the Closing has not occurred by the Termination Date and, at that time, the Company could have terminated in accordance with either of the preceding two bullets.

In no event will Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.

Company Termination Fee

If the Merger Agreement is validly terminated in specified circumstances outlined below, the Company may be required to pay the Company Termination Fee.

The Company must pay, or cause to be paid, to Parent the Company Termination Fee, concurrently upon the earlier of entry into definitive agreements for, or consummation of, an Acquisition Proposal, if all of the following have occurred:

•

the Merger Agreement is validly terminated (A) by either Parent or the Company because the Closing has not occurred by the Termination Date or because the Company fails to obtain the Requisite Stockholder Approval, or (B) by Parent because the Company has breached, violated or failed to perform its representations, warranties, covenants or other agreements relating to the “no-solicitation” restrictions or certain other obligations concerning Acquisition Proposals, required consents and regulatory filings in connection with the Merger Agreement (and any transactions contemplated therein), the proxy statement or the Special Meeting, which breach, violation or failure to perform or inaccuracy or untruth (1) would result in the failure of any conditions to the obligations of the Buyers to effect the Merger, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is twenty days following Parent’s delivery of written notice of such breach, violation or failure to perform, and Parent is not then in breach of any provision of the Merger Agreement which breach would give rise to the failure of any conditions relating thereto;

•

following July 31, 2024, and prior to the termination under one of the circumstances described in the preceding sub-bullet, a bona fide Acquisition Proposal has been made or publicly disclosed or (in the case of termination because the Closing has not occurred by the Termination Date or because the Company has breached, violated or failed to perform certain representations, warranties, covenants or other agreements as described above) made known to the Company or the Board (or the Special Committee), and, in each case, not withdrawn (publicly, in the case of termination pursuant to failure to obtain the Requisite Stockholder Approval) at least four business days prior to (x) in the case of termination pursuant to the Merger Agreement not being consummated prior to the Termination Date, the Termination Date, (y) in the case of termination pursuant to failure to obtain the Requisite Stockholder Approval, the date of the Special Meeting, or (z) in the case of termination pursuant to the Company’s breach, violation or failure to perform certain representations, warranties, covenants or other agreements as described above, the date of the applicable breach; and

•

in either of the cases referred to in the first sub-bullet above, within twelve months following the termination of the Merger Agreement, the Company or any of its Subsidiaries either consummates a transaction the proposal of which would have constituted an Acquisition Proposal if made prior to such termination or enters into a definitive agreement for any transaction the proposal of which would have constituted an Acquisition Proposal if made prior to such termination; provided that all references to “20%” in the definition of “Acquisition Proposal” are deemed to be references to “50%.”

Additionally, the Company must pay, or cause to be paid, to Parent the Company Termination Fee, promptly (and in any event within two business days) following termination, if the Merger Agreement is validly terminated by Parent, at any time prior to obtaining the Requisite Stockholder Approval, because (i) the Board (or the Special Committee) has effected a Recommendation Change, (ii) there has been a material breach of the obligations relating to the “no-solicitation” provisions or certain other obligations relating to Acquisition Proposals, the proxy statement or the Special Meeting as a result of any conduct by the Board or the Special Committee (or by any representative of the Company or any of its Subsidiaries acting on behalf or at the direction of the Board or the Special Committee (or with the knowledge thereof, unless the Board or the Special Committee promptly (and in any event within 12 hours) directs such representative to immediately cease such conduct)), or (iii) there has been an intentional and material breach of any of the obligations relating to the “no-solicitation” provisions or other obligations relating to Acquisition Proposals, the proxy statement or the Special Meeting by the Company, any of its Subsidiaries or any of their respective representatives.

Additionally, the Company must pay, or cause to be paid, to Parent the Company Termination Fee, prior to or concurrently with termination, if the Merger Agreement is validly terminated by the Company, at any time prior to obtaining the Requisite Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal.

In no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.

Specific Performance

The Buyers and the Company are entitled to specific performance, injunctive and/or other equitable relief (without proving actual harm or damages or posting of bond or other security) to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other rights and remedies existing in their favor at law or in equity.

Limitations of Liability

The maximum aggregate liability of the Buyers under the Merger Agreement and the other transaction documents is generally limited to the amount of the Reverse Termination Fee, except (a) the Company is also entitled to reimbursement for (a) enforcement expenses in connection with the payment of the Reverse Termination Fee in an amount up to $10,000,000, and (b) reasonable and documented out-of-pocket financing cooperation expenses and indemnity for losses suffered or incurred in connection with the arrangement of the debt financing in an amount up to $5,000,000.

The maximum aggregate liability of the Company under the Merger Agreement and the other transaction documents is generally limited to the amount of the Reverse Termination Fee, except the Buyers are also entitled to reimbursement for enforcement expenses in connection with the payment of the relevant termination fee in an amount up to $10,000,000.

Such limitations of liability are subject to the rights of the Company expressly set forth in Section 9.10(b)(ii) of the Merger Agreement, which provides that any right of the Company to specific performance, injunctive relief and other equitable relief to specifically enforce the Buyers’ obligation to cause the equity financing to be funded and the Closing to occur is subject to the requirements set forth therein.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, the Company, on the one hand, and the Buyers, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other Transactions.

Amendment

The Merger Agreement may be amended in writing signed on behalf of each of the Buyers and the Company (pursuant to authorized action by the Special Committee) at any time before or after the adoption of the

Merger Agreement by the Company’s stockholders. However, after the Company has received Requisite Stockholder Approval, no amendment that requires further approval by the Company’s stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made (a) to grant the Company’s unaffiliated security holders access to the corporate files of (i) the Company, (ii) any other party to the Merger, or (iii) any of their respective affiliates, or (b) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING THE COMPANY

Company Background

The Company is a leading provider of technology-driven solutions that transform the patient experience and financial performance of health systems, hospitals, and physician groups. The Company’s scalable operating models complement a healthcare organization’s infrastructure, driving sustainable improvements to net patient revenue and cash flows while driving revenue yield, reducing operating costs, and enhancing the patient experience. The Company was formed as a Delaware corporation in 2003 and was named Healthcare Services, Inc. from July 2003 until August 2009, when the Company changed its name to Accretive Health, Inc. The Company operated under the name Accretive Health, Inc. until January 5, 2017, when it changed its name to R1 RCM Inc. The Company’s Common Stock is listed on Nasdaq under the symbol “RCM.” As of     , 2024, the most recent practicable date prior to this proxy statement, there were      shares of Common Stock outstanding. The Company is headquartered in Murray, Utah, and its principal executive offices are located at 433 W. Ascension Way, Suite 200, Murray, Utah 84123. The Company’s telephone number is (312) 324-7820 and its corporate website is https://ir.r1rcm.com. The information contained in, or that can be accessed through, the Company’s website is not part of this proxy statement.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The historical unaudited selected financial data as of June 30, 2024 and for the six-month periods ended June 30, 2024 and June 30, 2023, and the audited selected financial data as of December 31, 2023 and December 31, 2022 and for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, have been taken from the Company’s consolidated financial information and statements.

This information is only a summary. The selected historical consolidated financial data as of December 31, 2023 and December 31, 2022, and for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, are derived from the Company’s audited consolidated financial statements and the related notes appearing in, and should be read in conjunction with, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The selected historical consolidated financial data as of June 30, 2024, and for the six-month periods ended June 30, 2024 and June 30, 2023, are derived from the Company’s unaudited consolidated financial statements and the related notes appear in, and should be read in conjunction with, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations for each respective period, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See the section entitled “Where You Can Find More Information” beginning on page 177 of this proxy statement. All unaudited consolidated financial statements referenced herein were prepared on a basis consistent with the audited consolidated financial statements and in the opinion of management reflect all adjustments necessary for a fair statement of the financial information. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and interim results are not necessarily indicative of results to be expected for the full year ending December 31, 2024.

Summary Consolidated Balance Sheets

	June 30,	December 31,
	2024	2023	2022
	(unaudited)
(in millions)
Cash and cash equivalents	$163.0	$173.6	$110.1
Total current assets	$755.7	$633.3	$564.5

	June 30,	December 31,
	2024	2023	2022
	(unaudited)
(in millions)
Total assets	$5,778.3	$4,960.2	$5,121.8
Total current liabilities	$411.3	$346.2	$349.7
Total liabilities	$2,958.1	$2,208.8	$2,419.3
Total stockholders’ equity	$2,820.2	$2,751.4	$2,702.5

Summary Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2023	2022	2021
(in millions, except per share information)
Net services revenue	$2,254.2	$1,806.4	$1,474.6
Income (loss) from operations	$147.9	$(2.8)	$136.2
Net income (loss)	$3.3	$(63.3)	$87.3
Net income (loss) per share, basic and dilutive	$0.01	$(0.18)	$(1.90)

	Six Months Ended June 30,
	2024	2023
	(unaudited)
(in millions, except per share information)
Net services revenue	$1,231.8	$1,106.3
Income from operations	$37.1	$57.6
Net income (loss)	$(42.7)	$0.6
Net income (loss) per share, basic and dilutive	$(0.1)	$—

Directors and Executive Officers

The Board currently consists of seventeen members. The persons listed below are the Company’s directors and executive officers as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation immediately following the Merger. The Merger Agreement provides that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation immediately following the Merger, except that the Buyers expect that Joseph Flanagan will become the Chief Executive Officer of the Surviving Corporation. See the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Offer Letter with Joseph Flanagan” beginning on page 97 of this proxy statement. In addition, the Buyers have engaged and expect to continue to engage in discussions with Nick Howell regarding joining the management team of the Surviving Corporation following the Merger in a newly created role. Mr. Howell has entered into a consulting agreement with TowerBrook and CD&R under which he has agreed to provide transition and consulting services to TowerBrook and CD&R in anticipation of the Closing. Following the Merger, each executive officer will serve until a successor is appointed and qualified or until the earlier of his or her death, resignation or removal, as the case may be.

There are no family relationships among any of the Company’s directors or executive officers.

Board of Directors

Bradford Kyle Armbrester. Age 39. Mr. Armbrester has served on the Board since June 2022. Mr. Armbrester has been the Chief Executive Officer of Datavant, a leading provider of data technology for healthcare, since May 2024. Prior to Datavant, Mr. Armbrester was the Executive Vice President, Operational

Effectiveness for CVS Health Corporation, a leading health solutions company, since January 2024. Prior to CVS Health Corporation, Mr. Armbrester was Chief Executive Officer and a director of Signify Health, a healthcare payments technology company, from April 2018 to December 2023. Prior to this, Mr. Armbrester was Senior Vice President and Chief Product Officer at athenahealth, Inc., a provider of physician billing, practice management and electronic medical records services, from May 2015 to April 2018, leading the core product and operations division, and Vice President, Strategy & Corporate Development from May 2011 to May 2015, driving corporate development through strategic partnerships and investments. Mr. Armbrester holds an M.B.A. from Harvard Business School and an A.B. in Government from Harvard University. Mr. Armbrester is a New Mountain Board Designee.

Clay Ashdown. Age 50. Mr. Ashdown has served on the Board since December 2023. Mr. Ashdown has served as Intermountain Health’s Chief Financial Officer since October 2023, where he has accountability over all finance and related functions at Intermountain Health, including finance operations, financial planning, accounting and internal audit, debt and credit management, rating agency and investor relations, payer contracting, revenue cycle, risk management, construction, and real estate. Mr. Ashdown has held numerous roles at Intermountain since joining the organization in 2000 and prior to his current role, Mr. Ashdown served as the Senior Vice President of Finance Operations. Before joining Intermountain Health, Mr. Ashdown worked at the public accounting firm of KPMG. Mr. Ashdown graduated from the University of Utah with a degree in Accounting and a minor in Russian, and he also earned an MBA from the University of Utah. Mr. Ashdown is a director nominated to the Board by Intermountain Health.

Agnes Bundy Scanlan, Esq. Age 66. Ms. Bundy Scanlan has served on the Board since August 2021. Ms. Bundy Scanlan is President of The Cambridge Group LLC, a regulatory risk management advisory firm, and has been in this role since May 2020. Prior to this role, Ms. Bundy Scanlan was Senior Advisor at Treliant LLC, a global consulting firm serving banks and other financial services providers, from 2017 to 2020 and from 2012 to 2015. Ms. Bundy Scanlan was the Northeast Regional Director at the Consumer Financial Protection Bureau from 2015 to 2017. From 2009 until 2011, Ms. Bundy Scanlan served as the Chief Regulatory Officer, Chief Compliance Officer and Global Chief Privacy Officer at TD Bank. In addition, Ms. Bundy Scanlan practiced law at Goodwin Procter LLP from 2005 to 2009 and held various C-Suite roles at Bank of America and FleetBoston Financial from 1994 to 2004. Ms. Bundy Scanlan has also served on the board of Truist Financial Corporation since April 2017 and the board of AppFolio, Inc. since November 2020. In addition, Ms. Bundy Scanlan served as an advisory board member of MassGeneral Hospital for Children. At present, Ms. Bundy Scanlan is a member of the Bars of the United States Supreme Court, the Commonwealths of Massachusetts and Pennsylvania, and the Superior Court of the District of Columbia. Recently, she received certifications from MIT in Artificial Intelligence, from University of Cambridge in Digital Transformation, and from Harvard in Cybersecurity.

Jeremy Delinsky. Age 49. Mr. Delinsky has served on the Board since June 2022. Mr. Delinsky has been an Executive Advisor at New Mountain Capital since August 2024. From May 2017 to February 2024, Mr. Delinsky was Chief Operating Officer of Devoted Health, a healthcare company delivering care for Medicare-eligible beneficiaries. From July 2015 to May 2017, Mr. Delinsky was Chief Technology Officer of Wayfair, an online furniture and home products retailer, where he was responsible for 24x7 site operations, software development, security, data science & analytics, and product management of the company’s supply chain operations. Prior to joining Wayfair, Mr. Delinsky served at athenahealth, Inc. as Chief Product Officer from January 2015 to June 2015, as Chief Technology Officer from January 2010 to December 2014, and in a variety of other positions since joining athenahealth, Inc. in November 2004. During his tenure at athenahealth, Inc., Mr. Delinsky was appointed to the Health IT Standards Committee by the Secretary of Health and Human Services and was the founding Chairman of the Board of the CommonWell Health Alliance, an industry trade association focused on the interoperability of electronic health record platforms. Mr. Delinsky began his career in the Strategy & Operations practice at Deloitte Consulting. Mr. Delinsky received a B.A. with Honors from Wesleyan University, where he was elected Phi Beta Kappa, and an M.B.A. from the University of Pennsylvania’s Wharton School of Business, where he was awarded the Henry J. Kaiser Family Foundation Prize for leadership potential in the field of health care. Mr. Delinsky is a New Mountain Board Designee.

David M. Dill. Age 56. Mr. Dill has served on the Board since April 2021. Mr. Dill has been the Chief Executive Officer of LifePoint Health (“LifePoint”), a diversified healthcare delivery network, since October 2018, as well as Chairman of LifePoint since October 2021. Mr. Dill joined LifePoint in 2007 as Executive Vice President and Chief Financial Officer before serving as President and Chief Operating Officer from 2009 to 2018 and as President and Chief Executive Officer from 2018 to October 2021. Before joining LifePoint, he was Executive Vice President of Fresenius Medical Care North America and Chief Executive Officer in the East Division of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, a provider of kidney dialysis and other products and solutions for patients with renal failure and chronic kidney disease. Mr. Dill is a former chairman of the board for the Federation of American Hospitals and currently serves as a member of the Federation of American Hospitals’ board and Executive Committee. He is also chair of the board of directors for the Nashville Health Care Council and a member of the board of trustees for the Murray State University Foundation.

Michael C. Feiner. Age 82. Mr. Feiner has served on the Board since March 2017. Mr. Feiner is the founder of Michael C. Feiner Consulting, Inc., a consulting firm specializing in advising companies on human capital strategies, organization development and leadership effectiveness. He has been its President since the firm’s founding in 1996. Mr. Feiner was also Senior Advisor for Irving Place Capital, a private equity fund located in New York, New York, from 2011 to 2015. From 2000 to 2010, Mr. Feiner was a professor and the Sanford C. Bernstein & Co. Ethics Fellow at Columbia Business School. Mr. Feiner worked for Pepsi-Cola Company from 1975 to 1995 where he was Senior Vice President and Chief People Officer for Pepsi’s beverage operations worldwide from 1989 until his retirement in 1995. Mr. Feiner also served on the board of Agiliti, Inc. (f/k/a Universal Hospital Services, Inc.), a medical equipment rental and services company, from to June 2012 until January 2019. His book, The Feiner Points of Leadership: The 50 Basic Laws That Will Make People Want to Perform Better for You, was selected by the Toronto Globe and Mail as the Best Business Book of 2004. Mr. Feiner is a TA Board Designee.

Joseph Flanagan. Age 53. Mr. Flanagan has served on the Board since May 2016. Previously, Mr. Flanagan served as an Executive Advisor to the Chief Executive Officer of R1 from January 2023 until June 2023, Chief Executive Officer of R1 from June 2021 until January 2023, and President and Chief Executive Officer of R1 from May 2016 until June 2021. Before joining R1 as Chief Operating Officer in April 2013, he was senior vice president of worldwide operations and supply chain at Applied Materials, Inc. from 2010 to 2013. He also held leadership positions up to President of Nortel Business Services for Nortel Networks from 2006 to 2010. Prior to Nortel, his executive trajectory began while working for General Electric, holding management positions in many divisions from 1993 to 2006. Mr. Flanagan also served on the board of directors of GoHealth from 2020 to June 2024.

John B. Henneman, III. Age 62. Mr. Henneman has served on the Board since February 2016. Mr. Henneman has more than 25 years of combined financial and operational management experience in the life sciences industry. From September 2014 until November 2018, Mr. Henneman served at NewLink Genetics Corporation in various capacities, including as Chief Financial Officer until July 2018 and then as the Chief Administrative Officer. From 1998 to 2014, Mr. Henneman served at Integra LifeSciences Holdings Corp., a medical device company, in various capacities, including most recently as Chief Financial Officer and as Chief Administrative Officer, responsible for Integra’s regulatory affairs, quality systems, clinical affairs, human resources, information systems and legal affairs functions, the management of Integra’s surgical instruments business, and Integra’s business development function. Mr. Henneman serves on the boards of directors of Orthofix Medical Inc., a spine and orthopedics medical device company, Aprea Therapeutics Inc., a clinical-stage biopharmaceutical company, and Anika Therapeutics, Inc., a global joint preservation company. Mr. Henneman previously served on the board of SeaSpine Holdings Corporation, a global medical technology company, from July 2015 until January 2023. Mr. Henneman is a TA Board Designee.

Matthew Holt. Age 47. Mr. Holt has served on the Board since June 2022. Mr. Holt is a Managing Director and President, Private Equity of New Mountain. Since August 2001, he has focused on growth buyouts across a range of industries including healthcare products, health technology, materials and infrastructure. Mr. Holt has served on the board of directors of Avantor, Inc. since 2010, and is chair of Avantor’s Compensation & Human Resources Committee. He has also served as chair of the board of directors of Signify Health from December 2017 until March 2023 and serves as a director of a number of privately-held companies. Mr. Holt holds an A.B. in English and American Literature and Language from Harvard College. Mr. Holt is a New Mountain Board Designee.

Neal Moszkowski. Age 58. Mr. Moszkowski has served on the Board since February 2016. Mr. Moszkowski is a co-founder and co-chair of TowerBrook Capital Partners L.P., an investment management firm, and served as the firm’s co-chief executive officer from its inception in March 2005 until February 2022. Mr. Moszkowski is a director of Compassus, a TowerBrook portfolio company. Mr. Moszkowski’s past directorships include service on the boards of WellCare Health Plans and Sound Inpatient Holdings, former TowerBrook portfolio companies, as well as the board of Integra LifeSciences Holdings Corporation and JetBlue. Mr. Moszkowski is a TA Board Designee.

Dominic Nakis. Age 67. Mr. Nakis has served on the Board since August 2023. Mr. Nakis has been employed as an Executive Consultant at Sutter since May 2024, and before that he served as Sutter’s Senior Vice President and Interim Chief Financial Officer, where he was responsible for Sutter’s overall financial operations. Prior to joining Sutter in May 2023, Mr. Nakis held various roles at Advocate Aurora Health and its predecessor organizations for over 35 years, most recently serving as Chief Financial Officer and Advocate Aurora Health Board Treasurer from April 2018 to March 2023. Mr. Nakis began his career in the assurance practice at Ernst & Young LLP in Chicago. He is a member of the Healthcare Financial Management Association and is a past member of the American Hospital Association Investment Committee and the Healthcare Financial Management Association’s National Principles and Practices Board. Mr. Nakis has also been serving as a member of the Board of Trustees of Dominican University in River Forest, IL, since July 2024. Mr. Nakis earned a bachelor’s degree in accounting from the University of Illinois at Chicago and an MBA from DePaul University’s Kellstadt Graduate School of Business. Mr. Nakis is a certified public accountant (inactive). Mr. Nakis is a director nominated to the Board by Sutter Health.

Lee Rivas. Age 50. Mr. Rivas has served on the Board and as Chief Executive Officer of R1 since January 2023. He was previously President of R1 from June 2022, when R1 closed the acquisition of Cloudmed, until December 2022, during which time he led a successful post-transaction integration of Cloudmed, building a comprehensive revenue cycle platform on a foundation of commercial excellence, industry expertise, scalable technology, and intelligent automation. Mr. Rivas has more than 20 years of leadership experience in technology and healthcare. Prior to joining R1, he was Chief Executive Officer of Cloudmed from June 2020 to June 2022. From June 2006 to May 2020, Mr. Rivas was also a senior leader at RELX, a global provider of information analytics solutions. His last role at RELX was General Manager and President of the healthcare segment, with responsibility over $1 billion in revenue across the Elsevier and LexisNexis Risk Solutions division. Prior to RELX, Mr. Rivas was an engagement manager with McKinsey & Company. He began his career as an officer in the U.S. Army, where he held several leadership positions in the U.S. and abroad. Mr. Rivas is a graduate of the United States Military Academy at West Point and has an M.B.A. from Harvard Business School.

Ian Sacks. Age 53. Mr. Sacks has served on the Board since February 2016. Mr. Sacks is a Managing Director of TowerBrook, where he focuses on healthcare and business services related investments, and has been at the firm since its inception in 2005. Prior to joining TowerBrook, Mr. Sacks was a Management Partner of Soros Private Equity Partners and Chairman and Chief Executive Officer of HelpCare prior to that. Mr. Sacks has served as a director of HealthEquity, Inc. since April 2004. Mr. Sacks also serves on the board of directors of TriMedx, Compassus, and Regent Surgical, each of which is a TowerBrook portfolio company. Previously, Mr. Sacks served as a director of Sound Inpatient Physicians and The Broadlane Group, as well as Vistage Worldwide, all prior TowerBrook portfolio companies. Mr. Sacks is a TA Board Designee.

Jill Smith. Age 66. Ms. Smith has served on the Board since April 2019. Ms. Smith brings more than 25 years of experience as an international business leader, including 17 years as chief executive officer of private and public companies in the technology and information services markets. Most recently, Ms. Smith was President and Chief Executive Officer of Allied Minds plc, a technology commercialization company, from March 2017 to June 2019, and prior to that was Chairman, Chief Executive Officer and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith started her career as a consultant at Bain & Company, where she most recently served as a Partner. She subsequently joined Sara Lee as Vice President, and went on to serve as President and Chief Executive Officer of eDial, a VoIP collaboration company, and of SRDS, a business-to-business publishing firm. Ms. Smith also served as Chief Operating Officer of Micron Electronics, and co-founded Treacy & Company, a consulting and boutique investment business. Ms. Smith has served as a director of Check Point Software Technologies, Inc. since November 2023, Aspen Technology, Inc. since April 2021, and MDA Ltd. since 2019. She previously served as a director of Circor International from 2020 to 2023, Gemalto NV from 2016 to 2018, Allied Minds from 2016 to 2019, Endo International from 2012 to 2018 and Hexagon AB from 2013 to 2017.

Anthony J. Speranzo. Age 75. Mr. Speranzo has served on the Board since February 2016. Mr. Speranzo has been Chief Executive Officer and President of Ascension Capital, LLC, which manages Ascension’s investment funds since July 2019. Prior to this role, Mr. Speranzo was Executive Vice President and Chief Financial Officer of Ascension, the parent corporation of Ascension, from the corporation’s formation in September 2011 until July 2019. From 2002 to September 2011, Mr. Speranzo was Senior Vice President and Chief Financial Officer of Ascension. Prior to joining Ascension, Mr. Speranzo was Managing Director at U.S. Bancorp Piper Jaffray in Newport Beach, California. Mr. Speranzo has also served on several hospital and corporate boards. Mr. Speranzo is a TA Board Designee.

Anthony R. Tersigni. Age 75. Dr. Tersigni has served on the Board since August 2019. Dr. Tersigni has been Chair of the Board of Ascension Capital, Ascension’s healthcare investment fund since July 2019. Prior to this role, Dr. Tersigni was President and Chief Executive Officer of Ascension from January 2012 until January 2019. Dr. Tersigni also served on the board of ProAssurance Corporation from May 2012 to May 2015. Before becoming the first President and Chief Executive Officer of Ascension in 2012, Dr. Tersigni had served as President and Chief Executive Officer of Ascension since 2004. Previously he served as Ascension’s Executive Vice President and Chief Operating Officer from 2001 through 2003. From 1995 to 2000, Dr. Tersigni was President and Chief Executive Officer at St. John Health, Detroit (now Ascension St. John-Providence Health), which at that time was Ascension’s largest integrated health system. Dr. Tersigni is a TA Board Designee.

Erik G. Wexler. Age 61. Mr. Wexler has served on the Board since January 2024. Mr. Wexler has served as Providence’s President and Chief Operating Officer since June 2022. Mr. Wexler is responsible for operational oversight and strategy for Providence, and works to ensure access to a portfolio of vital, high-quality and affordable services across the Providence footprint while also leading the organization’s care transformation strategies. Mr. Wexler has held numerous roles at Providence since joining the organization; prior to his current role, Mr. Wexler served as President of Operations, Providence South, beginning June 2020, and prior to that as Chief Executive, Southern California, in May 2016. Mr. Wexler holds a bachelor’s degree in sociology and an MBA from the University of Hartford in Connecticut. Mr. Wexler is a director nominated to the Board by Providence Health & Services – Washington.

Executive Officers

Lee Rivas. See “Board of Directors” above.

Kyle Hicok. Age 45. Mr. Hicok has served as our Executive Vice President, Chief Commercial Officer since January 2023. Mr. Hicok joined R1 following the acquisition of Cloudmed, where he served as President and General Manager from June 2017 to January 2023. Prior to Cloudmed, Mr. Hicok served in numerous positions where he was responsible for multi-state revenue cycle operations, national consulting and shared service operations, including as Vice President of Revenue Cycle Management at Optum360 from 2014 to 2017, in various roles at MedeAnalytics from 2010 to 2013, Huron Consulting Group Practice from 2008 to 2009, and Stockamp & Associates from 2001 to 2008. Mr. Hicok has a B.A. in Financial Economics from Gustavus Adolphus College and an M.B.A. from the University of Florida.

John Sparby. Age 49. Mr. Sparby has served as our President since January 2023. Previously, Mr. Sparby was our Executive Vice President, Operations & Delivery and Chief Operating Officer from January 2021 to June 2022 and our Executive Vice President, Chief Solutions and Customer Officer from June 2022 to December 2022. Prior to that role, he served as Executive Vice President, Customer Operations as the operational leader of our revenue cycle customer engagements from January 2017 to December 2020. Mr. Sparby joined R1 in January 2004 as Customer Executive and has since served R1 as Shared Services Operating Executive from January 2008 to December 2010, General Manager, East Region from January 2011 to December 2013, and Senior Vice President, Customer Operations from January 2014 to December 2016. Prior to joining R1, Mr. Sparby spent six years at Stockamp & Associates leading large-scale, end-to-end revenue cycle re-engineering projects for primarily academic health systems achieving significant income statement and balance sheet improvements.

Jennifer Williams. Age 47. Ms. Williams has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 2023. She previously served as Executive Vice President, Business Chief Financial Officer from June 2022, following the acquisition of Cloudmed, until January 2023. Prior to joining the Company, Ms. Williams served as Chief Financial Officer of Cloudmed beginning in July 2020. Prior to Cloudmed, Ms. Williams served as Senior Vice President, Finance and Chief Financial Officer of Corporate functions for Change Healthcare, a healthcare technology company, from October 2017 to July 2020 and led the financial integration of the Change Healthcare and McKesson joint venture and its subsequent initial public offering. Earlier in her career, Ms. Williams was the corporate controller and global finance leader at First Advantage and held various leadership positions at LexisNexis Risk Solutions. Ms. Williams began her career with Ernst & Young LLP. Ms. Williams holds B.S. and Master of Accountancy degrees from Auburn University and is a Certified Public Accountant.

Prior Public Offerings

During the past three years, none of the Company, Parent, Merger Sub or TA or any of their respective affiliates have made any underwritten public offering of shares of Common Stock for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder, except as described below.

TA Resale

On September 13, 2022, TA sold 15,000,000 shares of Common Stock at a public offering price of $20.425 per share pursuant to the Registration Statement on Form S-3ASR (File No. 333-267331) filed on September 8, 2022, and the prospectus supplement dated September 8, 2022. R1 did not receive any of the proceeds from the shares of Common Stock sold by TA.

Certain Transactions in the Shares of Common Stock

Other than the Merger Agreement and agreements entered into in connection therewith, including the Voting Agreement (as described in “Special Factors—Voting Agreement” beginning on page 106 of this proxy statement), and certain activity related to the Company Equity Plans discussed elsewhere in this proxy statement, the Company, the Buyers, TA and their respective affiliates have not executed any transactions with respect to shares of Common Stock during the past sixty days.

The following table sets forth the number of shares of Common Stock purchased by the Company, the range of prices paid per share and the average purchase price per share for each quarter during the past two years.

	Total Number of Shares Purchases		Range of Prices Paid per Share	Average Purchase Price per Share
2022 Q4	1,478,392	(1)	$16.69 - $19.45	$18.13
2023 Q1	—		—	—
2023 Q2	—		—	—
2023 Q3	—		—	—
2023 Q4	—		—	—
2024 Q1	—		—	—
2024 Q2	—		—	—
2024 Q3	—		—	—

(1)	Represents shares of Common Stock repurchased pursuant to the repurchase program adopted by the Board on October 22, 2021 during the quarter ended December 31, 2022.

Neither the Buyers nor TA or their respective affiliates have purchased any shares of Common Stock during the past two years.

Past Contacts, Transactions, Negotiations and Agreements

Except as described elsewhere in this proxy statement, and other than the Merger Agreement and agreements entered into in connection therewith, including the Voting Agreement, Rollover Agreements (if any) and certain activity related to the Company Equity Plans discussed elsewhere in this proxy statement, including in the section entitled “Special Factors—Background of the Merger” beginning on page 19 of this proxy statement, during the past two years: (1) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any of the Buyer Filing Parties, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of the Company’s securities, election of directors or sale or other transfer of a material amount of assets of the Company; (2) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding one percent of the Company’s consolidated revenues with any of the Buyer Filing Parties; and (3) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the Buyer Filing Parties.

TA Investor Rights Agreement

Simultaneously with the closing of the Company’s purchase of Cloudmed, the Company, R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.), a Delaware corporation and wholly owned subsidiary of the Company, and TA (and certain of its affiliated entities) entered into the TA Investor Rights Agreement. Under the terms of this agreement, among other things, for so long as TA meets certain ownership threshold, TA will be entitled to nominate such number of individuals to the Board constituting a majority of the Board and entitled to designate the chairperson of the Board. For so long as TA does not meet the ownership threshold but its ownership percentage exceeds 10% of R1’s outstanding common stock (taking into account the exercise of the TA Warrant), then TA will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the ownership percentage (rounded down) and (y) two directors, and for so long as TA’s ownership percentage is in the aggregate at least 5% but less than 10% of R1’s outstanding common stock (in each case, taking into account the exercise of the TA Warrant), then TA will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to its ownership percentage (rounded down) and (y) one director.

Under the terms of the TA Investor Rights Agreement, TA must cause all of its Common Stock entitled to vote at any meeting of stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by the Company’s nominating and corporate governance committee and against the removal of any director nominated by the Company’s nominating and corporate governance committee.

For so long as TA and its affiliates hold in aggregate at least 25% of Common Stock (taking into account the exercise of the TA Warrant), the TA Investor Rights Agreement requires the Company to obtain the approval of TA before the Company or any of its Subsidiaries, as applicable, take certain actions, including (i) amending or modifying the Company’s certificate of incorporation or bylaws in any manner that adversely impacts the rights of holders of Common Stock, (ii) creating, authorizing or issuing any equity securities of the Company or any of its Subsidiaries, that adversely impacts the rights of holders of Common Stock, (iii) amending the Master Professional Services Agreement between Ascension and the Company, (iv) incurring certain indebtedness, (v) selling, transferring or otherwise disposing of certain assets or businesses of the Company or any of its Subsidiaries, (vi) acquiring certain assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $100.0 million in the aggregate during any fiscal year (other than acquisitions for inventory and equipment in the ordinary course of business), (vii) making certain capital expenditures, (viii) approving the annual budget of the Company and its Subsidiaries, (ix) hiring or terminating the Company’s chief executive officer, (x) appointing or removing the chairperson of the Board, and (xi) making any loans to, investments in, or purchasing any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $25.0 million in the aggregate during any fiscal year.

TA is subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until such time as TA owns less than 25% of the Common Stock (taking into account the exercise of the TA Warrant).

The TA Investor Rights Agreement requires that if the Company proposes to offer any equity or equity-linked security to any person, then the Company must first offer TA the right to purchase a portion of such securities up to TA’s ownership percentage. If TA does not exercise this purchase right within 30 days of receiving notice of the proposed offering, then the Company has 120 days to complete the offering on terms no more favorable than those offered to TA. The Company will pay directly or reimburse TA for certain reasonable, documented, out-of-pocket travel and other business expenses that arise in connection with or directly relate to TA’s performance under the TA Investor Rights Agreement or otherwise relating to the management and oversight of TA’s investment in the Company, subject to a certain cap per fiscal year. The Company will separately pay directly or reimburse TA for reasonable fees of TA’s legal counsel and any filing fees, expenses, fines or penalties in connection with any filing or approval required by any governmental authority (or a failure to make such a filing), in each case relating to or in connection with the TA Investor Rights Agreement.

Warrant and Warrant Assignment and Assumption Agreement

On June 21, 2022, in connection with the closing of the Company’s purchase of Cloudmed, the Company and Old R1 RCM entered into an assignment and assumption agreement with TA pursuant to which Old R1 RCM assigned to the Company, and the Company assumed, the TA Warrant. Pursuant to such assignment, the TA Warrant now represents the right to purchase an equal number of shares of Common Stock in accordance with the terms of such warrant. No other terms or conditions of the TA Warrant was modified by such assignment.

TA Partnership Agreement

The Amended and Restated Limited Liability Limited Partnership Agreement of the TA (the “TA Partnership Agreement”) was entered into by TCP-ASC GP, LLC, a Delaware limited liability company and the general partner of TA (“TCP-ASC GP”), Ascension and TI IV ACHI Holdings, LP, a Delaware limited partnership (the “TowerBrook Aggregator”), on June 21, 2022. The TA Partnership Agreement provides that the purpose of TA is, among other things, to purchase, own, convert, exercise any rights attached to, and dispose of, shares of Common Stock and the TA Warrant on behalf of Ascension and TowerBrook Aggregator. Pursuant to the TA Partnership Agreement, the TA board (comprised of designees of Ascension and TowerBrook Aggregator, with a majority of the directors designated by TowerBrook Aggregator) has the power and authority to manage and control the business and affairs of TA and each separate series. The TA Partnership Agreement contains several restrictions on the transfer of the shares of Common Stock and Company Warrant held by the Partnership, as well as provisions relating to the voting of such securities. Pursuant to the TA Partnership Agreement, the TA board established a series of partnership interests in TA to hold shares of Common Stock and the portion of the Company Warrant purchased using the initial capital contributions of the TowerBrook Aggregator and a series of partnership interests in TA to hold the shares of Common Stock and the portion of the TA Warrant purchased using the initial capital contributions of Ascension.

Second Amended and Restated Registration Rights Agreement

On June 21, 2022, in connection with the closing of the Company’s purchase of Cloudmed, the Company, Old R1 RCM, TA, Intermountain, CoyCo 1, CoyCo 2 and Shared Business Services, LLC, a subsidiary of LifePoint, (the “Registration Rights Parties”) entered into the Second Amended and Restated Registration Rights Agreement (the “Second A&R Registration Rights Agreement”) pursuant to which the Registration Rights Parties receive certain registration rights covering the resale of shares of Common Stock owned by any of the Registration Rights Parties, as well as any shares of Common Stock issued upon the exercise of warrants held by certain of the Registration Rights Parties, including the TA Warrant, and any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued in connection with) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the shares of Common Stock referenced above (collectively, the “Registrable Securities”).

The Second A&R Registration Rights Agreement provides that TA may only make five demands for registration (of which no more than three may be on a form other than Form S-3) and no more than three demands during any twelve-month period. The Second A&R Registration Rights Agreement also provides that whenever the Company registers shares of Common Stock under the Securities Act (other than on a Form S-4 or Form S-8, or in connection with any employee benefit or dividend reinvestment plan), then each Registration Rights Party will have the right as specified therein to register its shares of Common Stock as part of that registration. The registration rights under the Second A&R Registration Rights Agreement are subject to certain rights of the managing underwriters, if any, to reduce or exclude certain shares owned by the Registration Rights Parties from an underwritten registration. Except as otherwise provided, the Second A&R Registration Rights Agreement requires the Company to pay for all costs and expenses, other than underwriting discounts, commissions and stock transfer taxes incurred in connection with the registration of the Common Stock, provided that the Company will only be required to pay the fees and disbursements of one legal counsel to the Registration Rights Parties per registration. The Company will also agree to indemnify the Registration Rights Parties against certain liabilities, including liabilities under the Securities Act.

Interim Investors Agreement

Concurrently with the execution and delivery of the Merger Agreement, TA, the CD&R Guarantor, Parent, Holdings GP, Holdings and Merger Sub entered into an Interim Investors Agreement setting forth certain terms and conditions governing the relationship among the parties thereto until the Closing, the valid termination of the Merger Agreement or the mutual written agreement of the parties thereto. The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (i) the unanimous consent of the parties thereto to cause any action of Parent and Merger Sub, (ii) each party to use its reasonable best efforts to cooperate and cause to be take all action necessary or advisable to consummate and make effective the Transactions, (iii) each party to negotiate in good faith to enter into certain governance arrangements regarding Holdings GP including agreements ancillary thereto, (iv) the allocation of certain fees and expenses incurred by the parties in connection with the Merger Agreement and the transactions contemplated thereby, (v) certain obligations of the parties to negotiate, enter into and borrow under definitive agreements relating to the Debt Financing, on the terms set forth in the Debt Commitment Letters and (vi) each party to negotiate in good faith to arrange for the terms of management’s employment, compensation and equity incentives.

Ascension Transactions with the Company

Pursuant to the Master Professional Services Agreement, by and between Ascension and the Company, including all supplements, amendments, and other documents entered into in connection therewith, hospital systems affiliated with Ascension have accounted for a significant portion of the Company’s net services revenue each year since the Company’s formation. For the years ended December 31, 2023 and 2022, net services revenue from healthcare providers affiliated with Ascension represented 40% and 49% of our total net services revenue, respectively. For the three months ended March 31, 2024 and June 30, 2024, hospital systems affiliated with Ascension accounted for 36% and 35% of the Company’s net services revenue. However, due to the nature of the Company’s global business services and information technology operations, it is impracticable to assign the dollar amount associated with services provided to Ascension.

Book Value per Share of Common Stock

As of     , 2024, the book value per share of Common Stock was $    . Book value per share of Common Stock is computed by dividing total equity at     , 2024 by the total shares of Common Stock outstanding on that date.

IMPORTANT INFORMATION REGARDING THE BUYER FILING PARTIES

The Buyers

Parent. Parent was formed on July 22, 2024 as a Delaware limited liability company, solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Parent has not conducted any business other than in connection with its formation and the Transactions. Parent is controlled by Raven Intermediate Holdings, LLC, its sole member. The principal office address of Parent is 65 East 55th Street, 19th Floor, New York, NY 10022. The telephone number at the principal office is (212) 699-2200.

Merger Sub. Merger Sub was formed on July 22, 2024 as a Delaware corporation, solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Merger Sub has not conducted any business other than in connection with its formation and the Transactions. Merger Sub is a direct, wholly owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist. The principal office address of Merger Sub is 65 East 55th Street, 19th Floor, New York, NY 10022. The telephone number at the principal office is (212) 699-2200.

TCP-ASC Filing Parties

TCP-ASC ACHI Series LLLP. TA is a Delaware series limited liability limited partnership that was formed for the purpose purchasing, holding, converting, exercising the rights attached to, and disposing of, securities of the Company (the “Investment”). Its principal office address of is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. TA’s current business is limited to owning shares of Common Stock and the Company Warrant or any shares of Common Stock issued upon an exercise of the Company Warrant (the “Company Securities”). The sole general partner of TA is TCP-ASC GP, and the limited partners of TA are the TowerBrook Aggregator and Ascension.

TCP-ASC GP, LLC. TCP-ASC GP is a Delaware limited liability company that was formed to effect the Investment. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. TCP-ASC GP has not conducted, nor does it expect to conduct, any business other than in connection with the Investment and the ownership of the Company Securities. The members of TCP-ASC GP are the TowerBrook Aggregator and Ascension.

TI IV ACHI Holdings, LP. The TowerBrook Aggregator is a Delaware limited partnership that was formed to effect the Investment. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. The TowerBrook Aggregator has not conducted, nor does it expect to conduct, any business other than in connection with the Investment and the ownership of the Company Securities. The sole general partner of the TowerBrook Aggregator is the TowerBrook Aggregator GP and its limited partners are TowerBrook Investors IV (Onshore), L.P., TowerBrook Investors IV (OS), L.P., TowerBrook Investors IV Executive Fund, L.P., TowerBrook Investors IV (892), L.P. and TowerBrook Investors IV Team Daybreak, L.P.

TI IV ACHI Holdings GP, LLC. TI IV ACHI Holdings GP, LLC (the “TowerBrook Aggregator GP”) is a Delaware limited liability company that was formed to effect the Investment. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. The TowerBrook Aggregator GP has not conducted, nor does it expect to conduct, any business other than in connection with the Investment and the ownership of the Company Securities. The sole member of the TowerBrook Aggregator GP is TBI.

TowerBrook Investors Ltd. TBI is a Cayman Islands corporation and its principal business is to serve as the general partner or member of various affiliates of investment funds managed or advised by TowerBrook. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200.

Raven Intermediate Holdings, LLC. Raven Intermediate Holdings, LLC (“Intermediate Holdings”) is a Delaware limited liability company that was formed for the purpose of consummating the Transactions. Intermediate Holdings has not conducted any business other than in connection with its formation and the Transactions. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. The sole member of Intermediate Holdings is Raven Parent Holding, LLC (“Parent Holdings”).

Raven Parent Holdings, LLC. Parent Holdings is a Delaware limited liability company that was formed for the purpose of consummating the Transactions. Parent Holdings has not conducted any business other than in connection with its formation and the Transactions. The TCP-ASC Filing Parties expect Parent Holdings will be converted to a Delaware corporation prior to the Closing. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. The sole member of Parent Holdings is Holdings.

Raven TopCo GP, LLC. Raven TopCo GP, LLC (“Holdings GP”) is a Delaware limited liability company that was formed for the purpose of consummating the Transactions. Holdings GP has not conducted any business other than in connection with its formation and the Transactions. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. The sole member of Holdings GP is TA.

Raven TopCo, L.P. Holdings is a Delaware limited partnership that was formed for the purpose of consummating the Transactions. Holdings has not conducted any business other than in connection with its formation and the Transactions. Its principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and its telephone number is (212) 699-2200. The sole general partner of Holdings is Holdings GP and the sole limited partner is TA.

Ascension Health Alliance. Ascension is a Missouri not-for-profit corporation that operates the largest non-profit health system in the United States. Ascension’s principal business address is 101 S. Hanley Road, Suite 450, St. Louis, Missouri and its telephone number is (314) 733-8000.

Neal Moszkowski. Mr. Moszkowski’s principal occupation relates to his position with TowerBrook and affiliated funds and investment vehicles. His principal office address is 65 East 55th Street, 19th Floor, New York, NY 10022 and his telephone number is (212) 699-2200. Mr. Moszkowski is a citizen of the United States.

Joseph Flanagan

Mr. Flanagan’s principal occupation relates to his position with the Company. At the Effective Time, the Buyers expect that Joseph Flanagan will become the Chief Executive Officer of the Surviving Corporation. Mr. Flanagan’s principal office address is 433 W. Ascension Way, Suite 200, Murray, UT 84123 and his telephone number is (312) 324-7820. Mr. Flanagan is a citizen of the United States.

None of the Buyer Filing Parties, to the knowledge of the Buyer Filing Parties, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Buyer Filing Parties, to the knowledge of the Buyer Filing Parties, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors, Executive Officers and Controlling Persons

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors, executive officers and controlling persons of Parent, Merger Sub and the TCP-ASC Filing Parties is set forth below. The business address of the persons listed below other than those listed under Ascension Health Alliance is 65 East 55th Street, 19th Floor, New York, NY 10022. The business address of the persons listed under Ascension Health Alliance is 101 S. Hanley Road, Suite 450, St. Louis, Missouri.

None of the persons listed below has, to the knowledge of the Buyer Filing Parties, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed below has, to the knowledge of the Buyer Filing Parties, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ian Sacks, President	United States	Managing Director, TowerBrook Capital Partners L.P., and President, Ascension TowerBrook Healthcare Opportunities since October 2019; prior to October 2019, Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Chief Financial Officer	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn F. Miller, Vice President and Secretary	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P.

Merger Sub

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ian Sacks, President, Director	United States	Managing Director, TowerBrook Capital Partners L.P., and President, Ascension TowerBrook Healthcare Opportunities since October 2019; prior to October 2019, Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Treasurer	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn F. Miller, Vice President and Secretary, Director	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P.

Evan Goldman, Director	United States	Managing Director, TowerBrook Capital Partners L.P.

TCP-ASC ACHI LLLP

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Evan Goldman, President, Director	United States	Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Treasurer, Director	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn Miller, Vice President and Secretary, Director	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021 Managing Director and General Counsel, North America, TowerBrook Capital Partners L.P.

Joseph Impicciche, Vice President, Director	United States	Chief Executive Officer, Ascension

Anthony Speranzo, Director	United States	President and Chief Executive Officer, Ascension Capital, LLC

TCP-ASC GP, LLC

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Evan Goldman, President	United States	Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Treasurer	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn Miller, Vice President, Secretary	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021 Managing Director and General Counsel, North America, TowerBrook Capital Partners L.P.

Joseph Impicciche, Vice President	United States	Chief Executive Officer, Ascension

TI IV ACHI Holdings GP, LLC

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Jennifer Glassman, Controller	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn Miller, Vice President and Secretary	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021 Managing Director and General Counsel, North America, TowerBrook Capital Partners L.P.

Filippo Cardini, President	United Kingdom; Italy	Chief Operating Officer and Head of Investor Relations, TowerBrook Capital Partners L.P since December 2021; prior to December 2021 Chief Operating Officer, Head of Investor Relations and General Counsel, TowerBrook Capital Partners L.P

Matthew Gerber, Vice President	United States; United Kingdom	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021, Managing Director and General Counsel, Europe, TowerBrook Capital Partners L.P.

Abrielle Rosenthal, Vice President	United States; United Kingdom	Managing Director, Chief Human Resources Officer, Chief Compliance Officer and Chief Sustainability Officer, TowerBrook Capital Partners L.P. since May 2021; prior to May 2021 Managing Director, Chief Human Resources Officer and Chief Compliance Officer TowerBrook Capital Partners L.P.

TI IV ACHI Holdings, LP

The TowerBrook Aggregator does not currently have any directly appointed directors or executive officers.

Raven Intermediate Holdings, LLC

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ian Sacks, President	United States	Managing Director, TowerBrook Capital Partners L.P., and President, Ascension TowerBrook Healthcare Opportunities since October 2019; prior to October 2019, Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Chief Financial Officer	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn Miller, Vice President and Secretary	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021 Managing Director and General Counsel, North America, TowerBrook Capital Partners L.P.

Raven Parent Holdings, LLC

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ian Sacks, President	United States	Managing Director, TowerBrook Capital Partners L.P., and President, Ascension TowerBrook Healthcare Opportunities since October 2019; prior to October 2019, Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Chief Financial Officer	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn Miller, Vice President and Secretary	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021 Managing Director and General Counsel, North America, TowerBrook Capital Partners L.P.

Raven TopCo, L.P.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ian Sacks, President	United States	Managing Director, TowerBrook Capital Partners L.P., and President, Ascension TowerBrook Healthcare Opportunities since October 2019; prior to October 2019, Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Chief Financial Officer	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn Miller, Vice President and Secretary	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021 Managing Director and General Counsel, North America, TowerBrook Capital Partners L.P.

Raven TopCo GP, LLC

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Ian Sacks, President	United States	Managing Director, TowerBrook Capital Partners L.P., and President, Ascension TowerBrook Healthcare Opportunities since October 2019; prior to October 2019, Managing Director, TowerBrook Capital Partners L.P.

Jennifer Glassman, Chief Financial Officer	United States	Chief Financial Officer and Managing Director, TowerBrook Capital Partners L.P.

Glenn Miller, Vice President and Secretary	United States	Managing Director and Co-Global General Counsel, TowerBrook Capital Partners L.P. since December 2021; prior to December 2021 Managing Director and General Counsel, North America, TowerBrook Capital Partners L.P.

TowerBrook Investors Ltd.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Neal Moszkowski, Director	United States	Co-Founder, TowerBrook Capital Partners L.P. since February 2022; prior to February 2022, Managing Director and Co-CEO, TowerBrook Capital Partners L.P.

Ramez Sousou, Director	United Kingdom; Italy	Co-Founder, TowerBrook Capital Partners L.P. until June 2024; prior to February 2022, Managing Director and Co-CEO, TowerBrook Capital Partners L.P.

Ascension Health Alliance

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Joseph Impicciche, Chairperson, Chief Executive Officer	United States	Chief Executive Officer, Ascension

Benny LaRussa, Jr., Director	United States	Founder and Chief Executive Officer, Sterling Capital Management, since November 1995

Michael Zychinski, Director	United States	Retired since 2016

Sheila Burke, Director	United States	Senior Public Policy Advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Washington, D.C. since 2020; Faculty Research Fellow and Adjunct Lecturer, John F. Kennedy School of Government at Harvard University, Cambridge, Massachusetts, prior to July 2024 and since 2007

Naveen Agarwal, Director	United States	Managing Partner at NavDots, since April 2023; Financial Chief Customer, Marketing and Market Development Officer, Prudential Financial, prior to March 2023 and since December 2014

Stephen Dufilho, Director	United States	Served as Principal at Goldsmith, Fillis & Dufilho Capital Partners, LLC, San Antonio, Texas

Eve Higginbotham, Director	United States	Vice Dean for Inclusion and Diversity of the Perelman School of Medicine at the University of Pennsylvania; Senior Fellow at the Leonard Davis Institute for Health Economics

W. Stancil Starnes	United States	Retired since May 2022; President Chief Executive Officer of ProAssurance Corporation prior to May 2022

Eduardo Conrado	United States	President since January 2023; Executive Vice President and Chief Strategy and Innovation Officer prior to January 2023

Sally Deitch	United States	Executive Vice President, Nursing and Operations Infrastructure since 2021; Group President and Chief Executive Officer, Tenet Mid-South, Tennessee and South Carolina, and Chief Executive Officer, St. Francis Memphis Hospital since December 2019 and prior to 2021; Chief Nursing Officer and Vice President of Patient Care Services, Tenet Healthcare Corporation, prior to December 2019

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)

Eric S. Engler	United States	Executive Vice President and Chief of Staff

Richard Fogel	United States	Executive Vice President and Chief Clinical Officer

Elizabeth Foshage	United States	Executive Vice President and Chief Financial Officer

Saurabh Tripathi	United States	Executive Vice President and Chief Financial Officer since 2023; Chief Financial Officer and Treasurer of Highmark Health prior to 2023

Christine Kocot McCoy	United States	Executive Vice President and General Counsel

Michelle Kohler	United States	Executive Vice President and Chief Human Resources Officer since May 2024; Senior Vice President and Human Resources prior to May 2024 and since October 2021; Vice President and Human Resources prior to October 2021 and since October 2020; Senior Director and Human Resources prior to October 2020

Peter M. Leibold	United States	Executive Vice President and Chief Advocacy Officer since 2020; Chief Advocacy Officer prior to 2020

Amber Sims	United States	Executive Vice President and Chief Strategy and Growth Officer since March 2024; Senior Vice President and Chief Strategy Officer prior to March 2024 and since October 2020; Chief Strategy Officer, St. Thomas Hospital, prior to October 2020

Tom VanOsdol	United States	Executive Vice President and Chief Mission Integration Officer since 2022; Senior Vice President of Ascension and Ministry Market Executive of Ascension Florida and Gulf Coast prior to 2022

APPRAISAL RIGHTS

If the Merger is consummated, holders of record and beneficial owners of Common Stock who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), who properly and validly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Common Stock through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, are entitled to seek appraisal of their shares in connection with the Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Common Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that the Company’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of shares of Common Stock should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, if the Merger is completed, holders of record or beneficial owners of shares of Common Stock who (1) submit a written demand for appraisal of such holder’s or owner’s shares of Common Stock to the Company prior to the vote on the Merger Proposal, (2) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. If you are a beneficial owner of shares of Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f). However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Common Stock entitled to appraisal exceeds one percent of the outstanding shares of the class of Common Stock eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. The Company refers to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of the Company’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the Record Date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the Company’s stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of record or beneficial owner of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, the Company believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Common Stock must do ALL of the following:

•	the stockholder or beneficial owner must not vote in favor of the Merger Proposal;

•

the stockholder or beneficial owner must deliver to the Company a written demand for appraisal of such holder’s or owner’s shares of Common Stock before the vote on the Merger Proposal at the Special Meeting; and

•

the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the shares before the effective date of the Merger).

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger (the Surviving Corporation is under no obligation to file any petition and has no intention of doing so).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.

For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal, abstain or not vote his, her or its shares.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to the Company, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Common Stock. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, at the Special Meeting or by proxy (whether by mail or via the Internet or telephone), will result in loss of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such stockholder’s shares. A stockholder exercising appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. For a stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Common Stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Common Stock by a holder of record must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Common Stock. A demand for appraisal in respect of shares of Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform the Company of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s continuous ownership of the stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

R1 RCM Inc.

433 W. Ascension Way, Suite 200,

Murray, Utah 84123

Attention: Corporate Secretary

At any time within 60 days after the effective date of the Merger (or thereafter, with written approval from the Company), any person who has submitted a demand for appraisal who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Merger Consideration offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to the Company, as the Surviving Corporation, a written withdrawal of the demand for appraisal. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within ten days after the effective date of the Merger, the Surviving Corporation will notify each record holder of shares of Common Stock who has properly and validly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262 that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the value of the shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and the Company’s stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Common Stock. Accordingly, any persons who desire to have their shares appraised should take all actions necessary to perfect their appraisal rights in respect of their shares of Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 will nullify a previous written demand for appraisal.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which the Company has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within ten days after receipt by the Surviving Corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a person and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by the Surviving Corporation.

After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who are entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of the class of Common Stock eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Company nor Parent anticipates offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of judgment under such subsection (a “Reservation”). In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement in accordance with Section 262.

From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares in compliance with Section 262 will be entitled to vote such shares of Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of the persons seeking appraisal rights or if such person delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s appraisal rights under Section 262. In that event, you will be entitled to receive the Merger

Consideration for your shares in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

CURRENT MARKET PRICE OF COMMON STOCK

Shares of Common Stock have been listed on Nasdaq under the symbol “RCM” since August 6, 2014. The following table sets forth, for the periods indicated, the high and low sales prices per share of shares of Common Stock.

	Market Price
	High	Low
2022
First Quarter	$27.33	$20.12
Second Quarter	$27.46	$19.11
Third Quarter	$26.55	$18.34
Fourth Quarter	$19.29	$6.90
2023
First Quarter	$15.00	$10.73
Second Quarter	$18.45	$14.70
Third Quarter	$18.49	$15.07
Fourth Quarter	$14.95	$9.96
2024
First Quarter	$14.58	$9.11
Second Quarter	$12.99	$11.75

On July 31, 2024, the last trading day prior to the date of the public announcement of execution of the Merger Agreement, and on    , 2024, the latest practicable date before the printing of this proxy statement, the closing sale prices per shares of Common Stock, as reported on Nasdaq, were $12.88 and $    , respectively.

If the Merger is consummated, each share of Common Stock (other than the Excluded Shares) will be cancelled and exchanged into the right to receive $14.30 in cash without interest and subject to any applicable withholding taxes, and shares of Common Stock will be removed from listing on Nasdaq and there will be no further public market for shares of Common Stock.

We have never declared or paid any dividends on shares of Common Stock. In addition, the Company Credit Agreement contains certain covenants that limit the Company’s ability to pay dividends or make other distributions in respect of, or repurchase or redeem, shares of Common Stock. Under the terms of the Merger Agreement, at all times during the Pre-Closing Period, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company, or one of the Company’s other wholly owned Subsidiaries, the Company may not make, declare, set aside or pay any dividend or other distribution on shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information based on the 422,114,074 shares of Common Stock outstanding on August 15, 2024 regarding beneficial ownership of Common Stock:

•	each stockholder known by the Company to beneficially own more than 5% of its outstanding Common Stock;

•	by each of the Company’s directors and named executive officers individually; and

•	by all directors and executive officers as a group.

Unless noted otherwise, to our knowledge, each of the following persons listed below have sole voting and investment power with respect to the shares of Common Stock beneficially owned, except to the extent that authority is shared by spouses under applicable law. The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Beneficial ownership includes any shares to which the person has either sole or shared voting power or investment power and also any shares of Common Stock the individual has the right to acquire within 60 days following August 15, 2024 through the vesting of Company RSUs, the exercise of any stock option, the exercise of any warrant, or any other right. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, UT 84123.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number of Shares	Percentage
5% Stockholders
TCP-ASC ACHI Series LLLP(1)	164,754,055	35.6%
Certain entities affiliated with New Mountain Capital, L.L.C.(2)	135,985,588	32.2%
Directors and Named Executive Officers:
Lee Rivas(3)	107,857	*
Jennifer Williams(4)	6,103	*
John Sparby(5)	285,637	*
Kyle Hicok(6)	5,520	*
Rachel Wilson(7)	105,449	*
Gary S. Long(8)	187,834	*
Bradford Kyle Armbrester(9)	11,324	*
Clay Ashdown	—	*
Agnes Bundy Scanlan(10)	17,363	*
Jeremy Delinksy(11)	11,324	*
David M. Dill(12)	27,281	*
Michael C. Feiner(13)	84,130	*
Joseph G. Flanagan(14)	4,315,726	1.0%
John B. Henneman, III(15)	599,828	*
Matthew Holt	—	*
Neal Moszkowski(1)	164,754,055	35.6%
Dominic Nakis	—	*
Ian Sacks	—	*
Jill Smith(16)	69,589	*
Anthony J. Speranzo(17)	56,962	*
Anthony R. Tersigni(18)	53,748	*
Erik G. Wexler	—	*
All executive officers and directors as a group (20 persons)(19)	170,406,447	36.7%

*	Represents beneficial ownership of less than 1%

(1)

This information is derived exclusively from a Schedule 13D/A filed by TA (such Schedule 13D, as amended, the “TA Schedule 13D”) and the Reporting Persons (as defined below in this footnote) with the SEC on August 2, 2024. The following information is as reported in the TA Schedule 13D: Consists of 124,289,200 shares of Common Stock and 40,464,855 shares of Common Stock issuable upon exercise of the TA Warrant. The warrant was issued by R1 to the Reporting Persons upon closing of the purchase (which occurred on February 16, 2016). Each of TA, TCP-ASC GP, TI IV ACHI Holdings GP, LLC (the “Aggregator GP”), TI IV ACHI Holdings, LP (the “Aggregator”), TowerBrook Investors Ltd. (“TBI”), Neal Moszkowski, Jonathan Bilzin, Karim Saddi and Ascension (collectively, for the purposes of this footnote, the “Reporting Persons”) may be deemed to have shared voting and dispositive power with respect to all of the securities reported in the TA Schedule 13D. Certain of the Reporting Persons disclaim beneficial ownership over certain of the securities reported in the TA Schedule 13D, as set forth therein. The business address of TA, TCP-ASC GP, the Aggregator GP, and the Aggregator is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The business address of TBI, Messrs. Moszkowski and Bilzin is 65 East 55th Street, 19th Floor, New York, New York 10022. The business address of Mr. Saddi is 1 St. James’s Market, Carlton Street, London X0 SW1Y4AH, U.K. The business address of Ascension is 101 S. Hanley Road, Suite 450, Saint Louis, Missouri 63105.

(2)

This information is derived exclusively from a Schedule 13D/A filed by the CoyCo Entities (such Schedule 13D, as amended, the “CoyCo Schedule 13D”) with the SEC on August 5, 2024. The following information is as reported in the Coyco Schedule 13D: All such shares of Common Stock are held by CoyCo 1, L.P. and CoyCo 2, L.P. CoyCo GP, L.L.C. is the general partner of both CoyCo 1, L.P. and CoyCo 2, L.P. New Mountain Partners V (AIV-D), L.P. is the manager of CoyCo GP, L.L.C. The general partner of New Mountain Partners V (AIV-D), L.P. is New Mountain Investments V, L.L.C. and the manager of New Mountain Partners V (AIV-D), L.P. is New Mountain Steven B. Klinsky is the managing member of New Mountain Investments V, L.L.C. New Mountain Investments V, L.L.C. has decision-making power over the disposition and voting of securities of portfolio investments of New Mountain Partners V (AIV-D), L.P. New Mountain also has voting power over the securities of portfolio investments of New Mountain Partners V (AIV-D), L.P. Steven B. Klinsky, as the managing member of New Mountain Investments V, L.L.C., has voting and investment power over the securities held by New Mountain Investments V, L.L.C. The managing member of New Mountain is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Since (a) New Mountain Investments V, L.L.C. has decision-making power over New Mountain Partners V (AIV-D), L.P. and (b) New Mountain has voting power over the securities of portfolio investments of New Mountain Partners V (AIV-D), L.P., Mr. Klinsky may be deemed to beneficially own the securities that New Mountain Partners V (AIV-D), L.P. beneficially owns. Mr. Klinsky, New Mountain Investments V, L.L.C. and New Mountain expressly disclaim beneficial ownership over the securities held by CoyCo 1, L.P. and CoyCo 2, L.P. The business address of each of the foregoing is c/o New Mountain, 1633 Broadway, 48th Floor, New York, New York 10019.

(3)

Includes 107,857 shares of Common Stock. Does not include 249,825 shares underlying Company RSUs that vest subsequent to October 14, 2024 and 1,097,048 shares underlying Company PBRSUs (at target) that are subject to performance-based vesting conditions.

(4)

Includes 6,103 shares of Common Stock. Does not include 62,370 shares underlying Company RSUs that vest subsequent to October 14, 2024 and 321,166 shares underlying Company PBRSUs (at target) that are subject to performance-based vesting conditions.

(5)

Includes 262,672 shares of Common Stock and 22,965 shares of Common Stock underlying vested options. The 262,672 shares of Common Stock encompasses 30,046 shares held in a trust for the benefit of Mr. Sparby’s nieces and nephews. Does not include 45,196 shares underlying Company RSUs that vest subsequent to October 14, 2024 and 310,929 shares underlying Company PBRSUs (at target) that are subject to performance-based vesting conditions.

(6)

Includes 5,520 shares of Common Stock. Does not include 44,834 shares underlying Company RSUs that vest subsequent to October 14, 2024 and 284,438 shares underlying Company PBRSUs (at target) that are subject to performance-based vesting conditions.

(7)

Includes shares reported in Ms. Wilson’s most recent Form 4 filed on June 23, 2022 and 93,867 shares of Common Stock received upon settlement of Company PBRSUs received in 2023 and 2024, which were granted on May 1, 2020 and May 1, 2021. Does not include 34,300 shares underlying Company PBRSUs (at target) that are subject to performance-based vesting conditions. Ms. Wilson stepped down from her role as Chief Financial Officer and Treasurer on January 5, 2023 and assumed the role of Executive Advisor until June 30, 2023, when she separated from the Company.

(8)

Includes shares reported in Mr. Long’s most recent Form 4 filed on August 12, 2022 and 105,243 shares of Common Stock received upon settlement of Company PBRSUs received in 2023 and 2024, which were granted on May 1, 2020 and May 1, 2021. Mr. Long stepped down from his role on January 5, 2023 and separated from the Company on January 27, 2023.

(9)	Includes 11,324 shares of Common Stock. Does not include 15,651 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(10)	Includes 17,363 shares of Common Stock. Does not include 15,651 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(11)	Includes 11,324 shares of Common Stock. Does not include 15,651 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(12)	Includes 27,281 shares of Common Stock. Does not include 22,241 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(13)	Includes 45,390 shares of Common Stock and 38,740 shares of Common Stock underlying vested options. Does not include 15,651 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(14)

Includes 3,371,490 shares of Common Stock and 944,236 shares of Common Stock underlying vested options. Does not include 15,651 shares underlying Company RSUs that vest subsequent to October 14, 2024 and 102,332 shares underlying PBSRUs (at target) that are subject to performance-based vesting conditions.

(15)	Includes 72,114 shares of Common Stock and 527,714 shares of Common Stock underlying vested options. Does not include 15,651 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(16)	Includes 40,212 shares of Common Stock and 29,377 shares of Common Stock underlying vested options. Does not include 22,241 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(17)	Includes 56,962 shares of Common Stock. Does not include 20,594 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(18)	Includes 53,748 shares of Common Stock. Does not include 22,241 shares underlying Company RSUs that vest subsequent to October 14, 2024.
(19)

Includes 1,563,032 shares of Common Stock underlying options vested or vesting on or prior to October 14, 2024 and 40,464,855 shares of Common Stock issuable upon exercise of the TA Warrant. Persons include directors and executive officers as of August 15, 2024.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, R1 will have no public stockholders and there will be no public participation in any future meetings of stockholders of R1. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

R1 does not intend to hold an annual meeting in 2025 unless the Merger is not completed.

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2025 Annual Meeting of the Company’s stockholders (the “2025 Annual Meeting”), if held, you must follow the procedures outlined in Rule 14a-8 under the Exchange Act. A proposal that a stockholder would like included in our proxy statement for the 2025 Annual Meeting must satisfy all applicable requirements of Rule 14a-8 and must be received at the address below no later than December 13, 2024.

If you wish to present a proposal (other than pursuant to Rule 14a-8) or a proposed director candidate at the 2025 Annual Meeting, you must satisfy all applicable requirements set forth in our amended and restated bylaws and give written notice at the address noted below not earlier than January 22, 2025, and not later than February 21, 2025. However, in the event that the date of our 2025 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the date of the 2024 Annual Meeting of the Company’s stockholders (the “2024 Annual Meeting”), then our Corporate Secretary must receive the written notice not earlier than the 120th day prior to the date of the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to such 2025 Annual Meeting and the tenth day following the day on which notice of the date of the 2025 Annual Meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

In addition to satisfying the requirements set forth in our amended and restated bylaws, including the notice deadlines set forth above and therein, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to R1 at the address set forth below no later than March 23, 2025.

Any proposals, notices or information about proposed director candidates should be sent to:

R1 RCM Inc.

433 W. Ascension Way

Suite 200

Murray, Utah 84123

Attention: Corporate Secretary

Email: investorrelations@r1rcm.com

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. R1 and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or R1 that they or R1 will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of this proxy statement, by sending a written request to R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah 84123, Attention: Investor Relations.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of this proxy statement, please notify your broker if your shares are held in a brokerage account or R1 if you hold registered shares. You can notify R1 by sending a written request to R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah 84123, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

R1 files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company in the “Investor Relations” section of the Company’s website at https://ir.r1rcm.com/. The information contained on, or accessible through, the Company’s website is not incorporated in, and does not form a part of, the proxy statement or any other report or document filed by or furnished to the SEC by the Company.

You may also obtain any of the documents the Company files with the SEC, without charge, by requesting them in writing from the Company at the below address:

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, Utah 84123

Attention: Corporate Secretary

If you would like to request documents from the Company, please do so by     , 2024 in order to receive them before the Special Meeting. If you request any documents from the Company, the Company will mail them to you by first class mail, or another equally prompt method, within one business day after receiving your request.

Because the Merger is a “going-private” transaction, the Company and the Buyer Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. The Company will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill the Company’s obligations under the Exchange Act. The Company incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 27, 2024;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, filed on May 8, 2024, and June 30, 2024, filed on August 7, 2024; and

•

Current Reports on Form 8-K filed on March 19, 2024, May  8, 2024, May  22, 2024, August  1, 2024 and August 7, 2024 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein).

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from the Company’s stockholders in connection with the Transactions. Information regarding the Company’s directors and executive officers is contained in the “Director Compensation,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the definitive proxy statement for the 2024 Annual Meeting (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 12, 2024. Any change of the holdings of the Company’s securities by its directors or executive officers from the amounts set forth in the Annual Meeting Proxy Statement have been reflected in the following Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC: by Michael C. Feiner, filed on  May 23, 2024; by Agnes Bundy Scanlan, filed on May  23, 2024; by John B. Henneman, III, filed on May  23, 2024; by Anthony R. Tersigni, filed on May  23, 2024; by Jill Smith, filed on May 23, 2024; by Joseph Flanagan, filed on May 23,  2024; by Jeremy Delinsky, filed on May  23, 2024; by David M. Dill, filed on May  23, 2024; by Bradford Kyle Armbrester, filed on May  23, 2024; by Anthony J. Speranzo, filed on May  23, 2024; by Jennifer Williams, filed on August  19, 2024; by John Sparby, filed on August  19, 2024; by Pamela L. Spikner, filed on October  2, 2024; by Lee Rivas, filed on August  19, 2024; and by Kyle Hicok, filed on August 19, 2024.

For additional information about the Merger, assistance in submitting proxies or voting shares of Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-0637

Banks and brokerage firms, please call: (212) 750-5833

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RAVEN ACQUISITION HOLDINGS, LLC,

PROJECT RAVEN MERGER SUB, INC.

and

R1 RCM INC.

Dated as of July 31, 2024

A-i

(continued)

A-ii

(continued)

Exhibits

Exhibit A	-	Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 31, 2024, by and among Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and R1 RCM Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party” and collectively as the “Parties”. All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

WHEREAS, the Company Board has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”);

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement, providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it approve this Agreement and the transactions contemplated by this Agreement; and (iii) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at the Company Stockholder Meeting;

WHEREAS, the Company Board has, acting upon the recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption at the Company Stockholder Meeting; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at the Company Stockholder Meeting;

WHEREAS, the boards of directors of each of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) in the case of the board of directors of Merger Sub only, resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company (i) a limited guarantee (the “Guarantee”) from the Guarantors, in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of the Buyer Parties under this Agreement, (ii) the Equity Commitment Letter (as defined herein) and (iii) the Debt Commitment Letter (as defined herein);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Stockholders that are Affiliates of Parent are entering into a support agreement (the “Support Agreement”) pursuant to which each such Company Stockholder is agreeing to, among other things, support and vote for the transactions contemplated hereby, as well as certain other covenants and agreements contained therein;

WHEREAS, following the date of this Agreement, one or more Company Stockholders (collectively, the “Rollover Stockholders”) may enter into a rollover agreement with Raven TopCo, L.P., a Delaware limited partnership and an indirect parent entity of Parent (“Holdings”), or any Subsidiary of Holdings that is wholly-owned prior to the Closing (each a “Holdings Subsidiary”), on terms mutually agreeable among Parent and the parties to such agreement (collectively, the “Rollover Agreements”), pursuant to which, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute a number of shares of Company Common Stock to Holdings or such Holdings Subsidiary in exchange for shares of limited partnership interests of Holdings (or common equity interests of such Holdings Subsidiary) having an equivalent value, on the terms and subject to the conditions set forth in the applicable Rollover Agreement; and

WHEREAS, the Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1. Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require each counterparty thereto (and each of its Affiliates and Representatives) that receives non-public information of or with respect to the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein (x) are no less restrictive in any material respect to such counterparty (and its Affiliates and Representatives) than the terms of the Confidentiality Agreements, (y) do not prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 5.3 and (z) do not contain any provision requiring the Company or any of its Subsidiaries to make any expense reimbursement to the counterparty thereto or its Affiliates or Representatives, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any proposal, inquiry, indication of interest or offer from any Person, Persons or group (other than the Buyer Parties) to engage in (a) any direct or indirect acquisition, purchase or license from the Company or its Subsidiaries, in a single transaction or a series of related transactions, of (i) twenty percent (20%) or more (based on the fair market value thereof, as determined by the Company Board (or the Special Committee) in good faith) of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) twenty percent (20%) or more of the outstanding shares of Company Common Stock, or (b) any direct or indirect acquisition or purchase, whether by tender offer or exchange offer or otherwise, in a single transaction or a series of related transactions, that, if consummated, would result in any Person, Persons or group owning, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange, license or similar transaction to which the Company or its Subsidiaries is a party pursuant to which (i) any Person, Persons or group (or the stockholders of any such Person(s)) (other than the Buyer Parties) would own, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Company Common Stock or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger or (ii) the owners of outstanding shares of Company Common Stock immediately prior to such transaction would own less than fifty percent (50%) of the outstanding shares of Company Common Stock or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Merger.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided that in no event shall the Company or its Subsidiaries be considered an Affiliate of Parent, Merger Sub, the Guarantors or any TA Person; provided, further, that in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of any TA Person or CD&R Person, nor shall any TA Person or CD&R Person be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries; provided, further, that the preceding proviso shall not apply in the case of the definitions of “Debt Financing Sources”, “Intervening Event”, “TA Persons”, “CD&R Persons”, “Parent Related Parties”, “Unaffiliated Company Stockholders”, “Non-Recourse Parties” and for purposes of the Recitals, Section 3.30(a)(ii), Section 4.4, Section 4.7, Section 4.11(d), Section 4.13, Section 6.3, Section 6.5(d), Section 6.7, Section 6.12, Section 6.18, Section 8.2(b), Section 8.3(a), Section 9.5, Section 9.17 and Section 9.18.

(d) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws or Orders, whether in the United States or any foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(e) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023.

(f) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

(g) “Business Systems” means all computer hardware (whether general or special purpose), software, firmware, middleware, servers, workstations, routers, hubs, switches, electronic data processing systems, information technology systems and computer systems, including any outsourced electronic data processing, information technology, or computer systems that are owned or used by or for any member of the Company Group.

(h) “Cash on Hand” means all cash, cash equivalents, marketable securities and short-term investments of the Company Group, in each case determined in accordance with GAAP and expressed in U.S. dollars, that is freely transferable and calculated net of any applicable withholding Taxes and other costs that would apply to (i) the transfer of such Cash on Hand to the Company from any other member of the Company Group or (ii) the use by the Company of such Cash on Hand as contemplated by Section 2.10(b). For the avoidance of doubt, “Cash on Hand” shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit in the accounts of the Company Group.

(i) “CD&R Persons” means (for the avoidance of doubt, in each case, other than Parent or Merger Sub) (a) Clayton, Dubilier & Rice, LLC (“CD&R”), (b) any Affiliate of CD&R, or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by CD&R, and any direct or indirect equity holder, partner, member or manager of any of the foregoing.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company Board” means the board of directors of the Company.

(l) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(m) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(n) “Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated June 21, 2022 (as amended, restated, supplemented or otherwise modified from time to time), among the Company, the lenders and issuing banks named therein, and the other Persons named therein.

(o) “Company Equity Awards” means all Company Options, Company RSUs, and Company PBRSUs.

(p) “Company Equity Plans” means the Fifth Amended and Restated 2010 Stock Incentive Plan and the R1 RCM Inc. 2022 Inducement Plan.

(q) “Company Group” means the Company and its Subsidiaries.

(r) “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group (including any Intellectual Property set forth or required to be set forth on Section 3.16(a)(i) of the Company Disclosure Letter).

(s) “Company Material Adverse Effect” means any change, condition, event, fact, occurrence, development, effect or circumstance (each, an “Effect”) that (A) would or would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the Termination Date the consummation by the Company of the Merger or the transactions contemplated hereby; or (B) has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of the Company Group (taken as a whole); provided, however, that solely with respect to the foregoing clause (B), none of the following (by itself or when aggregated with any other Effect) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in general conditions in the industries in which the Company Group generally conducts business;

(iv) any general geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyber attack, terrorism or military actions (including any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world (including any escalation or worsening of any of the foregoing);

(vi) the authorized public announcement of this Agreement or such announcement, pendency or consummation of the transactions contemplated hereby (provided that this clause (vi) shall not apply to the portion of any representation or warranty covered by Section 3.5, Section 3.6, Section 3.16(g), Section 3.16(n), Section 3.18(g), Section 3.19(a), Section 3.20, Section 3.25, or Section 3.26(d) (or Section 7.2(a)(i) with respect to matters covered by Section 3.5, Section 3.6, Section 3.16(g), Section 3.16(n), Section 3.18(g), Section 3.19(a), Section 3.20, Section 3.25, or Section 3.26(d)), related to the consequences resulting from the announcement, pendency or consummation of the transactions contemplated hereby);

(vii) (1) any action or omission expressly required by this Agreement or expressly requested in writing by Parent after the date hereof or (2) the compliance by any Party with the terms of this Agreement (in the case of each of clauses (1) and (2), other than compliance with clause (ii) of Section 5.1);

(viii) changes after the date hereof in (1) GAAP or other applicable accounting standards or (2) any applicable Laws or regulations or official interpretation thereof;

(ix) changes after the date hereof in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change (unless otherwise expressly excluded pursuant to this definition) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(x) any failure, in and of itself, by the Company Group to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause (unless otherwise expressly excluded pursuant to this definition) of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

except, with respect to clauses (i), (ii), (iii), (iv), (v) and (viii), to the extent that such Effect has had a disproportionate adverse effect on the Company Group, taken as a whole, relative to other companies operating in the industries in which the Company Group conducts business.

(t) “Company Option” means each option to purchase shares of Company Common Stock granted under any Company Equity Plan.

(u) “Company Owned Software” means all Software owned or purported to be owned by any member of the Company Group.

(v) “Company PBRSU” means a restricted stock unit award granted under any Company Equity Plan subject to performance-based vesting criteria.

(w) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(x) “Company Products” means all Software and other products and services, including any of the foregoing currently in development, from which the Company Group has derived since the Look-Back Date, is currently deriving or is anticipated to derive, revenue from the sale, license, maintenance or provision thereof.

(y) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any member of the Company Group.

(z) “Company RSU” means each restricted stock unit award granted under any Company Equity Plan subject solely to service-based vesting criteria.

(aa) “Company Stockholders” means the holders of shares of Company Common Stock.

(bb) “Company Termination Fee” means $250,000,000; provided that in the event the Company Termination Fee becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (i) pursuant to Section 8.1(h) with respect to a Superior Proposal by a Qualified Bidder or (ii) pursuant to Section 8.1(f) in response to a Recommendation Change by the Company Board or the Special Committee in compliance with Section 5.3 with respect to a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (i) or (ii), the Company Termination Fee shall mean $71,143,709.

(cc) “Company Warrant” means an outstanding unexercised warrant to purchase shares of Company Common Stock.

(dd) “Compliant” means, with respect to the Required Information, that:

(i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made;

(ii) Ernst & Young LLP shall not have withdrawn or qualified any audit opinion with respect to any financial statements contained in the Required Information;

(iii) the Company shall not have been informed by Ernst & Young LLP that it is required to restate, and the Company shall not have determined that it is required to restate any audited or unaudited financial statements included in the Required Information (unless such restatement has been completed and the relevant Required Information has been amended or the Company has reasonably determined that no restatement shall be required in accordance with GAAP);

(iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit Ernst & Young LLP to issue comfort letters to the Debt Financing Sources (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day of the Marketing Period; and

(v) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities (it being understood that none of such information need include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, financial statements or other financial data (including selected financial data) or other information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by an accelerated filer), and the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable (and shall remain so throughout the Marketing Period) under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act.

(ee) “Continuing Employee” means each individual who is an employee of any member of the Company Group immediately prior to the Effective Time and who continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) at and immediately following the Effective Time.

(ff) “Contract” means any (i) contract, subcontract, letter of intent, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other binding agreement.

(gg) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(hh) “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, information security, or information security breach notification requirements with respect to data Processing and to the extent applicable to a Company Group entity from time to time: (i) any Company Group entity’s own written policies and procedures; (ii) all applicable Laws, rules and regulations, including HIPAA (as defined herein), the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the California Consumer Privacy Act, the California Privacy Rights Act, the Privacy and Electronic Communications Directive (2002/58/EC) (the “ePrivacy Directive”), the General Data Protection Regulation (2016/679) (the “GDPR”) and any national legislation implementing or supplementing the ePrivacy Directive or the GDPR, the United Kingdom’s Data Protection Act 2018 and the GDPR as it forms part of the Laws of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 (to the extent applicable); (iii) all binding industry standards applicable to a Company Group entity (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)) and (iv) Contracts to which any member of the Company Group is a party or otherwise bound.

(ii) “Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered or will enter into agreements in connection with all or any part of the Debt Financing or any Alternative Financing (including the parties to the Debt Commitment Letters and any agreements, any joinder agreements, engagement letters or credit agreements entered into in connection therewith), including the agents, arrangers, lenders and other entities that have committed to, or will commit to, provide or arrange all or part of the Debt Financing, together with their respective Affiliates and their respective successors and assigns; provided that no Buyer Party or any Affiliate of a Buyer Party shall be a Debt Financing Source.

(jj) “DOJ” means the United States Department of Justice or any successor thereto.

(kk) “Environmental Law” means any Law or Order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources, public or worker health or safety (to the extent related to Hazardous Substances), or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(ll) “ERISA” means the Employee Retirement Income Security Act of 1974.

(mm) “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

(nn) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(oo) “Fraud” means fraud by a party of this Agreement in the making of a representation or warranty contained in this Agreement, and requires that: (i) a Party made a false representation of material fact in a representation or warranty in this Agreement; (ii) such Party had actual (not constructive) knowledge that such representation or warranty was materially false when made and acted with scienter; (iii) the materially false representation or warranty caused the Party to whom it was made, acting in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action and suffer damage by reason of such justifiable reliance. The term “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims (including fraud) based on negligence or recklessness.

(pp) “FTC” means the United States Federal Trade Commission or any successor thereto.

(qq) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(rr) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, mediator, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county, local or provincial, and whether domestic or foreign.

(ss) “Governmental Health Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and “state healthcare programs” (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

(tt) “Guarantors” means TowerBrook Investors VI Executive Fund, L.P., TowerBrook Investors VI (Onshore), L.P., TowerBrook Investors VI (892), L.P., TowerBrook Investors VI (OS), L.P., TCC Opportunities, L.P., TB Empire Opportunities, L.P. and Clayton, Dubilier & Rice Fund XII, L.P.

(uu) “Hazardous Substance” means any substance, additive, chemical, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, and any petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive compounds, and asbestos.

(vv) “Healthcare Laws” means Laws relating to healthcare or the regulation, provision, consultation, management, administration of, and payment for, healthcare items and services applicable to the business of the Company Group, including: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the federal Physician Self-Referral Law (42 U.S.C. 1395nn); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud Law (18 U.S.C. § 1347); Title XVIII of the Social Security Act (42 U.S.C. §§ 1395-1395lll) (the Medicare statute); Title XIX of the Social Security Act (42 U.S.C. §§ 1396-1396w-7) (the Medicaid statute); the False Claims Act (31 U.S.C. §§ 3729-3733); the False Claim Law (42 U.S.C. § 1320a-7b(a)); laws and regulations relating to the solicitation or acceptance of improper incentives, fraud, and abuse, kickbacks, or remuneration involving persons operating in the healthcare industry, and financial relationships with referral sources; the exclusion law (42 U.S.C. § 1320a-7); HIPAA (as defined herein); 42 C.F.R. Part 2; the Deficit Reduction Act of 2005 (Pub. L. 109–171); the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111 – 148); the 21st Century Cures Act (Pub. L. 114-255); Laws relating to revenue cycle management, fee-splitting, percentage-based billing and compensation arrangements, patient brokering, corporate practice of medicine and licensed professionals, licensure requirements, billing, coding, insurance coverage and administration, reimbursement, kickbacks, claim processing, adjudication, and collections, preparation, documentation and submission of claims, medical record documentation requirements, utilization review and management, Payor requirements, risk adjustment (including those related to risk categorization, scoring and data submission), consumer protection, and any and all similar state or local Laws; and any and all amendments or modifications made from time to time to the items referenced in this definition.

(ww) “Healthcare Licenses” means all Permits issued or granted by any healthcare regulatory agency, other Governmental Authority, or accreditation agency to individuals in relation to the provision of healthcare items or services.

(xx) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160, 162, and 164 and applicable state Laws regulating the privacy and security of healthcare records.

(yy) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(zz) “Indebtedness” means any of the following liabilities or obligations (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, breakage costs, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith): (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) reimbursement obligations in connection with drawn amounts of letters of credit or banker’s acceptances or similar items (solely to the extent drawn, and not otherwise contingent); (iv) liabilities pursuant to capitalized leases calculated in accordance with GAAP (without giving effect to ASC 842); (v) liabilities arising out of interest rate and currency swap arrangements, any other arrangements designed to provide protection against fluctuations in interest or currency rates and any other derivative or hedging arrangements; (vi) liabilities for the deferred purchase price of property or assets; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); and (viii) obligations of others of the type described in any of the foregoing clauses (i) through (vii): (A) guaranteed by any member of the Company Group (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective guaranty is provided) or (B) secured by any Lien or security interest on the assets of any member of the Company Group (the amount of such Indebtedness of any Person for purposes of this clause (viii)(B) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective lien or security interest is granted) and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith).

(aaa) “Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern time, on August 30, 2024.

(bbb) “Intellectual Property” means all rights, title, and interests in and to all intellectual property and proprietary rights throughout the world, including all: (i) United States and foreign patents and applications therefor, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (“Patents”); (ii) works of authorship (whether or not copyrightable), all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress, trade names, domain name registrations, social media accounts and handles, and similar designation of origin and rights therein, together with all goodwill associated therewith and all applications and registrations therefor (“Marks”); (iv) rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, database rights and any other rights in Software or other technology, (vi) trade secrets, know-how, proprietary information, and confidential information, including inventions (whether or not patentable) and invention disclosures; (vii) rights of publicity, moral rights and other rights of attribution; (viii) actions and rights to sue at law or equity for any past, present or future infringement or impairment of any of the foregoing; and (ix) other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ccc) “Intervening Event” means any material change, effect, event, occurrence or development arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board or Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of such change, effect, event, occurrence or development were not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement and, in such case, only to the extent such material consequences were not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement), which change, effect, event, occurrence or development, or any material consequence thereof, becomes known to the Company Board or Special Committee prior to the date the Requisite Stockholder Approval is obtained and is not the result of a breach by the Company or its Subsidiaries of this Agreement; provided, that “Intervening Event” shall exclude any change, effect, event, occurrence or development (A) related to an Acquisition Proposal (or the terms thereof) or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) related to changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change (unless otherwise expressly excluded pursuant to this definition) may be deemed to constitute, in and of itself, an Intervening Event and may be taken into consideration when determining whether an Intervening Event has occurred), (C) related to the fact that, in and of itself, the Company exceeds (or fails to meet) any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that any cause (unless otherwise expressly excluded pursuant to this definition) of such exceeding or failure may be deemed to constitute, in and of itself, an Intervening Event and may be taken into consideration when determining whether an Intervening Event has occurred) or (D) related to Parent, Merger Sub, the Guarantors or any of their respective Affiliates.

(ddd) “Investor Rights Agreements” means (i) the Securities Purchase Agreement, dated January 23, 2018, between R1 RCM Inc. and IHC Health Services, Inc., (ii) the Amended and Restated Investor Rights Agreement, dated June 21, 2022, between R1 RCM Inc., R1 RCM Holdco Inc., TCP-ASC ACHI Series LLLP, and the undersigned Investor Affiliates therein (“TCP-ASC IRA”), (iii) the Investor Rights Agreement, dated June 21, 2022, between R1 RCM Inc., CoyCo 1, L.P., CoyCo 2, L.P. and the undersigned Investor Affiliates therein (“CoyCo IRA”), (iv) Director Nomination Agreement, dated as of January 17, 2024, between R1 RCM Inc. and Providence Health & Services – Washington, and (v) Director Nomination Agreement, dated as of August 2, 2022, between R1 RCM Inc. and Sutter Health.

(eee) “IRS” means the United States Internal Revenue Service or any successor thereto.

(fff) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals set forth in Section 1.1(fff) of the Company Disclosure Letter, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

(ggg) “Law” means any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination, Order, treaty, decree or stock exchange listing requirement, as applicable.

(hhh) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, mediation, investigation, subpoena, demand, directive, notice of inquiry or other legal proceeding brought by or pending before any Governmental Authority or arbitrator.

(iii) “Licensed Personnel” means any individual Person who: (a) is employed by, or is an independent contractor of, any member of the Company Group; and (b) is required by applicable laws or regulations to hold a Healthcare License in connection with the services she/he provides to, for or on behalf of any member of the Company Group within the scope of her/his employment or engagement thereby, including any services provided to any Company Group customer for which the Company Group receives compensation.

(jjj) “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, covenant, condition, lien, easement, right of way, charge, option or right of first refusal of offer or restriction or other title defect of any nature or kind whatsoever.

(kkk) “Look-Back Date” means January 1, 2022.

(lll) “Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm or other Software routine or hardware component designed to permit unauthorized access to, disable, erase, or otherwise harm Software, hardware, or data; or (iii) similar program to any of the foregoing in clauses (i) or (ii).

(mmm) “Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement and ending prior to the Termination Date throughout which and at the end of which (1) the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied, assuming that the Closing were to be scheduled at any time during such 15 consecutive Business Day period; and (2) Parent shall have the Required Information and such Required Information is and remains Compliant; provided, that (x) the Marketing Period shall end on any earlier date on which Parent or Merger Sub shall have actually received the full amount of the proceeds of the Financing, (y) if the Required Information provided at the commencement of the Marketing Period is not or ceases to be Compliant at any time prior to the completion of the Marketing Period, then the Marketing Period shall be deemed not to commence or have commenced, and shall not commence until Parent and Merger Sub shall have received Required Information that is Compliant and the other requirements of this definition are satisfied and (z) notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (A) Ernst & Young LLP shall have withdrawn or qualified its audit opinion with respect to any financial information or financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent public accounting firm of recognized national standing reasonably acceptable to Parent or (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Information or any such restatement is under consideration or is a possibility, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP; provided, further, that (I) November 29, 2024shall not constitute a Business Day for purposes of the Marketing Period (which date, in each case, shall be excluded for purposes of, but shall not reset, the 15 consecutive Business Day period) and (II) if such 15 consecutive Business Day period has not been completed on or prior to December 21, 2024, then such 15 consecutive Business Day period shall not commence until January 5, 2025. If at any time the Company shall reasonably and in good faith believe that it has provided the Required Information and the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes the Marketing Period commenced), in which case the Marketing Period will be deemed to have commenced as of the date of such notice unless Parent in good faith reasonably believes that the Marketing Period has not commenced on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or why the Marketing Period has not otherwise commenced) and, following delivery of such Required Information specified in such notice or the satisfaction of the applicable condition, the Marketing Period will commence; provided that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Marketing Period was, in fact, commenced.

(nnn) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any material Contract (or, if no such Contract is material, the principal Contract) with any of the 20 largest customers of the Company Group, taken as a whole, determined on the basis of total revenue of the Company Group attributable to such customers pursuant to such Contracts in effect as of the date of this Agreement for the 12 months ended March 31, 2024;

(iii) any material Contract (or, if no such Contract is material, the principal Contract) with any of the top 10 vendors (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less) to the Company Group, taken as a whole, determined on the basis of cash paid by the Company, for the 12 months ended March 31, 2024 (the customers, vendors and counterparties to Contracts in clauses (ii), (iii) and (xviii), collectively, “Material Relationships”);

(iv) any IP Contract;

(v) any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions with a Material Relationship; or (D) providing rights of first or last offer or refusal or similar rights with respect to the sale, transfer or other disposition of any material assets or business of the Company Group to any third party, in each case of the above clauses (A), (B), (C) and (D), other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

(vi) all Contracts which impose on the Company Group a minimum volume or purchase requirement or similar obligation or arrangement that have a value in excess of $1,000,000 per annum;

(vii) all Contracts (other than Contracts with customers or vendors entered into in the ordinary course of business) requiring the Company Group to indemnify or hold harmless any Person whereby the Company Group is responsible for indemnification obligations in excess of $1,000,000;

(viii) any Contract (A) relating to any pending or completed disposition or acquisition of assets by the Company Group with a value or purchase price greater than $1,000,000 since the Look-Back Date or (B) pursuant to which the Company Group has (since the Look-Back Date) or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, in each case of clauses (A) and (B), that contains a continuing obligation or liability of the Company Group (other than customary confidentiality obligations);

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business; and (B) loans to the Company or Subsidiaries of the Company in the ordinary course of business;

(x) any Contract containing a standstill agreement pursuant to which the Company Group has agreed not to acquire assets or securities of any other Person;

(xi) any Lease or Sublease set forth in Section 3.14(b) or Section 3.14(c) of the Company Disclosure Letter;

(xii) any Contract with a current obligation to provide cash severance payments in excess of $250,000 (other than those pursuant to which severance is required by applicable Law);

(xiii) any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(xiv) any Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that provides for payments by the Company Group after the date hereof in excess of $250,000 or imposes any material obligation or restriction on the Company Group after the date hereof;

(xv) any Collective Bargaining Agreement;

(xvi) any Business Associate Agreement (as defined under HIPAA) between any member of the Company Group and customers, vendors and counterparties with whom the Company Group has Material Relationships;

(xvii) any Referral Agreements;

(xviii) any Contract that involves a joint venture entity, limited liability company, legal partnership or similar arrangement (excluding, for avoidance of doubt, reseller agreements that do not involve the formation of an entity with any third Person) or the ownership of any equity interest in any entity or business other than the Subsidiaries of the Company; and

(xix) any Contract with any Governmental Authority, other than Contracts with public health systems or hospitals.

(ooo) “Nasdaq” means the Nasdaq Global Select Market.

(ppp) “Open Source Software” shall mean any Software (in source or object code form) that is licensed pursuant to (i) any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license commonly referred to as a “free software” or “open source” license by the Open Source Foundation or the Free Software Foundation or (iii) any license to Software that conditions any rights granted in such license on the disclosure, distribution, or licensing of any other Software in source code form (other than the licensed Software in its unmodified form).

(qqq) “Order” means any judgment, order, award, ruling, injunction, writ or decree of a Governmental Authority of competent jurisdiction.

(rrr) “Payor” means all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers, other private, commercial, or governmental third-party payors, or other any other Person that pays, or arranges for the payment, for all or any part of any healthcare service for itself or for any other Person, as well as any Person that develops, leases, or sells access to networks of healthcare providers.

(sss) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on consolidated financial statements of the Company Group filed with the Company SEC Reports to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet delinquent by more than 60 days or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses of tangible property (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (vii) non-exclusive licenses to Company Intellectual Property granted by the Company Group in the ordinary course of business; (viii) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (ix) security interests and other Liens securing the obligations under the Company Credit Agreement; (x) Liens the existence of which are disclosed in the consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports; or (xi) Liens that do not materially and adversely affect the use or operations of the property subject thereto.

(ttt) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(uuu) “Personally Identifiable Information” means all data or information that alone or in combination with other information (i) allows the identification of or contact with an individual Person or can be used to identify an individual Person, (ii) can be used to authenticate an individual (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers), or (iii) which is otherwise classified as ‘personal data’ or ‘personally identifiable information’ or similar terms as those are defined under applicable Data Security Requirements, including, for the avoidance of doubt, Protected Health Information as defined under HIPAA.

(vvv) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (i) the termination of this Agreement pursuant to Article VIII and (ii) the Effective Time.

(www) “Processed”, “Processes” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data and sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, sale, rental, structuring, use, storage, adaptation or alteration, retrieval, consultation, safeguarding, security, disposal, destruction, disclosure, transmission, transfer, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of data.

(xxx) “Qualified Bidder” means a Person that has made during the Initial Period an unsolicited bona fide written Acquisition Proposal that the Special Committee during the Initial Period has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(yyy) “RCM Activities” means revenue cycle management activities, including but not limited to billing, coding, coding validation, reimbursement, claims submission, collections, utilization review, medical or clinical documentation, and payment related to Payor programs.

(zzz) “Referral Agreement” means any agreement between any Company Group entity and a third party through which the member of the Company Group pays, agrees to pay, receives, or agrees to receive, a fee (including shared revenues or other forms of compensation) contingent upon the referral of business, services or items to a member of the Company Group or third party, as applicable.

(aaaa) “Registered Intellectual Property” means Intellectual Property that is registered, issued or the subject in any country of a pending application for registration or issuance, including (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including domain name registrations, social media accounts and intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(bbbb) “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

(cccc) “Required Information” means (i) the financial statements of the Company and its Subsidiaries required under paragraph 5 of Exhibit C of the Debt Commitment Letter (or the analogous provision in any commitment letter for any Alternative Financing (provided that the conditions set forth in such analogous provision shall be substantially identical to those contained in the applicable Debt Commitment Letter as in effect on the date of this Agreement)), (ii) the financial statements and other financial and other data and other information regarding the Company and its Subsidiaries necessary to permit Parent to prepare the pro forma financial statements required under paragraph 6 of Exhibit C of the Debt Commitment Letter (iii) the financial statements and other financial and other data and other information regarding the Company and its Subsidiaries of the type and form customarily included in offering documents used in private placements of non-convertible debt securities under Rule 144A of the Securities Act (including audited annual financial statements, unaudited quarterly financial statements and, in the case of unaudited financial statements, reviewed by its independent accountants as provided in Statement on Auditing Standards No. 100) (it being understood that none of such information need include financial statements or information required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, financial statements or other financial data (including selected financial data) or other information customarily excluded from a Rule 144A offering memorandum related to the offering of high yield debt securities by an accelerated filer), and (iv) all information otherwise necessary to receive the comfort letters from the Company’s independent auditors to be delivered pursuant to Section 6.5(c)(xii)(B).

(dddd) “Sanctioned Country” means any country or region that is (or the government of which is) or has been at any time since January 1, 2019 the target or subject of a comprehensive embargo under Trade Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, so-called “Donetsk People’s Republic,” and so-called “Luhansk People’s Republic” regions of Ukraine).

(eeee) “Sanctioned Person” means any Person that is the subject or target of sanctions under applicable Trade Control Laws, including: (i) any Person listed on any U.S., United Kingdom, or European Union sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons; (ii) a Governmental Authority of or any Person located, organized, or ordinarily resident in a Sanctioned Country or a national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing; or (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) or (ii).

(ffff) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(gggg) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(hhhh) “Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

(iiii) “Sensitive Data” means all (a) Personally Identifiable Information and (b) other confidential or proprietary business information or trade secrets.

(jjjj) “Software” means all computer software (whether in object code or source code format), associated databases, development tools, comments, user interfaces, and procedural code; any derivative works, error corrections, updates, modifications, or enhancements related to any of the foregoing; and all documentation related to any of the foregoing.

(kkkk) “Specified Customer” means those certain Persons set forth on Section 1.1(kkkk) of the Company Disclosure Letter.

(llll) “Specified Data Breach” means any (i) unauthorized, inadvertent or unlawful access, loss, interruption of access, misuse (by any means), acquisition, transmission or transfer of Personally Identifiable Information maintained by any member of the Company Group or by any third-party service provider on behalf of the Company Group (including as a result of denial-of-service or ransomware attacks); (ii) other act or omission by any member of the Company Group that compromises the security, integrity, or confidentiality of Sensitive Data or requires notification under applicable Data Security Requirements; (iii) a Breach as defined by HIPAA (45 C.F.R. § 164.402); or (iv) any phishing, ransomware, security failure, fraud, denial of service (DoS) or other cyberattack that results in a monetary loss to or business disruption affecting a member of the Company Group.

(mmmm) “Specified Material Contract” means any Contract pursuant to clause (i), (v) (other than any such Contract pursuant to clause (v) solely as a result of nonsolicitation obligations of any member of the Company Group relating to any employees or independent contractors), (vi), (vii), (viii), (x), (xiv), (xviii) or (xix) of the definition of Material Contract.

(nnnn) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.

(oooo) “Superior Proposal” means a bona fide written Acquisition Proposal (with references to twenty percent (20%) being deemed to be replaced with references to fifty percent (50%)) by a Person that either the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account the certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal, the Person making such proposal and such other legal, financial, regulatory and all other relevant aspects of such proposal, as the Company Board or Special Committee deems in good faith relevant, contemplates a transaction that is reasonably capable of being consummated in accordance with its terms and is more favorable from a financial point of view to the Unaffiliated Company Stockholders than the Merger (taking into account any revisions (or proposed revisions) to the terms of this Agreement and the Financing in writing in response to such Acquisition Proposal pursuant to Section 5.3(d)).

(pppp) “TA Persons” means (for the avoidance of doubt, in each case, other than Parent, Merger Sub, the Company or its Subsidiaries) (a) TowerBrook Capital Partners L.P., (b) Ascension Health Alliance, (c) any Affiliate of TowerBrook Capital Partners L.P. or Ascension Health Alliance (including, for the avoidance of doubt, TCP-ASC ACHI Series LLLP), or (d) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by TowerBrook Capital Partners L.P., and any direct or indirect equity holder, partner, member or manager of any of the foregoing.

(qqqq) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, estimated, disability, social security, alternative, add-on minimum, registration, stamp and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority, in each case, whether disputed or not.

(rrrr) “Transaction Claim” means any Legal Proceeding for any breach (whether a Willful Breach, intentional, unintentional or otherwise), loss, liability or damage in connection with, relating to or arising out of (i) this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) the negotiation, execution or performance or non-performance of any of the foregoing, (iii) the failure of the Closing to occur (including the funding of the Financing and, in any case, whether a Willful Breach, intentional, unintentional, or otherwise), or the termination of any Transaction Document or any matter forming the basis for such termination, (iv) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or the other Transaction Documents or (v) any oral or written representation made or alleged to have been made in connection herewith or therewith.

(ssss) “Transaction Documents” means, collectively, this Agreement, the Commitment Letters, the Guarantee, the Fee Letter, the Confidentiality Agreements, the Company Disclosure Letter, the Parent Disclosure Letter, the Support Agreement, the Rollover Agreements and the other documents and certificates to be delivered in connection with the transactions contemplated hereby.

(tttt) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities of any member of the Company Group) against a Party or any of its Affiliates or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Affiliates or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13e-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties, with the Debt Financing Sources or the Guarantors related to this Agreement, the Guarantee or the Equity Commitment Letter.

(uuuu) “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) Parent and the Rollover Stockholders, their respective Affiliates and associates (within the meaning of Rule 12b-2 of the Exchange Act) and portfolio companies majority owned by such investment fund Affiliates and (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(vvvv) “Union” means any labor union, works council, trade union or other employee representative body.

(wwww) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.

(xxxx) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute such a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any Party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a Willful Breach of this Agreement.

(yyyy) “Window Period End Time” means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m., Eastern time, on September 14, 2024 and (b) 11:59 p.m., Eastern time, on the first (1st) Business Day after the end of any notice period (or any extensions thereof) pursuant to Section 5.3(d)(i) with respect to a Superior Proposal by such Qualified Bidder for which such notice period commenced on or prior to September 14, 2024.

1.2. Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(c)(ii)
Alternative Financing	6.5(b)
Anti-Corruption Laws	3.26(b)
Buyer Parties	Preamble
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.12
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Commitment Letters	4.11(a)
Company	Preamble
Company Board Recommendation	3.3(b)
Company Disclosure Letter	Article III
Company Option Consideration	2.9(a)
Company PBRSU Consideration	2.9(c)
Company Related Parties	8.3(e)
Company RSU Consideration	2.9(b)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Confidentiality Agreements	9.6
Consent	3.6
Copyrights	1.1(bbb)
D&O Insurance	6.9(c)

Term	Section Reference
Debt Commitment Letters	4.11(a)
Debt Financing	4.11(a)
Definitive Financing Agreements	6.5(a)
DGCL	Recitals
Dissenting Company Shares	2.7(d)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
EDGAR	1.3(q)
Effect	1.1(s)
Effective Time	2.2
Electronic Delivery	9.15
Employee Plan	3.18(a)
Enforceability Limitations	3.2
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
ERISA Affiliate	3.18(b)
Exchange Fund	2.10(b)
Fairness Opinions	3.3(c)
Fee Letter	4.11(a)
Fee Letters	6.5(a)
Financing	4.11(a)
Guarantee	Recitals
Holdings	Recitals
Holdings Subsidiary	Recitals
Indemnified Persons	6.9(a)
International Employee Plans	3.18(a)
IP Contracts	3.16(f)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(bbb)
Maximum Annual Premium	6.9(c)
Maximum Company Liability Amount	8.3(e)
Maximum Parent Liability Amount	8.3(a)
Merger	Recitals
Merger Sub	Preamble
New Plan	6.10(c)
Non-Recourse Party	9.18
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Share	2.7(a)(ii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Related Parties	8.3(a)
Parties	Preamble
Party	Preamble
Patents	1.1(bbb)
Payment Agent	2.10(a)
Payoff Letters	6.19
Per Share Price	2.7(a)(iv)
Permits	3.20

Term	Section Reference
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Recommendation Change	5.3(c)(i)
Repaid Indebtedness	6.19
Required Amount	4.11(c)
Requisite Stockholder Approval	3.4
Reverse Termination Fee	8.3(a)
Rollover Agreements	Recitals
Rollover Shares	2.7(a)(ii)
Rollover Stockholders	Recitals
SaaS	3.16(f)
Schedule 13e-3	6.3(a)
Special Committee	Recitals
Special Committee Recommendation	3.3(a)
Sublease	3.14(c)
Subsidiary Owned Share	2.7(a)(iii)
Support Agreement	Recitals
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Control Laws	3.26(a)
Uncertificated Shares	2.10(c)
Written	1.3(r)

1.3. Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practice.”

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed herein or therein. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the

Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been (i) posted to and accessible by Parent on a virtual data room hosted by Intralinks and managed by the Company with respect to the transactions contemplated by this Agreement as of the day prior to the date hereof or (ii) filed with or furnished to the SEC and available on its Electronic Data Gathering, Analysis and Retrieval database (“EDGAR”) prior to the date hereof.

(r) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(s) Whenever the last day for the exercise of any privilege or discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

(t) References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; provided, that with respect to any contract listed in the Company Disclosure Letter, all such amendments, modifications, or supplements shall be deemed disclosed therein only to the extent such amendment, modification or supplement has been made available to Parent.

ARTICLE II

THE MERGER

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and be a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2. The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) (a) on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” Notwithstanding the foregoing, the Parties agree that, unless otherwise agreed to in writing by Parent, the Closing shall not take place prior to the earlier of (x) a date during the Marketing Period specified by Parent on no fewer than three

(3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent’s financing of the transactions contemplated by this Agreement) and (y) the third Business Day immediately following the final day of the Marketing Period (it being understood, in the case of each of clauses (x) and (y), that Closing shall be subject to the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing)).

2.4. Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5. Certificate of Incorporation and Bylaws.

(a) Surviving Corporation Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), by virtue of the Merger, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Surviving Corporation Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a), the form of bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the form of bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6. Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their respective death, resignation or removal.

(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until the earlier of their respective death, resignation or removal.

2.7. Effect of Merger on Company Capital Stock.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held as of the Effective Time by the Company; or (B) held as of the Effective Time by the Buyer Parties, Holdings, any Holdings Subsidiary (including any shares of Company Common Stock which have been contributed to Holdings or such Holdings Subsidiary by the Rollover Stockholders in accordance with the Rollover Agreements (the “Rollover Shares”)) or TCP-ASC ACHI Series LLLP (each, an “Owned Company Share”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii) each share of Company Common Stock that is held by any direct or indirect wholly owned Subsidiary of the Company or by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) as of immediately prior to the Effective Time (each, a “Subsidiary Owned Share”) will be converted into such number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time; and

(iv) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Subsidiary Owned Shares or Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $14.30, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12).

(b) Rollover Shares. The holders of the Rollover Shares shall not be entitled to receive the Per Share Price in respect of the Rollover Shares, and all Rollover Shares shall be treated in accordance with Section 2.7(a)(ii).

(c) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.10.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(d)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8. Company Warrants.

(a) Each Company Warrant that is outstanding immediately prior to the Effective Time will be cancelled at the Effective Time in exchange for the right to receive, promptly following the surrender of such Company Warrant to the Company (or the Surviving Corporation) in accordance with its terms (or, if later, the Effective Time), cash, without interest, in an amount equal to the product of (a) the number of shares of Company Common Stock the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock underlying such Company Warrant; provided that if the exercise price per share of Company Common Stock underlying such Company Warrant is greater than the Per Share Price, no payment shall be due to the holder of such Company Warrant upon the surrender thereof to the Company or the Surviving Corporation; provided, further, that each Company Warrant that is outstanding and held as of the Effective Time by the Buyer Parties, Holdings, any Holdings Subsidiary or TCP-ASC ACHI Series LLLP will be cancelled and extinguished without any conversion thereof or consideration paid therefor unless exercised in accordance with its terms prior to the Effective Time. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company and the Surviving Corporation, and each Company Warrant shall thereafter represent only the right to receive the applicable amounts payable pursuant to the foregoing sentence, if any.

(b) The Company shall send or cause to be sent to the holder of each Company Warrant a notice to the extent required by the terms of such Company Warrant notifying the holder thereof of the transactions contemplated by this Agreement (and all other information required to be delivered to such holder thereunder).

2.9. Company Equity Awards.

(a) Company Options. At the Effective Time, each outstanding Company Option that is outstanding at the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest), in cash, equal in value to (A) the total number of shares of Company Common Stock subject to such Company Option multiplied by (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock underlying such Company Option (the “Company Option Consideration”). Any Company Option that has an exercise price per share of Company Common Stock that is equal to or greater than or equal to the Per Share Price shall be cancelled at the Effective Time for no consideration.

(b) Company RSUs. At the Effective Time, each Company RSU that is outstanding at the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price (the “Company RSU Consideration”).

(c) Company PBRSUs. At the Effective Time, each Company PBRSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted in accordance with it terms into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Company Common Stock subject to such Company PBRSU immediately prior to the Effective Time (determined in accordance with the terms of the respective Company PBRSU award) multiplied by (B) the Per Share Price (the “Company PBRSU Consideration”). The Company shall provide to Parent at least five (5) days prior to the Effective Time the supporting material used to calculate the number of shares of Company Common Stock subject to such Company PBRSUs.

(d) Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay no later than the second regularly scheduled payroll date following the Closing Date the aggregate Company Option Consideration, Company RSU Consideration and Company PBRSU Consideration, as applicable, payable with respect to each of the Company Options, Company RSUs and Company PBRSUs, respectively in each case, through the Company Group’s payroll to the applicable holders of such Company Options, Company RSUs and Company PBRSUs. Notwithstanding the foregoing, if any payment owed to a holder cannot be made through the Company Group’s payroll system or payroll provider, then, subject to Section 2.13, the Company Group will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the second regularly scheduled payroll date following the Closing Date). Notwithstanding the foregoing, any payments contemplated by this Section 2.9 may be delayed to the extent necessary to avoid triggering a Tax or penalty under Section 409A of the Code.

(e) Further Actions. Prior to the Effective Time, the Company Board shall adopt resolutions approving (and such resolutions shall not have been withdrawn, rescinded or modified in any way as of the date hereof), and has taken such other actions as may be reasonably necessary or required to effect, the treatment of the Company Options, Company RSUs and Company PBRSUs under this Section 2.9.

2.10. Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) Parent will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock and Company Warrants pursuant to Section 2.7 and Section 2.8 as applicable, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7 or Section 2.8; provided that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the Company Group’s Cash on Hand as specified in such request. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7 or Section 2.8; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 or Section 2.8 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7 or Section 2.8. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures. Promptly following the Closing (and in any event within three (3) Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and Subsidiary Owned Shares, as applicable) (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (other than Dissenting Company Shares, Owned Company Shares and Subsidiary Owned Shares, as applicable) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (subject to Section 2.13), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (subject to Section 2.13), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price, payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares, Dissenting Company Shares and Subsidiary Owned Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter in respect of Company Common Stock, if a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation (as directed by the Surviving Corporation) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11. No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(d). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12. Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13. Required Withholding. Each of the Payment Agent, Parent, the Company, the Surviving Corporation and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall take all action that may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. To the extent that such amounts are so deducted and withheld and are properly remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding the foregoing and without duplication, any amounts paid in connection with the transactions contemplated by this Agreement which are compensatory in nature shall be paid through the Company’s or its applicable Subsidiary’s payroll system.

2.14. No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.15. Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the publicly available reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2023 and no later than one (1) Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), Section 3.7, Section 3.12(ii) or Section 3.25; or (b) subject to the terms of Section 9.14, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1. Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the transactions contemplated hereby. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date, and such documents are in full force and effect. The Company is not in violation of the Charter or the Bylaws.

3.2. Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement and any other Transaction Document to which it is or will be a party; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Merger (subject to receiving the Requisite Stockholder Approval) and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and any other Transaction Document to which it is or will be a party by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation of the Merger (subject to receiving the Requisite Stockholder Approval) and the other transactions contemplated by this Agreement have each been duly authorized and approved by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by to this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

3.3. Company Board Approvals; Fairness Opinions; Anti-Takeover Laws.

(a) Special Committee Approval. The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it approve this Agreement and the transactions contemplated by this Agreement; and (iii) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at the Company Stockholder Meeting (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Company Board Approval. The Company Board has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption at the Company Stockholder Meeting; and (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at the Company Stockholder Meeting (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Fairness Opinions. The Special Committee has received the oral opinion of each of Barclays Capital Inc. and Qatalyst Partners LP (the “Advisors”), to be subsequently confirmed by delivery of each of their respective written opinions, to the effect that, as of the date of each such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received by the stockholders of the Company (other than the holders of the Owned Company Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders (the “Fairness Opinions”). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of the Fairness Opinions to Parent solely for informational purposes.

(d) Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.6 are true and correct, the Company Board and the Special Committee have taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the Charter, the Bylaws, or any other similar organizational document of the Company and any other similar applicable “anti-takeover”, “control share acquisition,” “fair price”, “business combination” or similar Law will not be applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which any member of the Company Group is subject, party or otherwise bound.

3.4. Requisite Stockholder Approval. Except for the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock to adopt this Agreement (the “Requisite Stockholder

Approval”), no other vote of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5. Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company and its Subsidiaries of its and their covenants and obligations hereunder, and the consummation of the Merger do not, directly or indirectly (with or without notice or lapse of time, or both) (a) violate or conflict with any provision of the Charter or the Bylaws; (b) (i) require any consent, approval or notice under, (ii) pursuant to the terms thereof, result in any breach or violation of or any loss of any benefit or right, (iii) constitute a breach, violation or default (or an event which, with or without notice or lapse of time or both, would become a breach, violation or default) under, (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of any right or obligation under, or (v) result in the payment of any additional fee, penalty, consent fee or other amount under, any Material Contract or Permit; (c) assuming compliance with the matters referred to in Section 3.6, violate or conflict with any Law or Order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the transactions contemplated hereby or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.6. Requisite Governmental Approvals. No consent, approval, clearance, waiver, Order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority (in each case with or without notice or lapse of time, or both) is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act or any other Antitrust Law and (iv) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the transactions contemplated hereby or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.7. Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 750,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on July 30, 2024 (such time and date, the “Capitalization Date”), (A) 422,082,141 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 25,968,312 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. From the Capitalization Date to the date hereof, neither the Company nor any of its Subsidiaries has issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards or Company Warrants granted prior to the Capitalization Date.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved (i) 11,404,458 shares of Company Common Stock for issuance pursuant to the Company Equity Plans and (ii) 54,156,855 shares of Company Common Stock for issuance upon the exercise of outstanding Company Warrants. As of the Capitalization Date, there were outstanding the following Company Equity Awards: 2,192,195 shares of

Company Common Stock subject to Company Options (which Company Options had a weighted average exercise price per share of $3.52), 5,171,575 shares of Company Common Stock subject to Company RSUs, and 13,938,640 shares of Company Common Stock subject to Company PBRSUs (assuming payment at maximum). Section 3.7(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of (x) with respect to each outstanding Company Equity Award, of the name or employee number of the holder of such Company Equity Award, the grant date of such Company Equity Award, the vesting schedule of such Company Equity Award, and, in the case of any Company Equity Award that is a Company Option, the per share exercise price of such Company Equity Award, the expiration date of such Company Equity Award and (y) with respect to each outstanding Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the issue date, the expiration date and the exercise price per share. All shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The exercise price of each Company Option was at least equal to the fair market value (determined in accordance with Treasury Regulations Section 1.409A-1(b)(5)(iv)) of shares of the Company Common Stock on the date such Company Option was granted.

(c) Company Securities. Except as set forth in this Section 3.7, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or sell, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. None of the Company or any of its Subsidiaries is party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.

(d) Other Rights. Except as set forth on Section 3.7(d) of the Company Disclosure Letter, the Company is not a party to any Contract or any outstanding Indebtedness relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. All outstanding shares of Company Common Stock are free of any preemptive rights.

(e) Since the Look-Back Date, the Company has not declared, authorized or paid any dividends or distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries, other than dividends or distributions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries.

3.8. Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equity holders of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized and validly existing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date, and such documents are in full force and effect. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and (to the extent applicable) is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of immediately following the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating any member of the Company Group to acquire or redeem from any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue or sell, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9. Company SEC Reports. Since the Look-Back Date, the Company has filed on a timely basis all forms, schedules, statements, registration statements, prospectuses, reports and other documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in EDGAR. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing) and with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting, each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10. Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (as in effect in the United States on the date of such financial statements) as applied by the Company on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such system was effective. Since the Look-Back Date, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud related to the Company or its Subsidiaries or that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of March 31, 2024, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.11. No Undisclosed Liabilities. No member of the Company Group has any liabilities other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business after December 31, 2023 and that did not result from the breach or violation of, or default under, any Contract, Permit or applicable Law; or (d) that have not been, and would not reasonably be expected to be, material to the business of the Company Group, taken as a whole.

3.12. Absence of Certain Changes. Since March 31, 2024 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect. Since March 31, 2024 through the date hereof, the Company Group has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(d), 5.2(j), 5.2(l), 5.2(p), 5.2(q), 5.2(u) and 5.2(bb)) (to the extent related to the foregoing subsections), if such action had been taken or proposed to be taken after the date hereof.

3.13. Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employee Plans and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract is legal, valid and binding on the Company or each such Subsidiary of the Company party thereto (and, to the Knowledge of the Company, each other party thereto) and is in full force and effect, enforceable against such party or parties in accordance with their respective terms subject to the Enforceability Limitations, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in material breach of or default pursuant to any such Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto.

(c) Notices from Material Relationships. Since the date of the Audited Company Balance Sheet, the Company has not received any notice in writing (or to the Knowledge of the Company, orally) from or on behalf of any Material Relationship indicating that such Material Relationship intends to terminate, or not renew, any Material Contract with such Material Relationship.

3.14. Real Property.

(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company and its Subsidiaries (such real property, together with all buildings, structures, fixtures, building systems and improvements located thereon, the “Owned Real Property”) and the physical address of each parcel of Owned Real Property. With respect to each Owned Real Property, the applicable Company or Subsidiary owns good and marketable fee simple title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens).

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list of all material leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other similar agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies, in all material respects, of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not reasonably be expected to materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, individually or in the aggregate, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has good and marketable leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). Each Lease for the Leased Real Property is valid and binding on the Company or its Subsidiaries, as applicable (and to the Knowledge of the Company, each other party thereto), and in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Limitations. Neither the Company Group, nor to the Knowledge of the Company, any other party to any Lease (in each case, with or without notice or lapse of time, or both) is in material breach of or default pursuant to any Lease.

(c) Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all material existing subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than a member of the Company Group, any right to use or occupy, now or in the future, the Leased Real Property and Owned Real Property. With respect to each of the Subleases, (i) there are no disputes with respect to such Sublease that would, if consummated, result in material liability to the Company Group, taken as a whole; (ii) the other party to such Sublease is not an Affiliate of the Company Group.

3.15. Environmental Matters. Except as would not have a Company Material Adverse Effect, the Company Group is, and for the past five (5) years has been, in compliance in all material respects with all Environmental Laws and none of the members of the Company Group (a) has received any written (or, to the Knowledge of the Company, oral) notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, distributed, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law (and neither has any other Person to the extent giving rise to liability for the Company Group); (c) has exposed or permitted the exposure of any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or subject to any Order under any Environmental Law (i) alleging the noncompliance by the Company Group with any Environmental Law, or (ii) seeking to impose liability, including any responsibility for any investigation, cleanup, removal or remediation, pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law, which compliance includes obtaining, possessing and maintaining all Permits required under applicable Environmental Laws; (f) has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law; or (g) to the Knowledge of the Company, owns, leases or operates, or has owned, leased or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law. The Company Group has furnished to the Buyer Parties any material environmental, health or safety assessments, audits, reports and other material environmental documents relating to any Hazardous Substances at any past or current properties, facilities, or operations of any member of the Company Group, in each case, which are in the Company Group’s possession or reasonable control.

3.16. Intellectual Property; Data Security and Privacy.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete (in all material respects) list as of the date hereof of all (i) Company

Registered Intellectual Property and specifies, where applicable, the owner, registration or application number and jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or is currently pending; and (ii) Legal Proceedings currently pending before any Governmental Authority (other than actions by a Governmental Authority related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office the United States Copyright Office or an equivalent authority anywhere in the world) related to any Company Intellectual Property. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and its Subsidiaries have maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order. No Company Intellectual Property, and no member of the Company Group, is subject to any Legal Proceeding or outstanding Order restricting in any manner the use, transfer, licensing or other exploitation by the Company Group of any Intellectual Property or any Company Products, except as would not be material to the business of the Company Group, taken as a whole.

(c) Absence of Liens. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole (i) the Company or one of its Subsidiaries solely owns and has good and valid legal and equitable title to each item of Company Intellectual Property free and clear of any Liens (other than Permitted Liens) and (ii) all Company Intellectual Property (other than pending applications) is, to the Knowledge of the Company, valid, subsisting and enforceable.

(d) IP Sufficiency. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company Group (i) exclusively owns or possesses all right title and interest in and to, or otherwise has a valid and enforceable license to use, all Intellectual Property that is used in or necessary for the operation of the business of the Company Group free and clear of all Liens (except for Permitted Liens), and (ii) will continue to have such rights immediately following the Closing to the same extent as immediately prior to the Closing.

(e) Transfers. No Company Group member has transferred ownership of, is restricted from transferring its ownership of, or has granted any exclusive license (or option to receive an exclusive license) with respect to, any material Company Intellectual Property to any third Person.

(f) IP Contracts. Section 3.16(f) of the Company Disclosure Letter sets forth a correct and complete list of all IP Contracts. For purposes of this Agreement, “IP Contracts” means all Contracts to which the Company Group is a party as of the date hereof: (i) with respect to material Company Intellectual Property that is licensed or transferred, or subject to a covenant not to sue, to any third Person other than any (A) licenses or covenants not to sue granted in the form of non-disclosure agreements entered into in the ordinary course of business, wherein the license or covenant not to sue permits the use of Company Intellectual Property solely for or on behalf of the Company Group or is otherwise not material to the business of the Company Group and (B) non-exclusive licenses (including software as a service or “SaaS” licenses) or sublicenses granted to customers, service providers or end-users in the ordinary course of business or for which the grant of rights are incidental and not material to the business of the Company Group, taken as a whole, or to the performance of the applicable Contract; (ii) pursuant to which a third Person has licensed or transferred, or granted a covenant not to sue under, any Intellectual Property to a Company Group member, which Intellectual Property is material to the operation of the business of the Company or any of its Subsidiaries, taken as a whole, other than any (A) non-exclusive licenses of “off-the-shelf” commercially available software that is not distributed with or incorporated in any Company Product, (B) licenses to Open Source Software, (C) non-exclusive licenses granted to any member of the Company Group by any customer primarily for the purpose of enabling any member of the Company Group to provide services to such customer or by any employee, consultant, or independent contractor of the Company Group in the ordinary course of business, (D) non-exclusive licenses for which the grant of rights are incidental and not material to the business of the Company Group, taken as a whole, or to the performance under the applicable Contract, and (E) licenses or covenants not to sue granted in the form of non-disclosure agreements entered into in the ordinary course of business, wherein the rights granted to the Company Group are not material to the business of the Company Group taken as a whole; (iii) pursuant to which any member of the Company Group has any revenue share or royalty obligations with respect to the sale or license of any Company Products or data that exceeded in fiscal year 2022 or 2023, or is reasonably expected to exceed in fiscal year 2024, $500,000 per year; (iv) pursuant to which the Company or any Subsidiary is obligated to perform any material development with respect to any material Company Intellectual Property; or (v) pursuant to which any member of the Company Group is restricted from using, registering, or enforcing (other than granting non-exclusive licenses under) any material Company Intellectual Property in any material respect (including settlement agreements, co-existence agreements, and consent agreements). Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, neither the Company nor any Subsidiary has developed Intellectual Property for any third party except where the Company or a Subsidiary owns any Intellectual Property developed in connection therewith.

(g) Changes. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the consummation of the Merger will not result in: (i) the termination of any license of Intellectual Property to a Company Group member by a third Person; or (ii) the granting by a Company Group member of any license or rights to any Company Intellectual Property. To the Knowledge of the Company, the consummation of the Merger will not result in the release from escrow of any material Company Owned Software or technology.

(h) No Government License; No Royalties. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, no Company Group member is under any obligation to license any material Company Intellectual Property to any Governmental Authority or pay royalties to any third Person in connection with its use, licensing, transfer, sale or other exploitation of any material Company Intellectual Property or any Company Products.

(i) No Infringement. None of the Company or any of its Subsidiaries, nor the operation of the business of the Company Group (including the manufacture and sale of the Company Products) infringes, misappropriates, dilutes or otherwise violates, nor since the Look-Back Date has infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third Person pursuant to the Laws of any jurisdiction, except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole.

(j) No Notice of Infringement. Since the Look-Back Date, no Company Group member has received written (or, to the Knowledge of the Company, other form of) notice from any third Person, or been involved in any Legal Proceeding, alleging that any member of the Company Group or the operation of the business of the Company Group (including the manufacture and sale of the Company Products) infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person pursuant to the Laws of any jurisdiction, except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole.

(k) No Third-Person Infringement. Since the Look-Back Date, (i) except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, no Company Group member has brought any claim or provided any third Person with notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property, and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property that has resulted, individually or in the aggregate, in material harm to the business of the Company Group, taken as a whole.

(l) Proprietary Information. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries has taken reasonable steps to protect (i) the Company Intellectual Property (including the Company’s and its Subsidiaries’ rights in their confidential information and trade secrets) and (ii) any trade secrets or confidential information of third Persons provided to any member of the Company Group. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, there have been no disclosures by the Company or its Subsidiaries of any such trade secrets and confidential information other than in the ordinary course of business pursuant to, and without breach of, appropriate confidentiality obligations. Without limiting the foregoing, except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each member of the Company Group has required each current and former officer, employee, consultant and contractor engaged in the development of any material Intellectual Property or technology for the Company or any of its Subsidiaries to execute a proprietary information and confidentiality agreement assigning (by way of a present-tense grant of assignment) all such Intellectual Property or technology, as applicable to the Company or one of its Subsidiaries.

(m) Business Systems. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each Company Group member (i) owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the needs of the Company Group’s business as it is currently conducted and (ii) will continue to have such rights immediately after the Closing to the same extent as immediately prior to the Closing. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each member of the Company Group has implemented since the Look-Back Date, and maintains, commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities designed to provide substantially continuous monitoring and alerting of operational problems or issues with the Business Systems. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, each of the Company Group members tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing. In the last two (2) years, with respect to any of the Business Systems, there has not been any (A) unauthorized access or use; or (B) failure that has not been remedied or replaced, except, in the case of the foregoing (A) or (B), as would not be material to the business of the Company Group, taken as a whole. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Business Systems do not and have not contained any Malicious Code. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, in the last two (2) years, no member of the Company Group has been subjected to an audit of any kind in connection with any Contract pursuant to which they use any Business System, nor received any notice of intent to conduct any such audit.

(n) Data Security and Privacy. The Company and each of its Subsidiaries (i) is, and since the Look-Back Date has been, in compliance in all material respects with all Data Security Requirements; and (ii) since the Look-Back Date, has taken commercially reasonable steps consistent with standard industry practice by companies of similar size, and in compliance in all material respects with the Data Security Requirements to protect (A) the confidentiality, integrity, availability, and security of its Business Systems; and (B) Sensitive Data Processed by the Company or any of its Subsidiaries from unauthorized use, access, disclosure, theft, and modification. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries have implemented since the Look-Back Date, and maintain, a written information security program comprising reasonable organizational, administrative, physical, and technical safeguards designed to protect the security, confidentiality, integrity, and availability of its Business Systems and all Sensitive Data it Processes that are consistent with all Laws and Contracts applicable to any member of the Company Group. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, there are no pending complaints, investigations, inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority, and, since the Look-Back Date, no fines or other penalties have been imposed on or claims for compensation have been received by the Company or any Subsidiary, in connection with any Specified Data Breach. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries have not since the Look-Back Date, (1) experienced any Specified Data

Breaches; or (2) experienced any unauthorized access or acquisition of any Sensitive Data Processed by any member of the Company Group or by any third party service provider on behalf of any member of the Company Group. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries have not since the Look-Back Date, been involved in any Legal Proceedings or received any notice of any claims or investigations related to any violation of any Data Security Requirement by any Company Group member or any Specified Data Breaches or been required by applicable Laws, Governmental Authority or other Data Security Requirements to notify, any Person of any Specified Data Breach. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, neither (i) the execution, delivery, or performance of this Agreement by the Company or (ii) the consummation of any of the transactions contemplated hereby, will result in any breach or violation of any Data Security Requirement.

(o) Company Products; Source Code. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, there are (i) no defects in any Company Owned Software or Company Products that would prevent the same from performing in accordance with the specifications, representations and warranties provided by any Company Group member to customers; and (ii) the Company Owned Software and Company Products are operative for their intended purposes and are free of Malicious Code. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, the Company Group possesses all source code and other materials for all Company Owned Software and Company Products, including documentation in up-to-date appropriately catalogued versions, as reasonably necessary to enable competently skilled programmers and engineers to use, updated and enhance the Company Owned Software and Company Products and no member of the Company Group has disclosed, delivered, licensed or otherwise made available, nor has a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code to any material Company Owned Software or Company Products to any Person (other than Persons working with or on behalf of the Company Group and subject to appropriate confidentiality obligations).

(p) Open Source Software. Except as would not, individually or in the aggregate, be material to the business of the Company Group, taken as a whole, no Company Owned Software or Company Product is distributed or made available with (whether by incorporating, modifying or linking to) any Open Source Software in a manner that (i) requires or would require any member of the Company Group to disclose, distribute, license or otherwise make available any proprietary source code of any Company Owned Software or Company Product, (ii) requires or would require any Company Owned Software or Company Product to be made available at no or minimal charge, or (iii) allows a third party to decompile, disassemble or otherwise reverse engineer any Company Owned Software or Company Product.

3.17. Tax Matters.

(a) Except for such failures as are not individually or in the aggregate, material, each member of the Company Group (i) has duly and timely filed, or has caused to be duly and timely filed, all United States federal, state, local and non-United States returns, estimates, information statements and reports (including any schedule or attachment thereto, and including any amendment thereof) relating to any and all Taxes (“Tax Returns”) required to be filed by them (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects; (ii) has paid all amounts of Taxes that are required to be paid (whether or not shown on any Tax Return) including those that any member of the Company Group was obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except, in either case, with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the face of the Audited Company Balance Sheet in accordance with GAAP. No member of the Company Group has waived any statute of limitations with respect to a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency where such waiver or extension is currently in effect (in each case other than pursuant to automatic extensions to file Tax Returns);

(b) There are no material audits, examinations, investigations, deficiencies, claims, actions, or other proceedings in respect of Taxes or Tax matters of the Company Group pending or, to the Company’s Knowledge, threatened in writing, in each case, that have not been fully resolved, and no member of the Company Group has received any notice of deficiency or proposed adjustment or assessment from any Governmental Authority with respect to a material amount of Taxes that has not been resolved.

(c) The unpaid Taxes of the Company Group for all taxable periods and portions thereof through December 31, 2023 did not, as of such, exceed by a material amount the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the financial statements of the Company Group as of such date included in the Company SEC Reports (other than in the notes thereto). The Company has not since January 1, 2024 incurred any material liability for Taxes other than in the ordinary course of business.

(d) There are no Liens with respect to material amounts of Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens described in clause (i) of the definition thereof.

(e) No member of the Company Group has received notice in writing of any claim made by any Governmental Authority in a jurisdiction where it does not file Tax Returns that such member of the Company Group is or may be subject to material taxation by that jurisdiction that has not been resolved. Neither the Company nor any of its Subsidiaries (i) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has had an office or fixed place of business in a country outside of the jurisdiction of its incorporation or organization, (ii) is resident for Tax purposes in a country outside of its jurisdiction of incorporation or organization; (iii) has engaged in a trade or business in any country other than its jurisdiction of incorporation or organization or (iv) is, or has ever been, subject to income Tax in a country outside of its jurisdiction of incorporation or organization.

(f) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(g) No member of the Company Group has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) No member of the Company Group (i) has been a member of an affiliated, combined, consolidated, unitary or similar group (including under Code Section 1504(a)) for income Tax purposes (other than a group the common parent of which was a member of the Company Group), (ii) has any material liability for Taxes of any Person (other than another member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or non-U.S. Law), as a transferee or successor or by operation of Law or (iii) is a party to, bound by, or has any material liability under any Tax sharing, Tax allocation or Tax indemnification agreement or similar arrangement pursuant to which it will have any obligation to make any payments after the Closing, in each case, other than any Contract the principal purpose of which does not relate to Tax matters.

(i) The Company Group has properly collected and remitted, or reserved for on the Company SEC Reports in accordance with GAAP, all material amounts of sales, use, value added and similar Taxes with respect to sales or leases made or services provided to their customers.

(j) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date and made prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code

Section 7121 (or any corresponding or similar provision of any federal, state, provincial, local, or non U.S. Tax Law) executed on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or deferred revenue accrued on or prior to the Closing Date, in each case, outside of the ordinary course of business or (v) installment sale or open transaction disposition made on or prior to the Closing Date, in each case, outside of the ordinary course of business. No election under Section 965(h) of the Code has been made with respect to any member of the Company Group.

(k) No member of the Company Group has a request for a private letter ruling, administrative relief, a technical advice, a material change of any method of accounting or other request pending with any Governmental Authority relating to a material amount of Taxes.

(l) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties of the Company Group with respect to Taxes and no other representation or warranty of the Company Group contained herein shall be construed to relate to Taxes (including their compliance with any Law). For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.

3.18. Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material Employee Plan. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) each other employment, individual independent contractor or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation, fringe, welfare or other benefit or compensation plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) (x) in each case that are sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise, under or with respect to which the Company Group has any obligation or liability, contingent or otherwise. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the current plan document and amendments thereto; (B) any related trust agreement, service provider agreements or underlying insurance contract, funding arrangement, or administrative and service provider agreements now in effect; (C) the most recent determination, opinion or advisory letter received regarding the tax-qualified status of any such Employee Plan that is intended to be qualified under Section 401(a) of the Code; (D) the most recent financial statement; (E) the most recently filed Form 5500 Annual Returns/Reports and schedules; (F) the current summary plan description; (G) the most recent actuarial valuation report; (H) any material, non-routine correspondence to or from a Governmental Authority dated within the past three (3) years; and (I) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee of the Company Group whose principal work location is outside of the United States (the “International Employee Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (C) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment. Employee Plans shall not include Referral Agreements.

(b) Absence of Certain Plans. No member of the Company Group nor any other corporation or trade or business (whether or not incorporated) that would at any relevant time be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) has, in the last six (6) years, maintained, sponsored, contributed to, or has been required to contribute to or currently maintains, sponsors or participates in, contributes to, or is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or an “employee pension benefit plan” that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), and neither any member of the Company Group nor any of such member’s ERISA Affiliates has incurred any liability that has not been satisfied to a multiemployer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan.

(c) Compliance. Each Employee Plan has been established, funded, administered and maintained, in form and operation, in all material respects in accordance with its terms and in all material respects in compliance with applicable laws, including ERISA and the Code. No member of the Company Group has incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6055, 6056, 6721 or 6722 of the Code and no circumstances exist or events have occurred that would reasonably be expected to result in the imposition of any such material penalties or Taxes. Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any Employee Plan that is a qualified “pre-approved” plan, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS) as to its qualified status, and nothing has occurred since the issuance of such letters for any Employee Plan that would reasonably be expected to cause the revocation of qualification under the Code of any such plans. All required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued in accordance with GAAP.

(d) Employee Plan Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, Legal Proceeding or dispute (other than routine claims for benefits) with respect to any Employee Plan.

(e) No Prohibited Transactions. To the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that would result in a material liability to any member of the Company Group.

(f) No Post-Employment Welfare Benefit Plan. No Employee Plan provides, and no member of the Company Group has any current or potential obligation to provide for post-employment, post-ownership, post-service or retiree life insurance, health or other welfare benefits to any person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA or any similar state Law for which the covered Person pays the full cost of coverage.

(g) No Additional Rights; Section 280G. The execution, delivery and performance of, and consummation of the Merger (either alone or in connection with any other event) will not (i) entitle any current or former employee or independent contractor of the Company Group to any additional compensation, including severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or independent contractor of the Company Group; (iii) accelerate the time of payment or vesting of any benefits to any current or former employee or independent contractor of the Company Group; (iv) result in any forgiveness of indebtedness of any current or former employee or independent contractor of the Company Group; (v) result in payment or funding of any amount or provision of any benefit that would, individually or in combination with any other such payment or benefit, reasonably be expected to constitute an “excess parachute payment” under Section 280G(b)(1) or 4999 of the Code; or (vi) trigger or impose any restriction or imposition on the rights of any member of the Company Group to materially amend or terminate any Employee Plan.

(h) No Tax Gross-Ups. No member of the Company Group has any obligation to gross-up, reimburse or indemnify any individual with respect to any Tax under Section 409A or 4999 of the Code or otherwise.

(i) Section 409A. Each Employee Plan and each other agreement, plan or arrangement maintained by any member of the Company Group that is, in any part, a nonqualified deferred compensation plan that is subject to Section 409A of the Code has been in compliance in all material respects, both in documentation and operation, with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(j) International Employee Plans. Each International Employee Plan (i) has been established, registered, maintained and administered in good standing and compliance with its terms and conditions and in all material respects with the requirements prescribed by any applicable Laws or regulatory authorities, (ii) if intended to qualify for special Tax treatment, meets all requirement for such treatment and (iii) if intended to be funded and/or book reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. All employer and employee contributions to each International Employee Plan required by Law or by the terms of such International Employee Plan have been timely made, or, if applicable, accrued in accordance with GAAP. Furthermore, no International Employee Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued in accordance with GAAP. Except as required by applicable Law, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without liability to any member of the Company Group (other than ordinary notice and administration requirements and expenses or routine claims for benefits). Each International Employee Plan that is required to be registered has been so registered and has been maintained in good standing with applicable regulatory authorities.

(k) No New Employee Plans. The Company Group has no binding plan or commitment to amend any Employee Plan or establish any new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.

3.19. Labor Matters.

(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement or other Contract with any Union (each, a “Collective Bargaining Agreement”), other than national, industry-wide, or sector-specific agreements outside of the United States, and no employees of the Company Group are represented by a Union with respect to their employment with the Company Group. To the Knowledge of the Company, there are no pending or threatened activities or proceedings of any Union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three (3) years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no material unfair labor practice charge, material labor grievance, labor arbitration, strike, lockout, work stoppage, picketing, handbilling or other material labor dispute against or affecting the Company Group pending or, to the Knowledge of the Company, threatened against any member of the Company Group, and no such labor dispute or activity has occurred within the past three (3) years. No notice, consent or consultation obligations with respect to any employees of Company Group, or any Union representing employees of the Company Group, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Wage and Hour and Legal Compliance. The Company Group is in compliance, and in the past three (3) years has complied, in each case, in all material respects, with applicable Laws and Orders with respect to labor and employment (including applicable Laws and Orders regarding wages and hours and the classification and compensation of employees and independent contractors, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), discrimination, harassment, and retaliation, whistleblowing, disability rights or benefits, equal opportunity, restrictive covenants, pay transparency, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, employee health and safety, and collective bargaining). There are, and for the past three (3) years there has been, no material Legal Proceedings pending or, to the Knowledge of the Company, threatened to be brought or filed against any member of the Company Group, by or before any Governmental Authority concerning labor- or employment-related matters.

(c) Sexual Harassment and Discrimination. Since the Look-Back Date, the Company Group has promptly, thoroughly and impartially investigated all sexual harassment, assault or misconduct, or other discrimination or retaliation allegations, in each case, that were made against any current or former employee of the Company Group at the level of Senior Vice President or above or member of the Company Board, and, in each case, of which any member of the Company Group is aware or has been made aware. With respect to each such allegation with potential merit, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company Group does not reasonably expect any material liability with respect to any such allegations. Since the Look-Back Date, no current or former employee of the Company Group at the level of Senior Vice President or above or any member of the Company Board has been the subject of any allegation of sexual harassment, assault or misconduct, or other discrimination or retaliation. No member of the Company Group is or, since the Look-Back Date, has entered into any settlement agreements, related to allegations of sexual harassment, assault or misconduct, or other discrimination or retaliation, by any current or former employee at the level of Senior Vice President or above or member of the Company Board.

(d) Terminations. To the Knowledge of the Company, as of the date of this Agreement, no current employee on the Executive Leadership Team of the Company has given notice of termination of employment or otherwise intends to terminate his or her employment with the Company Group prior to the one-year anniversary of the Closing.

(e) Restrictive Covenants. To the Knowledge of the Company, except as would not reasonably be expected to be material to the Company Group taken as a whole, no current or former officer, director, employee, individual independent contractor or other individual service provider of the Company Group is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or other restrictive covenant obligation: (i) owed to the Company Group; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company Group.

3.20. Permits. Except as had not been and would not reasonably be expected to be material to the Company Group, individually or taken as a whole, the Company Group holds, to the extent legally required (including by Healthcare Laws), all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, Orders, accreditations, registrations, certifications, qualifications, exemptions and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no termination, suspension, modification, revocation or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not been and would not reasonably be expected to be material to the Company Group, individually or taken as a whole. Each Permit is valid and in full force and effect and will be available for use immediately after Closing. No Permit will be adversely affected by the consummation of the transactions contemplated by this Agreement, and none of the Permits will expire or terminate as a result of the consummation of the transactions contemplated by this Agreement.

3.21. Compliance with Laws. Each member of the Company Group is, and since the Look-Back Date has been, in compliance in all material respects with, and conducts their respective business in material conformity with, all Laws and Orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group.

3.22. Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no, and since the Look-Back Date there have been no, material Legal Proceedings pending or, to the Knowledge of the Company, threatened against any member of the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such.

(b) No Orders. No member of the Company Group or any of their respective officers or directors (in their capacities as such) is or has been since the Look-Back Date subject to any Order of any kind or nature (including, and with respect to any such officer or director of a member of the Company Group other than the Company (in their capacity as such), only with respect to, any Order that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement).

3.23. Insurance. The Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation has been received and there is no existing default or event that, with or without notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, would not have a Company Material Adverse Effect. There is no material claim pending under any insurance policy as to which coverage has been denied or disputed by the underwriters of such insurance policy. The Company has made available to Parent true and correct copies of such material insurance policies prior to the date hereof.

3.24. Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any member of the Company Group, on the one hand, and any Affiliate of any member of the Company Group, stockholder that owns more than five percent (5%) or more of Company Common Stock (or any Affiliate thereof) or any director, officer or employee (or, to the Knowledge of the Company, any immediate family member thereof) of any member of the Company Group, but not including any wholly owned Subsidiary of the Company, on the other hand.

3.25. Brokers. Except as set forth on Section 3.25 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any member of the Company Group, the Company Board or the Special Committee who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company has made available to Parent a true, correct and complete copy of the engagement letter of the Advisor and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Company Group, the Company Board or the Special Committee in connection with the transactions contemplated by this Agreement.

3.26. Trade Controls; FCPA.

(a) The Company Group has conducted its transactions and dealings over the past five (5) years in accordance with all applicable anti-money laundering Laws and Orders; import, export, re-export, transfer, and re-transfer control Laws and Orders; economic or trade sanctions Laws and Orders; and all other similar applicable Laws and Orders (collectively, “Trade Control Laws”).

(b) The Company Group has implemented and maintains in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control

Laws and all applicable anti-corruption and anti-bribery Laws, and Orders, including the FCPA (collectively, “Anti-Corruption Laws”). No member of the Company Group has been the subject of any investigation by any Governmental Authority, made any voluntary or involuntary disclosure, conducted any internal investigation or audit, or received any notice, inquiry, or internal or external allegation, in each case relating to an actual or potential violation of Trade Control Laws or Anti-Corruption Laws.

(c) There are no (and in the last five (5) years there have been no) pending or, to the Knowledge of the Company, threatened Legal Proceedings against any member of the Company Group alleging a violation of any Trade Control Laws or Anti-Corruption Laws.

(d) No material licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger.

(e) Neither any member of the Company Group nor any officer, director, or employee, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of any member of the Company Group, has, directly or indirectly, (i) taken any action that would result in a violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered, promised, authorized, accepted or received any unlawful payment or gift of money or any other thing of value, to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign, or public international organization; or (iv) made, offered, promised, authorized, accepted or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws.

(f) Neither any member of the Company Group nor any of its officers, directors or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of any member of the Company Group, is currently, or has been in the past five (5) years: (i) a Sanctioned Person, or (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country.

3.27. Healthcare Regulatory Matters.

(a) General Compliance. The Company Group is, and since the Look-Back Date has been, in compliance in all material respects with all Healthcare Laws. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company Group taken as a whole, no Legal Proceeding alleging a violation of, or liability or potential responsibility under, any Healthcare Laws has been initiated or filed against the Company Group at any time since the Look-Back Date, nor has the Company Group received any notice or communication from any Governmental Authority alleging any violation, noncompliance, or liability of, the Company Group under any Healthcare Law. There is no Legal Proceeding pending or threatened, with respect to the termination or suspension of the participation by the Company Group in any Governmental Health Program. Neither the Company nor any of its Subsidiaries has received any subpoenas or civil investigative demands or similar requests for information other than in the ordinary course of business from any Governmental Authority.

(b) Orders. Neither the Company Group, nor any of its directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) or other Company Group personnel is or has been: (i) debarred, excluded, or suspended from participating in any Governmental Health Program; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Governmental Health Program requirement; (iii) involved or named in any unsealed, or to the Knowledge of the Company, any sealed U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act or any unsealed qui tam action; (iv) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program; or (vi) has made any voluntary or self-disclosure to any Governmental Authority or Payor of any potential or actual non-compliance with any Healthcare Law. Neither the Company Group, nor any of its directors, officers, employees, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) or other Company Group personnel has been or is a party to, nor has any ongoing reporting obligations pursuant to, any civil monetary penalties, corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, criminal actions, plans of correction or similar agreements or Orders with or imposed by any Governmental Authority concerning any Healthcare Law.

(c) HIPAA. The Company Group is, and since the Look-Back Date has been, in compliance in all material respects with HIPAA “business associate” (as defined by HIPAA) requirements. The Company Group has implemented all required physical, technical and administrative safeguards to protect “protected health information” or “PHI” (as defined under HIPAA), including (i) conducting an enterprise-wide security risk analysis and implementing appropriate corrective action to address any material vulnerabilities identified as a result of any security risk analysis required by HIPAA; (ii) implementing a HIPAA compliance program that consists of written policies and procedures; (iii) training its “workforce” (as defined by HIPAA) with respect to the Company Group’s obligations under HIPAA; and (iv) entering into contracts satisfying the requirements of 45 C.F.R. § 164.504(e) with each “covered entity” and “subcontractor” (as defined by HIPAA) when required by HIPAA. Since the Look-Back Date, neither the Company Group nor any director, officer, employee thereof has (1) except as would not reasonably be expected to be material to the Company Group taken as a whole, experienced a “breach” or “security incident” of “unsecured PHI” (as defined by HIPAA); nor (2) received notice, complaints, or audit requests from any Governmental Authority regarding uses or disclosures of PHI or its alleged failure to comply with HIPAA or any other Healthcare Law applicable to PHI. The Company Group has (x) at all times obtained written permission prior to (a) engaging in the de-identification of client PHI, or (b) providing data aggregation services; (y) de-identified all PHI in accordance with HIPAA regulations; and (z) not sold, licensed, or otherwise commercialized any PHI.

(d) Compliance Program. Since the Look-Back Date, the Company Group has established, maintained and operates in accordance with a compliance program designed to promote compliance with Healthcare Laws and ethical standards and which incorporates the “Seven Fundamental Elements of an Effective Compliance Program” published by the Office of Inspector General for the U.S. Department of Health and Human Services.

(e) RCM Activities. Within the last three (3) years, (i) all RCM Activities of the Company Group, with respect to all Payor programs, have been conducted in material compliance with all Healthcare Laws and the guidelines of all such Payor programs, (ii) there are no audits, reviews, investigations or other information of which any member of the Company Group is aware that indicate or conclude that such practices have not been conducted in material compliance with all Healthcare Laws and applicable guidelines of all such Payor programs, or, to the extent that the Company Group members are aware of such audits, reviews, investigations or other information, the Company Group has reviewed such information and put in place corrective measures or otherwise concluded that its practices are in compliance with such Healthcare Laws and Payor guidelines, and (iii) except as set forth on Section 3.27(e) of the Company Disclosure Letter there has not been, and is not currently pending or threatened, any material recoupment, repayment or damages sought, or investigation commenced, by any person from or of the Company Group or its customers related to services or products provided by any Company Group. Within the last three (3) years, none of the members of the Company Group, nor any of their employee nor, to the Knowledge of the Company, agents, have submitted false or fraudulent claims for payment to any Payor program, or knowingly or willfully made or caused to be made, or induced or sought to induce the making of, any false statement or representation (or knowingly or willfully omitted to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to any information required to be submitted by any Payor program or pursuant to any Healthcare Laws.

(f) Licensed Personnel. While performing services on behalf of the Company Group, to the Company’s Knowledge, the Licensed Personnel are, and at all times in the last three (3) years have been, in compliance in all material respects with applicable Healthcare Laws, and hold and, at all times within the last three (3) years have held, all Healthcare Licenses required in the performance of their respective duties for the applicable member of the Company Group, except for any noncompliance that would not be reasonably expected to have a material effect. To the Company’s Knowledge, and except as would not reasonably be expected to result in material non-compliance with any Healthcare Laws: (i) each Healthcare License held by the Licensed Personnel is in full force and effect and no suspension, revocation, termination, impairment, limitation, modification or non-renewal of any such Healthcare License is pending or threatened. To the extent that Company Group bills or submits claims for items or services rendered by any Licensed Personnel to Payor programs (or bills any other third parties for services rendered by Licensed Personnel for which, to the Company’s Knowledge, the third party will submit for payment under Payor programs), all such activities and claims materially comply with applicable Healthcare Laws and Payor program requirements.

(g) Referral Arrangements. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, no member of the Company Group is currently a party to any Referral Agreement, and is not receiving or paying, and does not have a right to receive or obligation to pay, any compensation or other remuneration in connection with a Referral Agreement. The Company Group has undertaken reasonable diligence efforts to ensure that all Referral Agreements are constructed, and that the conduct of each of its Company Group members under all Referral Agreements are, in material compliance with all Healthcare Laws.

3.28. Government Contracts. Within the last five (5) years, no member of the Company Group has (i) materially breached or violated any Law or clause pertaining to any Contract with any Governmental Authority; (ii) been excluded from bidding by a Governmental Authority; (iii) been audited or investigated (other than routine audits or investigations in the ordinary course of business that did not result in any adverse finding) by any Governmental Authority with respect to any Contract with any Governmental Authority; or (iv) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Contract with any Governmental Authority. There are no material outstanding claims or disputes in connection with any member of the Company Group’s Contracts with any Governmental Authority. To the Company’s Knowledge, there are no outstanding or unsettled allegations of fraud, false claims or material overpayments by any Governmental Authority with regard to any member of the Company Group’s Contracts with any Governmental Authority. The Company has not received any direct or indirect contract award from a Governmental Authority on the basis of a small business set aside or other preferred bidder status.

3.29. Customers and Suppliers. Section 3.29 of the Company Disclosure Letter sets forth the Material Relationships. Since January 1, 2023, no Material Relationship (a) cancelled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing or given notice of intent, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, or (b) materially decreased its business with, or, to the Knowledge of the Company, threatened in writing or given notice of intent to materially decrease its business with the Company or its Subsidiaries, in each case, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.30. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The members of the Company Group acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement:

(i) neither the Buyer Parties nor any of their respective Subsidiaries (or any other Person) make, or has made, any representation or warranty relating to the Buyer Parties, their respective Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Buyer Parties or any of their respective Affiliates or Representatives to make any representation or warranty relating to the Buyer Parties or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company Group or any of their respective Affiliates or Representatives as having been authorized by the Buyer Parties or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Buyer Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Group or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each member of the Company Group, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company Group or any of their respective Affiliates or Representatives on behalf of the Buyer Parties in connection with the Merger, in connection with presentations by the Buyer Parties’ management or in any other forum or setting; or

(c) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:

4.1. Organization; Good Standing.

(a) Parent. Parent (i) is a limited liability company duly formed, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

4.2. Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement and any other Transaction Document to which it is or will be a party; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement and any other Transaction Document by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement and the Transaction

Documents by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

4.3. Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a breach, violation or default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or Order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4. Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act or any other Antitrust Law; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5. Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. No Buyer Party is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6. Ownership of Company Capital Stock. As of the date of this Agreement, the Buyer Parties and TCP-ASC ACHI Series LLLP beneficially own, in the aggregate, 124,289,200 shares of Company Common Stock and 40,464,855 shares of Company Common Stock issuable upon exercise of a Company Warrant.

4.7. Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.

4.8. Operations of the Buyer Parties. Each Buyer Party has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, none of the Buyer Parties will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guarantee and this Agreement. Parent owns beneficially and of record, directly or indirectly, all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9. No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10. Guarantee. The Guarantors have delivered to the Company the duly executed Guarantee, dated as of the date hereof. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, subject to the Enforceability Limitations. There is no default or breach under the Guarantee by any Guarantor, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of any Guarantor pursuant to the Guarantee.

4.11. Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) an executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantors, pursuant to which the Guarantors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing”) and (ii) an executed commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide the financing in the amounts set forth therein to the Buyer Parties at or prior to the Closing (the “Debt Financing”) for the purpose of funding the Merger and the related fees and expenses thereto (including all exhibits, schedules, and annexes thereto, and any Fee Letters (as defined below), collectively, the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Commitment Letters”) together with any fee letter (which may be redacted with respect to fee amounts, pricing terms, pricing caps, “market flex” provisions, “securities demand” provisions and other economic terms that are customarily redacted in connection with transactions of this type none of which redactions cover terms that would adversely affect the conditionality, enforceability, availability or termination, or reduce the aggregate amount of, the Debt Financing) delivered in connection with the Debt Commitment Letter (the “Fee Letter”). The Debt Financing pursuant to the Debt Commitment Letters and the Equity Financing pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Financing.”

(b) Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to the obligations of the Debt Financing Sources to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter or to the obligations of the Guarantors to fund the full amount of the Equity Financing in accordance with the terms of the Equity Commitment Letter. Assuming satisfaction of the conditions set forth in Article VII, as of the date hereof the Buyer Parties do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Buyer Parties at the Closing.

(c) Assuming the satisfaction (or waiver) of the conditions set forth in Article VII and assuming the representations and warranties set forth in Section 3.7(a), the first and second sentences of Section 3.7(b) and the first sentence of Section 3.7(c) are true and correct, the Financing, when funded in accordance with the Commitment Letters, shall together with Cash on Hand provide Parent with cash proceeds at or prior to the Closing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Commitment Letters and any fee letters related thereto) sufficient for Parent or the Surviving Corporation and its Subsidiaries, as applicable, to pay all amounts owed by Parent at the Closing pursuant to Section 2.7, Section 2.8 and Section 6.19, any fees and expenses of or payable by the Buyer Parties in connection with the transactions contemplated hereby, in each case, payable on the Closing Date, and all amounts owed by the Surviving Corporation and its Subsidiaries pursuant to Section 2.9, which amounts, for the avoidance of doubt, shall not include any cash consideration in respect of any shares of Company Common Stock held by, or underlying the Company Warrant held by, the Buyer Parties, Holdings, any Holdings Subsidiary or TCP-ASC ACHI Series LLLP as of the Effective Time (all such amounts owed by Parent and the Surviving Corporation and its Subsidiaries, less Cash on Hand, collectively, the “Required Amount”).

(d) The Commitment Letters are (i) legal, valid and binding obligations of the Buyer Parties and, to the knowledge of Parent, of each of the other parties thereto (subject, in the case of the Debt Commitment Letters, to the effect of any Laws relating to the Enforceability Limitations), and (ii) as of the date hereof, in full force and effect. As of the date hereof, the Buyer Parties are not in default or breach under the terms and conditions of the Commitment Letters and, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement and the completion of the Marketing Period, no event has occurred that, with or without notice, lapse of time, or both, would or, would reasonably be expected to, (w) constitute a default or breach or a failure to satisfy a condition precedent on the part of the Buyer Parties under the terms and conditions of the Commitment Letters or, to the Knowledge of the Buyer Parties, any other party to the Financing under any term or condition of the Commitment Letters, (x) make any of the representations of the Buyer Parties or, to the Knowledge of the Buyer Parties, any other party thereto set forth in the Commitment Letters inaccurate in any material respect, (y) result in any of the conditions precedent in the Commitment Letters not being satisfied on a timely basis or (z) result in any portion of the Financing being unavailable at or prior to the Closing or on the Closing Date. The Buyer Parties have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters have been modified, amended or altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified or rescinded in any respect. There are no other fee letters, engagement letters, side letters or other written agreements, written Contracts or written arrangements to which any Buyer Party or any of their respective Affiliates is a party that would impose additional conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or Equity Financing or reduce the amount of the Financing taken together with Cash on Hand to be less than the Required Amount.

(e) The Buyer Parties acknowledge and agree that, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by the Buyer Parties or any other financing or other transaction or other transactions be a condition to any Buyer Party’s obligations hereunder.

4.12. Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amount) and assuming the accuracy of the representations and warranties in Article III of this Agreement, the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, and the satisfaction of the conditions set forth in Article VII of this Agreement, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed the value of all liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis), including contingent and other liabilities; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and matured.

4.13. Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1. Affirmative Obligations. Except (a) as expressly required by this Agreement or required by applicable Law or Order; (b) as expressly set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) conduct its business and operations in the ordinary course of business in all material respects; and (iii) use its respective reasonable best efforts to (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations; and (D) timely file all material Tax Returns (taking into account extensions) and pay all material amounts of Taxes as such Taxes become due and payable other than Taxes that are being contested in good faith and for which adequate reserve has been established on the Company SEC Reports in accordance with GAAP, in each case of this subclause (D), to the extent consistent with the past practices of the Company Group.

5.2. Forbearance Covenants. Except (i) as expressly required by this Agreement or required by applicable Law or Order; (ii) as expressly set forth in Section 5.2 of the Company Disclosure Letter; or (iii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company will not, and will cause its Subsidiaries not to:

(a) amend the Charter, the Bylaws, or any other similar organizational document or take any action in violation of the Charter, the Bylaws, or any Investor Rights Agreements;

(b) propose, adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) merge or consolidate the Company or any of its Subsidiaries with any Person;

(d) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities (including, for the avoidance of doubt, any Company Equity Awards) or any equivalent instrument with respect to any Subsidiary other than to the Company or another Subsidiary, except for the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards or Company Warrants outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

(e) directly or indirectly acquire, repurchase or redeem any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof; or (B) transactions between the Company and any of its wholly-owned Subsidiaries;

(f) (A) adjust, split, combine, recapitalize or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) make, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company, or one of the Company’s other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest (except for Permitted Liens); or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(g) (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) Indebtedness under the revolving credit facility of the Company Credit Agreement as in effect as of the date hereof, provided that (x) the aggregate amount outstanding under such revolving credit facility at any time shall not exceed $110,000,000 without prior approval of the Company Board and (y) the aggregate amount outstanding under such revolving credit facility at any time shall not exceed $250,000,000; (3) the incurrence of (or establishment of commitments with respect to) Indebtedness in an aggregate amount not to exceed $1,000,000; and (4) intercompany loans or advances between or among the Company Group; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of the Company Group or (C) amend, modify or supplement the Company Credit Agreement or any other Indebtedness in a manner that either (1) is materially adverse to Buyer Parties or (2) adds any prepayment or redemption penalty or premium or that materially increases the prepayment or redemption penalty or premium payable under such Indebtedness;

(h) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any Lien thereupon (other than Permitted Liens);

(i) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (2) loans, advances or other extensions of credit or capital contributions to, or investments in, the Company or any direct or indirect wholly-owned Subsidiaries of the Company;

(j) (A) acquire, lease, license, sell, abandon, permit to lapse, transfer, assign, guarantee, or exchange any Company Intellectual Property other than (x) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business to customers or vendors or (y) non-exclusive licenses where the grant of rights to use any Company Intellectual Property are incidental, and not material to, any performance under the applicable agreement; or (B) disclose any trade secrets included in the Company Intellectual Property to any third Person, other than pursuant to a commercially appropriate non-disclosure or confidentiality agreement or other contractual, fiduciary or legal obligations of confidentiality;

(k) lease, license, sell, abandon, transfer, assign, guarantee or exchange any of the Company Group’s assets in excess of $500,000 other than the sale, acquisition, lease or non-exclusive licensing of Company Products in the ordinary course of business;

(l) (A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any Employee Plan or other plan, program, agreement or arrangement that would constitute an Employee Plan if in effect on the date hereof; (B) increase the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, pay or commit to pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, or pay or provide any compensation or benefit (including any pension, retirement allowance or forgiveness of indebtedness) not required by (or accelerate the time of payment or vesting of any payment or benefit becoming due under) any Employee Plan as in effect as of the date hereof, except in the case of each of clauses (A) and (B), (1) as may be required by applicable Law or the terms of the applicable Employee Plan in effect as of the date hereof or (2) annual merit increases in base salary or wages in the ordinary course of business made to non-executive employees or service providers whose annual salary (or, in the case of non-employee service providers, equivalent compensation) is less than $250,000; (C) grant any new equity-based or other long-term incentive awards, amend or modify the terms of any outstanding Company Equity Awards or other long-term incentive awards, or pay any incentive or performance-based compensation or benefits at a level greater than the level earned based on actual performance through the end of the applicable performance period in accordance with the applicable plan; (D) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, or other individual service provider of the Company Group, or (E) hire, promote, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, or other individual service provider of the Company Group with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of greater than $250,000;

(m) settle, release, waive or compromise any existing or pending or threatened Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim (A) in which the Company is the plaintiff or complainant wherein it solely alleges that monetary consideration is owed to the Company and for which no member of the Company Group is subject to any counterclaims; (B) that is for solely monetary payments of, net of insurance recovery, no more than $250,000 individually and $1,000,000 in the aggregate, and that does not involve any admission of wrongdoing or liability, does not impose any restriction on the business of the Company or any of its Subsidiaries, does not relate to any litigation by the Company’s stockholders in connection with this Agreement, the Merger or the transactions contemplated thereby or (C) settled in compliance with Section 6.13;

(n) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any material change in any of its accounting principles or practices

(o) except as required by applicable Law or GAAP , (A) amend any material Tax Return, (B) change or revoke (or make other than in the ordinary course of business) any material Tax election, (C) change any material method of Tax accounting, (D) settle or compromise any material Tax liability, (E) surrender any claim for a refund of material Taxes, (F) agree to any extension or waiver of a statute of limitations applicable to any material Tax claim or assessment (other than pursuant to automatic extensions to file Tax Returns) or (G) make any material change in accounting methods, principles or practices;

(p) incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Letter;

(q) enter into, modify or amend in a manner that is adverse in any respect to the Company Group or terminate (or accelerate, release, settle, compromise or waive any material right under) any Material Contract (or any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof), except in the ordinary course of business; provided, however, that no Material Contract with any of the Specified Customers or Specified Material Contract (or any Contract that would have been a Material Contract with any of the Specified Material Customers or a Specified Material Contract if such Contract was in existence as of the date hereof) shall be (i) modified or amended in a manner that is adverse in any material respect to the Company Group, or (ii) terminated;

(r) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(s) engage in any transaction with, or enter into or renew any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(t) effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group or notice obligations, in each case under WARN;

(u) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(v) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any Contract that provides for the formation of a joint venture entity, limited liability company, legal partnership or similar entity with any third Person or make any investment in any Person, other than an investment in any wholly-owned Subsidiary of the Company;

(w) (A) enter into, negotiate, modify or terminate any Collective Bargaining Agreement or agreement or arrangement to form a Union or other Contract with any Union; or (B) recognize or certify any Union, or group of employees, as the bargaining representative for any employees of the Company Group;

(x) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(y) (i) amend any Permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to the Company or its Subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material Permits, or (iii) take any action, or fail to take any action, that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of, any material Permits;

(z) enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;

(aa) enter into any new line of business or wind down any existing line of business; or

(bb) enter into, authorize any of, adopt any resolutions in support of or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3. No Solicitation.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.3, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions, communications or negotiations with any Person regarding, or relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; (iii) (A) knowingly encourage, knowingly facilitate or knowingly assist, provide any non-public information concerning the Company or any of its Subsidiaries to any Person, or (B) afford access to the business, assets, properties, books or records, other information or employees or other Representatives of the Company or any of its Subsidiaries (x) in connection with, or with the intent to induce, or (y) that would reasonably be expected to lead to, the making, submission or announcement of any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, except, in the case of this clause (iii)(B)(y), for the provision of information to any director on the Company Board in his or her capacity as such so long as such director has not indicated that he or she intends to use such information in connection with any such Acquisition Proposal, inquiry, proposal or offer; provided that this clause (iii)(B)(y) shall not restrict or prohibit the Company from complying with (and solely to the extent required by) Section 2.5 of the CoyCo IRA or Section 2.5 of the TCP-ASC IRA so long as the Company (I) advises Parent promptly (and in any event within twenty-four (24) hours) of the receipt of any request pursuant to Section 2.5 of the CoyCo IRA, (II) concurrently provides Parent with any information, books or records provided by the Company in response to such request and (III) invites Parent to participate in any discussions in response to such request; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) resolve or agree to do any of the foregoing. The Company shall, and the Company shall cause its Subsidiaries and its and their Representatives to, (1) immediately cease and cause to be terminated any discussions and negotiations with any Person (other than the Buyer Parties and their Representatives) that would be prohibited by this Section 5.3 or that would reasonably be expected to lead to an Acquisition Proposal and cease providing any information to any such Person or its

Representatives, (2) with respect to any Person with whom such discussions or negotiations have been terminated, promptly following the date hereof (and in any event within two (2) Business Days hereof) request that such Person and its Representatives return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company and shall take all necessary action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement and (3) promptly (and in any event within two (2) Business Days hereof) terminate all access granted to any Person and its Representatives to any physical or electronic data rooms (or other diligence access) relating to a possible Acquisition Proposal by such Person and its Representatives. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, any provision of any standstill or confidentiality agreement; provided, that, prior to, but not after, the time the Requisite Stockholder Approval is obtained, if, in response to an unsolicited request to waive any standstill or similar provision, the Company Board (upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable Law, the Company may waive any such standstill or similar provision solely to the extent necessary to permit such Person to make an Acquisition Proposal to the Company Board or Special Committee and communicate such waiver; provided, however, that the Company shall advise Parent promptly (and in any event within twenty-four (24) hours) following taking such action.

(b) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3 (but subject to the provisos in this Section 5.3(b)), prior to the Company’s receipt of the Requisite Stockholder Approval, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement, the Company (acting on the recommendation of the Special Committee) may, or may authorize its Representatives to, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company such an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person); provided, however, that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable Law; and provided, further, however, that the Company will promptly (and in any event within twenty-four (24) hours of provision of such information to such Person or its Representative) make available to Parent any non-public information concerning the Company or any of its Subsidiaries that it has provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Change in Company Board Recommendation, No Change in Special Committee Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), after the date of this Agreement, the Company Board (including the Special Committee) shall not:

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to the Buyer Parties; (B) authorize, adopt, approve, endorse, recommend or otherwise publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable) any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (and if the Company Stockholders Meeting is scheduled to be held within five (5) Business Days, then reasonably promptly after announcement or disclosure of any Acquisition Proposal (or material modification thereof) if announced or disclosed on or after the fifth (5th) Business Day prior to the date of the Company Stockholders Meeting) (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion in respect of each Acquisition Proposal and each material modification thereof (which shall include any amendment to the financial terms thereof); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer prior to ten (10) Business Days after commencement thereof (and if the Company Stockholders Meeting is scheduled to be held within ten (10) Business Days, then reasonably promptly after commencement of such tender or exchange offer (or material modification thereof), other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement or (F) publicly propose or agree to any of the foregoing (any action described in clauses (A) through (F), a “Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal (so long as such determination is not publicly disclosed) or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Recommendation Change; or

(ii) cause or permit the Company Group to enter into a letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.3(b) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”), or propose, recommend, declare advisable or agree, in each case, publicly, to any of the foregoing.

(d) Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in Section 5.3(c), following receipt of a written bona fide Acquisition Proposal by the Company after the date of this Agreement that the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, (x) either or both of the Company Board (acting on the recommendation of the Special Committee) with respect to the Company Board Recommendation and/or the Special Committee with respect to the Special Committee Recommendation may, at any time prior to the time the Requisite Stockholder Approval is obtained, make a Recommendation Change with respect to such Superior Proposal or (y) the Company Board (acting on the recommendation of the Special Committee) and the Special Committee, if both take such action, may (if the receipt of such Superior Proposal did not result from a breach in any material respect of this Section 5.3) terminate this Agreement in accordance with Section 8.1(h) in order to enter into the Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement in accordance with Section 5.3(d)(ii), if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent five (5) Business Days’ prior written notice, which shall state expressly (1) that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other term or condition of such Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, (x) the Special Committee or the Company Board (acting on the recommendation of the Special Committee) has determined to make a Recommendation Change or (y) both the Company Board (acting on the recommendation of the Special Committee) and the Special Committee shall have determined to terminate this Agreement in accordance with Section 8.1(h) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such a Recommendation Change or terminating this Agreement in accordance with Section 8.1(h), as applicable, (x) engaged during the five (5) Business Days following such written notice in good faith with Parent (to the extent Parent wishes to engage) during such notice period, to consider any adjustments proposed in writing by Parent to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and (y) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee proposed by Parent and other information provided by Parent during such notice period; and

(ii) (x) if either or both of the Special Committee, with respect to a Recommendation Change by the Special Committee, and/or the Company Board (acting on the recommendation of the Special Committee), with respect to a Recommendation Change by the Company Board, or (y) in the case of a termination of this Agreement in accordance with Section 8.1(h), both the Special Committee and the Company Board (acting on the recommendation of the Special Committee) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Recommendation Change or to so terminate this Agreement in accordance with Section 8.1(h), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall enter into an Alternative Acquisition Agreement before this Agreement has been validly terminated in accordance with its terms.

(e) Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(d), upon the occurrence of any Intervening Event, the Company Board (acting on the recommendation of the Special Committee) with respect to the Company Board Recommendation or the Special Committee with respect to the Special Committee Recommendation may, at any time prior to the time the Requisite Stockholder Approval is obtained, make a Recommendation Change with respect to such Intervening Event, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent five (5) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has determined to make a Recommendation Change and (B) prior to making such a Recommendation Change, engage in good faith with Parent (to the extent Parent wishes to engage) during such five (5) Business Day notice period to consider any adjustments proposed in writing by Parent to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee such that the failure of the Company Board or the Special Committee to make a Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that each time a material change in the Intervening Event occurs, the Company shall notify Parent of such modification and comply with the requirements of this Section 5.3(e), provided that the time period set forth in this Section 5.3(e)(i) shall be for three (3) Business Days from the day of such notification; and

(ii) the Company Board (acting on the recommendation of the Special Committee), with respect to a Recommendation Change by the Company Board, or the Special Committee, with respect to a Recommendation Change by the Special Committee, shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make such Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Notice. During the Pre-Closing Period, the Company will promptly (and, in any event, within twenty-four (24) hours from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute or would reasonably be expected to lead to an Acquisition Proposal (or any material revisions to the terms or conditions of such Acquisition Proposal) are received by the Company Group or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company Group or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals (including providing copies of any written materials delivered by such Person setting forth terms or conditions of such offers or proposals). Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations (including delivery to Parent within twenty-four (24) hours of copies of all material communications delivered by or on behalf of such Person in connection with such proposal or offer). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement or other Contract subsequent to the date hereof that prohibits compliance with this Section 5.3(f).

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or the Special Committee) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement or applicable Contract, it being understood that any such statement or disclosure made by the Company Board (or the Special Committee) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or the Special Committee) to effect a Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or the Special Committee), to the extent required by law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, and the material terms of such Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof, including the Special Committee), expressly reaffirms the Special Committee Recommendation and the Company Board Recommendation in such public statement.

(h) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any director, officer or other Representative of the Company Group (other than an employee of the Company Group who is not an officer of the Company or its Subsidiaries and who was not involved in the negotiation of this Agreement and is not acting at the direction of the Company Group in connection with any action that constitutes a breach of this Section 5.3) will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company Group to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company Group, shall use its reasonable best efforts to stop such breach or threatened breach.

ARTICLE VI

ADDITIONAL COVENANTS

6.1. Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable and in no event later than the Termination Date, the Merger, including by:

(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all Consents from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(ii) obtaining all Consents and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger as may be requested by Parent in writing no later than ten (10) Business Days prior to the Closing, so as to maintain and preserve the benefits to the Surviving Corporation and its Subsidiaries of such Material Contracts as of and following the consummation of the Merger; and

(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no member of the Company Group will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a Guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2. Filings.

(a) Filings Under Antitrust Laws. As soon as reasonably practicable following the date hereof, and in no event no later than ten (10) Business Days thereafter (or at such later date as may be mutually agreed between the Company and Parent), the Company and Parent each shall file (or shall cause to be filed) (x) with the FTC and the DOJ Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act and (y) with the Governmental Authorities set forth on Section 7.1(b) of the Company Disclosure Letter the appropriate notifications and clearance applications as required by the Antitrust Laws of such jurisdictions relating to the transactions contemplated herein. The Company and the Buyer Parties each shall (i) promptly supply (or cause to be supplied) the other Parties with any information which may be required in order to effectuate such filings, (ii) promptly supply (or cause to be supplied) any additional information, documentation, or other material or testimony which reasonably may be required by such Governmental Authorities under Antitrust Laws, and (iii) coordinate with the other Parties in making any such filings or information submissions pursuant to and in connection with the foregoing that may be necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b) Cooperation. Without limiting the generality of anything contained in this Section 6.2, and subject to any limitations under applicable Laws, each Party shall use reasonable best efforts to keep the other Parties reasonably apprised of the status of matters relating to the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Consents of, or any exemptions by, any Governmental Authority. Each Party shall promptly (i) consult with the other Parties and provide any information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such Party to any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that such material may be redacted as necessary to (A) comply with contractual arrangements, (B) address legal privilege or confidentiality concerns, or (C) comply with applicable Law, (ii) inform the other Parties of any material communication from or to any Governmental Authority regarding the transactions contemplated by this Agreement, and (iii) permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission to any such Governmental Authority; provided, however, that no Party shall participate in any meeting or material communication with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it provides the other Party reasonable advance notice thereof and, to the extent not prohibited by such Governmental Authority, gives the other Party an opportunity to attend and participate therein. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. No Party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or pull and refile under the HSR Act, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Efforts. Upon the terms and conditions set forth herein, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to make effective as promptly as reasonably practicable, but in no event later than the Termination Date, the transactions contemplated by this Agreement in accordance with the terms hereof. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act or other applicable Antitrust Laws, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries and (ii) any other restrictions on the activities of the Company and its Subsidiaries; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall have an obligation to offer, negotiate, commit to or effect any actions contemplated by clause (i) or (ii) of this Section 6.2(c), if such action, individually or in the aggregate, would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole; provided further, that none of any TA Person, CD&R Person, Parent or Merger Sub shall have an obligation to take any action or agree to any restriction other than with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent, the Company and its Subsidiaries.

(d) Limitation on Other Transactions. During the Pre-Closing Period, unless the Company otherwise consents in writing, Parent and its Affiliates will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the transactions contemplated hereby, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent shall, subject to Section 6.2(b), be entitled to direct the defense of this Agreement and the Merger before any Governmental Authority and to control and lead the strategy, and all communications and negotiations with, Governmental Authorities regarding (i) the expiration or termination of any applicable waiting period under the HSR Act or (ii) obtaining any Consent from any Governmental Authority, in each case as it relates to the Merger.

6.3. Proxy Statement; Schedule 13e-3 and Other Required SEC Filings.

(a) Proxy Statement and Schedule 13e-3. As promptly as reasonably practicable (but in no event later than thirty (30) days) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement on Schedule 14A (such proxy statement, as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. The Company must include the Special Committee Recommendation and the Company Board Recommendation (unless there has been a Recommendation Change in accordance with Section 5.3(d)) and the Fairness Opinions in the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, as amended or supplemented, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 and Proxy Statement prior to filing the Schedule 13e-3 and Proxy Statement with the SEC and (ii) consider in good faith all comments thereto reasonably and promptly proposed by the other Party, its counsel and its Affiliates.

(b) Other Required Company Filing.

(i) If the Company determines that it is required to file any document other than the Proxy Statement and the Schedule 13e-3 with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause, and will cause its Affiliates to cause, the Proxy Statement, the Schedule 13e-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Securities Act, Exchange Act and the rules of the SEC and Nasdaq. The Company will not file, amend or supplement the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes promptly suggested thereto by Parent or its counsel. The Company will promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available.

(ii) On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement, the Schedule 13e-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC other than the Schedule 13e-3, any filing required by Section 16 of the Exchange Act, any Schedule 13D or any amendment thereto in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, the Schedule 13e-3 (as to the Buyer Parties) and any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates will file, amend or supplement any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes promptly suggested thereto by the Company or its counsel. Parent will promptly provide the Company with copies of all such filings, amendments or supplements to the extent not readily publicly available. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Schedule 13e-3 (solely with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Schedule 13e-3) or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13e-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing will not, at the time that the Proxy Statement, the Schedule 13e-3 or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13e-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication (including the Proxy Statement or the Schedule 13e-3, as applicable), and each Party will give due consideration to all reasonable additions, deletions or changes promptly suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy

Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith and shall supply the other with copies of all correspondence between it or any of its Affiliates, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing.

(g) Dissemination of Proxy Statement and Schedule 13e-3. Subject to applicable Law, the Company will use its reasonable best efforts to cause the definitive Proxy Statement and Schedule 13e-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, each of the Proxy Statement and the Schedule 13e-3.

6.4. Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will, in coordination with Parent, as promptly as reasonably practicable in accordance with applicable Law, the Charter and the Bylaws, establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) to consider and vote upon the adoption of this Agreement. As promptly as practicable after the date of this Agreement, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted. Unless there has been a Recommendation Change in accordance with Section 5.3(d), the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding Section 6.4(a), the Company may postpone or adjourn the Company Stockholder Meeting, on no more than two occasions without the consent of the Parent, for a period of up to ten (10) Business Days (and shall postpone or adjourn the Company Stockholder Meeting at the request of Parent, on no more than two occasions, for a period of time requested by Parent not to exceed ten (10) Business Days, other than in the event of the following clause (iv)) if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff; (iii) the Special Committee has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to the Company Stockholders by filing materials with the SEC or (iv) with the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed), in each case in accordance with the terms of this Agreement. Unless this Agreement is validly terminated prior to the Company Stockholder Meeting in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board, upon the recommendation of the Special Committee, or the Special Committee has effected a Recommendation Change; provided, however, that if the public announcement of a Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.3(f) occurs less than 10 Business Days prior to the Company Stockholder Meeting, this Section 6.4 shall not prohibit the Company from postponing the Company Stockholder Meeting to a date not more than 10 Business Days after the later of such event.

6.5. Financing.

(a) Each of the Buyer Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing at or prior to the Closing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate, enter into and deliver the definitive agreements with respect to the Debt Financing to be entered into at or prior to the Closing (the “Definitive Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (taking into account any “flex” provisions included in the Fee Letter), (iii) satisfy at or prior to Closing all conditions and covenants to the funding of the Financing in the Commitment Letters and the Definitive Financing Agreements applicable to the Buyer Parties and their respective Affiliates, (iv) assuming that all conditions set forth in the Commitment Letters have been satisfied, borrow on or prior to the Closing Date an amount necessary to consummate the transactions contemplated hereby on the Closing Date or (v) enforce all of its rights under the Commitment Letters and Definitive Financing Agreements including seeking specific performance of the parties thereunder. The Buyer Parties shall not, without the prior written consent of the Company, permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, restate, substitute or replace, the Commitment Letters if such amendment, supplement, modification, waiver, restatement, substitution or replacement (1) would add new (or expand, amend or modify any existing) conditions to the receipt of the Financing, (2) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing below the Required Amount, (3) would otherwise reasonably be expected to prevent, impede, impair or delay the consummation of the transactions contemplated hereby or (4) would adversely impact the ability of any of the Buyer Parties to enforce their rights against the other parties to the Commitment Letters or the Definitive Financing Agreements; provided, that the Buyer Parties may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement. As promptly as practicable following execution thereof, the Buyer Parties shall furnish to the Company a correct and executed copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Commitment Letter and the Fee Letters and any other fee letters entered into in connection with the Debt Financing. Upon any such permitted amendment, supplement, modification, waiver or replacement of the Debt Commitment Letters in accordance with this Section 6.4(b), the terms “Debt Commitment Letters,” “Fee Letters” and “Debt Financing” shall refer to the Debt Commitment Letters as so amended, supplemented, modified, waived or replaced and the financing contemplated thereby.

(b) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, the Buyer Parties will (i) use their respective reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing (as applicable, in an amount sufficient to consummate the transactions contemplated hereby) from the same or other sources and on terms and conditions (taking into account any “flex” provisions included in the Fee Letter) in an amount sufficient for satisfaction of all of the Buyer Parties’ payment obligations under this Agreement due on or prior to the Closing or are not materially less favorable to the Buyer Parties (as determined by Parent in its sole discretion) than such unavailable Debt Financing (the “Alternative Financing”), with it being understood and agreed that if the Buyer Parties proceed with any Alternative Financing, the Buyer Parties shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing, and (ii) promptly notify the Company of such unavailability. For the purposes of this Agreement, (i) the term “Debt Financing” shall be deemed to include the Debt Financing and any such Alternative Financing, (ii) the term “Debt Commitment Letters” and the “Fee Letter” shall include the Debt Commitment Letter and any Fee Letter, as applicable, shall be deemed to include any commitment letter (or similar agreement) and any fee letter, respectively, with respect to any Alternative Financing arranged in compliance herewith (and any Debt Commitment Letters or Fee Letters remaining in effect at the time in question) and (iii) the “Definitive Financing

Agreements” shall include the definitive documentation relating to the debt financing contemplated by the Debt Commitment Letter and any such Alternative Financing. Upon the Company’s request, the Buyer Parties shall keep the Company informed, in reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Buyer Parties shall provide the Company with prompt written notice of (A) any breach or default (or any event that, with or without notice, passage of time or both, would give rise to any breach or default) by any party to any Commitment Letter or the Definitive Financing Agreements of which the Buyer Parties become aware that would adversely affect the ability or likelihood of the Buyer Parties to timely consummate the transactions contemplated hereby at the Closing, (B) the termination of the Debt Commitment Letter, (C) the occurrence of an event or development that would adversely impact the ability of the Buyer Parties to obtain all or any portion of the Debt Financing or (D) any condition precedent to the Debt Financing that any of the Buyer Parties has any reason to believe will not be satisfied at or prior to the Closing Date. Notwithstanding anything to the contrary herein, no Buyer Party shall have an obligation to disclose any information pursuant to this Agreement that is subject to attorney-client or similar legal privilege.

(c) From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Article VIII, the Company shall use its reasonable best efforts (or, in the case of clause (iv) below, shall), and shall cause its Subsidiaries to, and the Company shall cause its and its Subsidiaries’ Representatives to, at Parent’s sole expense, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing (it being understood that, solely for purposes of this Section 6.5(c), the terms “Debt Financing” and “Financing” shall be deemed to include any high yield or other financing incurred in lieu of or in addition to any facility contemplated by the Debt Commitment Letter), including by:

(i) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company Group to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms) upon reasonable advance notice, during normal business hours and at reasonable times and locations to be mutually agreed;

(ii) providing reasonable assistance to Parent and the Debt Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents, in each case, solely with respect to information relating to the Company Group, and as required in connection with the Debt Financing and customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Company Group to the extent required by the Debt Commitment Letter or Securities and Exchange Commission rules and regulations or necessary or reasonably requested by Parent to be included in any marketing materials or offering documents or of the type required by the Debt Commitment Letter, it being understood that the Buyer Parties shall be responsible for (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments whether or not directly related to the acquisition of the Company Group;

(iii) to the extent required by the Definitive Financing Agreements, reasonably assisting in connection with facilitating the pledging of collateral, effective no earlier than, and conditioned upon the occurrence of, the Closing;

(iv) furnishing the Buyer Parties and the Debt Financing Sources, as promptly as practicable, with the Required Information that is Compliant;

(v) cooperating with the Buyer Parties to obtain customary and reasonable corporate and facilities ratings, and, solely to the extent required by the Definitive Financing Agreements, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, surveys and title insurance as reasonably requested by the Debt Financing Sources;

(vi) providing customary documents reasonably requested by Parent relating to the repayment of the Repaid Indebtedness and the release of related guarantees and Liens, including (A) delivering notices of prepayment (or obtaining waivers thereof in the applicable Payoff Letters) within the time periods required by the relevant agreements governing Indebtedness and obtaining the Payoff Letters, Lien terminations and instruments of discharge to be delivered at the Closing, (B) giving any other necessary notices to allow for the payoff, discharge and termination in full at the Closing of all Repaid Indebtedness and (C) any other cooperation reasonably requested by Parent in connection with the repayment or other retirement of any Repaid Indebtedness and the release and termination of any and all related Liens on or prior to the Closing Date;

(vii) to the extent required by the Debt Commitment Letter, providing customary authorization letters with respect to the bank information memoranda (provided that all such authorization letters and materials related thereto (A) shall include or otherwise expressly incorporate language that exculpates the Company Group, its Affiliates and its and their Representatives from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such memoranda and other materials and documents and information set forth therein; and (B) shall have been previously identified to, and provided to the Company and the Company and its Representatives shall have been given reasonable opportunity to review and comment thereon);

(viii) reasonably assisting the Buyer Parties with the preparation, and, subject to the occurrence of Closing, the execution and delivery of any Definitive Financing Agreements by furnishing information relating to the Company Group and their respective businesses to be included in the schedules thereto and customary officer’s certificates (including a customary solvency certificate from the chief financial officer of the Company in the form attached to the Debt Commitment Letter, but solely to the extent such officer remains in such capacity with the Surviving Corporation immediately after the Closing) on terms satisfactory to Parent as may be reasonably required by Parent (provided that no obligation of the Company under any such document or agreement shall be effective until the Closing);

(ix) ensuring that the Debt Financing benefits from existing material lending relationships of the Company Group to the extent practicable and reasonably requested by Parent;

(x) taking all reasonable and customary corporate, limited liability company or similar actions necessary to permit the consummation of the Debt Financing (provided that no obligation of the Company to take such action shall be effective until the Closing);

(xi) promptly (but in no event later than four (4) Business Days prior to the Closing Date) all documentation and other information relating to the Company and its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by Parent in writing, at least ten (10) days prior to the Closing Date; and

(xii) (A) executing and delivering customary management representation letters to their independent auditors and (B) causing their independent auditors and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in any offering memorandum relating to any such Debt Financing to (x) provide drafts and executed versions of customary auditor comfort letters (including “negative assurance” comfort and change period comfort) with respect to historical financial information relating to the Company Group as reasonably requested by Buyer Parties or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A) and (y) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places.

(d) All non-public or otherwise confidential information regarding the Company, its Subsidiaries and their Affiliates obtained by the Buyer Parties or their Representatives pursuant to this Section 6.5 shall be kept confidential in accordance with the Confidentiality Agreements, including any joinder or other agreement entered into in connection therewith; provided, that notwithstanding the Confidentiality Agreements or any other provision of this Agreement, the Buyer Parties and their respective Affiliates and Representatives shall be permitted to disclose any information provided by, or on behalf of, the Company or its Subsidiaries to any actual or potential debt financing sources, subject to customary confidentiality undertakings by such actual and potential debt financing sources. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its Subsidiaries or their reputation or goodwill.

(e) Notwithstanding anything herein to the contrary, (i) none of the Company, its Subsidiaries or their Affiliates or any persons who are directors or managers of the Company, any of its Subsidiaries or any of their Affiliates shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument, including any Definitive Financing Agreements, with respect to the Debt Financing that will be effective prior to the Closing (other than any customary authorization letters and management representation letters), (ii) no obligation of the Company, its Subsidiaries or their Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing, and (iii) none of the Company, its Subsidiaries or their Affiliates or any of their respective Representatives shall be required to (A) pay (or agree to pay) any commitment or other fee in connection with the Debt Financing or incur any other cost or expense, provide any indemnities or incur any liability or other obligation under the Debt Financing prior to the Closing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company, its Subsidiaries or their Affiliates, (C) take any actions that would conflict with or violate any applicable laws or would result in a contravention, violation or breach of, or default under, any material Contract or material permit to which any member of the Company Group is a party or by which it or its property is bound, (D) provide access to or disclose any information that the Company determines would jeopardize attorney-client privilege, attorney work product protections or other applicable legal privilege or similar protection (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in a loss of such privilege or protection), (E) require the Company Group or any of its Affiliates or any of its or their respective Representatives to deliver any legal opinion or reliance letters, (F) create an obligation to prepare or deliver any pro forma financial information, projections or other forward-looking information, or any Regulation S-X compliant financial statements other than the Required Information, G) cause any officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives of the Company Group or any of its Affiliates to incur or take any other action that could reasonably be expected to result in any personal liability, (H) require any member of the Company Group to make any representations, warranties or certifications prior to the Effective Time (other than pursuant to customary authorization letters or management representation letters) or (I) except as expressly set forth in Section 6.5(c)(viii) above, execute any solvency certificates or otherwise make any representations as to solvency.

(f) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries or their respective Representatives in connection with the cooperation required by this this Section 6.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 6.5 and any information utilized in connection therewith (other than information provided by the Company or to the extent suffered or incurred as a result of the intentional misrepresentation, gross negligence, bad faith or willful misconduct of the Company, its Affiliates or their respective Representatives or any material breach of this Agreement, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

(g) Each of the Buyer Parties acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement that the Buyer Parties obtain any Financing. Except in the case of a Willful Breach, the Company’s breach of this Section 6.5 will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to Section 8.1(e).

6.6. Anti-Takeover Laws. The Company and the Company Board (and the Special Committee and any other committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover”, “control share acquisition,” “fair price” or “business combination” statute or similar statute or regulation is or becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby; and (b) if any provision of the Charter, the Bylaws, or any other similar organizational document of the Company or any “anti-takeover”, “control share acquisition,” “fair price” or “business combination” statute or similar statute or regulation becomes applicable to this Agreement, any Support Agreement or the Merger and the transactions contemplated hereby and thereby, take all action within their power to ensure that the Merger and the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Merger and such transactions.

6.7. Access. At all times during the Pre-Closing Period, the Company will afford Parent and its Affiliates and its and their respective Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of the waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that, in each case of clauses (a), (b), (c) and (d), the Company and Parent shall use reasonable best efforts to communicate, or make reasonable substitute arrangements, if applicable and as may be mutually agreed, to make available, the applicable information or documents to Parent and its Affiliates and its and their respective Representatives in a manner that would not, as applicable, violate applicable Law, give rise to a material risk of the waiver of any attorney-client privilege, work product doctrine or other privilege, violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, a Contract, or result in the disclosure of any trade secrets of third Persons, including pursuant to customary clean team, joint defense or similar arrangements. Nothing in this Section 6.7 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreements will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.8. Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause any dispositions (or deemed dispositions) of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, and who is or would otherwise be subject to Section 16 of the Exchange Act, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9. Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements in effect as of the date hereof between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents and indemnification or other similar agreements of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents and indemnification or other similar agreements of the Company and its Subsidiaries, as applicable, in effect as of the date hereof, and Parent will cause the Surviving Corporation and its Subsidiaries to perform its obligations thereunder. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner to the Indemnified Person except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; provided that any Indemnified Person to whom fees or expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such Indemnified Person is not entitled to indemnification; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e) No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if such person were a Party. Notwithstanding any other provision of this Section 6.9, the rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10. Employee Matters.

(a) Existing Arrangements. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable Law.

(b) Employment; Benefits. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the employment termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) the base salary or hourly wages and annual bonus targets that are, in each case, no less than those provided to the Continuing Employee immediately prior to the Effective Time and (ii) group welfare benefit plans (which exclude, for the avoidance of doubt, defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.10 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.

(c) New Plans. To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual, except that (i) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use reasonable best efforts to ensure that: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Plan”) replaces coverage previously provided under a comparable group welfare Employee Plan in which such Continuing Employee participated immediately before the Effective Time; and (ii) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to (i) guarantee employment for any period of time or any term of condition of employment for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate the employment of, any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the establishment amendment, modification or termination by a Buyer Party at any time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement.

(e) Employee Communications. The Company shall provide to Parent for Parent’s prior review copies of any broad-based or otherwise material communications with employees of any member of the Company Group regarding the impact of any of the transactions contemplated by the Agreement on such employee’s employment, compensation or benefits, and the Company shall consider in good faith any reasonable comments received from Parent within three (3) Business Days of the Company providing any such communications for Parent’s review.

(f) Notwithstanding anything therein to the contrary, Parent acknowledges and agrees that the Merger will constitute a “Change in Control” (or comparable term, including, for the avoidance of doubt, a “Take Private Change of Control”) for purposes of the Employee Plans.

6.11. Notification of Certain Matters.

(a) Notification by the Company. At all times during the Pre-Closing Period, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.1 or Section 7.2 to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreements apply to any information provided to Parent pursuant to this Section 6.11(a).

(b) Notification by Parent. At all times during the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.1 or Section 7.3 to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreements apply to any information provided to the Company pursuant to this Section 6.11(b).

(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.11 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.

6.12. Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and the Buyer Parties, on the other hand, will each be reasonably acceptable to the Company and Parent. Thereafter, the Company (other than with respect to the portion of any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with Parent or the Company, respectively, before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except that (I) the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by Parent); (iii) solely to the extent related to a Superior Proposal, Intervening Event or Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or any of its Affiliates, on the one hand, and any Buyer Party and any of its Affiliates, on the other hand, and (II) the Buyer Parties will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement, (ii) principally directed to any existing or prospective general or limited partners, equity holders, members and investors of any TA Person or CD&R Person so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication, (iii) solely to the extent related to an Acquisition Proposal, Intervening Event or Recommendation Change or (iv) with respect to any actual Legal Proceeding between the Company or any of its Affiliates, on the one hand, and any Buyer Party or any of its Affiliates, on the other hand.

6.13. Transaction Litigation. At all times during the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith, (b) give Parent a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such Transaction Litigation, (c) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel would not be waived), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.14. Stock Exchange Delisting; Deregistration. The Company shall use its reasonable best efforts to take, or cause to be taken, any actions necessary to permit the shares of Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.15. Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.16. Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.17. No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Buyer Parties and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.

6.18. FIRPTA Affidavits. At the Closing, the Company shall deliver a certificate, under penalties of perjury, stating that the Company is not and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a United States real property holding corporation, dated as of the Closing Date, together with a notice to the Internal Revenue Service, and in form and substance required under Treasury Regulation Section 1.897-2(h); provided, however, that the sole remedy for failure to deliver such forms or certificate shall be that Payment Agent, Parent, the Company, the Surviving Corporation, and any Affiliate of Parent that is an applicable withholding agent shall deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws.

6.19. Repaid Indebtedness. At the Closing, the Buyer Parties shall, on behalf of the Company Group, pay, or cause to be paid, all amounts specified in the Payoff Letters (as defined below) to fully discharge the then-outstanding balance of all third-party Indebtedness under the Contracts set forth on Section 6.19 of the Company Disclosure Letter (such Indebtedness (other than, in the case of the Indebtedness under the Company Credit Agreement, any obligations which, by their express terms, are to survive the termination of the Company Credit Agreement), the “Repaid Indebtedness”), by wire transfer of immediately available funds to the account(s) designated by the holders (or an agent on behalf of all holders) of such Repaid Indebtedness as set forth in payoff letters with respect to such Repaid Indebtedness, which such letters shall set forth the aggregate amounts required to satisfy in full all such Repaid Indebtedness as of the Closing Date and include (as attachments thereto) customary lien release documents evidencing release and termination of all security interests in respect thereof and indicating that Parent is authorized to file and deliver all such documents and that the holders of such Repaid Indebtedness (or an agent on behalf of all holders) shall make arrangements to return all possessory and original collateral (if any), in each case and to the extent reasonably practicable, on the Closing Date or promptly thereafter (subject to receipt by the holders of such Repaid Indebtedness of the applicable payoff amounts), which payoff letters shall otherwise be in a customary form (collectively, the “Payoff Letters”) and the Company shall use reasonable best efforts to deliver, or cause to be delivered, such Payoff Letters to the Buyer Parties prior to the Closing (with available drafts being delivered in advance as reasonably available to the Company Group). The Buyer Parties shall reasonably cooperate with the Company’s efforts under this Section 6.19.

6.20. Resignation of Company Directors. The Company shall use its commercially reasonable efforts to cause each director of the Company to deliver at or prior to the Closing a written resignation (in a form reasonably acceptable to Parent) to the Company effective at the Effective Time.

6.21. Rollover. During the Pre-Closing Period, for the avoidance of doubt, Parent and its Affiliates (including Holdings) shall be permitted to discuss with any direct or indirect holder of Company Common Stock and/or Company Warrants (including employees of the Company and its Subsidiaries) potential rollover or reinvestment arrangements (and to negotiate the terms of, and enter into definitive arrangements regarding, the same). If Parent and its Affiliates (including Holdings) engage in such discussions, (a) Parent shall keep the Company reasonably informed of the status and material terms thereof, (b) prior to entering into any definitive Rollover Agreement, Parent shall provide the Company with a reasonable opportunity to review and comment on the proposed terms of such agreement (and shall consider any such comments in good faith) and (c) Parent shall not enter into any Rollover Agreements that would reasonably be expected to prevent or materially delay the consummation of the Merger. At the prior written request of Parent delivered no later than the date that is ten (10) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to take all actions reasonably requested, including providing any notice or other documents requested by the Company’s transfer agent, with the cooperation of Parent, to effectuate no later than immediately prior to the Effective Time (a) the transfer or contribution of shares of Company Common Stock pursuant to any such Rollover Agreement, (b) the exercise, in accordance with its terms, of any Company Warrant held by the TCP-ASC ACHI Series LLLP, Holdings, any Holdings Subsidiary or any Buyer Party and the issuance of shares of Company Common Stock thereon, and (c) the transfer or contribution by TCP-ASC ACHI Series LLLP, Holdings, any Holdings Subsidiary or any Buyer Party of any shares of Company Common Stock or Company Warrants held by such Persons to Holdings, any Holdings Subsidiary or any Buyer Party, the consummation of which transfers, contributions and exercise, in each case of (a), (b) and (c), Parent may elect to have conditional upon the Closing occurring (notwithstanding anything to the contrary contained in any Company Warrant).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law and except with respect to Section 7.1(a), which will not be waivable) of each of the following conditions:

(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods, if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, and any clearance or affirmative approval applicable to the Merger under the Antitrust Laws of the Governmental Authorities set forth on Section 7.1(b) of the Company Disclosure Letter shall have been obtained and any mandatory waiting period related thereto shall have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No temporary Order preventing the consummation of the Merger will be in effect, and no Law or Order will have been enacted, entered, enforced or deemed applicable to the Merger that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2. Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties addressed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, clause (a) of Section 3.5, Section 3.7(b) (other than the second and third sentences thereof),

Section 3.7(c) (other than the first and penultimate sentence thereof), Section 3.7(d), and Section 3.25 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), the second sentence of Section 3.7(b) and the first and penultimate sentence of Section 3.7(c) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all but de minimis respects as of such earlier date).

(iv) The representations and warranties set forth in Section 3.12(ii) shall be true and correct in all respects as of the dates set forth therein.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.

7.3. Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time if (i) any Order or other legal or regulatory restraint or prohibition imposed by a Governmental Authority of competent jurisdiction preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any Law or Order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, and such Law or Order has become final and non-appealable; except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the issuance of such Law or Order;

(c) by either Parent or the Company, at any time prior to the Effective Time if the Closing has not occurred by 11:59 p.m., Eastern time, on April 30, 2025 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company Stockholder Meeting, including any adjournment or postponement thereof, at which a vote is taken on the adoption of this Agreement shall have concluded and the Company fails to obtain the Requisite Stockholder Approval, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, if the Company has breached, violated or failed to perform or there is any inaccuracy of or untruth in any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, violation or failure to perform or inaccuracy or untruth would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach, violation or failure to perform, or inaccuracy or untruth, is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice thereof, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, violation or failure to perform, or inaccuracy or untruth, has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement which breach would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(f) by Parent, if (i) the Company Board (or the Special Committee) has effected a Recommendation Change (whether or not in compliance with Section 5.3), (ii) there has been a material breach of the obligations under any of Sections 5.3, 6.3(a), 6.3(b)(i), 6.3(g) or 6.4 as a result of any conduct by the Company Board or the Special Committee (or by any Representative of the Company or any of its Subsidiaries acting on behalf or at the direction of the Company Board or the Special Committee (or with the knowledge thereof, unless the Company Board or the Special Committee promptly (and in any event within 12 hours) directs such Representative to immediately cease such conduct)), or (iii) there has been an intentional and material breach of the obligations under any of Sections 5.3, 6.3(a), 6.3(b)(i), 6.3(g) or 6.4 by the Company, any of its Subsidiaries or any of their respective Representatives; provided, however, that in each case of clauses (ii) and (iii), Parent shall not be permitted to terminate this Agreement solely as a result of any conduct by any Investor Designee (as defined in the TCP-ASC IRA) who is an employee or officer of any TA Person or who is acting on behalf or at the direction of any Buyer Party or TA Person;

(g) by the Company, if the Buyer Parties have breached, violated or failed to perform or there is any inaccuracy of or untruth in any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach, violation or failure to perform or inaccuracy or untruth would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that (i) if such breach, violation or failure to perform, or inaccuracy or untruth, is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice thereof, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, violation or failure to perform, or inaccuracy or untruth has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement which breach would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to enter into an Alternative Acquisition Agreement in accordance with Section 5.3(d); provided, that prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee required to be paid pursuant to Section 8.3(b); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to the Company if it has breached in any material respect any covenant or agreement set forth in Section 5.3; or

(i) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if (i) each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time), (ii) the Buyer Parties have failed to consummate the Closing on the Closing Date pursuant to the terms of Section 2.3, (iii) the Company has delivered a written notice that certifies irrevocably to Parent after such date that (A) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied as of such Closing Date if the Closing would have occurred pursuant to the terms of this Agreement or that the Company is willing to waive any such conditions that remain unsatisfied and (B) the Company is ready, willing and able to consummate the transactions contemplated by this Agreement on such date of notice and at all times during the three (3) Business Day period immediately thereafter, and (iv) the Buyer Parties fail to consummate the Closing within three (3) Business Days following receipt of such notice from the Company.

8.2. Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of any proper and valid termination of this Agreement pursuant to Section 8.1, (i) this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.5(f), the penultimate sentence of Section 6.7, Section 6.12, this Section 8.2, Section 8.3 and Article IX (except Section 9.10 other than the last sentence of Section 9.10(a)) will each survive the termination of this Agreement in accordance with their respective terms and (ii) subject to

Section 8.3(a), Section 8.3(e), the last sentence of Section 9.10(a) and the last sentence of Section 9.10(b)(ii), nothing in this Agreement will relieve any Party from any liability for Fraud or any Willful Breach prior to or in connection with the termination of this Agreement.

8.3. Termination Fees.

(a) Reverse Termination Fee. In the event of any valid termination of this Agreement by (i) the Company in accordance with (x) Section 8.1(g) where such termination is based solely on a breach of Section 4.10, Section 4.11, Section 4.12, Section 6.2 or Section 6.5 or (y) Section 8.1(i), or (ii) the Company or Parent in accordance with Section 8.1(c) and, at that time, the Company could have terminated in accordance with (x) Section 8.1(g) where such termination is based solely on a breach of Section 4.10, Section 4.11, Section 4.12, Section 6.2 or Section 6.5 or (y) Section 8.1(i), Parent shall pay, or cause to be paid, to the Company a fee in an amount equal to $550,000,000 (the “Reverse Termination Fee”) in cash by wire transfer of immediately available funds to an account or accounts designated by the Company within five (5) Business Days of such termination, it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.3(a) are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledges that the Reverse Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company and the Company Stockholders for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount could otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, but subject to the rights expressly set forth in Section 9.10(b)(ii), (i) the Company’s receipt of the Reverse Termination Fee (if payable) pursuant to this Section 8.3(a), any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f) (which, notwithstanding anything to the contrary contained in this Agreement, reimbursement and indemnification obligations payable pursuant to Section 6.5(f) shall in no event exceed $5,000,000) shall be the sole and exclusive remedy of the Company Related Parties and any other Person against (A) the Buyer Parties, the Guarantors, or any of their respective Affiliates or Representatives (including any TA Person and any CD&R Person), the Debt Financing Sources, other financing sources, financial sponsors and (B) their respective former, current or future Affiliates, management companies, investment vehicles, controlling Persons, holders of any equity, members, managers, general or limited partners, stockholders or any officers, directors, employees, attorneys, agents or Representatives, or successors and assigns of any of the foregoing (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) for any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, under the Debt Commitment Letters or the Equity Commitment Letter, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally or otherwise), including in the event of Fraud or Willful Breach, and (ii) the Company Related Parties hereby waive all other remedies with respect to, any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, under the Debt Commitment Letters or Equity Commitment Letter, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), including in the event of Fraud or Willful Breach, other than the Company’s receipt of the Reverse Termination Fee (if payable) pursuant to this Section 8.3(a), any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f). Except for any obligation to make payment of the Reverse Termination Fee pursuant to this Section 8.3(a), any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f), (A) none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (B) no Company Related Party shall be entitled to bring, and the Company shall cause all other Company Related Parties not to bring, and shall in no event support, facilitate, encourage or commence any litigation, proceeding or other Legal Proceeding (other than opposing the bringing of any litigation, proceeding or other Legal Proceeding under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity against a Parent Related Party with respect to, arising out of, relating to or in connection with the failure of the Closing to occur, for a breach or failure to perform hereunder, under the Debt Commitment Letters or Equity Commitment Letter, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), including in the event of Fraud or Willful Breach) and the Company shall cause any such litigation, proceeding or other Legal Proceeding pending as of any payment in full of the Reverse Termination Fee, any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f) to be dismissed with prejudice as promptly as practicable after such payment. Notwithstanding anything to the contrary in this Agreement (including this Section 8.3(a)), (i) under no circumstances will any Company Related Party be entitled to, and no Parent Related Party will have any liability or obligation in respect of, monetary damages or other monetary remedies or liability for any losses or other damages suffered as a result of the failure of the transactions contemplated by this Agreement or in the Debt Commitment Letters or the Equity Commitment Letter to be consummated, for any breach or failure to perform hereunder or thereunder, for any representation made or alleged to have been made in connection herewith or therewith, or in connection with, relating to or arising out of any Transaction Claim (whether for Fraud, Willful Breach or otherwise) in excess of the amount of the Reverse Termination Fee, any enforcement expenses payable pursuant to Section 8.3(d) and any reimbursement and indemnification obligations payable pursuant to Section 6.5(f) (such amount, the “Maximum Parent Liability Amount”), and (ii) in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award (whether for Fraud, Willful Breach or otherwise and including consequential, special, indirect or punitive damages) from any Parent Related Party in excess of the Maximum Parent Liability Amount.

(b) Company Payments.

(i) If (i) this Agreement is validly terminated (A) by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) or (B) by Parent pursuant to Section 8.1(e) as a result of a material breach of Section 5.3, Section 6.2, Section 6.3 or Section 6.4, (ii) following the date hereof and prior to any such termination referred to in clause (i) of this sentence a bona fide Acquisition Proposal shall have been publicly made or publicly disclosed or (in the case of termination pursuant to Section 8.1(c) or Section 8.1(e)) made known to the Company or the Company Board (or the Special Committee), and, in each case, not withdrawn (publicly, in the case of termination pursuant to Section 8.1(d)) at least four (4) Business Days prior to (x) in the case of termination pursuant to Section 8.1(c), the Termination Date, (y), in the case of termination pursuant to Section 8.1(d), the date of the Company Stockholder Meeting, or (z) in the case of termination pursuant to Section 8.1(e), the date of the applicable breach and (iii) in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.3(b)(i), within twelve (12) months after the date of a termination, the Company or any of its Subsidiaries consummates a transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of this Agreement or enters into a definitive agreement for any transaction the proposal of which would have constituted an Acquisition Proposal if made prior to the termination of this Agreement, then the Company shall pay, or cause to be paid, to Parent (or its designee), by wire transfer of immediately available funds, an amount equal to the Company Termination Fee concurrently upon the entry into definitive agreements for, or consummation of, thereof, whichever is earlier. For purposes of clause (iii) of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company shall promptly (and in any event within two (2) Business Days) following such termination pay or cause to be paid to Parent (or its designee) the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company shall prior to or concurrently with such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the Parties acknowledges and agrees that the agreements contained in Section 8.3(b) are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledges that the Company Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Buyer Parties for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount could otherwise be impossible to calculate with precision.

(d) Payments; Default. All payments under Section 8.3(b) and Section 8.3(e) shall be made by the Company to Parent (as directed by Parent) by wire transfer of immediately available funds to the account designated in writing by Parent. All payments under Section 8.3(a) shall be made by Parent to the Company (as directed by the Company) by wire transfer of immediately available funds to the account designated in writing by the Company. If the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Section 8.3(e) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(a) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or Section 8.3(e) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(a) or any portion thereof, as applicable, then the non-paying Party will pay or cause to be paid to the other Party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other Party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal or other authoritative source on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (provided, however, in no event shall any such enforcement expenses payable under this Section 8.3(d) exceed $10,000,000).

(e) Sole and Exclusive Remedy for the Parent Related Parties. Notwithstanding anything to the contrary in this Agreement, but subject to the rights expressly set forth in Section 9.10(b), and other than in the event of Fraud or Willful Breach (subject to the last sentence of this Section 8.3(e)), (i) Parent’s receipt of the Company Termination Fee (if payable) pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Buyer Parties and any other Person against (A) the Company Group and its Affiliates and Representatives; and (B) their respective former, current or future Affiliates, management companies, investment vehicles, controlling Persons, holders of any equity, members, managers, general or limited partners, stockholders or any officers, directors, employees, attorneys, agents or Representatives, or successors and assigns of any of the foregoing (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) for any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally or otherwise), and (ii) the Parent Related Parties hereby waive all other remedies with respect to, any loss, liability or damages suffered as a result of the failure of the Closing to occur, for a breach or failure to perform hereunder, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), other than Parent’s receipt of the Company Termination Fee (if payable) pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d). Except for any obligation to make payment of the Company Termination Fee pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d), and other than in the event of Fraud or Willful Breach (subject to the last sentence of this Section 8.3(e)) (A) none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (B) no Parent Related Party shall be entitled to bring, and Parent shall cause all other Parent Related Parties not to bring, and shall in no event support, facilitate, encourage or commence any litigation, proceeding or other Legal Proceeding (other than opposing the bringing of any litigation, proceeding or other Legal Proceeding under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity against a Company Related Party with respect to, arising out of, relating to or in connection with the failure of the Closing to occur, for a breach or failure to perform hereunder, in connection with, relating to or arising out of any Transaction Claim or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise) and Parent shall cause any such litigation, proceeding or other Legal Proceeding pending as of any payment in full of the Company Termination Fee pursuant to Section 8.3(b) and any enforcement expenses payable pursuant to Section 8.3(d) to be dismissed with prejudice as promptly as practicable after such payment. Notwithstanding anything to the contrary in this Agreement (including this Section 8.3(e)), (i) under no circumstances will any Parent Related Party be entitled to, and no Company Related Party will have any liability or obligation in respect of, monetary damages or other monetary remedies or liability for any losses or other damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder, for any representation made or alleged to have been made in connection herewith, or in connection with, relating to or arising out of any Transaction Claim (whether for Fraud, Willful Breach or otherwise) in excess of $550,000,000 plus any enforcement expenses payable pursuant to Section 8.3(d) (such amount, the “Maximum Company Liability Amount”), net of any portion of the Company Termination Fee actually paid, and (ii) in no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award (whether for Fraud, Willful Breach or otherwise and including consequential, special, indirect or punitive damages) from any Company Related Party in excess of the Maximum Company Liability Amount.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement or in any schedule, instrument, certificate or other document delivered pursuant to this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

9.2. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission (so long as no notice of failure of delivery is received by the sender), in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties to:

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

East 55th Street, 19th Floor

New York, New York 10022

Attention:   Glenn Miller, Co-Global General Counsel

Email:     [***]

and

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:   Ravi Sachdev

       Adam Karol

Email:     [***]

       [***]

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attn:  Steven A. Cohen

  Victor Goldfeld

Email:  [***]

  [***]

and

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention:   Kevin Rinker

     Christopher Anthony

     Katherine Durnan Taylor

Email:     [***]

     [***]

     [***]

(b)	if to the Company (prior to the Effective Time) to:

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, Utah 84123

Attn:  General Counsel

Email: [***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attn:  Graham Robinson

  Laura Knoll

  Faiz Ahmad

Email:  [***]

  [***]

  [***]

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is one (1) Business Day after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3. Amendment. Subject to applicable Law and the other provisions of this Agreement (including Section 9.17), this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

9.4. Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5. Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantors pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.6. Confidentiality. The Buyer Parties and the Company hereby acknowledge that (i) TCP-ASC ACHI Series LLLP and the Company and (ii) CD&R and the Company have previously executed those certain Confidentiality Agreements set forth on Section 9.6 of the Company Disclosure Letter (the “Confidentiality Agreements”), that will continue in full force and effect in accordance with its terms; provided, that from and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreements, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the transactions contemplated hereby to become a Representative (as defined in the Confidentiality Agreements) of TCP-ASC ACHI Series LLLP or CD&R thereunder. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreements. By executing this Agreement, each of the Buyer Parties agree to be bound by the terms and conditions of the Confidentiality Agreements as if they were parties thereto.

9.7. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, (a) the Confidentiality Agreements will (i) not be (or deemed to be) superseded, amended or waived by this Agreement or any of the other Transaction Documents, and this Agreement and the other Transaction Documents are without prejudice to the respective rights and obligations, and shall not constitute any consent, under the Confidentiality Agreements; (ii) survive any termination of this Agreement; and (iii) continue in full force and effect until the earlier to occur of the Effective Time and the date on which such Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto, (b) each Contract by, between or among any member of the Company Group, on the one hand, and any TA Person, on the other hand, entered into prior to the date hereof, including the Amended and Restated Investor Rights Agreement, dated as of June 21, 2022 the Company, R1 RCM Holdco Inc., TCP-ACHI Series LLLP, and, solely for purposes of set forth therein, certain Investor Affiliates, as amended by Amendment No. 1 to Investor Rights Agreement, dated as of February 5, 2024, will (i) not be (or deemed to be) superseded, amended or waived by this Agreement or any of the other Transaction Documents, and this Agreement and the other Transaction Documents are without prejudice to the respective rights and obligations, and shall not constitute any consent, under each such Contract; and (ii) survive any termination of this Agreement and (c) nothing in this Agreement is intended to, or shall, expand or impair the powers of the Special Committee. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Exhibits, Company Disclosure Letter and Parent Disclosure Letter annexed hereto or referred to hereby, are “facts ascertainable’” as such term is used in Section 251(b) of the DGCL and, do not form a part of this Agreement for purposes of the DGCL but instead operate on the terms of this Agreement as provided herein.

9.8. Third Party Beneficiaries. Except as set forth in Section 6.9, Section 6.16, this Section 9.8 and Section 9.18 and the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.9, Section 8.3(a), Section 8.3(b) and Section 9.17; and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards, to receive the consideration set forth in Article II. The provisions of Section 9.18 will inure to the benefit of each of the parties described therein and its respective successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Section will be enforceable by each such Person).

9.9. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10. Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and payment of the Reverse Termination Fee in accordance with Section 8.3(a), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and payment of all or any portion of the Reverse Termination Fee.

(b) Specific Performance.

(i) Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, irreparable damage would occur, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law. Accordingly, the Parties agree that, subject to Section 9.10(b)(ii), (i) the Parties shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to specific performance, injunctive and/or other equitable relief (without proving actual harm or damages or posting of bond or other security) to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (iii) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, including Section 9.10(b)(i), it is explicitly agreed that (i) any right of the Company to enforce or to specific performance, injunctive relief or other equitable relief to specifically enforce the Buyer Parties’ obligation to cause the Equity Financing to be funded and the Closing to occur is subject to the requirements that (A) each of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied or waived at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied or waived, (B) the Debt Financing (or, as applicable, any Alternative Financing) has been funded or would be expected to be funded if the Equity Financing is funded at the Closing (provided that Parent shall not be required to cause the Equity Financing to be funded or consummate the Closing if the Debt Financing (or, as applicable, any Alternative Financing) is not in fact funded at Closing), (C) the Company has irrevocably certified in writing to the Buyer Parties that (1) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that are to be satisfied by the delivery of documents or the taking of actions at the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time) have been and continue to be satisfied or that the Company is willing to waive any such conditions that remain unsatisfied and (2) if specific performance is granted and the Equity Financing and Debt Financing (or, as applicable, any Alternative Financing) are funded, then the Closing will occur (and the Company shall not have attempted to revoke such notice), and (D) the Buyer Parties have failed to consummate the Closing within three (3) Business Days following receipt of such notice from the Company, provided that the Company remains ready, willing and able to consummate the Closing during such three (3) Business Day period, and (ii) the Company shall not be entitled to seek specific performance of any rights of the Buyer Parties to cause the Debt Financing to be funded. For the avoidance of doubt and notwithstanding anything to the contrary herein, under no circumstances shall (1) the Company (or any Company Related Party) be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur under this Section 9.10(b)(ii) and payment of all or any portion of the Reverse Termination Fee and (2) the Buyer Parties be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur under this Section 9.10(b)(ii) and payment of all or any portion of the Company Termination Fee (or any other monetary damages subject to Section 8.3(e)).

9.11. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute, or otherwise shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction.

9.12. Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (c) IT MAKES SUCH WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14. Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of Article III or Article V of the Company Disclosure Letter or Article IV of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties, in the case of Article III and Article IV, or covenants, in the case of Article V, of the Company or the Buyer Parties, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties, in the case of Article III and Article IV, or covenants, in the case of Article V, of the Company or the Buyer Parties that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties, in the case of Article III and Article IV, or covenants, in the case of Article V, is reasonably apparent on the face of such disclosure.

9.15. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.16. Expenses. Except as set forth in Section 8.3 or this Section 9.16, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Subject to Section 2.10(e), the Surviving Corporation will pay or cause to be paid all (i) transfer, stamp, registration and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger, and, in each case, such Taxes or fees expressly shall not be a liability of any Company Stockholder or any holder of Company Equity Awards or Company Warrants.

9.17. Debt Financing Matters. The Company, on behalf of itself, its Subsidiaries and each of its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained herein, (a) no Debt Financing Source shall have any liability to the Company, its Subsidiaries or its Affiliate (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 9.17 shall limit the liability or obligations of the Debt Financing Sources under the Debt Commitment Letter or any Definitive Financing Agreement), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving the Company, its Subsidiaries or any of its Affiliates, on one hand, and any Debt Financing Source, on the other hand, arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letters or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, (c) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving the Company, its Subsidiaries or any of its Affiliates, on one hand, and any Debt Financing Source, on the other hand, arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letters or the performance of services thereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York (except as expressly set forth in the terms of the Debt Commitment Letter or any definitive agreement related thereto), (d) none of the Company, any of its Subsidiaries or any of their Affiliates will bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court against the Debt Financing Sources, (e) the waiver of rights to trial by jury set forth in Section 9.13 applies to any such claim, suit, action or proceeding against any Debt Financing Source, (f) none of the Company, any of its Subsidiaries or any of their Affiliates shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letters, (g) no amendment or waiver of Section 8.3(a) (solely as and to the extent it relates to the Debt Financing Sources) and this Section 9.17 (or any definition of a defined term used in Section 8.3(a) (solely as and to the extent it relates to the Debt Financing Sources) or this Section 9.17 to the extent any amendment thereof would modify the substance of Section 8.3(a) or this Section 9.17) that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letters and (h) the Debt Financing Sources are express and intended third party beneficiaries of Section 8.3(a) (solely as and to the extent it relates to the Debt Financing Sources) and this Section 9.17. Notwithstanding the foregoing, nothing in this Section 9.17 shall in any way limit or modify any Debt Financing Source’s obligations to Parent or Merger Sub under the Debt Commitment Letter, any Definitive Agreement, or any other document relating to the Debt Financing or (following the Closing Date) the rights of the Company and its Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder. This Section 9.17 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

9.18. No Recourse. Notwithstanding anything to the contrary in this Agreement, each party acknowledges and agrees, on behalf of itself and the Company Related Parties, in the case of the Company, and the Parent Related Parties, in the case of the Buyer Parties, that this Agreement and the other Transaction Documents may only be enforced against, and any claim, action, suit or other Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any breach (whether willful (including a Willful Breach), intentional, unintentional or otherwise), loss, liability, damage or otherwise in connection with, relating to or arising out of any of the Transaction Claims, may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party, and solely in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Document, as applicable. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person (for clarity, the foregoing shall not affect the Guaranty). Notwithstanding anything to the contrary in this Agreement or any Transaction Document, (A) no (w) TA Person, (x) CD&R Person, (y) Affiliate of Parent, Merger Sub, any Guarantor or the Company, or (z) any former, current or future officers, employees, directors, partners, shareholders, equity holders, managers, members, clients, attorneys, agents, advisors or other Representatives of Parent, Merger Sub, any Guarantor, the Company, any TA Person, any CD&R Person or of any such Affiliate (each Person set forth in clauses (x), (y) or (z), other than Parent, Merger Sub or the Company, a “Non-Recourse Party”) shall have any loss, liability or damage for any loss, liability or damage of any party hereto or thereto under this Agreement or any other Transaction Document or for any claim or Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) in connection with, relating to or arising out of any of the Transaction Claims, and (B) the Company covenants, agrees and acknowledges that no recourse under this Agreement or any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other party to this Agreement, the other Transaction Documents or any Non-Recourse Party, except in each case under the preceding clauses (A) and (B) above, for claims that the Company may assert (subject in all respects to the limitations set forth in Section 8.2(b), Section 8.3 and Section 9.10) (v) against the counterparty of the Company to the Support Agreement, solely in accordance with, and subject to the terms and conditions of, such Support Agreement, (w) against the counterparty of the Company to a Confidentiality Agreement, solely in accordance with, and subject to the terms and conditions of, such Confidentiality Agreement, (x) against the Guarantors, solely in accordance with, and subject to the terms and conditions of, the Guaranty, (y) against the Guarantors, solely in accordance with, and subject to the terms and conditions of, the Equity Commitment Letter for specific performance of the obligation of the Guarantors to fund their commitment under the Equity Commitment Letter, solely in accordance with, and subject to the terms and conditions of, the Equity Commitment Letter, or (z) against Parent and Merger Sub, solely in accordance with, and subject to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary herein or otherwise, no Parent Related Party or Company Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the Transactions or the transactions contemplated thereunder (including the Debt Financing), or the termination or abandonment of any of the foregoing (provided, for the avoidance of doubt, that nothing in this sentence shall limit any party’s right to receive a fee pursuant to Section 8.3 hereof). The provisions of this Section 9.18 are intended to be for the benefit of, and enforceable by the Non-Recourse Parties and each such Non-Recourse Party shall be an intended third party beneficiary of this Section 9.18. Each of the Parties acknowledges and agrees that the agreements contained in this Section 9.18 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not enter into this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

RAVEN ACQUISITION HOLDINGS, LLC

By:	/s/ Glenn F. Miller
Name:	Glenn F. Miller
Title:	Vice President and Secretary

PROJECT RAVEN MERGER SUB, INC.

By:	/s/ Glenn F. Miller
Name:	Glenn F. Miller
Title:	Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

R1 RCM INC.

By:	/s/ Lee Rivas
Name:	Lee Rivas
Title:	Chief Executive Officer

Exhibit A

Certificate of Incorporation of Surviving Corporation

(see attached)

FINAL

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

R1 RCM INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is R1 RCM Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 4001 Kennett Pike, Suite 302, Wilmington, New Castle County, Delaware 19807. The name of the Corporation’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware, as the same exists or as may hereafter be amended from time to time.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, consisting entirely of common stock having a par value of $0.01 per share (the “Common Stock”). The holders of Common Stock shall be entitled to dividends, when, as and if declared by the Board of Directors (as herein defined), out of any assets at the time legally available therefor, in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend. The Board of Directors may elect for the Company to redeem all or a portion of the outstanding Common Stock for cash equal to the value of the redeemed Common Stock at that time.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SEVENTH: Except to the extent that the General Corporation Law of Delaware, as the same exists or hereafter may be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article Seventh, unless otherwise required by law, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or adoption of such inconsistent provision, provided, however, that if the General Corporation Law of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) that the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect to any action, suit or proceeding, or in defense of any claim, issue or matter therein or any appeal therefrom, that is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such indemnification and advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, except in the case of a claim for an advancement of expenses, the applicable period shall be 30 days, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such applicable period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal (except to the extent such amendment, termination or repeal permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto).

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), this Certificate of Incorporation, the Bylaws of the Corporation, an agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13. Savings Clause. If this Article EIGHTH or any portion hereof shall be held invalid, illegal or unenforceable on any ground whatsoever by any court of competent jurisdiction, (a) the validity, legality and enforceability of the remaining provisions of this Article EIGHTH shall not in any way be effected or impaired thereby; and (b) the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law, provided further, that to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of this Article EIGHTH containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware, has been executed by its duly authorized officer this [●] day of [●], 2024.

By:
Its:

[Signature Page to Certificate of Incorporation of Surviving Corporation]

Annex B

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 31, 2024 (this “Voting Agreement”), among R1 RCM Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Voting Agreement, Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Project Raven Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for, among other things, the merger of Merger Sub with and into the Company subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholders are the record and beneficial owners of and are entitled to dispose of and vote the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company set forth across from each such Stockholder’s name on Schedule A hereto (such shares of Common Stock, together with any other Common Stock of which such Stockholder acquires record or beneficial ownership during the Support Period (as defined below) (including as a result of any dividend (cash or stock), subdivision, reclassification, recapitalization, split, combination or exchange of shares, exercise of warrants or any similar event), collectively, the “Subject Shares”; provided that any shares of Common Stock underlying the Warrant No. 1, dated February 16, 2016 (the “TCP-ASC Warrant”), between Accretive Health, Inc. and TCP-ASC ACHI Series LLLP, as amended by Warrant Assignment and Assumption Agreement, dated June 21, 2022, by and among R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.; f/k/a Accretive Health, Inc.), R1 RCM Inc., and TCP-ASC ACHI Series LLLP, shall not constitute Subject Shares unless, until and only to the extent that TCP-ASC ACHI Series LLLP exercises the TCP-ASC Warrant and receives shares of Common Stock in respect thereof, and it being agreed, notwithstanding anything to the contrary contained in this Voting Agreement, TCP-ASC ACHI Series LLLP shall have no obligation to exercise the TCP-ASC Warrant (in whole or in part) and shall retain the right to exercise the TCP-ASC Warrant (in whole or in part) in its sole discretion); and

WHEREAS, as an inducement to the Company to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, each Stockholder has agreed to enter into this Voting Agreement and vote all of its Subject Shares as set forth in this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly and solely as to itself) to the Company as follows:

(a) Authority; Enforceability. Such Stockholder is a corporation, limited liability company or other entity duly incorporated or formed, as applicable, and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable. Such Stockholder has all requisite power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. Such Stockholder is not subject to any contract or agreement with any Person that (i) violates or conflicts in any material respect with or would reasonably be expected to violate or conflict in any material respect with, or result in or give rise to a violation of or conflict in any material respect with, the Stockholder’s representations, warranties, covenants and obligations under this Voting Agreement or (ii) would reasonably be expected to restrict or otherwise adversely affect in any material respect the Stockholder’s legal power, authority and right to comply with and perform the Stockholder’s covenants and obligations under this Voting Agreement.

(b) Execution; Delivery. Such Stockholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Enforceability Limitations. The individual signing this Voting Agreement on behalf of such Stockholder has the authority to execute and deliver this Voting Agreement on behalf of such Stockholder.

(c) No-Conflicts. No consent, approval or authorization of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (a) such reports, schedules, statements, filings, waivers, clearances, approvals or waiting periods contemplated by the Merger Agreement, (b) such reports, schedules or statements under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby, and (c) as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement. None of the execution and delivery of this Voting Agreement by such Stockholder, the performance by such Stockholder of any of its covenants, agreements or obligations under this Voting Agreement, or the consummation by such Stockholder of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of such Stockholder’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration under, any of the terms, conditions or provisions of any contract to which such Stockholder is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which such Stockholder or any of its properties or assets are subject or (iv) result in the creation of any Lien (other than Permitted Liens (as defined below)) upon the Subject Shares, except, in the case of any of the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement.

(d) The Subject Shares. As of the date hereof, such Stockholder is, and (except as otherwise permitted by this Voting Agreement) during the term of this Voting Agreement will be, the record and beneficial owner of the Subject Shares listed on Schedule A across from its name, and has, and (except as otherwise permitted by this Voting Agreement) during the term of this Voting Agreement will have, good, valid and marketable title to such Subject Shares, free and clear of any Lien (other than Liens created by (i) the Merger Agreement, (ii) this Voting Agreement, (iii) the Amended and Restated Investor Rights Agreement, dated as of June 21, 2022, as amended, by and among the Company, R1 RCM Holdco Inc., TCP-ASC ACHI Series LLLP (the “Investor Rights Agreement”), (vi) the Second Amended and Restated Registration Rights Agreement, dated June 21, 2022, by and among the Company, R1 RCM Holdco Inc., TCP-ASC ACHI Series LLLP, IHC Health Services, Inc., LifePoint Health, Inc., Coyco 1, L.P. and Coyco 2, L.P. (as amended, the “Registration Rights Agreement”), and (vii) restrictions under applicable securities laws (collectively, “Permitted Liens”)). Except for the Investor Rights Agreement, as contemplated by this Voting Agreement and as would not prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement, none of the Subject Shares listed on Schedule A across from its name are subject to any voting trust or other agreement with respect to the voting of the Subject Shares. Except for the Merger Agreement, this Voting Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the TCP-ASC Warrant, such Stockholder is not party to or bound by any option, warrant, purchase right or other contract that would either alone or in connection with one or more events or developments (including after the satisfaction or waiver of any conditions precedent thereunder) require such Stockholder to, directly or indirectly, transfer any of the Subject Shares.

(e) No Legal Proceedings. As of the date hereof, there are no (i) Legal Proceedings pending or, to such Stockholder’s knowledge, threatened against such Stockholder or any of its assets that, if adversely decided or resolved, or (ii) outstanding orders to which such Stockholder or any of its assets are subject or bound, in each case, as would, individually or in the aggregate, prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement.

(f) Acknowledgment. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Voting Agreement.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:

(a) Authority; Enforceability. The Company is a corporation duly incorporated and validly existing under the laws of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company (including approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee).

(b) Execution; Delivery. The Company has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Enforceability Limitations. The individual signing this Voting Agreement on behalf of the Company has the authority to execute and deliver this Voting Agreement on behalf of the Company.

(c) No-Conflict. No consent of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) such reports, schedules, statements, filings, waivers, clearances, approvals or waiting periods contemplated by the Merger Agreement, and (ii) as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Voting Agreement. None of the execution and delivery of this Voting Agreement by the Company, the performance by the Company of any of its covenants, agreements or obligations under this Voting Agreement, or the consummation by the Company of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the Company’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration under, any of the terms, conditions or provisions of any material contract to which the Company or any of its Subsidiaries is a party, or (iii) violate, or constitute a breach under, any order or applicable Law to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject, except, in the case of any of the foregoing clauses (ii) and (iii) as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Voting Agreement.

(d) No Legal Proceedings. As of the date hereof, there are no (i) Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or any of their respective assets that, if adversely decided or resolved, or (ii) outstanding orders to which the Company, any of its Subsidiaries or any of their respective assets are subject or bound, in each case, as would, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Voting Agreement.

(e) Merger Agreement. The Merger Agreement is in full force and effect and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Enforceability Limitations.

(f) Acknowledgment. The Company understands and acknowledges that each Stockholder is entering into this Voting Agreement in reliance upon the Company’s execution, delivery and performance of the Merger Agreement.

Section 3. Covenants of the Stockholders.

(a) Voting. During the Support Period (as defined below), each Stockholder hereby covenants and agrees as follows:

(i) at any meeting of stockholders of the Company, however called, at which a vote with respect to the Merger Agreement or the Merger is sought, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company with respect to the Merger Agreement or the Merger is sought, each Stockholder shall (solely in its capacity as a stockholder of the Company): (A) appear at each such meeting or otherwise cause each Subject Share to be counted as present for purposes of a quorum; and (B) affirmatively vote (or cause to be affirmatively voted) or execute consents with respect to the Subject Shares, to the extent the Subject Shares may vote or consent on the matter in question, in favor of obtaining the Requisite Stockholder Approval, including the approval and adoption of the Merger Agreement and the Merger, and in favor of any proposal to adjourn such meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement or the Merger at the time of such meeting, and not to withdraw or modify any such vote or consent;

(ii) at any meeting of stockholders of the Company, however called, at which a vote with respect to the Merger Agreement or the Merger is sought, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company with respect to the Merger Agreement or the Merger is sought, each Stockholder shall (solely in its capacity as a stockholder of the Company) affirmatively vote (or cause to be affirmatively voted) or execute consents with respect to the Subject Shares (to the extent the Subject Shares may vote or consent on the matter in question) against (A) any Acquisition Proposal (other than the Merger Agreement or the Merger), or (B) any proposal made in opposition to the Merger Agreement or the Merger and, in each case, not to withdraw or modify any such vote or consent; and

(iii) except as contemplated herein, each Stockholder shall not, directly or indirectly, (A) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement, understanding or agreement with respect to the sale, transfer, pledge, assignment or other disposition of, or limitation on the voting rights of, or any economic interest in (any such action, a “Transfer”) any Subject Shares to any Person other than pursuant to the Merger, provided that such Stockholder shall be permitted to Transfer any Subject Shares to its Affiliates, in each case, if and only if such Affiliates agree in writing (the form and substance of which is reasonably acceptable to the Company) to be bound by all terms in this Voting Agreement with respect to such Subject Shares, (B) enter into any voting arrangement, whether by proxy, power of attorney, voting trust, voting agreement or otherwise, with respect to any Subject Shares, or (C) commit or agree to take any of the foregoing actions.

The “Support Period” shall commence on the date hereof and continue until (and terminate upon) the first to occur of (1) the Effective Time, (2) receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting, (3) the valid termination of the Merger Agreement in accordance with its terms, or (4) the time (if any) at which the Special Committee or the Board of Directors of the Company shall have made a Recommendation Change (whether or not in compliance with the Merger Agreement).

(b) Capacity. Notwithstanding anything to the contrary in this Voting Agreement, (i) each Stockholder is entering into this Voting Agreement, and agreeing to become bound hereby, solely in its capacity as a stockholder of the

Company and not in any other capacity (including, without limitation, not in any capacity as a director of the Company) and (ii) nothing in this Voting Agreement shall in any way limit or affect, or shall require such Stockholder to attempt to limit or affect, any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee, designee or representative of such Stockholder to the Board of Directors of the Company) of such Stockholder in his or her capacity as a director or officer of the Company or any of its Subsidiaries. No action taken (or omitted to be taken) in any such capacity as a director or officer (including to comply with such director’s or officer’s fiduciary obligations) shall be deemed to constitute a breach of this Voting Agreement.

(c) Appraisal Rights. Each Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of DGCL in connection with the Merger.

(d) Governmental Restraint. Notwithstanding anything to the contrary in this Voting Agreement, if at any time following the date hereof and prior to the expiration of the Support Period, a Governmental Authority of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholders or any of their Affiliates from taking any action that would be required pursuant to this Section 3, then (i) the applicable obligations of the Stockholders set forth in this Section 3 shall be of no force and effect for so long as such order is in effect to the extent such order restrains, enjoins or otherwise prohibits such Stockholders from taking any such action, and (ii) the Stockholders shall cause the Subject Shares not to be represented in person or by proxy at any meeting at which a vote of the Stockholders on the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought or requested.

(e) General Covenants. Each Stockholder agrees that such Stockholder shall not enter into any contract or agreement with any Person that would reasonably be expected to restrict or otherwise adversely affect in any material respect the Stockholder’s legal power, authority and right to comply with and perform the Stockholder’s covenants and obligations under this Voting Agreement.

(f) Disclosure. Each Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby such Stockholder’s identity and beneficial ownership of the Subject Shares and the nature of such Stockholder’s commitments under this Voting Agreement to the extent required by applicable Law. The Company hereby consents to and authorizes each Stockholder to publish and disclose this Voting Agreement, the Merger Agreement and the terms hereof and thereof in any Schedule 13D amendment filed by such Stockholder.

(g) Subject Shares. Each Stockholder shall notify the Company promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock by such Stockholder after the date hereof (including as a result of any dividend (cash or stock), subdivision, reclassification, recapitalization, split, combination or exchange of shares, exercise of warrants, or any similar event), all of which shall be considered Subject Shares and be subject to the terms of this Voting Agreement as though owned by such acquiring Stockholder on the date hereof. (h) Investor Rights Agreement. The Company hereby waives any provision of the Investor Rights Agreement that would, or would purport to, prohibit or restrict any Stockholder from entering into this Voting Agreement or complying with the terms hereof.

Section 4. Termination. This Voting Agreement shall terminate automatically without any notice or other action by any Person upon the earliest to occur of (a) the time when the Requisite Stockholder Approval is obtained, (b) the Effective Time, (c) the valid termination of the Merger Agreement in accordance with its terms, (d) the time (if any) at which the Special Committee or the Board of Directors of the Company shall have made a Recommendation Change (whether or not in compliance with the Merger Agreement) and (e) the mutual written consent of the Stockholders and the Company. The representations, warranties and covenants contained herein shall not survive the valid termination of the Voting Agreement.

Section 5. General Provisions.

(a) Amendments. This Voting Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notices. All notices and other communications hereunder shall be in writing (including email) and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or sent by email (provided, that such email states that it is a notice defined pursuant to this Section 5(b)) to the Company in accordance with Section 9.2 of the Merger Agreement and to a Stockholder at its address set forth on its signature page hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Voting Agreement is made to a Section, such reference shall be to a Section of this Voting Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive.

(d) Severability. In the event that any provision of this Voting Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Voting Agreement will continue in full force and effect, and the application of such provision to other parties or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Voting Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(e) Counterparts. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Voting Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Voting Agreement.

(f) Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Voting Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Voting Agreement. This Voting Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law; Consent to Jurisdiction.

(i) This Voting Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Voting Agreement, whether sounding in contract, tort, statute, or otherwise shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction.

(ii) Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Voting Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 of the Merger Agreement or in such other manner as may be permitted by applicable Law, and nothing in this Section 5(g) will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Voting Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Voting Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Voting Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(h) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (c) IT MAKES SUCH WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(h).

(i) Assignment. No party may assign either this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. This Voting Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. No assignment by any party will relieve such party of any of its obligations hereunder.

(j) Non-Recourse. Notwithstanding anything to the contrary in this Voting Agreement, this Voting Agreement may only be enforced against, and a claim, cause of action or other Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) based upon, in connection with, arising out of, or related to this Voting Agreement may only be brought by or against, an expressly named party hereto (collectively, the “Contracting Parties”) and then only with respect to the specific rights and obligations set forth herein with respect to such party. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. Except to the extent a Contracting Party, no TA Person or CD&R Person nor any present, former or future Affiliate, officer, director, employee, incorporator, member, partner, stockholder, agent, attorney or other representative of any party or its Affiliates shall have any loss, liability or damage (whether in contract, in tort or otherwise) for any obligations or liabilities of any Person which is not otherwise expressly identified as a Contracting Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any Contracting Party under this Voting Agreement, for any claim based upon, in respect of, in connection with or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith. The provisions of this Section 5(j) are intended to be for the benefit of, and enforceable by the TA Persons, CD&R Persons, Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other representatives referenced in this Section 5(j) and each such Person shall be an intended third party beneficiary of this Section 5(j). Each of the parties acknowledges and agrees that the agreements contained in this Section 5(j) are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Voting Agreement.

(k) Specific Performance. Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Voting Agreement by any party, irreparable damage would occur, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, the parties agree that (i) the parties shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to specific performance, injunctive and/or other equitable relief (without proving actual harm or damages or posting of bond or other security) to prevent breaches (or threatened breaches) of this Voting Agreement and to enforce specifically the terms and provisions hereof; (ii) money damages are not intended to and do not adequately compensate the parties for the harm that would result from a breach of this Voting Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right of specific enforcement is an integral part of the transactions contemplated herein and without that right, neither the Company nor the Stockholders would have entered into this Voting Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(l) No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to such Stockholder, and the Company shall have no authority to direct any Stockholder in the voting or disposition of any of the Subject Shares, except as expressly provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

R1 RCM INC.

By:	/s/ Lee Rivas
Name:	Lee Rivas
Title:	Chief Executive Officer

HOLDERS OF COMMON STOCK:

TCP-ASC ACHI Series LLLP

By its General Partner, TCP-ASC GP, LLC

By:	/s/ Glenn F. Miller
Name:	Glenn F. Miller
Title:	Vice President and Secretary

Address:

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, NY 10022

Attention: Glenn Miller, Co-Global General Counsel

Email: [***]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Steve A. Cohen; Victor Goldfeld

Email: [***]; [***]

SCHEDULE A

Stockholder	Common Stock
TCP-ASC ACHI Series LLLP	124,289,200

ANNEX C

Opinion of Qatalyst Partners LP

July 31, 2024

Special Committee of the Board of Directors

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, Utah 84123

Members of the Special Committee:

We understand that R1 RCM Inc., a Delaware corporation (the “Company”), Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, “Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger (other than Owned Company Shares, Subsidiary Owned Shares and Dissenting Company Shares (as such terms are defined in the Merger Agreement)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $14.30, without interest thereon (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than the holders of the Owned Company Shares, Subsidiary Owned Shares and Dissenting Company Shares) (such holders, the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement, dated July 31, 2024 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company, and participated in, and advised the Special Committee of the Board of Directors of the Company (the “Special Committee”) on, certain of the negotiations relating to the Merger. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

One Maritime Plaza | 24 Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management of the Company and the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to the Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable, and a further portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company, Parent, TowerBrook Capital Partners L.P., Ascension Health Alliance, TCP-ASC ACHI Series LLLP, or Clayton, Dubilier & Rice, LLC, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Special Committee (in their capacity as directors and not in any other capacity) and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Merger or any other matter and does not in any manner address the price at which shares of Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available

One Maritime Plaza | 24 Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

to the Company or in which the Company might engage. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

One Maritime Plaza | 24 Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

745 Seventh Avenue New York, NY 10019 United States

Annex D

Opinion of Barclays Capital Inc.

CONFIDENTIAL

July 31, 2024

Special Committee of the Board of Directors

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, Utah 84123

Members of the Special Committee of the Board of Directors:

We understand that R1 RCM Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and be a wholly owned subsidiary of Parent. Each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than Owned Company Shares and Dissenting Company Shares (collectively, the ”Excluded Shares”) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $14.30, without interest thereon (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated July 31, 2024, by and among the Company, Parent and Merger Sub (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company (other than the holders of the Excluded Shares) of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company (other than the holders of the Excluded Shares) in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of July 31, 2024, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company Common Stock from January 1, 2018 to July 30, 2024 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (7) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, the Consideration to be offered to the stockholders of the Company (other than the holders of the Excluded Shares) in the Proposed Transaction is fair to such stockholders from a financial point of view.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which was payable upon the engagement of our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement and the rendering of this opinion. We have performed various investment banking services for the Company, TowerBrook Capital Partners L.P. (“TowerBrook”), Ascension Health Alliance (“Ascension”) and Clayton, Dubilier & Rice, LLC (“CD&R”), each an affiliate of Parent, in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (a) for the Company (excluding services in connection with the Proposed Transaction), in December 2023, acted as joint lead arranger on the Company’s term loan B in connection with the Company’s acquisition of Acclara and (b) for CD&R (i) in March 2024, acted as joint lead arranger and bookrunner on a term loan B and senior notes in connection with CD&R’s acquisition of Truist Insurance, (ii) in March 2024, acted as financial advisor to CD&R in connection with CD&R’s acquisition of Truist Insurance, and (iii) in addition, we have been a counterparty to CD&R in various risk management transaction. In the past two years, we have not performed any investment banking services for TowerBrook and Ascension for which we have received any investment banking fees.

In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TowerBrook, Ascension and CD&R and certain of their respective affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to TowerBrook and/or CD&R and/or certain of their respective portfolio companies and affiliates in connection with certain mergers and acquisition transactions; (ii) having acted or acting as arranger, bookrunnner and/or lender for TowerBrook, Ascension and/or CD&R and/or certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by TowerBrook, Ascension and/or CD&R and/or certain of their respective portfolio companies and affiliates.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Parent, TowerBrook, Ascension and CD&R and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

PRELIMINARY - SUBJECT TO COMPLETION R1 RCM INC.433 W. ASCENSION WAY SUITE 200 MURRAY, UTAH 84123 VOTE BY INTERNET Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on , 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/RCM2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on , 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V56485-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY R1 RCM INC. The Board of Directors recommends you vote FOR Proposal 1: 1. To approve and adopt the Agreement and Plan of Merger, dated as of July 31, 2024, by and among R1 RCM Inc. (the “Company”), Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent and approve the transactions contemplated thereby (the “Merger”). For Against Abstain The Board of Directors recommends you vote FOR Proposal 2: 2. To approve, on an advisory and non-binding basis, certain compensation arrangements for the Company’s named executive officers in connection with the Merger. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The R1 RCM Inc. Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com. V56486-TBD R1 RCM INC. Special Meeting of Stockholders , 2024 at (ET) This proxy is solicited by the Board of Directors The undersigned hereby appoints Jennifer Williams and M. Sean Radcliffe and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of R1 RCM Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of R1 RCM Inc. to be held on , 2024 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO INDICATION IS MADE, THE PROXIES SHALL VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2. Continued and to be marked, dated and signed on reverse side